Table of Contents

As filed with the Securities and Exchange Commission on March 4, 2022.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Visionary Education Technology Holdings Group Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Town Centre Blvd.

Suite 408A

Markham, Ontario, Canada L3R 8G5

905-739-0593

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Simon L. Tang, Esq.

WinWin Law PLLC

9999 Bellaire Blvd.,

Suite 350

Houston, TX 77036

Tel: (713) 818-0707

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven W. Schuster, Esq. Eric Honick, Esq. Xuan (Shane) Wu, Esq. McLaughlin & Stern, LLP 260 Madison Avenue, 18th Floor New York, NY, 10016 Tel: (212) 448-1100	Ross Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, NY 10018 Tel: 212-658-0458

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 4, 2022

[●] Common Shares

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

This is the initial public offering of common shares, par value $0.000075 per share (“Common Shares”), of Visionary Education Technology Holdings Group Inc. (referred to herein as “VEDU”, the “Company”, “we”, “us”, “our” and similar terms).

We are offering [●] Common Shares. We anticipate the initial public offering price per share of Common Shares will be between US$[●] and US$[●]. The number of Common Shares offered in this prospectus and all other applicable information has been determined based on an assumed public offering price of $[●] per Common Share, which is the midpoint of the above range. The actual public offering price of the Common Shares will be determined between the Underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed public offering price per Common Share used throughout this prospectus may not be indicative of the actual public offering price for the Common Shares (see “Determination of Offering Price” for additional information).

Currently, no public market exists for our Common Shares. We have applied to have our Common Shares listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “VEDU,” which symbol has been reserved. We cannot guarantee that we will be successful in listing our Common Shares on NASDAQ. However, we will not complete this offering unless we are so listed.

We are an “emerging growth company” as defined under Section 2(a) of the Securities Act of 1933, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to comply with reduced public company reporting requirements for future filings.

Following the completion of this offering, Ms. Fan Zhou, or Ms. Zhou, will be able to exercise voting control with respect to an aggregate of [●] Common Shares, representing approximately [●]% of the total voting power of our outstanding capital stock (or approximately [●]% of the total voting power of our outstanding capital stock if the Underwriters exercise in full their option to purchase additional Common Shares). Accordingly, following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ.

Investing in our Common Shares is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Common Shares.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state or foreign securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$	[●]	$	[●]
Underwriting discounts and commissions(1)	$	[●]	$	[●]
Proceeds to us, before expenses(2)	$	[●]	$	[●]

____________________

(1) The Underwriters will receive compensation in addition to such discounts and commissions as set forth under “Underwriting.”

(2) The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the representative of the Underwriters as described below; or (ii) warrants we will issue to the representative of the Underwriters.

We have granted the representative of the Underwriters a 45-day option to purchase up to an additional [●] Common Shares at the initial public offering price, less underwriting discounts and commissions, to cover any over-allotments. For a more complete description of the terms of the Underwriters’ compensation, see “Underwriting.”

The Underwriters expect to deliver the Common Shares against payment on or about [●], 202[●].

JOSEPH STONE CAPITAL LLC

Sole Book – Running Manager

The date of this prospectus is [●]

i

Please read this prospectus carefully. It describes our business, our financial condition, and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not, and the Underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We and the Underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the Common Shares only in jurisdictions where offers and sales are permitted. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Underwriters have taken any action to permit a public offering of the Common Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Common Shares and the distribution of the prospectus or any filed free writing prospectus outside the United States.

We are incorporated under the laws of the Canada and most of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Until [●] (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade the Common Shares, whether participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

TRADEMARKS

“Visionary Group,” our logo, and other trade names, trademarks, and service marks of Visionary Education Technology Holdings Group Inc. appearing in this prospectus are the property of the Company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders. Trade names, trademarks, and service marks contained in this prospectus may appear without the “®” or “™” symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to those trade names, trademarks, and service marks.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms, or other published independent sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable, we have not independently verified the information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

About This Prospectus

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•	all references to the “Company,” “VEDU,” the “registrant,” “we,” “our,” or “us” in this prospectus mean Visionary Education Technology Holdings Group Inc.;

•	“year” or “fiscal year” mean the year ending March 31st;

•	“CAD” or “C$” refers to the Canadian dollar;

•	all dollar or $ references when used in this prospectus refer to United States dollars;

•	all dollar amounts herein for tuition from sources we consider to be reliable and are unaudited;

•	with respect to our financial statements, for the conversion of Canadian Dollars to US Dollars, balance sheet items use spot rates on the balance sheet dates (0.7849 for September 30, 2021, 0.7952 for March 31, 2021 and 0.7049 for March 31, 2020). Income statements and cash flow information use average rates for the years (0.8041 for the six months ended September 30, 2021 and 0.7365 for the six months ended September 30, 2020, 0.7575 for year ended March 31, 2021 and 0.7517 for year ended March 31, 2020). All other Canadian dollar amounts have been translated at a rate of $0.7952 to C$1.00 as of March 31, 2021.

•	unless otherwise specifically stated, the information in this prospectus does not consider the possible purchase of additional Common Shares pursuant to the exercise of the Underwriters’ over-allotment option; and,

•	all references to the Securities Act mean the United States Securities Act of 1933, as amended, and all references to the Exchange Act mean the United States Securities Exchange Act of 1934, as amended.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our Common Shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should carefully consider, among other things, the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Our Mission

Our mission is to broaden access to the multicultural education system of Canada through advanced management and technological innovation and to facilitate the achievement of a student’s full potential regardless of social or immigration status.

Our Business

We are a licensed provider of private online and in person educational programs and services in Canada, serving both Canadian and international students who reside in Canada and internationally. We entered the education industry in 2017 when we purchased a majority interest in Toronto ESchool Ltd., or Toronto ESchool. Our educational programs include Ontario Secondary School Diploma (grades 9 through 12), or OSSD, career-oriented two-year college and four-year university diploma programs, vocational education programs, and master programs. We also provide educational services that include immigration and study visa services, student housing, career guidance, internship, and entrepreneurship guidance. Our founder and majority shareholder, Fan Zhou, originally organized our Company to develop and operate an international education platform focused on vocational education based on agricultural technology. She concurrently organized a separate company to acquire and develop educational real estate facilities as a complement to the education company. We acquired the real estate company in 2019 and have used the profits from its real estate activities to acquire a number of private, government licensed education operations and to continue to transition into private education and ancillary services as our main business focus.

We deliver our education programs and services in Canada by way of:

•	Traditional campus settings for high school, vocational and college programs.
•	Online courses for high school and college programs.
•	Partnerships with public universities in which students attend one of our college’s two-year programs and then attend a public university for the next two years to obtain a bachelor’s degree, which are referred to as 2+2 programs. This collaborative education can also by arranged as 1+3, where students enroll in one of our colleges for the first year and then attend a public university for the next three years to obtain a bachelor’s degree.
•	Vocational training programs and courses that lead to an occupational certificate.
•	We have established fee-based collaborations with six education organizations and recruiting agents in foreign countries. They help promote our education products and recruit international students for our programs and for colleges and universities that have engaged us to recruit international students.
•	Our administrative offices provide visa and immigration services through licensed Regulated Canadian Immigration Consultants, or RCIC. Such immigration services are designed to assist students, who complete our vocational training and college programs, to apply for study and immigration visas in Canada. We also intend to expand our provision of career counseling in 2022 to assist students in finding employment and thereby be able to apply for resident visas in Canada.

Our Subsidiaries

We provide our education programs and services through three principal subsidiaries, Farvision Education Group Inc., or Farvision, Visionary Education Services and Management Inc., or VESM, and NeoCanaan Investment Corporation, or NIC. Although for the six months ended September 30, 2021 and the year ended March 31, 2021 our real estate segment received the largest share of our revenue, that segment is being used to build our education business.

Our founder and majority shareholder, Ms. Zhou, has provided financing through equity contributions, loans and guarantees to permit us to acquire land and improved commercial real estate in Ontario which we have either sold to finance the acquisition of the subsidiaries as described below or to house our educational facilities. After the closing of this offering, Ms. Zhou will continue to own approximately [●]% of our issued and outstanding Common Shares.

1

A description of the education programs and services provided by those subsidiaries is as follows:

Farvision Education Group, Inc. Farvision provides OSSD, college, university, master and vocational training programs through the following subsidiaries:

OSSD Programs. The OSSD is a diploma granted to secondary school graduates in the Province of Ontario, Canada. OSSD education emphasizes critical, independent thinking and problem-solving skills and is a prerequisite to admission to colleges and universities in Canada. Institutions of higher education in 196 countries also recognize the OSSD as a basis for admission to their programs. We provide OSSD programs through three Farvision subsidiaries:

Lowell Academy—9651837 Canada Inc. which does business as Lowell Academy, offers high school credit courses and university preparatory courses for grades 9 through 12 in person at its facility in Toronto and online. Lowell Academy has signed agreements with Trent University and Algoma University, both in Ontario, Canada, which allow Lowell graduates to be directly admitted to the degree programs in these two universities. Lowell Academy was founded in March 2016. Farvision acquired a 70% equity interest in Lowell Academy in June 2021.

Toronto ESchool—Toronto ESchool Ltd., or Toronto ESchool, is an internet-based high school that provides grade 9 through 12 OSSD online courses to both domestic and international students. It also provides special English and on-site tutorials for OSSD courses. Toronto ESchool has signed an agreement with Trent University, which allows ESchool graduates to be directly admitted to the degree programs in the university. Toronto ESchool was founded in March 2016. Farvision acquired a 55% interest in Toronto ESchool from an affiliate in November 2017 and an additional 15% interest in June 2020.

Toronto Art Academy—Maple Toronto Art Academy Inc., which does business as Toronto Art Academy, provides OSSD art programs, short-term art training programs, and summer and winter art camps to domestic and international students. Toronto Art Academy has signed an agreement with the Canadian Film and Television Institute, which allows Toronto Art Academy graduates to be directly admitted to the institute, where they can earn a college degree. Toronto Art Academy was founded in 2012 as Alathena International Academy Richmond Hill. We entered into a joint venture agreement with 2549601 Ontario Inc., establishing Maple Toronto Arts Academy Inc., on July 15, 2020. We invested $127,237 for an 80% equity interest in this joint venture and 2549601 Ontario Inc. invested $31,809 for 20% equity interest. This joint venture invested $159,046 for a 100% ownership of Toronto Art Academy on July 27, 2021.

College Programs. Farvision owns Conbridge College of Business and Technology, which provides two-year college degree programs and non-degree courses in Canada. Colleges in Canada are comparable to junior colleges in the United States. College graduates in Canada receive a college diploma, and upon graduation may embark on their careers or enroll in a university program to complete their final two years of study before obtaining a university degree.

Conbridge—7621531 Canada Inc., which does business as Conbridge College of Business and Technology, offers short-term career education programs in business and engineering technology. Conbridge also has programs pending approval by the Canada Ministry of Colleges and Universities in global business management, business administration and business design. Conbridge was founded in 2016 to provide comprehensive private educational programs and training services under the Ontario Career Colleges Act of 2005. We acquired an 80% equity interest in Conbridge in September 2021.

Vocational Education Programs. The Princeton Career Education Group Inc., a subsidiary of Farvision, provides vocational education. Vocational education in Canada is offered in a wide range of forms, including apprenticeship, short-term skill training, skilled trades training, secondary career education, and enterprise training.

2

Visionary Education Services and Management Inc., or VESM. VESM provides Canada study visa and immigration visa services, and internship and job placement services for international students through two wholly-owned subsidiaries:

Visionary Study Abroad and Immigration Services Inc. —Visionary Study Abroad and Immigration Services Inc., or Visionary Immigration, provides Canada study visa and immigration visa services. Visionary Immigration was organized as Glorious Future Study Abroad and Immigration Group Inc. in February 2020 and we acquired it and changed the name to Visionary Immigration in June 2021.

Farvision Human Resource Service Company Inc. —Farvision Human Resource Service Company Inc., or Farvision HR, acts as a human resource agent and provides career and internship recommendations for international students. Farvision HR was organized as Pridemax International Human Resources Service Inc. in June 2014, and we acquired it and changed the name to Farvision HR in June 2021.

NeoCanaan Investment Corporation, or NIC. NIC provides and manages the investment of real properties to be used for educational purposes and other education services through two wholly-owned subsidiaries:

Farvision Development Group Inc. or Farvision Development, was organized in July 2010 as PrideMax Construction Group Inc., and, in April 2019, we acquired it and changed the name to Farvision Development. Farvision Development intends to provide education supporting services, including assistance with study visas and immigration and offering living and logistic support to international students to facilitate their pursuit of successful study and career development in Canada.

Canada Animation Industry Group Inc. or CAIG, will provide the teaching facilities and office spaces for MTM (Max the Mutt College of Animation, Art and Design) to establish a new MTM campus at which new MTM programs under development will be offered. MTM will continue operating its existing programs at its current location. To promote the employability of our graduates, to enhance student recruiting and to better serve the students enrolled in the programs, CAIG also intends to provide facilities and services to help students with their education, experiential learning opportunities, employment opportunities and entrepreneurship. The facilities will initially be located in the building that houses our principal executive offices, which we own. We organized CAIG in November 2020.

Future

We plan to expand our education programs and services by:

•	Developing teaching facilities and building teaching labs, in both real and virtual forms:

o	Developing an innovative education management platform based on artificial intelligence (AI) for most cost-effective operation of our education programs.
o	Developing virtual teaching labs based on AI and Virtual Reality (VR).

•	Expanding education programs:

o	Converting certain of our existing college programs into four-year university programs.
o	Acquiring additional academic institutes.
o	Entering into Public College-Private College Partnerships, or Public Private Partnership (PPP) programs, in which we recruit students into our two-year college programs pursuant to contracts with public colleges, leading students to an Ontario College Credential from the public colleges. We plan to continue to develop three to five more PPP programs.

•	Enriching and diversifying academic partnerships with both Canadian and international institutions:

o	Entering into partnerships with public universities that will enable our college graduates who have completed our one or two-year programs to study for an additional two or three years at universities to obtain university degrees, which are known as 2+2 and 1+3 programs.
o	Establishing collaborations with top universities for joint academic programs and student exchange programs.

•	Strengthening our marketing capability:

o	Improving our own recruiting network in targeted countries to expand our ability to directly recruit international students into our education programs and directly into other programs at universities in Canada.

•	Enhancing our faculty:

o	Enhancing our faculty through continued training programs and recruiting top talent to ensure quality and improve our education programs.

3

As a part of our planning, we have entered into agreements to acquire schools and facilities, have entered into partnership negotiations with Canadian public colleges and universities, and have retained personnel who, we believe, will enable us to successfully accomplish our plans. However, we cannot guaranty that any of our proposed acquisitions will close, that present negotiations will lead to binding agreements, or that our business plan will be successful. See “Risk Factors.” Certain of our pending acquisitions and partnerships and planned programs are described below.

Max the Mutt College of Animation, Art and Design. On December 19, 2020, Farvision signed a share purchase agreement to purchase 70% of the issued and outstanding shares of Max the Mutt Animation Inc., which operates Max the Mutt College of Animation, Art and Design, or MTM. MTM was founded in 1997 as a Canadian private career college and is located in Toronto, Ontario. It offers a full-time, four-year college diploma programs in Classical and Computer Animation and Production, Illustration and Storytelling for Sequential Arts, Concept Art for Animation and Video Games. MTM also offers a variety of digital, animation and art workshops and courses outside of the diploma programs as well as an intensive six-week certificate program for students who will be applying to art-based post-secondary programs. Our acquisition of MTM closed on February 28, 2022.

Public Private Partnership. A PPP is a contractual arrangement between a public college of applied arts and technology in Ontario and a third party for the delivery, by the third-party, of college programs leading to an Ontario College Credential. The third party must be an independent legal entity other than a college of applied arts and technology, publicly-assisted university or Indigenous Institute prescribed under the Indigenous Institutes Act, 2017. We are in active discussions for a PPP with one public college, which is in the process of drafting a project plan and timeline. We expect to have a decision on whether to proceed from that college in March 2022.

Partnership with Dorset College. Dorset College was established in Vancouver as a private college in 1981 under the authority of Advanced Education and Skill Training, Province of British Columbia. It operates the following academic programs: (1) 2-year college diploma programs in Tourist and Hospitality Management, Business Administration, and Science; (2) 1 and one-half-year college diploma program in Management; (3) 1-year certificate program in Business Culture Studies, and Business Studies; (4) preparation programs in Preparation for Graduate School Applicants (8 months), and Academic Preparation (1 year). Dorset College has signed agreements with the following leading Canadian public universities to facilitate Dorset College students’ completion of Bachelor’s degree programs: (1) 1+3 collaborative education: 1 year in Dorset College, 3 years in Dalhousie University; (2) 2+2 collaborative education: 2 years in Dorset College, 2 years in University of Saskatchewan, University of Northern British Columbia, British Columbia Institute of Technology (BCIT), and Cape Breton University. We have signed a strategic partnership agreement with Dorset College to establish a subsidiary college in Toronto. We will have a 90% ownership interest in this campus. Dorset College and we intend to operate the same academic programs at the Toronto campus as Dorset College in Vancouver.

Visionary University Town. On May 19, 2021, we entered into an agreement to purchase two buildings with a total floor area of 433,000 square feet at 95-105 Moatfield Drive, North York, a Toronto suburb, which had been IBM’s Canada headquarters. We intend to convert the buildings into a campus center that we refer to as University Town. We expect to use the facility to house MTM’s gaming and facility design programs and will have a capacity to provide teaching facilities for 12,000 to 15,000 international students in our educational programs. We may also lease portions of the facility to third party educational organizations with whom we may join in providing educational services. We expect to close the purchase for the two buildings on March 31, 2022.

Niagara University in Ontario Partnership. Niagara University is a private university in Lewiston, New York, United States, that was founded in 1856. Niagara University has been educating students in the Catholic and Vincentian tradition, which emphasizes ethics, lifelong learning, and service to others and prepares their graduates for lives and careers that are both successful and fulfilling. Niagara University is a binational university operating in both New York and Ontario. Under consent of the Canada Ministry of Colleges and Universities, Niagara University offers four master programs in Ontario, including a Master of Science in education, a Master of Business Administration, a Master of Science in Finance, and a Master of Science in Information Security and Digital Forensics. Farvision has entered a strategic partnership with Niagara University to collaborate on these four master programs. Farvision is the exclusive student recruiting agent in Canada, China, India, and south-eastern Asia for Niagara University’s master programs offered in Ontario. Farvision has also developed four to six pre-master programs, which prepare students for admission to Niagara University’s master programs.

Halifax Language Institute of Canada, or Halifax Institute. Farvision signed a cooperation agreement with Halifax Institute on October 10, 2021, under which the two parties will establish a Toronto Branch of Halifax Institute, or the Halifax Institute Toronto. Halifax Institute Toronto is to be housed at our facility in Toronto. The Halifax Toronto Branch is expected to begin offering courses in July 2022. Under the cooperation agreement, Farvision is responsible for operation of the Halifax Institute Toronto and the enrollment of students in all courses offered by the Halifax Institute.

4

Our Strengths and Growth Strategies

We believe that the following strengths differentiate us from our competitors and provide us with advantages for realizing the potential of market opportunity:

•	recognized private education brands in Canada;
•	international presence;
•	substantial knowledge of our customers and the Canadian education market;
•	established presence in targeted, high demand disciplines;
•	innovative marketing, recruiting and retention strategies;
•	commitment to offering academically rigorous, career-oriented programs;
•	diverse programs and services offerings;
•	extensive network of educational institutions;
•	successful track record;
•	experienced management team;
•	collaborative partnering strategy;
•	broad scope of education programs covering lifelong education;
•	expertise in online education;
•	ability to provide immigration services; and
•	ownership of adequate real estate to house our businesses’ planned expansion.

Our goal is to become the leading provider of comprehensive private educational programs and training services in Canada, and the largest recruiter of international students to study in Canada. We intend to achieve our goal by pursuing the following growth strategies:

•	acquire other educational businesses;
•	establish new campuses and centers and expand our extensive network;
•	expand our collaborative and other alliances;
•	expand our education programs and training services offerings;
•	expand relationships with private sector employers;
•	leverage existing licensing arrangements and pursue others;
•	leverage synergies among our campuses to expand recruiting and cross-selling efforts;
•	increase conversion of shorter-term students to longer-term students;
•	leverage our proposed PPP programs with public colleges and universities in China;
•	expand course and degree offerings based on industry trends and government policies;
•	integrate online and offline resources for our training;
•	offer professional development related services by leveraging big data and artificial intelligence technologies; and
•	develop mobile applications for our online education services.

5

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

Ownership and Organization Chart

6

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors” beginning on page 17, which you should read in its entirety.

•	Ms. Zhou, our founder and majority shareholder, has exerted, and will continue to exert, substantial influence and control over our Company, including beneficial ownership of a majority of our issued and outstanding Common Shares.
•	If we are unable to close on the property where we intend to locate Visionary University Town (“VUT”), we will be unable to fully execute our business plan, leading to the reduction of our operations.
•	We are subject to the risks of the volatility of the real estate industry.
•	Our strategy to use the space currently occupied by tenants for our operations upon termination of their leases could have a material adverse impact on our cash flow.
•	We have limited operating history providing education services, which makes it difficult to predict our prospects and our business and financial performance.
•	Our executive officers have no prior experience in operating a U.S. public company, and their inability to operating the public company aspects of our business could harm us.
•	We may not be able to retain our key personnel or hire and retain the personnel we need to sustain and grow our business.
•	The pandemic caused by COVID-19 has had an adverse impact on our business, results of operations, financial condition and cash flows and we cannot predict what the future impact of the pandemic will have on our business.
•	We may not be able to improve the content of our existing courses, develop new courses or services in a timely or cost-effective manner.
•	Our failure to pay our federal and provincial taxes could result in fines and interest charges and adverse outcomes from the examination of our tax returns could have an adverse effect upon our financial results.
•	If we fail to develop and introduce new courses in anticipation of market demand in a timely and cost-effective manner, our competitive position and ability to generate revenues may be materially and adversely affected.
•	Changes in Canada’s or Ontario’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations, particularly changes in laws affecting secondary education and immigration policies.
•	Regulatory agencies or third parties may conduct compliance reviews, bring claims or initiate litigation against us. If the results of these reviews or claims are unfavorable to us, our results of operations and financial condition could be adversely affected.
•	An active trading market for our Common Shares may not develop following this offering, and the trading price of our Common Shares may be volatile, each of which could result in substantial losses to investors.
•	We cannot predict our future capital needs, and if we are unable to secure additional financing when needed, our operations and revenues would be adversely affected.
•	Because we are incorporated under Canadian law, investors may face difficulties in protecting their interests, and investors’ ability to protect their rights through U.S. courts may be limited.
•	Several of our subsidiaries have had limited operations and may not develop successfully.
•	International travel to pursue educational opportunities and in person education have been adversely affected by the COVID pandemic and there is no assurance such travel and education programs will quickly recover or expand from prior levels.
•	Under the rules of the NASDAQ Capital Market, we will be a “controlled company” within the meaning of the corporate governance rules of The NASDAQ Capital Market and, although we do not presently intend to rely on certain exemptions from the corporate governance requirements of those rules, we may do so in the future.
•	Competition could decrease our market share and cause us to lower our tuition rates.
•	An increase in interest rates could adversely affect our ability to attract and retain students.
•	We are subject to privacy and information security laws and regulations due to our collection and use of personal information, and any violations of those laws or regulations, or any breach, theft or loss of that information, could adversely affect our reputation and operations.
•	System disruptions to our technology infrastructure could impact our ability to generate revenue and could damage the reputation of our institutions.

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Operating Results

Six Months Ended September 30, 2021 and 2020

Revenues.  Revenues increased by $1.2 million, or 60.1%, to approximately $3.2 million for the six months ended September 30, 2021 from approximately $2.0 million for the same period last year. The increase in revenue was mainly due to increased rent revenue, tuition revenue and the revenue from the sales of vacant lands.

Revenue by Type

	For the Six Months Ended September 30,
	2021		2020
Revenue category	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance $ 2021	Variance % 2021

Rent revenue	$1,169,842	36.1%	$271,774	13.4%	$898,068	330.4%
Tuition revenue	360,124	11.1%	126,484	6.3%	233,640	184.7%
Construction revenue	6,378	0.2%	40,635	2.0%	(34,257)	(84.3)%
Sales of vacant land	1,702,280	52.6%	1,584,064	78.3%	118,216	7.5%
Total	$3,238,624	100.0%	$2,022,957	100.0%	$1,215,667	60.1%

Rent revenue

Revenue from rent increased by $0.9 million, or 330.4%, to $1.2 million for the six months ended September 30, 2021 from $0.3 million for the same period last year. The increase in revenue was mainly due to the additional rent revenue generated from two office buildings in downtown of Markham that were purchased by the Company on April 15, 2021. In addition, rent revenue from our facility located in 41 Metropolitan Road, Toronto, Ontario also increased due to an increase in the number of tenants.

Tuition revenue

Revenue from tuition income increased by $0.23 million, or 184.7%, to $0.36 million for the six months ended September 30, 2021 from $0.13 million for the same period last year. The increase in revenue was mainly from the increased tuition from our online learning platform, Toronto ESchool, as well as tuition revenue from newly acquired Conbridge College, Lowell Academy and Princeton Education.

Due to the negative impact of COVID-19, we had slightly fewer students enrolled in our online learning platform courses. The number of students enrolled in our Toronto ESchool was 204 and 243 for six months ended September 30, 2021 and 2020, respectively. To compensate for the losses of the students enrolled in the credit courses that are required to obtain the OSSD, we started to offer various non-credit courses to help the overseas students prepare for their future studies in Canada after the pandemic. In addition, to differentiate from other competitors, we provided more proactive learning plans to the students and offered one-to-one instruction starting in fiscal 2021. As a result, we were able to charge higher fees for the six months ended September 30, 2021 as compared to the same period last year.

Construction revenue

Revenue from decoration and construction business decreased by $34,257, or 84.3%, to $6,378 for the six months ended September 30, 2021 from $40,635 for the same period last year. The decrease was mainly due to the negative impact caused by COVID-19 pandemic. We basically had no significant income from our construction business during the six months ended September 30, 2021.

Sales of vacant lands

We sold 6 lots of vacant land during the six months ended September 30, 2021 and generated revenue of approximately $1.7 million. We sold 6 lots of vacant land during the same period last year and generated revenue of approximately $1.6 million. We sold one lot subsequent to the period ended September 30, 2021, and we have one lot remaining unsold as of the date of this prospectus.

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Gross profit

Our gross profit increased by $0.7 million, or 60.6%, to $1.8 million for the six months ended September 30, 2021, from $1.1 million for the same period last year. Gross profit margin was 54.1% for the six months ended September 30, 2021, as compared with 54.0% for the same period last year. The slight increase of 0.1% in the gross profit margin was primarily attributable to the higher gross profit margin from our education segment and sales of vacant land, offset by a slightly lower gross profit margin from our rental business.

Net income

Our net income was approximately $0.6 million for the six months ended September 30, 2021, a decrease of approximately $0.3 million from approximately $0.9 million for the same period last year. The decrease was primarily attributable to increased sales and gross profit, offset by the increased operating expenses.

Fiscal Years Ended March 31, 2021 and 2020

Revenues.  Our revenues increased by $6.8 million, or 728.3%, to approximately $7.7 million in fiscal 2021 from approximately $0.9 million in fiscal 2020. The increase in revenue was due to the $6.6 million from the sales of vacant lands in fiscal 2021.

Revenue by Type

	For the Year Ended March 31,
	2021		2020
Revenue category	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance $ 2021	Variance % 2021

Rent revenue	$674,898	8.7%	$555,360	59.5%	$119,538	21.5%
Tuition revenue	358,241	4.7%	296,166	31.8%	62,075	21.0%
Construction revenue	78,219	1.0%	81,181	8.7%	(2,962)	(3.6)%
Sales of vacant land	6,613,863	85.6%	–	–%	6,613,863	N/A
Total	$7,725,221	100.0%	$932,707	100.0%	$6,792,514	728.3%

Rent revenue

Revenue from rent increased by $0.1 million or 21.5%, from $0.6 million in fiscal 2020 to $0.7 million in fiscal 2021. The increase in revenue was mainly due to an increase in the number of tenants, including one related party and one private school to be acquired by us, in our facility located in 41 Metropolitan Road, Toronto, Ontario. Nearly 50% of the tenants are in the educational business.

Tuition revenue

Revenue from tuition income increased by $0.1 million, or 20.1%, from $0.3 million in fiscal 2020 to $0.4 million in fiscal 2021. The increase in revenue was mainly from the increased tuition from our online learning platform – Toronto ESchool.

Due to the negative impact of COVID-19, we had fewer students enrolled in our courses because of the restrictions of international travel which delayed the study plans of many international students. To compensate the losses of the students enrolled in the credit courses which are required to obtain OSSD, we started to offer various non-credit courses to help the overseas students prepare for their future studying in Canada after the pandemic. In addition, to differentiate from other competitors, we provided more proactive learning plans to the students and offered one-to-one instructions in fiscal 2021. As a result, we were able to charge higher fees as compared to the previous years.

The number of students enrolled in our online learning platform was 396 and 462 for fiscal 2021 and fiscal 2020, respectively. These students enrolled in a total of 569 courses and 577 courses in fiscal 2021 and fiscal 2020, respectively. The average fee for each course was $529 and $490 for fiscal 2021 and fiscal 2020, respectively.

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Construction revenue

Revenue from decoration and construction business slightly decreased by $2,962 or 3.6%, from $81,181 in fiscal 2020 to $78,219 in fiscal 2021. The slight decrease was mainly due to the restrictions imposed by the Ontario provincial government for non-essential business as an effort to control the COVID-19 pandemic.

Sales of vacant lands

We sold 19 lots of vacant land in fiscal 2021 and generated revenue of approximately $6.6 million. We had no such sales in fiscal 2020. We had eight lots of vacant land available for future sales.

Gross profit

Our gross profit increased by $3.7 million, or 640.1%, to $4.3 million in fiscal 2021 from $0.6 million in fiscal 2020, Gross profit margin was 55.2% in fiscal 2021, as compared with 61.8% in fiscal 2020. The decrease of 6.6% in the gross profit margin was primarily attributable to the lower gross profit margin for our sales of vacant land, which had lower gross margins as compared to the revenues generated from other sources.

Net income

Our net income was $2.9 million in fiscal 2021, an increase of $2.7 million from $0.2 million in fiscal 2020. The increase was mainly due to the increased revenue in fiscal 2021 due to the land sales.

Our Corporate History and Office Location

We were incorporated on August 10, 2013, as 123 Natural Food Ontario Ltd. under the Ontario Business Corporations Act. We changed our corporate name to Visionary Education Technology Holdings Group Inc. on March 25, 2021. Our fiscal year end is March 31.

Our head office is located at 200 Town Centre Blvd., Floor 4, Markham, Ontario L3R 8G5, Canada. Our telephone number is 905-758-1028. Our website is www.visiongroupca.com. The information contained on this and our other websites is not a part of this prospectus.

Controlled Company Status

Following the completion of this offering, as a result her indirect share ownership, Ms. Zhou, will be able to exercise voting control with respect to an aggregate of [●] Common Shares, representing approximately [●]% of the total voting power of our outstanding capital stock (or approximately [●]% of the total voting power of our outstanding capital stock if the Underwriters exercise in full their option to purchase additional Common Shares). Accordingly, Ms. Zhou will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors. Because Ms. Zhou will control a majority of our outstanding voting power, we will be a “controlled company” under the corporate governance rules for NASDAQ-listed companies. Similarly, we may not be required to comply with all applicable NASDAQ corporate governance requirements for domestic issuers as a result of its “foreign private issuer” status. We are not required to have a board consisting with a majority of independent directors, but we intend to have a board with a majority of independent directors.

Ms. Zhou was the Chief Executive Officer of the Company from April 1, 2020 to October 31, 2020. Ms. Zhou served as a director of the Company from August 20, 2013 until December 15, 2021 and as executive director from March 24, 2021 until December 15, 2021. Ms. Zhou has over 20 years of experience in international vocational education in Canada and China. In 2000, she became the director of China marketing at US Xintra International Computer Institute (“Xintra”) in Toronto, Canada. Between 2001 to 2004, she became the director of the China Branch of Xintra in Guangzhou, China, and later the chair of Guangzhou Xintra Computer Ltd. and the Principal of Guangzhou Xintra Computer Training School. From 2005 to 2019, she was the director for the International Financial Management Association, South China Chapter and the chair and chief executive officer of China Youth Lang Dun Education Culture and Technology in Toronto, Canada, From 2015 to 2019, she served as the marketing director for the Toronto E-School, now a subsidiary of our Company, to promote and market the program in China, and served as the director of the International Commercial Art Designer Association (“ICAD”) in Toronto, Canada, where she managed the program for ICAD certification. She is the executive chairman of the Canada-China Economic and Trade Development Policy Committee, the Chairman of the Board of Directors for the North American Chinese Culture and Education Exchange Promotion Association, and, since March 2020, the Chairman of the Board of Directors for the Canadian Youth Education Mutual Aid Association. Ms. Zhou is pursuing her doctorate (PhD Candidate) degree from Jinan University in China.

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Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Some market data and statistical information contained in this prospectus is also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the education industry in Canada. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;
•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements, and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements; and
•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

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Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

•	we are not required to provide certain Exchange Act reports, or as frequently, as a domestic public company;
•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;
•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;
•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;
•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and
•	our insiders are not required to comply with Section 16 of the Exchange Act requiring such individuals and entities to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

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The Offering

Issuer:	Visionary Education Technology Holdings Group Inc.

Securities being offered:	[●] Common Shares on a firm commitment basis.

Offering price per share:	$ [●] per share.

Over-allotment option:	We have granted the Underwriters for 45 days from the date of this prospectus to purchase up to an additional [●] Common Shares (equal to 15% of the Common Shares offered hereby) on the same terms as the other shares being purchased by the Underwriters from us.

Shares outstanding before this offering:	1,000,000 Common Shares(1)

Shares outstanding after this offering:	[●] Common Shares (or [●] Common Shares assuming that the Underwriters’ over-allotment option is exercised in full).

Control by Ms. Fan Zhou:	Ms. Zhou will own [●]% of the Common Shares outstanding after this offering and will be in a position to control the election of all directors and the vote of the stockholders on any matter that may come before the stockholders for a vote.

Use of proceeds:	We estimate that our net proceeds from this offering will be approximately $[●], based on an assumed initial public offering price of $[●] per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the over-allotment option granted to the Underwriters. We do not intend to use any of the proceeds of this offering for acquisitions of other companies or real estate or repayment of loans from affiliated parties. We intend to use these net proceeds for, among other things, (i) PPP projects, (ii) MTM course development and program partnerships with other universities, (iii) vocational education, (iv) development of global market and distribution channels and (iv) general corporate purposes, including working capital and operating expenses. See “Use of Proceeds” for more information.

Underwriters’ warrants:	Upon the closing of this offering, we will issue to Joseph Stone Capital LLC, the representative of the Underwriters, warrants entitling the representative to purchase Common Shares at an exercise price equal to 130% of the public offering price. The number of warrants to be issued to the representative (“Representative Warrants”) will equal six percent (6.0%) of the total number of Common Shares sold in this offering (excluding the over-allotment option). The Representative Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights), customary anti-dilution provisions, may be exercised cashless, and will be exercisable for a period of five years from the commencement of the sales of Common Shares in this offering. The Registration Statement also covers the Representative Warrants and the Common Shares issuable upon their exercise.

Lock-up:	Our executive officers, directors, and shareholders, have agreed with the representative not to sell, transfer or dispose of any shares or similar securities for a period of twelve (12) months following the closing of this offering and we have agreed, for a period of twelve (12) months, not to sell any capital stock or any derivative, not to file any registration statement or enter into any swap or similar arrangement without the prior consent of the representative. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

_______________

(1)	We will effect a forward stock split prior to the closing of this offering at a ratio to be determined.

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Listing:	We have applied to list the Common Shares on the NASDAQ, under the Symbol VEDU, which symbol has been reserved. No assurance can be given that our NASDAQ listing application will be approved, or that a trading market will develop for our Common Shares. We will not proceed with this offering if our application to list our common share on NASDAQ is not approved.

Risk Factors:	Investing in our Common Shares is highly speculative and involves a significant degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Common Shares.

Underwriter Compensation:

In connection with this offering, the Underwriters will receive an underwriting discount equal to seven and three quarters percent (7.75%) of the offering price of the shares in the offering. In addition, we have agreed to: (i) reimburse certain accountable expenses of the Representative, (ii) reimburse the Representative for certain expenses incurred relating to this offering including a non-accountable expense allowance equal to one and a half percent (1.5%) of the aggregate public offering price of the common stock in this offering, and (iii) indemnify the underwriters for certain liabilities in connection with this offering. See “Underwriting” starting on page 130 of this prospectus.

Dividends:	We do not anticipate paying dividends on our common stock for the foreseeable future.

Transfer Agent:	Issuer Direct Corporation.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations for the fiscal years ended March 31, 2021 and 2020, and for the six months ended September 30, 2021 and 2020 as well as summary consolidated balance sheet data as of March 31, 2021 and 2020, and as of September 30, 2021 have been derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following summary consolidated statements of operations for the years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021 and 2020, have been derived from our internally prepared, consolidated financial statements included elsewhere in this prospectus.

Summary Consolidated Statement of Income and Comprehensive Income

(In U.S. dollars, except number of shares)

	For the Six Months Ended September 30, 2021	For the Six Months Ended September 30, 2020	For the Year Ended March 31, 2021	For the Year Ended March 31, 2020
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenues	$3,238,624	$2,022,957	$7,725,221	$932,707
Cost of revenues	$1,485,564	$931,238	$3,459,447	$356,323
Gross profit	$1,753,060	$1,091,719	$4,265,774	$576,384
Operating expenses	$878,036	$91,046	$536,988	$195,177
Income from operations	$875,024	$1,000,673	$3,728,786	$381,207
Other non-operating income (expenses), net	$24,981	$207,659	$187,986	$(86,974)
Provision for income taxes	$261,657	$273,258	$1,003,126	$52,495
Net income	$638,348	$935,074	$2,913,646	$241,738
Less: net income attributable to noncontrolling interest	$46,457	$14,322	$46,789	$25,993
Net income attributable to Visionary Education Technology Holdings Group, Inc.	$591,891	$920,752	$2,866,857	$215,745
Earnings per share, basic and diluted	$0.59	$0.92	$2.87	$0.22
Weighted average Common Shares outstanding	1,000,000	1,000,000	1,000,000	1,000,000

Summary Consolidated Balance sheet

(In U.S. dollars)

	As of September 30, 2021	As of March 31, 2021	As of March 31, 2020
	(Unaudited)	(Audited)	(Audited)

Cash	$255,083	$1,190,616	$109,860
Current assets	$2,252,185	$5,791,430	$3,624,500
Total assets	$28,468,270	$13,667,102	$7,906,413
Current liabilities	$6,337,996	$4,167,839	$5,400,476
Total liabilities	$24,569,548	$10,435,189	$7,752,830
Total stockholders’ equity	$3,898,722	$3,231,913	$153,583
Total liabilities and stockholders’ equity	$28,468,270	$13,667,102	$7,906,413

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Each $1.00 increase (decrease) in the assumed public offering price of $[●] per share (the midpoint of the price range set forth on the cover page of this prospectus), would increase (decrease) our stockholders’ equity, as adjusted, after this offering by approximately $[●] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of securities we are offering. An increase (decrease) of [●] in the number of shares offered by us at the assumed offering price of $[●] per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our stockholders’ equity, as adjusted, after this offering by approximately $[●], if the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our common share could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Please refer to “Special Note Regarding Forward-Looking Statements.” If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common share could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business and Industry

Our business, results of operations and financial condition have been adversely impacted by the recent COVID-19 pandemic.

The novel strain of the coronavirus (COVID-19) has spread globally and has resulted in authorities imposing, and businesses and individuals implementing, numerous unprecedented measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place/stay-at-home and social distancing orders, and shutdowns. Due to the impact of COVID-19 around the world, our education business decreased significantly from the first quarter to the second quarter of 2020 as governments around the world, including Canada, entered a lockdown to prevent the spread of COVID-19.

Increased current unemployment and loss of income, as well as any further disruptions from an uptick in new infections related to COVID-19 may materially harm our business prospects. As COVID-19 confirmed cases increase, we may have difficulty increasing new student enrollment, revenue and growth. The loss of a significant number of students since March 2020 has contributed to a significant decrease in our revenue for the fiscal year ended March 31, 2021. While the impact of the pandemic is decreasing, the number of our students and the relevant revenue gradually recovered during the six-month period ended September 30, 2021. A continued decrease in our student population due to the effects of COVID-19 will have a further adverse effect on our financial results.

We have limited operating history providing education services, which makes it difficult to predict our prospects and our business and financial performance.

Although we have been engaged in the real estate business since 2013 and have management with prior experience in providing education services, we have only been providing education services and operating schools through several acquisitions beginning in November 2017 when we purchased a majority interest in Toronto ESchool. Additionally, our limited history of operating our planned main business lines may not serve as an adequate basis for evaluating our prospects and operating results, including net revenue, cash flows, profitability, or prospects. We have encountered, and may continue to encounter in the future, risks, challenges, and uncertainties associated with operating a private education business, such as addressing regulatory compliance and uncertainty, engaging, training, and retaining high-quality teachers and administrators, and expanding our school network. If we do not manage these risks successfully, our operating and financial results may differ materially from our expectations and our business and financial performance may suffer.

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Some of our schools are in the early stages of development and have only limited operations. A negative change in the development or implementation of our PPP programs or 2+2 programs with public colleges or public universities, could cause delays in the execution of our business plan. Our inability to successfully increase the utilization rate for the schools that are in the ramp-up stage or adverse changes in our development of our PPP programs could have a material adverse effect on our results of operations, financial condition, and prospects.

In addition, as some of our schools commenced operations recently, they have not yet reached their full capacity. For newly established schools, we have recruited students only for certain grades, which leads to a relatively lower utilization rate for such schools. With our existing students progressing into the next grades in school and as we fill up new entry classes, we expect the utilization rates of our newly established schools to increase accordingly. We cannot assure you that we will be able to successfully increase the utilization rate for the schools that are in the ramp-up stage, which may materially and adversely affect our business growth and profitability.

We are subject to the risks of the volatility of the real estate industry.

Revenue from the sale of real property, from leasing office space to third parties, and from construction activities accounted for 88.9% of our revenue for the six months ended September 30, 2021, 95.3% of our revenue for the fiscal year ended March 31, 2021, and 68.2% of our revenue for the fiscal year ended March 31, 2020, and lease revenue is likely to account for a substantial portion of our revenue for at least the next several years. We are subject to the volatility and uncertainty of the Toronto real estate market, particularly regarding our ability to sell the parcel of vacant land in our inventory, refinance the mortgages on our office buildings and renew leases for office space at rents that are equivalent to or greater than the rents we currently receive, should we decide to not renew the leases and utilize the space for our own operations. In addition, defaults by a significant number of tenants would have a material adverse impact on our revenue. In such an event, there is no guaranty that we would be able to lease any space vacated by those tenants or lease such space at equivalent rents. A material reduction in lease revenue could have a material adverse effect on our ability to finance our operations and result in a loss from operations should revenue from the education business not offset any such reduction in revenue.

We do not expect to generate revenue from the sale of real estate in the future, which has been a principal source of our revenue in recent fiscal periods.

During the six months ended September 30, 2021, we sold six lots of vacant land and generated revenue of approximately $1.7 million, which constituted approximately 52.6% of our revenue for the period. During the fiscal year ended March 31, 2021, we sold 19 lots of vacant land for $6.6 million, which constituted approximately 86% of our revenue for that fiscal year. We have only one lot remaining available for sale. We do not have any plans to sell any of the other real estate that we own. Therefore, we do not expect to generate any other revenue from the sale of real estate in future periods, and our principal sources of revenue will be from our educational business and leases of existing real estate that we own. If we are unable to generate additional income from those sources, our revenue will decline, which could have a material adverse effect on our results of operations.

Our strategy to use the space currently occupied by tenants for our operations upon termination of their leases could have a material adverse impact on our cash flow.

We intend to expand our operations into some, or all, of the office space currently occupied by unaffiliated tenants. Rental income provides a significant portion of our current revenue, which will continue after the expected acquisition of the property for Visionary University Town. Revenue from rent was $1,169,842 for the six months ended September 30, 2021, and $674,898 in the fiscal year ended March 31, 2021 and the monthly rent from the two tenants who occupy the projected campus for VUT is $507,745. While we anticipate generating revenue from our education business to be located in these spaces to offset the potential loss of rental revenue, to the extent that such education revenue is less than the revenue currently being generated by space we no longer rent, our ability to finance our operations and service the mortgages on these properties will be impaired, which could lead to default.

If we are unable to close the acquisition of the property for Visionary University Town, we will be unable to fully execute our business plan, leading to the reduction of our operations.

On May 19, 2021, we executed an agreement to acquire the campus comprising nine acres of land and two buildings, with a total of approximately 433,000 square feet of office space or a purchase price of $74.2 million (C$93.3 million). We intend that VUT will be the location for of our PPP Program. The closing is expected to occur in March 2022. We plan to have the facility available for the initial PPP students in September 2022. While we have paid a $4.8 million (C$6 million) non-refundable deposit and are in discussions to obtain the balance of the financing necessary to close the acquisition, including a remaining deposit of $2.4 million due in March 2022, we do not yet have any agreement for the balance of the financing for the acquisition or build-out of VUT, and there is no assurance that such financing will be available on terms acceptable to us. Should the transaction not close, and should we be unable to locate separate space for VUT on acceptable terms, we will lose our deposit and will be unable to fully execute our business plan, leading to the reduction of our operations which will have a further adverse effect on our financial results.

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We have limited experience operating some of our education businesses.

We have acquired several of our education companies since March 31, 2021, including Princeton Career Education Group, Conbridge College of Business and Technology Inc., Lowell Academy, Farvision Human Resources Service Co Ltd., and Visionary Immigration and MTM. While we have an experienced management team, operating those businesses and integrating them with our current operations is challenging and the inability to successfully operate one or more of these businesses could have a material adverse impact on our operations, financial condition, and prospects.

We have experienced losses and may not maintain profitability.

Although we have had profitable quarterly and annual periods, we have also experienced losses in the past and may experience losses in the future. We expect that our operating expenses and business development expenses will increase as we enroll more students, open new campuses and develop new programs. As a result, there can be no assurance we will be able to generate sufficient revenues to maintain profitability.

We assembled our management team in late 2020 and early 2021. As a result, they have had a limited amount of time working in their positions and working together and may not be able to accomplish our business plan.

Our Chief Executive Officer, Chief Operating Officer, Chief Academic Officer Chief Financial Officer, and Chief Information Officer began employment in these positions at various times since November 2020. Ms. Zhou, our founder and majority shareholder, served as Chief Executive Officer from April through October 2020 and served as Executive Director from March 2021 until December 2021. Only a few board members and officers, including Thomas Traves, our Chief Executive Officer, and Paul Kearns, our Chief Operating Officer, have experience running private education institutions. They have limited experience working with our Company and collaborating as a team to carry out our business plan. If any of them individually is unable to perform his or her duties successfully or if they collectively are unable to work together, we may not be able to accomplish our business plan as outlined in this prospectus.

Our executive officers have no prior experience in operating a U.S. public company, and their inability to operate the public company aspects of our business could harm us.

Our executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules, and regulations uncertain. Our failure to comply with all laws, rules, and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

Our business, financial condition and results of operations may be adversely affected by a downturn in the global or Canadian economy.

Because our student enrollment may depend on our students’ and potential students’ and their parents’ levels of disposable income, perceived job prospects and willingness to spend on education courses, as well as the level of hiring demand of positions in the areas in which our schools train, our business and prospects may be affected by economic conditions in Canada or globally. The global financial markets experienced significant disruptions in 2008 and 2020. In both instances, Canada and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global recovery from the lows in 2020 remains slow and inconsistent. While the COVID-19 pandemic is being gradually controlled, Canada is open for international study visas and expects to gradually open for other categories of entry visas. However, if the pandemic worsens again, Canada may choose to impose international travel restrictions that would adversely affect student enrollment.

Economic conditions in Canada and other countries from which we expect to draw our international students are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in Canada and those countries. A decline in the economic prospects in the industries in which our vocational training courses are concentrated could alter current or prospective students’ spending priorities and the demand for workers, and therefore the students’ job prospects, in these areas. We cannot assure you that education spending in general or with respect to our course offerings in particular will increase, or not decrease, from current levels. Therefore, a slowdown in Canada’s economy or the global economy may lead to a reduction in demand for the training covered by our courses, which could materially and adversely affect our financial condition and results of operations.

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We will need additional capital to fully carry out our proposed expansion plan, and we may not be able to further implement our business strategy unless sufficient funds are raised, which could cause us to scale back our proposed plans or discontinue our expansion.

We will require significant expenditures of capital in order to carry out our full expansion plan. We estimate that we will need financing of approximately $20 million to complete our proposed expansion plan for the next twelve months. As of September 30, 2021, we had cash and cash equivalents of approximately $255,083 and a negative working capital of approximately $4 million. We plan to obtain the necessary additional funds from the sale of our securities in this offering, and/or the sale of the remaining real estate owned by us, and/or loans, if required. However, there can be no assurance that we will obtain the financing required, or at all. If we are not able to obtain the necessary additional financing, we may be forced to scale back our expansion plans or eliminate them altogether. Expending our cash resources on expansion could also negatively impact our current operations by reducing the amount of funds available to cover additional expenses that may arise in the future or offset losses should we suffer a decrease in revenues.

Historically, we have funded our operations primarily from loans from affiliates, revenue from our real estate operations and the sale of real property. Ms. Zhou, our founder and majority shareholder, had outstanding advances to us of $2,388,738 as of September 30, 2021, and $1,471,191 as of March 31, 2021, and in November, 2021 advanced to us an additional $5,250,000 interest free for the deposit on the acquisition of the proposed campus for VUT and is willing to advance additional funds to us as of the date of this prospectus. However, our ability to obtain additional financing is subject to a number of factors, including market conditions and their impact on the market price of our common shares, the downturn in the global economy and resulting impact on stock markets and investor sentiment, our competitive ability, investor acceptance of our business or our expansion plan, and the political and economic environments of countries where we are doing business. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce, delay or cancel our planned activities. We cannot assure you that we will have sufficient resources to successfully conduct our expansion, or that we will be able to obtain any additional funding required, in which event we may not be able to continue our expansion or our expansion plan may fail. There can be no assurance that we will achieve our plans, or any of them.

If Ms. Zhou, our founder and the indirect beneficial owner of a majority of our outstanding shares, demands payment of her outstanding loans to us, our business, results of operations, financial condition, cash flows, and prospects will be adversely affected.

Ms. Zhou, our founder and majority shareholder, had outstanding loans to us of $2,388,738 as of September 30, 2021, and $1,471,191 as of March 31, 2021, and advanced us a total of $5,250,000 for the deposit on the acquisition of the proposed campus for VUT in November 2021 and may loan additional sums to the Company for the remaining $2,400,000 deposit due in March 2022. The amount due to Ms. Zhou is interest free and payable on demand. In addition, Ms. Zhou loaned us $643,618 as the closing payment for the acquisition of MTM. The promissory note evidencing this loan has a term of one year, is non-interest bearing, and grants the Company an option to renew. If Ms. Zhou demands payment of all or part of her outstanding loans to us, we may be unable to obtain other sources of financing to repay such loans. In addition, if the Company were to seek the protection of Canadian bankruptcy laws, Ms. Zhou would be our largest secured and unsecured creditor who would be entitled to be paid before we made any distributions to our common shareholders. Our failure or inability to repay Ms. Zhou’s demand loan would have a material adverse effect on our business, results of operations, financial condition, cash flows, and prospects.

The expansion of our business through acquisitions, joint ventures, and other strategic transactions creates risks that may reduce the benefits we anticipate from these strategic transactions.

We intend to enter into acquisitions, partnerships, joint ventures and other strategic transactions, directly or through our subsidiaries, as vehicles to expand our education business in Canada and other countries, particularly partnerships and licensing agreements with public colleges and other educational institutions. We continually seek out new business acquisitions, partnership opportunities and joint ventures to expand our operations. Our management is unable to predict whether or when any future strategic transactions will occur, including identifying suitable acquisition targets, partnership opportunities or joint venture partners, or the likelihood of any particular transaction being completed on terms and conditions that are favorable to us.

Acquisitions, partnerships, joint ventures or other strategic transactions may present financial, managerial and operational challenges. We may be exposed to successor liability relating to prior actions involving a predecessor company, or contingent liabilities incurred before a strategic transaction. Liabilities associated with an acquisition or a strategic transaction could adversely affect our financial performance. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our reputation and financial performance.

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The operations of any businesses that we acquire are subject to their own risks, which we may not be able to manage successfully.

The financial results of any businesses that we acquire may be subject to many of the same factors that affect our financial condition and results of operations, including the seasonal nature of the education business, exposure to currency exchange rate fluctuations, the competitive nature of our markets, and regulatory, legislative and judicial developments. The financial results of any businesses acquired could be materially adversely affected as a result of any of these or other related factors, which we may not be able to manage successfully, and which could have a material adverse effect on our results of operations and financial condition on a consolidated basis.

We may have only limited recourse for losses relating to an acquisition.

The due diligence conducted in connection with an acquisition that we make and the indemnification that may be provided in the related acquisition agreement may not be sufficient to protect us from, or compensate us for, losses resulting from such acquisition. Subject to certain exceptions, the seller may only be liable for misrepresentations or breaches of representations and warranties for several months from the closing date of the acquisition. A material loss associated with the acquisition for which there is no adequate remedy under the acquisition agreement that becomes known to us after that time could materially adversely affect our results of operations and financial condition and reduce the anticipated benefits of the acquisition.

We may not be able to adopt new technologies important to our business.

Technology standards in internet and value-added telecommunications services and products in general, and in online education in particular, may change over time. If we fail to anticipate and adapt to technological changes, our market share and our business development could suffer, which in turn could have a material and adverse effect on our financial condition and results of operations. If we are unsuccessful in addressing any of the risks related to the technology that we utilize, our reputation and business may be materially and adversely affected.

Failure to effectively and efficiently manage the expansion of our school network may materially and adversely affect our ability to capitalize on new business opportunities.

We plan to pursue a number of different strategies to expand our operations. These strategies include:

•	acquiring existing education institutions that align with our business plan,
•	exploring blockchain and artificial intelligence technology to be applied into our business,
•	expanding our relationship with agents who recruit students on our behalf,
•	bringing international students to Canada who will pay higher tuition fees, thereby generating more revenues than domestic students,
•	enhancing our infrastructure in Canada, and
•	opening additional campuses in Canada.

We acquired control of MTM and Conbridge on February 28, 2022 and September 1, 2021, respectively. We plan to expand their program offerings and partnerships. The rapid pace at which we have expanded and plan to continue expanding may place substantial demands on our management, faculty, administrators, operational, technological and other resources. In particular, we may face challenges in the following areas:

•	controlling costs and developing operating efficiencies to manage the financial side of our expansion;
•	maintaining the consistency of our teaching quality and our culture to ensure that recognition of our brands does not suffer;
•	improving our existing operational, administrative and technological systems and our internal control over financial reporting;
•	recruiting, training and retaining additional qualified instructors and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets;
•	continuing to market our brands to recruit new students for existing and future learning centers; and
•	obtaining the necessary government approvals to operate in new schools and programs.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities or effectively run our existing operations, which in turn may have a material adverse impact on our business, our internal control over financial reporting, our financial condition and our results of operations.

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If fewer international students aspire to study abroad, especially in the Canada, demand for our international schools may decline.

One of the principal drivers of the growth of our schools has been the increasing number of international students who aspire to study abroad, especially in Canada. As such, any adverse changes in immigration policy or political sentiments toward foreigners and immigrants, terrorist attacks, geopolitical uncertainties and any international conflicts involving these countries could increase the difficulty for international students to study overseas or decrease the appeal of studying in Canada to international students. Any significant change in admission standards for international students could also affect the demand for overseas education by international students.

In addition, any fluctuation in the currency exchange rate could have a negative impact on the translation of home country currencies into Canadian dollars, which may increase the costs of living and tuition for international students studying abroad. The attractiveness of pursuing education in Canada may decrease accordingly, which could adversely affect our business and profitability.

Furthermore, international students may also become less likely to study abroad due to other reasons, such as improving domestic education or employment opportunities associated with continued economic development in their home countries. These factors could cause declines in the demand for our schools, which may adversely affect our business and profitability.

Our students in Canada are subject to risks relating to financial aid and student loans. A substantial decrease in government student loans, or a significant increase in financing costs for our students, could have a material adverse effect on student enrollment and financial results.

Our Canadian and foreign students are highly dependent on government-funded financial aid programs. Students apply for student loans on an annual basis. Changes to financial aid program regulations that restrict student eligibility or reduce funding levels for student loans, may adversely affect our enrollment and collection of student billings, causing revenues to decline.

Students who are Canadian citizens also receive a tax deduction for all or a portion of the amount of tuition paid by the individual in a particular tax year, and an amount for textbooks (called an education tax credit) that is based on whether the student attended on a “full-time” or “part-time” basis, as set out in applicable Canadian and provincial income tax laws. The availability of these tax credits may impact the financial ability of our students to enroll in our programs and if such tax credits were to be eliminated or reduced, our enrollment levels may decline, which could result in a decrease in our revenues.

If we are not able to continue to attract students to enroll in our courses, our revenues may decline and we may not be able to maintain profitability.

The success of our business depends primarily on the number of students enrolled in our schools and courses and the amount of course fees that our students are willing to pay. Our ability to continue increasing our student enrollment levels without a significant decrease in course fees is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, manage our growth while maintaining the consistency of our teaching quality, effectively market our programs to a broader base of prospective students, develop and license additional high-quality educational content and respond to competitive pressures. If we are unable to continue to attract students to enroll in our courses without a significant decrease in course fees, our financial condition, results of operations and cash flows could be materially adversely affected.

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If we fail to develop and introduce new courses, services and products that meet our students’ expectations, our competitive position and ability to generate revenues may be materially and adversely affected.

Our core business is centered on providing our education programs and training services in Canada. Unexpected technical, operational, logistical, regulatory or other problems could delay or prevent the introduction of one or more new programs or services. Moreover, we cannot assure you that any of these programs or services will match the quality or popularity of those developed by our competitors, achieve widespread market acceptance, or generate the desired level of income.

Our new courses and services may compete with our existing courses and services.

We are constantly developing new courses and services to meet changes in student demands, school curriculum, testing materials, government policies, market trends and technologies. While some of the courses and services that we develop will expand our current course catalogue and services and increase student enrollment, others may compete with or render obsolete our existing courses and services without increasing our total student enrollment. If we are unable to increase our total student enrollment and profitability as we expand our course catalogue and services, our business and growth may be adversely affected.

Our quarterly results of operations are likely to fluctuate based on our seasonal student enrollment patterns.

Our business is seasonal in nature, and we receive the bulk of our cash flows at the beginning of each new school term. Accordingly, our results in a given quarter may not be indicative of our results in any subsequent quarter or annually. Our quarterly results of operations have tended to fluctuate as a result of seasonal variations in our education business in Canada, principally due to seasonal enrollment patterns. Our second quarter results tend generally to be relatively low as few students are enrolled in courses over the summer.

Changes in our total student population may influence our quarterly results of operations. Our student population varies as a result of new student enrollments, graduations and student attrition.

Our schools’ academic schedule generally does not affect our costs, and our costs do not fluctuate significantly on a quarterly basis. Fluctuations in quarterly results, however, may impact management’s ability to accurately project the available cash flows necessary for operating and growing expenses through internal funding. We expect quarterly fluctuations in results of operations to continue as a result of seasonal enrollment patterns. These patterns may change, however, as a result of new campus openings, new program offerings and increased enrollment of adult students. Our operating results have fluctuated and may continue to fluctuate widely.

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We operate in a highly competitive industry, and competitors with greater resources could harm our business, decrease market share and put downward pressure on our tuition rates.

The secondary and post-secondary education market is highly fragmented and competitive. We compete for students with traditional high schools, public and private colleges and universities, other not-for-profit schools, including those that offer online learning programs, and alternatives to higher education, such as employment and military service. Many public and private high schools, colleges, and universities offer online programs. We expect to experience additional competition in the future as more high schools, colleges, universities, and for-profit schools offer an increasing number of online programs due in part to the pandemic. Public institutions receive substantial government subsidies, and public and private non-profit institutions have access to government and foundation grants, tax-deductible contributions, and other financial resources generally not available to for-profit schools. Accordingly, public and private nonprofit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we have. We may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect our business, prospects, financial condition, and results of operations. These competitive factors could cause our enrollments, revenues, and profitability to significantly decrease.

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related regulations implemented by the SEC and NASDAQ are increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors to sit on our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to Doing Business in Canada

Failure to obtain or maintain our cooperative relationship or partnership with public colleges in Canada may adversely affect our business.

We plan to partner with one or more colleges in Canada in the form of PPP. In a PPP partnership contract, we will provide to a public college applied arts and technology college programs leading to an Ontario College Credential. If we fail to obtain such partnerships or fail to maintain them, or if any unforeseeable events cause us to terminate our cooperation with our partner public colleges, we may not be able to accomplish our business goals and our prospects will suffer.

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We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

The value of the Canadian dollar, or CAD, against the U.S dollar fluctuates and is affected by, among other things, changes in political and economic conditions in Canada as well as the global economy. We can offer no assurance that the CAD will be stable against the U.S. dollar or any other foreign currency.

Our reporting currency is the U.S. dollar. However, all of our assets, liabilities, revenues and expenses are denominated in CAD. As a result, we are exposed to currency exchange risk on any assets and liabilities and revenues and expenses denominated in currencies other than the U.S. dollar. To the extent the U.S. dollar strengthens against CAD, the translation of CAD denominated transactions results in reduced revenue, operating expenses and net income or loss for our international operations. Similarly, to the extent the Canadian dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income or loss for our international operations. We do not currently engage in currency hedging transactions to offset fluctuating currency exchange rates.

It may be difficult for non-Canadian citizens to enforce a judgment against.

We were incorporated in Canada, and our corporate headquarters is located in Canada. A majority of our directors and executive officers and certain of the experts named in this prospectus reside principally in Canada and all of our assets and all or a substantial portion of the assets of these persons are located outside the United States. It may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities or other U.S. laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of court procedures will also be governed by Canadian law.

Operating Risks

Loss of certain key personnel may adversely impact our business.

The success of our business will depend on the management skills of Thomas Traves, our Chairman of the Board, and the relationships they and other key personnel have with educators, administrators and other business contacts they have overseas and in Canada. The loss of the services of any of our key personnel could impair our ability to successfully manage our business in Canada. We also depend on successfully recruiting and retaining qualified and experienced managers, salesperson and other personnel who can function effectively in Canada. In some cases, the market for these skilled employees is highly competitive. We may not be able to retain or recruit such personnel on acceptable terms to us, which could adversely affect our business prospects and financial condition.

The personal information that we collect may be vulnerable to breach, theft, or loss, which could subject us to liability or adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business and reputation. We collect, use and retain large amounts of personal information regarding our students and their families, including personal and family financial data. We also collect and maintain personal information of our employees in the ordinary course of business. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require us to implement certain policies and procedures, regarding the identity theft related to student credit accounts, and could require us to make certain notifications of data breaches and restrict our use of personal information. A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. While we believe we take appropriate precautions and safety measures, there can be no assurances that a breach, loss or theft of any such personal information will not occur. Any breach, theft or loss of such personal information could have a material adverse effect on our financial condition, reputation and growth prospects and result in liability under privacy statutes and legal actions against us.

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We may not be able to attract and retain a sufficient number of qualified teachers and principals.

As an education service provider, our ability to recruit and retain qualified teachers and principals is crucial to the quality of our education and services and our brand and reputation. To ensure our successful operation and growth, we need to retain and continue to hire high-quality teachers specialized in specific subjects that are able to teach the courses we offer or plan to offer to our students, as well as high-quality principals who are able to effectively manage the operation of our schools. We must provide competitive compensation and benefits packages to attract and retain qualified candidates. However, there is no guarantee that we would be able to keep recruiting teachers and principals meeting the high standards in the future, or retain our current, high-quality teachers and principals, especially when we seek a more rapid expansion plan to meet the growing demands for our services. Furthermore, under our business model, we may not be able to provide extensive training to our newly hired teachers for them to familiarize with our teaching methods and to retain existing teachers who can provide such trainings. A shortage of high-quality teachers and principals, a decrease in the quality of our teachers’ and principals’ performance, whether actual or perceived, or a significant increase in the cost to engage or retain high-quality teachers and principals would have a material adverse effect on our business, financial condition and results of operations.

Some students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their performance in specific courses, a change in requirements or general dissatisfaction with our programs, which may adversely affect our business, financial condition, results of operations and reputation.

The success of our business depends in large part on our ability to retain our students by delivering a satisfactory learning experience and improving their performance in the courses they have taken. If students feel that we are not providing them the experience they are seeking, they may choose not to renew their existing packages. For example, our courses may fail to significantly improve a student’s performance in the relevant subject area. Student satisfaction with our programs may decline for a number of reasons, many of which may not reflect the effectiveness of our lessons and teaching methods. Students also need to be self-motivated in order to successfully complete the courses in which they enroll. If students’ performances decline as a result of their own study habits or inability to learn the course material, they may not renew their memberships with us or refer other students to us, which could materially adversely affect our business.

A student’s learning experience may also suffer if his user experience does not meet expectations. If a significant number of students fail to significantly improve their proficiency in the applicable course subject after taking our lessons or if their learning experiences with us are unsatisfactory, they may not renew their enrollment with us or refer other students to us and our business, financial condition, results of operations and reputation would be adversely affected.

Risks Related to Our Common Shares and This Offering

Should our Common Shares not qualify for an exemption from being classified as a “Penny Stock,” the ability of shareholders to sell our Common Shares in the secondary market will be limited should our Common Shares not be listed on a national securities exchange.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price, as defined, of less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on a national securities exchange. Should our Common Shares not be quoted on a national exchange such as NASDAQ and have a market price less than $5.00 per share, they will be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For example, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transactions prior to the purchase. Additionally, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered Underwriters, and current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The “penny stock” rules, may restrict the ability of our stockholders to sell our Common Shares in the secondary market.

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Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial offering price of our common shares is substantially higher than the net tangible book value per share of our Common Shares immediately after this offering. Therefore, if you purchase our Common Shares in this offering, you will incur an immediate dilution of $[●] (or [●]%) in net tangible book value per share from the price you paid, based upon the initial public offering price of $[●] per Common Share. If we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

One Person Has Significant Voting Power and May Take Actions That May Not Be in the Best Interests of Other Stockholders.

Ms. Zhou, our founder and majority shareholder, is the second largest lender to the Company, which debt is due on demand or in February 2023, and controls 65% of our voting securities prior to the offering and is expected to control [●]% of our voting securities after the offering ([●]% if the Underwriters’ over-allotment is exercised). Ms. Zhou will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Shares. This concentration of ownership may not be in the best interests of all of our stockholders. On April 23, 2018, the Guangdon Province Securities Regulatory Bureau, or the Bureau, of China gave a warning and minimal fine to Zhongqing Langdun (Taihu) Educational Culture Technology Co., Ltd. or Langdun China and to Fan Zhou (approximately $14,000) in an administrative proceeding. Langdun China was listed on the National Equities Exchange and Quotation, or the NEEQ, a Chinese over the counter market and had only 12 beneficial shareholders. The Bureau found that (i) Langdun China reported the purchase of certain assets later than was required and (ii) filed audited financial statements for 2014 that overstated its profits and understated certain expenses. The decision was upheld on appeal. Langdun China believed that it justifiably relied on the audited financial statements of China Langdun for 2014, which had been audited by Pan-China Certified Public Accountants LLP, one of the top three domestic accounting firms in China.  Fan Zhou was included in the administrative proceeding because she served Langdun China as its Legal Representative (the principal employee who performs duties on behalf of the company in accordance with the law).

Our management will have considerable discretion as to the use of the net proceeds that we will receive from this offering.

Our management will have considerable discretion in the application of the net proceeds that we receive. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We intend to use these net proceeds for, among other things, (i) PPP projects, (ii) MTM course development and program partnerships with other universities, (iii) vocational education, (iv) development of global market and distribution channels and (iv) general corporate purposes, including working capital and operating expenses. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

As a “controlled company” within the meaning of the NASDAQ listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our largest shareholder, Ms. Zhou, will own more than a majority of the voting power of our outstanding Common Shares. Under the NASDAQ listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the NASDAQ listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

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We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

The market price for our Common Shares may be volatile.

The market price for our Common Shares may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, changes in the economic performance or market valuations of other comparable companies, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between the Canadian dollar and the U.S. dollar, intellectual property litigation, release of lock-up or other transfer restrictions on our outstanding Common Shares, and economic or political conditions in Canada. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in Canada that have listed their securities in the United States may affect the volatility in the price and trading volumes of our Common Shares.

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We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Common Shares.

We do not expect to be considered a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes for our current taxable year ending March 31, 2022. However, the application of the PFIC rules is subject to ambiguity in several respects, and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of our assets generally will be determined based on the market price of our Common Shares, which is likely to fluctuate after this offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. A significant portion of our assets and income is attributable to real estate and may be passive income under PFIC rules. If we were treated as a PFIC for any taxable year during which a U.S. person held a Common Share, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—U.S. Federal Income Tax Consequences – PFIC Rules”.

We do not intend to pay dividends and there will be fewer ways in which you can make a gain on any investment in us.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of dividends. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of our stock price.

We indemnify our directors and officers against liability, and this indemnification could negatively affect our operating results.

In accordance with our by-laws, we indemnify our officers and our directors for liability arising while they are carrying out their respective duties. Our by-laws also allow for reimbursement of certain legal defenses. In addition to this, we insure our directors and officers against certain liabilities. The costs related to such indemnification and insurance coverage, if either one of them or both were to increase, could materially adversely affect our operating results and financial condition.

We have limited insurance coverage with respect to our business and operations.

We are exposed to various risks associated with our business and operations, and we have limited insurance coverage. We are exposed to risks including, among other things, accidents or injuries in our schools, loss of key management and personnel, business interruption, natural disasters, terrorist attacks and social instability or any other events beyond our control. We do not have any business interruption insurance, or key-man life insurance. Any business interruption, legal proceeding or natural disaster or other events beyond our control could result in substantial costs and diversion of our resources, which may materially and adversely affect our business, financial condition and results of operations.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated statements of income and comprehensive income data for the fiscal years ended March 31, 2021 and 2020 and for the six months ended September 30, 2021 and 2020, and the selected consolidated balance sheets data as of September 30, 2021, March 31, 2021 and March 31, 2020, which information has been derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Consolidated Statement of Income and Comprehensive Income

(In U.S. dollars, except number of shares)

	For the Six Months Ended September 30, 2021	For the Six Months Ended September 30, 2020	For the Year Ended March 31, 2021	For the Year Ended March 31, 2020
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenues	$3,238,624	$2,022,957	$7,725,221	$932,707
Cost of revenues	$1,485,564	$931,238	$3,459,447	$356,323
Gross profit	$1,753,060	$1,091,719	$4,265,774	$576,384
Operating expenses	$878,036	$91,046	$536,988	$195,177
Income from operations	$875,024	$1,000,673	$3,728,786	$381,207
Other non-operating income (expenses), net	$24,981	$207,659	$187,986	$(86,974)
Provision for income taxes	$261,657	$273,258	$1,003,126	$52,495
Net income	$638,348	$935,074	$2,913,646	$241,738
Less: net income attributable to noncontrolling interest	$46,457	$14,322	$46,789	$25,993
Net income attributable to Visionary Education Technology Holdings Group	$591,891	$920,752	$2,866,857	$215,745
Earnings per share, basic and diluted	$0.59	$0.92	$2.87	$0.22
Weighted average Common Shares outstanding	1,000,000	1,000,000	1,000,000	1,000,000

Selected Consolidated Balance Sheet

(In U.S. dollars)

	As of September 30, 2021	As of March 31, 2021	As of March 31, 2020
	(Unaudited)	(Audited)	(Audited)

Cash	$255,083	$1,190,616	$109,860
Current assets	$2,252,185	$5,791,430	$3,624,500
Total assets	$28,468,270	$13,667,102	$7,906,413
Current liabilities	$6,337,996	$4,167,839	$5,400,476
Total liabilities	$24,569,548	$10,435,189	$7,752,830
Total stockholders’ equity	$3,898,722	$3,231,913	$153,583
Total liabilities and stockholders’ equity	$28,468,270	$13,667,102	$7,906,413

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including statements included or incorporated by reference in this prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by such provisions. These forward-looking statements reflect our current expectations and views of future events and are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;
•	our expectations regarding demand for and market acceptance of our products and services;
•	our expectations regarding our relationships with customers, suppliers, investors, borrowers and partners;
•	our future business development, results of operations and financial condition;
•	competition in our industry;
•	relevant government policies and regulations governing our business and industry;
•	our proposed use of proceeds from this offering;
•	general economic and business conditions in China and elsewhere; and
•	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary-Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Business” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our Common Shares of approximately $[●], based upon an assumed initial public offering price of $[●] per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the Underwriters’ option to purchase additional Common Shares is exercised in full, we estimate that we will receive net proceeds of approximately $[●], after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Each $ increase (decrease) in the assumed initial public offering price of $[●] per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $ [●] million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

We intend to use the net proceeds of this offering (totaling approximately $[●]) as follows:

•	Approximately $[●] million on PPP projects.
•	Approximately $[●] million on MTM course development and program partnerships with other universities
•	Approximately $[●] million at the vocational education level, including training equipment purchases, renovations of facilities, and promotions and professional trainer recruitments.
•	Approximately $[●] million on global market development and distribution channel establishments.
•	Approximately $[●] million for staff development.
•	Approximately $[●] million for working capital.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions as they develop. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. We intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations when the net proceeds are pending on utilizing.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

Based on our current operations and scheduled expansion plans, we believe that our existing cash and cash equivalents, together with the anticipated net proceeds from this offering, will enable us to operate our existing operations and administrative functions and also provide the planned funds for capital expenditures required by through the fiscal year ending March 31, 202[●]. For additional information regarding our potential capital requirements, see “Risk Factors.”

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DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

The holders of our Common Shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries and other holdings and investments. In addition, our operating companies may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

•	On an actual basis; and

•	On a pro forma basis to give effect to the sale of [●] Common Shares by us in this offering at the assumed initial public offering price of $[●] per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses and assuming that the Underwriters do not exercise their over-allotment option.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. See “Use of Proceeds” and “Description of Share Capital.”

	As of September 30, 2021
	Actual (Unaudited)	Pro forma(1)
Bank loans – current and noncurrent	$18,677,057	$
Shareholder’s Equity:
Common shares, $0.000075 par value	75
Additional paid-in capital	665,910
Retained earnings	3,169,889
Accumulated other comprehensive income	105,026
Total shareholders’ equity attributable to the Company	3,940,900
Noncontrolling interest	(42,178)
Total shareholders’ equity	3,898,722
Total capitalization	$22,575,779	$

_____________________

(1) As of the date of this prospectus, we have 1,000,000 Common Shares outstanding. We will effect a forward stock split prior to the closing of this offering at a ratio to be determined.

The number of shares of our Common Shares that will be outstanding after this offering is based on [●] shares of our Common Shares outstanding as of [●], 2022 and excludes the exercise of the Representative’s Warrant for [●] shares; and [●] shares of our Common Shares (or [●]shares if the Underwriters exercise their over-allotment option in full) issuable upon the exercise of five-year warrants to be issued to the representative of the Underwriters upon the closing of this offering at an exercise price equal to 130% of the public offering price per share.

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DILUTION

If you invest in our Common Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Common y Share and the pro forma net tangible book value per Common Share after the offering. Our pro forma net tangible book value as of September 30, 2021 was $[●], or $[●] per share. We calculate our historical net tangible book value per share by dividing our total tangible assets less our total liabilities by the number of our outstanding Common Shares. Our net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Common Shares in this offering and the pro forma as adjusted net tangible book value per share of our Common Shares immediately after completion of this offering.

Dilution results from the fact that the per Common Share offering price is substantially in excess of the book value per Common Share attributable to the existing shareholders for our presently outstanding Common Shares. After giving effect to our issuance and sale of [●] shares in this offering at an assumed initial public offering price of $[●] per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of September 30, 2021 would have been [●] or [●] per share. This represents an immediate increase in net tangible book value to existing shareholders of [●] per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $[●] per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

Assumed initial public offering price per share		$
Historical net tangible book value per share of September 30, 2021
Pro forma net tangible book value per share as of September 30, 2021	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma net tangible book value per share immediately after this offering
Dilution per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed public offering price of $[●] per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value by $[●] million, the pro forma net tangible book value per share after this offering by $[●] per share and the dilution in pro forma net tangible book value per share to investors in this offering by $[●] per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us. In addition, to the extent the Representative’s Warrants are exercised, new investors would experience further dilution. If the Underwriters’ option to purchase additional shares in this offering is exercised in full, the pro forma net tangible book value, as adjusted to give effect to this offering, would be $ [●] per share and the dilution to new investors would be $[●] per share.

We may also increase or decrease the number of shares we are offering. A one million share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma net tangible book value per share by $[●] and decrease the dilution per share to investors participating in this offering by $[●], assuming the assumed initial public offering price of $[●] per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A one million share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by $[●] and increase the dilution per share to new investors participating in this offering by $[●], assuming the assumed initial public offering price of $[●] per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

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The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from this offering.

	Shares Purchased		Total Consideration		Average Price
	Amount (#)	Percent (%)	Amount ($)	Percent (%)	Per Share ($)
Existing shareholders	1,000,000		665,985		0.67
New investors
Total

The table below shows what happens when over-allotment option exercised:

	Shares Purchased		Total Consideration		Average Price
	Amount (#)	Percent (%)	Amount ($)	Percent (%)	Per Share ($)

Existing shareholders	1,000,000		665,985		0.67
New investors
Total

If the Underwriters’ over-allotment option of [●] shares is exercised in full, the number of shares held by existing stockholders will be reduced to [●]% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to [●] shares, or [●]%, of the total number of shares outstanding after this offering.

The number of shares of our common share reflected in the discussion and tables above is based on [●] Common Shares outstanding as of September 30, 2021 and excludes Common Shares issuable upon the exercise of the Representative’s Warrant; and [●] Common Shares (or [●] Common Shares if the Underwriters exercise their over-allotment option in full).

To the extent that the Underwriters’ Warrants to purchase our Common Shares are exercised or we issue additional Common Shares in the future, there will be further dilution to investors participating in this offering. If the warrants to be issued to the Underwriters upon the closing of this offering were exercised, then our existing stockholders, including the holder of these warrants, would own [●]% of the total number of shares to be outstanding after this offering and our new investors would own [●]% of the total number of shares of our Common Shares outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these warrants, would be approximately $[●], or [●]%, the total consideration paid by our new investors would be $[●] million, or [●]%, the average price per share paid by our existing stockholders would be $[●], and the average price per share paid by our new investors would be $[●].

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Common Shares and other terms of this offering determined when this offering goes effective.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Results of Operations

For the Six Months Ended September 30, 2021 and 2020

The following table summarizes the results of our operations during the six months ended September 30, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) comparing the period ended September 30, 2021 against the period ended September 30,2020.

	For the Six Months Ended September 30,
	2021		2020
	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease)	Percentage Increase (Decrease)

Sales	$3,238,624	100.0%	$2,022,957	100.0%	$1,215,667	60.1%
Cost of sales	1,485,564	45.9%	931,238	46.0%	554,326	59.5%
Gross profit	1,753,060	54.1%	1,091,719	54.0%	661,341	60.6%
Operating expenses
General and administrative expenses	141,698	4.4%	27,766	1.4%	113,932	410.3%
Professional fees	265,749	8.2%	23,972	1.2%	241,777	1,008.6%
Salaries and compensations	470,589	14.5%	39,308	1.9%	431,281	1,097.2%
Total operating expenses	878,036	27.1%	91,046	4.5%	786,990	864.4%
Income from operations	875,024	27.0%	1,000,673	49.5%	(125,649)	(12.6)%
Other income (expenses)
Interest expense, net	(416,003)	(12.8)%	(45,260)	(2.2)%	(370,743)	819.1%
Government subsidies	440,984	13.6%	22,095	1.1%	418,889	1,895.9%
Other income	-	-	230,824	11.4%	(230,824)	(100.0)%
Total other income (expenses)	24,981	0.8%	207,659	(10.3)%	(182,678)	(88.0)%
Income before income taxes	900,005	27.8%	1,208,332	59.7%	(308,327)	(25.5)%
Provision for income taxes	261,657	8.1%	273,258	13.5%	(11,601)	(4.2)%
Net income	$638,348	19.7%	935,074	46.2%	(296,726)	(31.7)%

Revenues.  Revenues increased by $1.2 million, or 60.1%, to approximately $3.2 million for the six months ended September 30, 2021 from approximately $2.0 million for the same period last year. The increase in revenue was mainly due to increased rent revenue, tuition revenue and the revenue from the sales of vacant lands.

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Revenue by Type

	For the Six Months Ended September 30,
	2021		2020
Revenue category	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance $ 2021	Variance % 2021

Rent revenue	$1,169,842	36.1%	$271,774	13.4%	$898,068	330.4%
Tuition revenue	360,124	11.1%	126,484	6.3%	233,640	184.7%
Construction revenue	6,378	0.2%	40,635	2.0%	(34,257)	(84.3)%
Sales of vacant land	1,702,280	52.6%	1,584,064	78.3%	118,216	7.5%
Total	$3,238,624	100.0%	$2,022,957	100.0%	$1,215,667	60.1%

Rent revenue

Revenue from rent increased by $0.9 million, or 330.4%, to $1.2 million for the six months ended September 30, 2021 from $0.3 million for the same period last year. The increase in revenue was mainly due to the additional rent revenue generated from two office buildings in downtown of Markham that were purchased by the Company on April 15, 2021. In addition, rent revenue from our facility located in 41 Metropolitan Road, Toronto, Ontario also increased due to an increase in the number of tenants.

Tuition revenue

Revenue from tuition income increased by $0.23 million, or 184.7%, to $0.36 million for the six months ended September 30, 2021 from $0.13 million for the same period last year. The increase in revenue was mainly from the increased tuition from our online learning platform, Toronto ESchool, as well as tuition revenue from newly acquired Conbridge College, Lowell Academy and Princeton Education.

Due to the negative impact of COVID-19, we had slightly fewer students enrolled in our online learning platform courses. The number of students enrolled in our Toronto ESchool was 204 and 243 for six months ended September 30, 2021 and 2020, respectively. To compensate for the losses of the students enrolled in the credit courses that are required to obtain the OSSD, we started to offer various non-credit courses to help the overseas students prepare for their future studies in Canada after the pandemic. In addition, to differentiate from other competitors, we provided more proactive learning plans to the students and offered one-to-one instruction starting in fiscal 2021. As a result, we were able to charge higher fees for the six months ended September 30, 2021 as compared to the same period last year.

Construction revenue

Revenue from decoration and construction business decreased by $34,257, or 84.3%, to $6,378 for the six months ended September 30, 2021 from $40,635 for the same period last year. The decrease was mainly due to the negative impact caused by COVID-19 pandemic. We basically had no significant income from our construction business during the six months ended September 30, 2021.

Sales of vacant lands

We sold six lots of vacant land during the six months ended September 30, 2021 and generated revenue of approximately $1.7 million. We sold six lots of vacant land during the same period last year and generated revenue of approximately $1.6 million. We sold one lot subsequent to the period ended September 30, 2021 and we have one lot remaining unsold as of the date of this prospectus.

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Gross profit.

Our gross profit increased by $0.7 million, or 60.6%, to $1.8 million for the six months ended September 30, 2021, from $1.1 million for the same period last year. Gross profit margin was 54.1% for the six months ended September 30, 2021, as compared with 54.0% for the same period last year. The slight increase of 0.1% in the gross profit margin was primarily attributable to the higher gross profit margin from our education segment and sales of lots of vacant land, offset by a slightly lower gross profit margin from our rental business.

Our cost and gross profit by revenue types are as follows:

	For the six months ended September 30, 2021			For the six months ended September 30, 2020
Category	Cost of revenue	Gross profit	Gross profit %	Cost of revenue	Gross profit	Gross profit %	Variance in Cost of revenue	Variance in gross profit	Variance in gross profit %

Rent	$564,596	$605,246	51.7%	$116,962	$154,812	57.0%	$447,634	$450,434	(5.2)%
Tuition	181,592	178,532	49.6%	69,677	56,807	44.9%	111,915	121,725	4.7%
Construction	-	6,378	100.0%	8,033	32,602	80.2%	(8,033)	(26,224)	19.8%
Vacant land	739,376	962,904	56.6%	736,566	847,498	53.5%	2,810	115,406	3.1%
Total	$1,485,564	$1,753,060	54.1%	$931,238	$1,091,719	54.0%	$554,326	$661,341	0.1%

Cost of revenue for our rental business increased by $447,634 to $564,596 for the six months ended September 30, 2021 from $116,962 for the same period last year. Gross profit from rental business also increased $450,434 as compared to the same period last year. The increase of gross profit was mainly due to the fact that we had more rooms rented because of the purchase of two office buildings in Downtown Markham during the six months ended September 30, 2021. The Gross profit margin of our rental business slightly decreased from 57.0% to 51.7%, which was caused by higher amortization and property management costs.

Cost of revenue for our education program increased by $111,915 to $181,592 for the six months ended September 30, 2021 from $69,677 for the same period last year. Gross profit from our education business also increased $121,725 as compared to the same period last year. Accordingly, our gross profit margin increased from 44.9% to 49.6% which was mainly due to our ability to charge higher fees for our online courses, as well as newly added vocational courses. We believe that the combination of online self-learning, online interactive instructions, as well as in-person education in our newly acquired high schools and vocational college provided by our qualified instructors will be our competitive advantage compared to other online self-learning platforms.

We did not incur significant costs in our construction business during the six months ended September 30, 2021 due to significantly decreased revenue result from the negative impact of COVID-19. During the same period last year, we incurred costs of $8,033 in our construction business.

Cost of revenue for the sales of vacant land, which consisted primarily of acquisition costs, was approximately $0.7 million and $0.7 million for six months ended September 30, 2021 and 2020, respectively. Gross margin increased slightly to 56.6% from 53.5% due to higher selling price as the result of increased demand in the Ontario real estate market.

General and administrative expenses

Our general and administrative expenses primarily include office expenses, travel expenses, commission expense, property tax, utilities, insurance expenses, interest penalties and depreciation and amortization expenses. General and administrative expenses increased by $113,932, or 410.3%, to $141,698 for the six months ended September 30, 2021, from $27,766 for the same period last year. The increase was mainly due to the increased amortization from the two office buildings in downtown Markham. We currently use approximately 10% of the office space in these two buildings for our education programs and management offices.

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Professional fees

Our professional fees increased by $241,777, or 1008.6%, to $265,749 for the six months ended September 30, 2021, from $23,972 for the same period last year. The increase was mainly due to the increased legal fees and accounting fees related to our public offering process.

Salaries and compensations

Our salaries and compensations increased by $431,281, or 1,097.2%, to $470,589 for the six months ended September 30, 2021, from $39,308 for the same period last year. The significant increase was mainly due to the expansion of our educational business and the related additional compensation that we paid during the 2021 period to attract an experienced senior management and professional employee team.

Interest expense, net

Our interest expense increased by $370,743, or 819.1%, to $416,003 for the six months ended September 30, 2021, from $45,260 for the same period last year. The significant increase was mainly due to a higher bank loan balance. Our outstanding bank loan balance was approximately $18.7 million and $2.5 million as of September 30, 2021 and 2020, respectively.

Government subsidies

During the six months ended September 30 2021, we recognized government subsidy of total $440,984 from Canada Emergency Wage Subsidy and Canada Emergency Rent Subsidy program. During the six months ended September 30 2020, we received Canada emergency wage subsidy of $22,095. The increase of wage subsidy was constant with the increase of our salary and compensation expenses.

Other income

We had no other income for the six months ended September 30, 2021. For the same period last year, we had other income of $230,824, mainly from the sales of personal protective equipment to one Canadian financial institution during the pandemic.

Income before income taxes

Our income before income taxes was approximately $0.9 million for the six months ended September 30, 2021, a decrease of approximately $0.3 million from approximately $1.2 million for the same period last year. The decrease was primarily attributable to increased sales and gross profit, offset by the increased operating expenses as discussed above.

Provision for income taxes

Our provision for income taxes was approximately $0.26 million and $0.27 million for the six months ended September 30, 2021 and 2020, respectively. The slight decrease was primarily attributable to the decreased income before income taxes.

Net income

Our net income was approximately $0.6 million for the six months ended September 30, 2021, a decrease of approximately $0.3 million from approximately $0.9 million for the same period last year. The decrease was primarily attributable to increased sales and gross profit, offset by the increased operating expenses as discussed above.

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For the Years Ended March 31, 2021 and 2020

The following table summarizes the results of our operations during the fiscal years ended March 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) comparing fiscal 2020 against fiscal 2021.

	For the Years Ended March 31,
	2021		2020
	Amount	As % of Sales	Amount	As % of Sales	Amount Increase (Decrease) 2021	Percentage Increase (Decrease) 2021

Sales	$7,725,221	100.0%	$932,707	100.0%	$6,792,514	728.3%
Cost of sales	3,459,447	44.8%	356,323	38.2%	3,103,124	870.9%
Gross profit	4,265,774	55.2%	576,384	61.8%	3,689,390	640.1%
Operating expenses
General and administrative expenses	132,224	1.7%	76,539	8.2%	55,685	72.8%
Professional fees	211,517	2.7%	5,106	0.5%	206,411	4,042.5%
Salaries and compensations	193,247	2.5%	113,532	12.2%	79,715	70.2%
Total operating expenses	536,988	7.0%	195,177	20.94%	341,811	175.1%
Income from operations	3,728,786	48.3%	381,207	40.9%	3,347,579	878.2%
Other income (expenses)
Interest expense, net	(141,690)	(1.8)%	(86,974)	(9.3)%	(54,716)	62.9%
Government subsidies	84,657	1.1%	–	–	84,657	N/A
Other income	245,019	3.2%	–	–	245,019	N/A
Total other expenses	187,986	2.4%	(86,974)	(9.3)%	274,960	(316.1)%
Income before income taxes	3,916,772	50.7%	294,233	31.5%	3,622,539	1,231.2%
Provision for income taxes	1,003,126	13.0%	52,495	5.6%	950,631	1,810.9%
Net income	$2,913,646	37.7%	241,738	25.9%	2,671,908	1,105.3%

Revenues.  Revenues increased by $6.8 million, or 728.3%, to approximately $7.7 million in fiscal 2021 from approximately $0.9 million in fiscal 2020. The increase in revenue was principally due to $6.6 million from the sales of vacant land in fiscal 2021.

Revenue by Type

	For the Year Ended March 31,
	2021		2020
Revenue category	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance $ 2021	Variance % 2021

Rent revenue	$674,898	8.7%	$555,360	59.5%	$119,538	21.5%
Tuition revenue	358,241	4.7%	296,166	31.8%	62,075	21.0%
Construction revenue	78,219	1.0%	81,181	8.7%	(2,962)	(3.6)%
Sales of vacant land	6,613,863	85.6%	–	–%	6,613,863	N/A
Total	$7,725,221	100.0%	$932,707	100.0%	$6,792,514	728.3%

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Rent revenue

Revenue from rent increased by $0.1 million, or 21.5%, from $0.6 million in fiscal 2020 to $0.7 in fiscal 2021. The increase in revenue was mainly due to an increase in the number of tenants, including one related party and one private school to be acquired by us, in our facility located in 41 Metropolitan Road, Toronto, Ontario. Nearly 50% of the tenants are in the educational business.

Tuition revenue

Revenue from tuition income increased by $0.1 million, or 20.1%, from $0.3 million in fiscal 2020 to $0.4 million in fiscal 2021. The increase in revenue was mainly from the increased tuition from our online learning platform, Toronto ESchool.

Due to the negative impact of COVID-19, we had fewer students enrolled in our courses because of the restrictions of international travel, which delayed the study plans of many international students. To compensate for the losses of the students enrolled in the credit courses that are required to obtain OSSD, we started to offer various non-credit courses to help the overseas students prepare for their future studies in Canada after the pandemic. In addition, to differentiate from other competitors, we provided more proactive learning plans to the students and offered one-to-one instruction in fiscal 2021. As a result, we were able to charge higher fees as compared to the previous years.

The number of students enrolled in our online learning platform was 396 and 462 for fiscal 2021 and fiscal 2020, respectively. These students enrolled in a total of 569 courses and 577 courses in fiscal 2021 and fiscal 2020, respectively. The average fee for each course was $529 and $490 for fiscal 2021 and fiscal 2020, respectively.

Construction revenue

Revenue from our decoration and construction business slightly decreased by $2,962, or 3.6%, from $81,181 in fiscal 2020 to $78,219 in fiscal 2021. The slight decrease was mainly due to the restrictions imposed by the provincial government for non-essential business as an effort to control the COVID-19 pandemic.

Sales of vacant land

We sold 19 lots of vacant land in fiscal 2021 and generated revenue of approximately $6.6 million. We had no such sales in fiscal 2020. As of March 31, 2021, we had eight lots of vacant land available for future sales.

Gross profit.

Our gross profit increased by $3.7 million, or 640.1%, to $4.3 million in fiscal 2021 from $0.6 million in fiscal 2020. Gross profit margin was 55.2% in fiscal 2021, as compared with 61.8% in fiscal 2020. The decrease of 6.6% in the gross profit margin was primarily attributable to the lower gross profit margin for our sales of vacant land, which had lower gross margins as compared to the revenues generated from other sources.

Our cost and gross profit by revenue types are as follows:

	For the year ended March 31, 2021			For the year ended March 31, 2020
Category	Cost of revenue	Gross profit	Gross profit %	Cost of revenue	Gross profit	Gross profit %	Variance in Cost of revenue 2021	Variance in gross profit 2021	Variance in gross profit % 2021

Rent revenue	$256,981	$417,917	61.9%	$248,442	$306,918	55.3%	$8,539	$110,999	6.7%
Tuition revenue	124,762	233,479	65.2%	90,832	205,334	69.3%	33,390	28,145	(4.2)%
Construction revenue	19,529	58,690	75.0%	17,049	64,132	79.0%	2,480	(5,442)	(4.0)%
Cost of vacant land	3,058,175	3,555,688	53.8%	–	–	-%	3,058,175	3,555,688	n/a
Total	$3,459,447	$4,265,774	55.2%	$356,323	$576,384	61.8%	$3,103,124	$3,689,390	(6.6)%

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Cost of revenue for our rental business increased by $8,539 from $248,442 in fiscal 2020 to $256,981 in fiscal 2021. Gross margin increased from 55.3% in fiscal 2020 to 61.9% in fiscal 2021 due to the fact that we had more properties rented during fiscal 2021 as compared to fiscal 2020.

Cost of revenue for our education program increased by $33,390 from $90,832 in fiscal 2020 to $124,762 in fiscal 2021, and gross profit increased by $28,145 from $205,334 in fiscal 2020 to $233,479 in fiscal 2021. Accordingly, gross profit margin slightly decreased from 69.3% in fiscal 2020 to 65.2% in fiscal 2021. The decrease in gross profit margin was mainly due to the hiring of more instructors to provide more proactive and one-to-one instruction, which helped students to successfully complete their online courses. We believe that the combination of online self-learning and online interactive instruction provided by our qualified instructors will be our competitive advantage compared to other online self-learning platforms.

Cost of revenue for our construction business increased by $2,480 from $17,049 in fiscal 2020 to $19,529 in fiscal 2021. Gross margin slightly decreased from 79.0% in fiscal 2020 to 75.0% in fiscal 2021 due to the increased material costs incurred in the decoration and construction projects.

Cost of revenue for the sales of vacant land, which consisted primarily of acquisition costs, was approximately $3.6 million in fiscal 2021, which had a gross margin of 53.8%.

General and administrative expenses

Our general and administrative expenses primarily include office expenses, travel expenses, commission expense, property tax, utilities, insurance expenses, interest penalties and depreciation and amortization expenses. General and administrative expenses increased by $55,685, or 72.8%, from $76,539 in fiscal 2020 to $132,224 in fiscal 2021, mainly due to increased auto lease expense and additional business activities in fiscal 2021. Our general and administrative expenses represented 1.7% and 8.2% of our total revenue for fiscal 2021 and fiscal 2020, respectively.

Professional fees

Our professional fees increased by $206,411, or 4,042.5%, from $5,106 in fiscal 2020 to $211,517 in fiscal 2021, representing 2.7% and 0.5% of our total revenue for fiscal 2021 and fiscal 2020, respectively. The increase was mainly due to the increased legal fees related to the sales of vacant land, as well as the legal fees and accounting fees related to our public offering process.

Salaries and compensations

Our salaries and compensations increased by $79,715, or 70.2%, from $113,532 in fiscal 2020 to $193,247 in fiscal 2021, representing 2.5% and 12.2% of our total revenue for fiscal 2021 and 2020, respectively. The increase was mainly due to additional business activities and the concomitant hiring of additional support staff in fiscal 2021.

Interest expense, net

Our interest expense increased by $54,716, from $86,947 in fiscal 2020 to $141,690 in fiscal 2021 due to the higher bank loan balance in fiscal 2021. Our outstanding bank loans were approximately $6.4 million as of March 31, 2021 as compared to approximately $2.3 million as of March 31, 2020. The average interest rates for our average outstanding loan balances in fiscal 2021 and 2020 were 3.35% and 3.37%, respectively.

Government subsidies

In fiscal 2021, we applied for total loans of $143,136 under the Canada Emergency Business Account (CEBA) program, of which $45,450 is expected to be forgiven. In addition, we received $39,207 from the Canada Emergency Wage Subsidy program. We recognized these amounts as government subsidies for the year ended March 31, 2021.

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Other income

We had other income of $245,019 in fiscal 2021 from the sales of personal protective equipment to one Canadian financial institution during the pandemic.

Income before income taxes

Our income before income taxes was approximately $3.9 million in fiscal 2021, an increase of approximately $3.6 million from approximately $0.3 million in 2020. The increase was primarily attributable to increased sales and gross profit, offset by the increased operating expenses as discussed above.

Provision for income taxes

Our provision for income taxes was $1,003,126 in fiscal 2021, an increase of $950,631 from $52,495 in fiscal 2020. The increase was mainly due to the increased income before income taxes.

Cash Flows

For the Six Months Ended September 30, 2021 and 2020

The following table sets forth summary of our cash flows for the periods indicated:

	For the Six Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$1,784,309	$2,174,663
Net cash used in investing activities	(16,271,972)	(867,739)
Net cash provided by (used in) financing activities	13,559,187	(1,159,214)
Effect of exchange rate change on cash	4,716	9,628
Net increase (decrease) in cash	(923,760)	15,338
Cash and restricted cash, beginning of period	1,190,616	109,860
Cash and restricted cash, end of period	$266,856	$267,198

Operating Activities

Net cash provided by operating activities was approximately $1.8 million for the six months ended September 30, 2021, compared to cash provided by operating activities of approximately $2.2 million for the same period last year. The decrease in net cash provided by operating activities was primarily attributable to the following factors:

•	The decrease in our net income. Our net income was approximately $0.6 million for the six months ended September 30, 2021, a decrease of approximately $0.3 million from approximately $0.9 million for the same period last year.

•

Accounts receivable increased by approximately $0.6 million for the six months ended September 30, 2021, as compared to an increase of approximately $0.1 million for the same period last year. The increase of accounts receivable was mainly due to the sales of the lots of vacant land.

•	Prepayments and other receivables increased by approximately $0.2 million for the six months ended September 30, 2021, as compared to an increase of approximately $0.04 million for the same period last year. The increase of prepayments and other receivables was mainly due to the prepayment paid to third-party vendors for the decoration project in the newly acquired two office buildings in downtown Markham.

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Investing Activities

Net cash used in investing activities was approximately $16.3 million for the six months ended September 30, 2021, compared to the net cash used in investing activities of $0.9 million for the same period last year. The increase in net cash used in investing activities was primarily attributable to the purchase of two office buildings in downtown Markham and the deposits paid to acquire the properties located on 95-105 Moatfield Drive, Toronto.

Financing Activities

Net cash provided by financing activities was approximately $13.6 million for the six months ended September 30, 2021, compared to net cash used in financing activities of $1.2 million for the same period last year. The increase of net cash provided by financing activities was primarily attributable to the mortgages we obtained from HSBC Bank. In connection with the purchase of the two office buildings, on April 15, 2021, we obtained bank loans of $7.1 million (C$9.0 million) and $5.5 million (C$7.0 million ) respectively from HSBC Bank. The loans have five-year terms with a fixed interest rate of 3.3% per annum, with equal monthly instalments of blended principal and interest over an amortization period of 25 years. Our controlling shareholder, Ms., Zhou, also made an advance of $1.0 million to the Company. During  the same period last year, we repaid a loan of $1.2 million to Ms. Zhou.

For the Years Ended March 31, 2021 and 2020

The following table sets forth summary of our cash flows for the periods indicated:

	For the Years Ended March 31,
	2021	2020
Net cash provided by operating activities	$4,439,717	$273,631
Net cash used in investing activities	(3,060,711)	(26,174)
Net cash used in financing activities	(394,778)	(265,878)
Effect of exchange rate change on cash	96,528	(6,683)
Net increase (decrease) in cash	1,080,756	(25,104)
Cash, beginning of year	109,860	134,964
Cash, end of year	$1,190,616	$109,860

Operating Activities

Net cash provided by operating activities was approximately $4.4 million in fiscal 2021, compared to cash provided by operating activities of approximately $0.3 million in fiscal 2020. The increase in net cash provided by operating activities was primarily attributable to the following factors:

•	The increase in our sales and net income. Our sales increased by 728.26%, or approximately $6.8 million, to $7.7 million in fiscal 2021 from $0.9 million in fiscal 2020. As a result, our net income increased by 1,105.3% or approximately $2.7 million to $2.9 million in fiscal 2021 from $0.2 million in fiscal 2020.

•	Inventory of real properties decreased by approximately $2.4 million in fiscal 2021 compared with a decrease of $151,778 in fiscal 2020. The decrease was mainly due to the sales of vacant land in fiscal 2021.

•	Tax payable increased by approximately $1.0 million in fiscal 2021 compared with minimal change in fiscal 2020. The increase is consistent with the increase of our net income.

Offset by:
•	Due from a related party during the fiscal 2021 increased by approximately $2.9 million in fiscal 2021 compared with an increase of due from related party of approximately $0.1 million in fiscal 2020. We periodically provided working capital loans and jointly invested in the educational industry to support the operations of Langton, the related party, when needed. Such advance was non-interest bearing and due on demand. Subsequent to the year ended March 31, 2021, Langton fully repaid the outstanding balance to us.

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Investing Activities

Net cash used in investing activities was approximately $3.1 million in fiscal 2021, compared to net cash used in investing activities of $26,174 in fiscal 2020. The increase in net cash used in investing activities in fiscal 2021 was primarily attributable to the $1.4 million paid as a deposit for the purchase of two office buildings, and $1.1 million in deposits paid for various purchases and investments, including acquisition deposits paid to acquire private school licenses, an investment deposit to subscribe for an equity interest in a private school, and the deposit paid to acquire a lot of vacant land.

Financing Activities

Net cash used in financing activities was approximately $0.4 million in fiscal 2021, compared to net cash used in financing activities of approximately $0.3 million in fiscal 2020. The increase in net cash used in financing activities in fiscal 2021 was primarily attributable to the repayment of a $2.6 million loan in fiscal 2021, as compared to a $71,869 loan repayment in fiscal 2020, and as well as the repayment of a $4.0 million loan to our controlling shareholder, Ms. Zhou, in fiscal 2021, as compared to a $0.2 million loan repayment to Ms. Zhou in fiscal 2020. We borrowed a total of $6.4 million from one bank in fiscal 2021, mainly from refinancing our mortgages.

Liquidity and Capital Resources

Overview

The general objectives of our capital management strategy reside in the preservation of our capacity to continue operating, in providing benefits to our stakeholders and in providing an adequate return on investment to our shareholders by selling our education services at a price commensurate with the level of operating risk assumed by us.

We thus determine the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and risks of the underlying assets. We are not subject to any externally imposed capital requirements.

Credit Facility

As of September 30, 2021, we had outstanding loans totaling approximately $18.7 million from banks in Canada. Ms. Zhou, the controlling shareholder, had also periodically advanced funds to support our operations when needed. These advances were non-interest bearing and due upon demand.

Working Capital

As of September 30, 2021, we had cash and cash equivalents of approximately $0.3 million. We also had short-term investments of approximately $0.1 million, which could be used as working capital when needed. Our current assets were approximately $2.3 million, and our current liabilities were approximately $6.3 million, which resulted in a negative working capital of $4.0 million. Total shareholders’ equity as of September 30, 2021 was approximately $3.9 million.

In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. We plan to fund working capital through our operations, bank borrowings and additional loans and loan guarantees from Ms. Zhou, our controlling shareholder. We expect to be able to refinance all of our loans upon maturity based on past experience and our good credit history.

Our primary source of cash is currently generated from our business and bank borrowings in addition to proceeds from related party borrowings. In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock, to meet our cash needs. While facing uncertainties regarding the size and timing of capital raises, we are confident that we can continue to meet operational needs solely by utilizing cash flows generated from our operating activities, borrowings from Ms. Zhou and bank borrowings which may also be guaranteed by Ms. Zhou, as necessary.

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We have historically funded our working capital needs primarily from operations, bank loans, and advances from controlling shareholder. Our management believes that current levels of cash, cash flows from operations and cash flow from bank loans, will be sufficient to meet our anticipated cash needs for at least the next 12 months from the date of this prospectus. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

Loan Facilities

As of September 30, 2021 and March 31, 2021, the details of all bank loans are as follows:

	September 30,	March 31,
	2021	2021

Canada Emergency Business Account Program (“CEBA Loan”)	$156,980	$95,424
National Bank of Canada (“National Bank”)	6,157,787	6,323,441
HSBC Bank	12,431,678	–
TD Trust	11,116	–
Less: unamortized financing cost	(80,504)	(31,808)
	18,677,057	6,387,057
Less: current portion of bank loans	(489,771)	(172,629)
Total	$18,187,286	$6,214,428

During the year ended March 31, 2021, the Company received a loan of $143,136 (C$180,000) through the Canadian Emergency Business Account Program (“CEBA Loan”), which provides financial relief for Canadian small businesses during the COVID-19 pandemic. The CEBA Loan has an initial term date on December 31, 2022 (the “Initial Term Date”) and has been extended to December 31, 2023. The CEBA Loan is non-revolving, with an interest rate of 0% per annum prior to the Initial Term Date and 5% per annum thereafter during any extended term, which is calculated daily and paid monthly. The CEBA Loan can be repaid at any time without penalty, and up to $45,450 (C$60,000) of the loans will be forgiven if the balance is repaid by Initial Term Date. The Company anticipates repaying the CEBA Loan prior to the Initial Term Date due to sufficient liquidity. During the six months period ended September 30, 2021, the Company assumed $62,792 (C$80,000) CEBA loan balance from two acquired business. As of September 30, 2021, the Company has unforgiven portion of CEBA loan balance of 156,980 (C$200,000).

On November 26, 2020, the Company entered into a loan agreement with National Bank to borrow $6.3 million (C$8.0 million) to refinance the existing mortgage on its property located at 41 Metropolitan Road, Toronto. The loan bears a fixed interest rate of 3.09% per annum for a four-year term, and the loan is amortized over 25 years. The monthly payment of $30,071 (C$38,312) including principal and interest has been made since January 2021. National Bank also offers a maximum $19,623 (C$25,000) limit on the master credit card under the Company’s name.

The above financing facilities are guaranteed by the real estate property located at 41 Metropolitan Road, Toronto, and by a limited personal guarantee from Ms. Fan Zhou in the amount of $4.7 million (C$6.0 million) plus accrued interest and enforcement costs.

The complied financial ratio and financial covenants required by National Bank includes but are not limited to, the following:

•	A debt service coverage ratio not less than 1.25 at fiscal year end
•	The borrower shall not take on additional debt or further encumber the property without the written consent of the Bank
•	The nature of the Borrower’s business shall not be substantially changed without the written consent of the Bank
•	The loan is guaranteed by limited personal guarantee from Ms. Fan Zhou in the amount of $4.7 million (C$6,000,000) plus accrued interest and enforcement costs.

The Company paid a $31,396 (C$40,000) negotiation fee upon acceptance of the loan agreement. The amount was recorded as deferred financing costs and amortized over the four-year term.

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In connection with the purchase of the two office buildings located at downtown Markham at a cost of $9.8 million (C$12.5 million) and $7.8 million (C$9.9 million), respectively, on April 15, 2021, two of the Company’s subsidiaries, Animation Group and NeoCanaan Investment, obtained bank loans of $7.1 million (C$9.0 million) and $5.5 million (C$7.0 million), respectively, from HSBC Bank. Each of the loans has a five-year term with a fix interest rate of 3.3% per annum, with equal monthly instalments of blended principal and interest over an amortization period of 25 years. Both bank loans are cross guaranteed by the two subsidiaries, and also guaranteed by the Ms. Fan Zhou personally and the Company, with a collateral of the two office buildings purchased. To meet the Bank’s covenants, the Company and its two subsidiaries that own these two office buildings have to keep the debt service coverage ratio higher than 1.20.

The Company paid a $49,108 (C$62,566) negotiation fee and legal fee on both buildings upon acceptance of the loan agreement. The amount was recorded as deferred financing costs and amortized over the term 5 years.

The Company’s subsidiary Lowell Academy obtained a five-year term loan of $22,370 (C$28,500) from TD Trust in February 2019, with the floating interest rate of the prime rate + 3.5% per annum. The monthly payment is $447 (C$569). As of September 30, 2021, the loan balance was $11,116 (C$14,162). The maturity date is February 1, 2024.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed assets and intangible assets as a result of our business growth. Our capital expenditures amounted to $18.6 million for the six months ended September 30, 2021 and $2.5 million for the year ended March 31, 2021.

On April 15, 2021, two of our subsidiaries, Animation Group and NeoCanaan Investment, purchased two office buildings in downtown Markham, Ontario. The total consideration for these two properties was $9.9 million (C$12.5 million) and $7.9 million (C$9.9 million), respectively. In connection with the purchase of the office buildings, Animation Group and NeoCanaan Investment obtained two bank loans of $7.0 million (C$9.0 million) and $5.5 million (C$7.0 million) from HSBC Bank, respectively. Each of the loans has a five-year term with a fixed interest rate of 3.3% per annum. Both bank loans are cross guaranteed by the two subsidiaries, and also guaranteed by Ms. Zhou personally and us, with collateral consisting of the two office buildings. To meet the Bank’s covenants, the Company’s two subsidiaries that own these two office buildings must keep debt service coverage ratios higher than 1.20.

On May 19, 2021, we entered into a purchase agreement to purchase two office buildings in Toronto for a total price of $73.2 million (C$93.3 million). The Company agreed to pay a first deposit of $1.6 million (C$2 million) at agreement signing, a second deposit of $0.8 million (C$1 million) on October 8, 2021, a third deposit of $2.4 million (C$3 million) on November 9, 2021, and a fourth deposit of $2.4 million (C$3 million) within 15 business days prior to the closing date, which was agreed as March 31, 2022. As of September 30, 2021, the controlling shareholder, Ms. Zhou, paid first required deposit of total $1.6 million (C$2.0 million) on behalf of the Company. The Company has made the second and third deposits (totaling of $3.6 million (C$4 million)) subsequent to September 30, 2021 on respective due dates. The deposits are non-refundable.

Contractual Obligations

As of September 30, 2021, our contractual obligations consisted of the following:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Lease commitment	$28,905	$16,513	$12,392	$–	$–
Repayment of bank loans	21,037,288	1,104,592	2,362,592	17,974,742	–
Total	$21,066,193	$1,121,105	$2,374,984	$17,974,742	$–

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the period ended September 30, 2021 and for the years ended March 31, 2021 and 2020, that have, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

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Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions in which we have been a participant and in which the amount involved in the transactions is material to us or the related party.

The relationship of main related parties is summarized as follows:

Name of Related Party	Relationship to the Company
Ms. Fan Zhou	Controlling shareholder of the Company.
China Youth Langton (Canada) Education Technology Co. Ltd. (“Langton”)	Related due to Ms. Fan Zhou a daughter WanrongWu being directors of Langton before June 2021.
PrideMax Express (“Express”)	Controlled by the spouse of the general manager of Farvision Development.
PrideMax Medical Supplies Inc.(“Medical”)	The general manager of Farvision Development was formerly the sole director of Medical until June 1, 2020.
Jason Wang	General manager of Farvision Development.
Rusheng Wu	Principal of Toronto ESchool and spouse of the minority shareholder of Toronto ESchool.

Account receivable – related party

As of September 30, 2021 and March 31, 2020, Account receivable – related party consists of the following:

	September 30,	March 31,
	2021	2021

Accounts receivable from Langton	$–	$286,272
Total	$–	$286,272

Langton has entered a three-year term lease agreement with the Company, which commenced on January 1, 2018. The lease was renewed for another three years from January 1, 2021 to December 31, 2023. The monthly rent, including basic and additional rent and applicable sale tax, is $24,123. During the six-month period ended September 30, 2021 and 2020, the Company has recognized rental income of $128,087 and $117,319, respectively, from Langton.

Due from related parties

As of September 30, 2021 and March 31, 2020, due from related party consists of the following:

	September 30,	March 31,
	2021	2021

Due from Langton	$–	$3,104,042
Due from minority interest shareholder (Lowell Academy)	147,330	–
Due from minority interest shareholder (Princeton Education)	27,666	–
Total	$174,996	$3,104,042

The Company periodically provides working capital loans and jointly invests in educational industry to support Langton’s operations when needed. Such advances were non-interest bearing and due on demand. Subsequent to the year ended March 31, 2021, Langton fully repaid the outstanding balance.

The Company has receivable balances from two minority interest shareholders due to the acquisition of Lowell Academy and Princeton Education, as the minority interest shareholders are personally responsible to pay liabilities incurred before the purchase date.

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Related parties loan receivable

As of September 30, 2021 and March 31, 2021, related parties loan receivable consists of the following:

	September 30,	March 31,
Name	2021	2021

Jason Wang	$–	$91,186
Express	75,255	99,955
Medical	227,855	233,134
	303,110	424,275
Less: current portion of loan receivable	(303,110)	(105,898)
	$–	$318,377

The Company has entered into loan agreements with above two related companies to provide working capital to support their daily operation and a related individual as the management of one subsidiary. The interest rates applied to these loans are in the range of 2%-3% per annum, and the loans originally had maturity dates between October 2021 and July 2022. Subsequently to September 30, 2021, the outstanding balances have been fully received.

Due to shareholder

	September 30,	March 31,
Name	2021	2021

Ms. Fan Zhou	$2,388,738	$1,471,191
Total	$2,388,738	$1,471,191

The balance represents unsecured, due on demand and interest free borrowings between the Company and the controlling shareholder, Ms. Fan Zhou. Ms. Fan Zhou periodically provides funds to support the Company’s investment and acquisition when needed. As of September 30, 2021 and March 31, 2021, the balance due to Ms. Zhou amounted to $2,388,738 and $1,471,191, respectively

Future Related Party Transactions

After completion of this offering, the Corporate Governance Committee of our Board of Directors must approve all related party transactions. All related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties.

Future Development

Subsequent to the period ended September 30, 2021, we continued to acquire assets in the education and related business. As of the date of this filing, we are in the process of acquiring the following entities:

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Max The Mutt Animation

On December 19, 2020, Farvision Education entered into a purchase agreement with the original shareholders of MTM Animation, to purchase all of the issued and outstanding shares of MTM Animation for total consideration of $2.1 million (C$2.6 million). The consideration included two components: i) a fixed or guaranteed purchase price of $1.7 million (C$2.1 million), and ii) post-closing, performance-based payments aggregating up to $392,450 (C$500,000). The payments are required to be made by an initial deposit and additional deposit totaling $784,900 (C$1.000,000), a closing payment of $643,618 (C$820,000) on the closing date, deferred purchase payments totaling $219,772 (C$280,000) payable in equal installments over the three years after the closing, and performance-based payments of up to $392,450 (C$500,000) based on the net income over three years after the closing. On the closing date, MTM Animation stockholders transferred 70% of the purchased shares to us. The remaining 30% will be transferred over three years by transferring 10% of the purchased shares to us on the anniversary of the closing date when the deferred purchase payments are paid. As of March 31, 2021, we paid acquisition deposits totaling $784,900 (C$1,000,000). On February 28. 2022, the Company paid the closing payment of $643,618 (C$820,000) and the transaction was successfully closed. Ms. Fan Zhou loaned the closing payment to the Company. The promissory note evidencing the loan has a term of one year, is non-interest bearing, and grants the Company an option to renew.

MTM Animation, formerly known as Max the Mutt Animation School, and Studio M, was founded in 1997 as a Private Career College under the Private Career Colleges Act, 2005 with the Ontario Ministry of Advanced Education and Skills Development (Registration number:101408). MTM Animation is located in Toronto, Canada.

MTM Animation offers three four-year college diploma programs, including Animation, Concept Art, and Illustration & Storytelling for Sequential Arts. The curriculum is largely designed, regularly reviewed and updated by working animation professionals. The faculty are both full time and parttime instructors and are working animation professionals. Additionally, MTM regularly offers short-term workshops and training courses.

Toronto High School

On November 1, 2020, Farvision Education entered into an acquisition agreement with one individual who was the original shareholder of Toronto High School Inc. (“Toronto High School”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education will acquire 80% of the equity interests of Toronto High School for a total consideration of $188,374 (C$240,000). Farvision Education paid an acquisition deposit of $125,584 (C$160,000) upon signing the agreement. The acquisition is expected to be completed by June 30, 2022.

Quantitative and Qualitative Disclosure about Market Risks

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in Canadian Dollars (“C$”). In our consolidated financial statements, our financial information that uses C$ as the functional currency has been translated into U.S. dollars. The value of the C$ against the U.S. dollar and other currencies is affected by the changes in Canada’s economic conditions. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

Interest Rate Risk

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. Our exposure to interest rate risk primarily relates to the interest rates from our borrowings with banks. We have not been exposed to material risks due to the fact that our borrowing interest rates are normally fixed, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

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Liquidity Risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. Our objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time. We achieve this by maintaining sufficient cash and banking facilities.

Critical Accounting Policies and Estimates

We prepare our financial statements in conformity with accounting principles generally accepted by the United States of America (“U.S. GAAP”), which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past three years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience, and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies that we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition

We follow ASC 606 - Revenue from Contracts with Customers, which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, we perform the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

We generate our revenues through educational programs and services with individual students. In addition, we generate revenues from other services such as rents, decoration and construction projects, and the sales of vacant lands.

Income Tax

Current income tax payable is based on taxable income for the period. Taxable income differs from income as reported in the statement of income or loss because it excludes items of income or expense that are taxable or deductible in other periods and it further excludes items that are never taxable or deductible. Our liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profits against which those deductible temporary differences can be utilized will be available. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

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Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which we expect, at the end of the reporting period, to recover or settle the carrying amount of our assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and we intend to settle our current tax assets and liabilities on a net basis.

Recent Accounting Pronouncements

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recent Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. For public business entities, ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance from April 1, 2021 and the adoption has no significant impact on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance from April 1, 2021 and the adoption has no significant impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, and Accounting Standards Update 2019-04, Accounting Standards Update 2019-05. In January 2020, the FASB issued ASU 2020-2, “Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), February 2020” (“ASU 2020-02”). ASU 2020-02 added and amended SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119, related to the new credit losses standard, and comments by the SEC staff related to the revised effective date of the new standard. For public entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance from April 1, 2020 and the adoption has no significant impact on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on our consolidated financial position, statements of operations and cash flows.

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MANAGEMENT

Directors and Executive Officers

The following tables sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Dr. Thomas Traves	73	Chairman of the Board of Directors and Chief Executive Officer
Dr. Simon Tang (1)(4)(5)(6)	63	Vice-Chairman of the Board of Directors
Yiu Bun (Ken) Chan(1)(2)(3)	73	Vice-Chairman of the Board of Directors
Dr. Zaiyi Liao(3)	54	Director
Yongzhi (Jim) Huang	51	Vice-President and Board Secretary
Honorable Peter M. Milliken(1)(4)(5)(6)	74	Director
J. Colin Dodds(1)(4)(5)(6)	77	Director
Dr. Haipeng Xie	52	Director
Paul Kearns	44	Chief Operating Officer
Katy Liu	60	Chief Financial Officer
Steven Delaney	65	Chief Scientific Officer
Harley d’Entremont	68	Chief Academic Officer

_____________________

(1) Indicates independent director.

(2) Yiu Bun (Ken) Chan was Chief Executive Officer from November 1, 2020 to June 6, 2021.

(3) Dr. Zaiyi Liao was Chief Executive Officer from June 7, 2021 to October 28, 2021.

(4) Audit Committee member.

(5) Nominating and Corporate Governance Committee member.

(6) Compensation Committee member.

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Biographical Information

Dr. Thomas Traves, Chairman of the Board of Directors and Chief Executive Officer

Dr. Traves has served as Chairman of the Board of Directors of our Company since March 24, 2021 and became our Chief Executive Officer on October 28, 2021. He also serves as a director of our subsidiary Farvision Education Group Inc. Dr. Traves has dedicated his entire career to academia in Canada’s university and higher education system. Starting as a lecturer in 1974, he became a professor and later became involved in university and higher education administration. Dr. Traves served as President of Brock University in 2016-17. Prior to his role at Brock University, he served at Dalhousie University from 1995 to 2013 as President and Vice-Chancellor. Prior to his role at Dalhousie University, he was Vice President of Academics and a Professor of History at the University of New Brunswick from 1991 to 1995. From 1974 to 1991, he served at York University in Toronto, Ontario, Canada. From 1974 to 1976, he was a lecturer. From 1976 to 1991, he was an associate professor, and, while he was an associate professor, he was the Chairman for the Division of Social Sciences from 1981 to 1983 and the Dean of the Faculty of Arts from 1983 to 1991. He also provides consulting services involving organizational and policy issues to private companies, government entities, and universities. Dr. Traves served as Chairman to the Board of Directors for both the Presidents Associations of Nova Scotia and Atlantic Canadian Universities and Universities Canada (formerly known as the Board of the Association of Universities and Colleges of Canada. He has also served on the boards of several Canadian business corporations, including Clearwater Seafood Inc. from 2002 to 2014 and Maritime Life Assurance Co from 1997 to 2004 and the Advisory Board of AT&T Canada Inc. from 1996 to 1999 He also served on the board of the Halifax international Airport Authority from 2013 to 2016 and as Chairman of the Board of Invest Nova Scotia from 2014 to 2016, two government agencies. He was named as one of Atlantic Canada’s Top 50 CEOs on three separate occasions. Dr. Traves earned his Bachelor’s degree from the University of Manitoba in Winnipeg, Manitoba, Canada and his PhD in History with a specialization in economic history from York University in Toronto, Ontario, Canada. In addition to his published scholarly work and his awards received, Dr. Traves has earned honorary degrees from Umea University (Sweden), the University of King’s College (Halifax), and York University (Toronto). We believe that Dr. Traves’ experience and extensive knowledge as an educator and educational administrator makes him well qualified to serve on our Board of Directors.

Dr. Simon Tang, Vice-Chairman

Dr. Tang has served as a vice-chairman of our Board of Directors since June 21, 2021. Dr. Tang has served as the Managing Director of WinWin Law PLLC in Houston, Texas, since 1994, and was a shareholder of Allied Law Firm and Allied Management Consulting Group, which he founded in 1999 has offices in Hong Kong and Shenzhen, China. Dr. Tang specializes in transborder corporate transactions. Dr. Tang is member of the State Bar of Texas. He earned his Bachelor of Arts from the University of Utah, a Master’s in Global Geopolitics from Brigham Young University, a Ph.D. in Economics and History from the University of California, and a Juris Doctor from the University of Minnesota School of Law. We believe that Dr. Tang’s experience as a lawyer, and, specifically, his familiarity with United States and Canadian laws and education policy makes him well qualified to serve on our Board of Directors.

Yin Bun (Ken) Chan, Vice-Chairman

Mr. Chan has served as a vice-chairman of our board of directors since March 24, 2021 and was our Chief Executive Officer from November 1, 2020 to June 6, 2021. While Mr. Chan offers approximately 20 years of banking and finance management experience obtained from working within some of Canada’s major banks, such as Canadian Imperial Bank of Commerce and Royal Bank of Canada, he also has over 10 years’ experience in facilitating international education partnerships. His efforts have accessed educational pathways for Chinese students into the Canadian education system at the secondary high school and college levels. Mr. Chan established a Canadian Certified High School Diploma program in Sheyang, China in partnership between the Nova Scotia Department of Education Liaoning Provincial Department of Education and a Canadian University BBA and established a BHTM (Hotel and Tourism Management) degree program in partnership between Cape Breton University, in Sydney, Nova Scotia and the Henan Provincial Department of Education and Chinese Ministry of Education in 2007. He is a member of the board of directors for Career Colleges Ontario (formerly known as Ontario Association of Career Colleges), and he serves as Chair of the organization’s, International Education Committee from 2003 to 2006. We believe that Mr. Chan’s knowledge and experience in financial and educational services makes him well qualified to serve on our Board of Directors.

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Dr. Zaiyi Liao, Director

Dr. Zaiyi Liao became director on March 24, 2021 and was our Chief Executive Officer from June 7, 2021 to October 282021. He has also served as director of our subsidiary Farvision Education Group, Inc since November 20, 2020. Prior to joining us as our CEO, he served as Partner and Engineering Director of SGS Architects in Toronto, Ontario, Canada from February 2014 to June 2020. Concurrently with his duties as our CEO, Dr. Liao contributes his experience as a Professional Engineer of Canada to the academic community at Ryerson University in Toronto, Ontario, Canada as a tenured Associate Professor in the University’s Department of Architectural Science. His tenure began in June 2012. Dr. Liao earned his Bachelor of Arts and Master of Arts from Tsinghua University in Beijing, China. He has also earned a PhD in Building Services Engineering from Hong Kong Polytechnic University in Hong Kong, China and PhD in Engineering Science from the University of Oxford in England. We believe that Dr. Liao’s knowledge and experience as a professional engineer and a tenured university professor makes him well qualified to serve on our Board of Directors.

Yongzhi (Jim) Huang, Vice-President and Board Secretary

Mr. Huang has served as the Board Secretary and the Vice-President of our Company since June 21, 2021. He is a Canadian Chartered Professional Accountant with experience in financial performance, economic valuation, accounting, taxation, and management consulting. Prior to joining us, Mr. Huang was the Managing Partner of a CPA firm in Toronto, Ontario, Canada at LH CPA LLP in Jan 2020. From 2017-2019, Mr. Huang worked as the Chief Financial Officer for a commercial real estate development corporation (Costone Investment Inc.) where he was responsible for the management of the finance, compliance, and due diligence operations of the corporation. From 2016-2017, he worked as a financial consultant at St. Michael Hospital in Toronto. Mr. Huang earned his MBA and graduated with honors from Laurentian University in Subury, Ontario, Canada in June 2012. In June 2020, Mr. Huang earned his LL.M (Master of Laws) from Osgoode Hall Law School at York University in Toronto, Ontario, Canada.

Honorable Peter M. Milliken, Director

Honorable Peter M. Milliken has served as an independent director since March 24, 2021 and has served on the Board of Directors of our subsidiary Farvision Education Group, Inc. since November 20, 2020. Mr. Milliken is a Canadian lawyer and politician. His political career began in 1988 as a member of the House of Commons and ended with his retirement in 2011, after serving as Speaker of the House of Commons for ten years. Mr. Milliken earned his Bachelor of Arts in Political Science and Economics from Queen’s University in Kingston, Ontario, a Bachelor of Arts and Master of Arts in Jurisprudence from the University of Oxford in England, and a Bachelor of Laws from Dalhousie University in Halifax, Nova Scotia. We believe that Mr. Milliken’s service as a government public official makes him well qualified to serve on our Board of Directors.

J. Colin Dodds, Director

Mr. Dodds has served as director of our Company since March 24, 2021 and has served as a director of our subsidiary Farvision Education Group, Inc. since November 20, 2020. Mr. Dodds began teaching finance at Saint Mary’s University in Halifax, Nova Scotia, Canada in 1982. He became employed in the administration of Saint Mary’s University, serving as its President from 2000 to 2015. He had served as President of the Council of Nova Scotia University Presidents and President of the Canadian Bureau for International Education. He serves as a director of GEM Health Care Group Ltd., a company that develops and operates facilities dedicated to transforming the health care landscape for seniors, and as Vice-Chairman of the Board of the Royal Nova Scotia International Tattoo Society. He served two terms as a Director of the Bank of Canada and the Asia Pacific Foundation. Mr. Dodds earned his Bachelor of Arts from The Open University, a Bachelor of Science in Economics with Honors from the University of Hull, and a Master of Arts and PhD from the University of Sheffield, all in the United Kingdom. We believe that Dr. Dodds’ experience and extensive knowledge as an educator in business and finance and as and educational administrator makes him well qualified to serve on our Board of Directors.

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Dr. Haipeng Xie, Director

Dr. Xie joined our Company as a director on November 20, 2020. Concurrent with his duties for us, he has served as an Adjunct Professor of Mechanical and Industrial Engineering at the University of Toronto since 2015. He served as an Adjunct Professor at the University of Geulph’s School of Engineering from 2004 to 2015. Dr. Xie earned his Bachelor of Science in Electrical Engineering from ZhongShan University in China, a Master of Applied Science in Electrical and Computer Engineering from Concordia University in Montreal, Quebec, Canada, and a PhD in Electrical and Computer Engineering from the University of Western Ontario in London, Ontario, Canada. We believe Dr. Xie’s experience and knowledge as an educator and a management professional for technology companies make him well qualified to serve on our Board of Directors.

Paul Kearns, Chief Operating Officer

Mr. Kearns has served as Chief Operating Officer for Visionary Education Technology Group since December 13th, 2021. While Mr. Kearns offers over 20 years of international education experience, in Canada as well as abroad in having managed the operation of three Wall Street English schools while working as a Learning Centre Manager at the Wall Street Institute (Asia Pacific) from March 2005 to May 2010; provided corporate training to executives of multinational conglomerates as a National Corporate Trainer and Consultant at Clark Morgan Corporate Training from April 2010 to March 2011; and, served as Director of Studies at Merit Education Group from February 2012 to December 2016 where he designed educational and training programs and developing strategic partnerships with key recruiting and education companies from. He also co-founded in May 2018 a federally registered non-profit regulatory body: The Society for International Education Certified Advisors (SIECA) and served as its President through September 2020. in addition, he recruited educational and Queen’s Counsel legal professionals, all whom which were mandated to train and vet the society’s members who would demonstrate high degrees of knowledge, resourcefulness, and ethics. From August 2020 to November 2020, he served as Chapter Director for the Province of Quebec of the Canada-China Business Council where he promoted Sino-Canadian bilateral trade and diplomatic reciprocity through trade missions, business incubation services, as well as in international media and Public Affairs. Mr. Kerns is an Executive MBA graduate from University of Toronto, Rotman School of Business, and holds the designation of Certified Training & Development Professional (CTDP) from the Canadian Society for Training and Development, Mr. Kearns is a polyglot; speaking native English, and professional Mandarin, Cantonese, and French.

Harley d’Entremont, Chief Academic Officer

Dr. d’Entremont joined our Company as our Chief Academic Officer on May 25, 2021. Dr. d’Entremont has spent his career in academia, which began in 1975 as a Professor of Political Science.  Over his career, he has occupied many executive positions. From 2012 to 2017, he was Provost and Vice-President of Academic and Research at Nipissing University in North Bay, Ontario, Canada. From 2003 to 2008, he was Vice-President Academic at Laurentian University in Sudbury, Ontario, Canada. From 1988 to 2001, he was President of Université Sainte-Anne in Nova Scotia, Canada. He earned his Bachelor of Arts from Saint Mary’s University in Halifax, Nova Scotia, Canada, his Masters in Public Administration from Dalhousie University in Halifax, Nova Scotia, Canada, and his PhD in Political Science from the University of Western Ontario in London, Ontario, Canada.

Katy Liu, Chief Financial Officer

Ms. Liu joined our Company as the accounting manager in September 2020 and was appointed Chief Financial Officer on April 3, 2021. Prior to joining us as Chief Financial Officer, Ms. Liu was the Controller/Chief Accounting Officer at the George R. Gardiner Museum of Ceramic Art from 2000 to 2018. In her role at the museum, she was responsible for the management and compliance of the finance and accounting operations. She was the Finance Manager at the Canadian Opera Company for 14 years prior to joining the museum. Ms. Liu earned her Bachelor of Applied Arts in Economics from Centennial College in Toronto, Ontario, and completed the Certified General Accountant – Fourth Level program from York University in Toronto, Ontario.

Steven Delaney, Chief Scientific Officer

Mr. Delaney joined our Company on November 20, 2020 as our Chief Scientific Officer. Concurrently, he is the co-founder and Chief Executive Officer of Capital Blockchain Enterprises Inc., where he is responsible for blockchain strategy, solution discovery, and project execution. Prior to joining us and cofounding Capital Blockchain, Mr. Delaney was the Chief Information Officer at MCAP Corporation from 2013-2018. At MCAP, he launched initiatives in artificial intelligence, big data, agile microservice, and digital transformation. Additionally, he led all information operations, including 110 software applications, a Canadian WAN, and building two data centers while leading a team of 115 individuals. Prior to working at MCAP, Mr. Delaney was the Chief Information Officer of the Ontario Telemedicine Network from 2009 to 2012. Mr. Delaney is also a director of the Chief Information Officers Association of Canada. He earned his Bachelor of Science with Honors from the University of Toronto and his Master of Business Administration from York University. He is currently a PhD Candidate at Ryerson University in Computer Science.

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Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers have, during the past ten years:

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Board of Directors

Our board of directors consists of seven directors. Until changed in accordance with the Business Corporations Act (Ontario), the board shall consist of that number of directors, being a minimum of one (1) and a maximum of ten (10), as determined from time to time by resolution of the board. Our by-laws also provide that not less than 25% of the directors of our Company are required to be resident Canadians. Each director is required to be not less than 18 years of age. No person who is of unsound mind and has been so found by a court in Canada or elsewhere or who has the status of a bankrupt may be a director. If a director acquires the status of a bankrupt or becomes of unsound mind, he or she shall thereupon be removed as a director. A director need not be shareholder. Our board of directors shall hold meetings on at least a quarterly basis.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are elected or nominated.

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A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director who is a party to, or who is a director or an officer of, or has a material interest in any person who is party to, a material contract or transaction or proposed material contract or transaction with us, is required to disclose in writing to us or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest, which disclosure shall be made as required by the Business Corporations Act (Ontario).

Corporate Governance

We are a “foreign private issuer” under the federal securities laws of the United States and the listing standards of the NASDAQ. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act, the rules thereunder adopted by the SEC, and the NASDAQ listing standards.

Under the SEC rules and the NASDAQ listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and NASDAQ permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a U.S. company listed on NASDAQ, may provide less protection than is accorded to investors under the NASDAQ rules applicable to U.S. domestic issuers.

As a foreign private issuer, we will follow Canadian law and corporate practice in lieu of the corporate governance provisions set out under NASDAQ Rule 5600, the requirement in Rule 5250(b)(3) to disclose third party director and nominee compensation, and the requirement in Rule 5250(d) to distribute annual and interim reports. Of note, the following rules under NASDAQ Rule 5600 differ from Canadian law requirements:

•	NASDAQ Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors to be independent directors, and NASDAQ Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. We will have five independent directors at the time of listing, who will meet regularly with other members of the board. We intend to appoint more independent directors after the listing over time, and they may choose to meet in executive session at their discretion.

•	NASDAQ Rule 5605(c)(2)(A) requires that a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. We expect to have a committee of three directors, and the directors will meet the requirements of Rule 10A-3 under the Exchange Act. See “—Audit Committee” below for further detail.

•	NASDAQ Rule 5605(d) requires, among other things, that a listed company’s compensation committee include at least two members, each of whom is an independent director as defined under such rule. Our board of directors will, together with the compensation committee, participate in the strategic discussions and determination of the compensation of directors and executive officers and other compensation-related matters. We established a compensation committee of the board effective October 15, 2021.

•	NASDAQ Rule 5605(e) requires that a listed company’s nominating and corporate governance committee consist solely of independent directors. Our board of directors will, together with the nominating and corporate governance committee, participate in the nomination process and oversee our corporate governance practices. We established a nominating and corporate governance committee of the board effective October 15, 2021.

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Duties of Directors

Under Ontario’s law, our directors have a duty of loyalty to act honestly in good faith with a view to the best interests of us as a whole. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our Articles of Incorporation. A shareholder may, in some circumstances, have the right to seek damages in our name if a duty owed by our directors is breached.

Board Leadership Structure and Risk Oversight

The board oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. As such, it is important for us to have our Chief Executive Officer serve on the board as he plays key roles in the risk oversight of our Company. Each of the board committees, when established prior to the effectiveness of the registration statement of which this prospectus is a part, will also provide risk oversight in respect of its areas of concentration and report material risks to the Board for further consideration.

Family Relationships

There are no familial relationships among any of our directors or officers.

Committees of the Board of Directors

Three committees will be established under the board prior to the effectiveness of the registration statement of which this prospectus is a part: the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm any financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

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Upon the consummation of this offering, the audit committee will be composed of Dr. Colin Dodds, Dr. Simon Tang and Peter Milliken with Colin Dodds serving as chair. Dr. Colin Dodds qualifies as an “audit committee financial expert” as such term has been defined in Item 407(d)(5) of SEC Regulation S-K. Our Board of Directors has affirmatively determined that Dr. Colin Dodds, Dr. Simon Tang and Peter Milliken each meet the definition of “independent director” for purposes of serving on the audit committee under the NASDAQ rules and the independence standards under Rule 10A-3 of the Exchange Act.

Following this offering, both our independent registered public accounting firm and management personnel will periodically meet privately with our audit committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	reviewing our policies on risk assessment and risk management;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Upon the consummation of this offering, the nominating and corporate governance committee will be composed of Dr. Simon Tang, Colin Dodds and Peter Milliken with Dr. Simon Tang serving as chair. Our board of directors has affirmatively determined Simon Tang, Colin Dodds and Peter Milliken each meet the definition of “independent director” for purposes of serving on the nominating and corporate governance committee under the NASDAQ rules.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•	reviewing and approving the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	reviewing our policies on risk assessment and risk management;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

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Upon the consummation of this offering, the compensation committee will be composed of Dr. Simon Tang, Colin Dodds and Peter Milliken with Peter Milliken serving as chair. Our Board of Directors has affirmatively determined that Dr. Simon Tang, Colin Dodds and Peter Milliken each meet the definition of “independent director” for purposes of serving on the compensation committee under the NASDAQ rules.

Code of Ethics and Business Conduct

Our board of directors will adopt, with effect from listing, a written code of ethics and business conduct, which is a “code of ethics” as defined in section 406(c) of Sarbanes-Oxley, that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other of our agents.

Terms of Directors and Officers

Directors are elected to serve for one year at each annual meeting of shareholders. Officers are appointed by the Board of Directors. Each director and officer shall hold office until their successor is appointed or until their resignation, removal or death, whichever shall first occur. Because Ms. Zhou maintains voting control of us, she has the power to remove and appoint all directors and officers of us.

Employees, Employment Agreements and Indemnification Agreements

The total number of employees in our Company as of February 25, 2022, was 102, including 32 full-time employees and 70 part-time employees.

Dr. Thomas Traves, has served as Chairman of the Board of Directors since March 24, 2021, and became our Chief Executive Officer on October 28, 2021. His annual compensation is projected to be $79,523. Dr. Traves’ employment agreement has a term of one-year commencing on November 1, 2021 and also contains non-solicitation, confidentiality, and non-compete terms and provisions.

The employment agreement with Katy Liu, our Chief Financial Officer, effective April 3, 2021, entitles Ms. Liu to an annual base salary of $49,254. The employment agreement does not contain a term length as employment is at-will by and in favor of the employer and requires that Ms. Liu provide two weeks’ notice in the event she resigns. The employment agreement also contains non-solicitation, confidentiality, and non-compete terms and provisions.

The employment agreement with Dr. Harley d’Entremont, our Chief Academic Officer, has a term of six-months that commenced on June 25, 2021 with an option to renew before the six-month term expires on December 25, 2021. His projected salary for a term of six months is $19,085.52. In addition to his base compensation, Dr. d’Entremont is entitled to bonus compensation of $79,523 per PPP agreement successfully signed with a Canadian/Ontario public college. His employment agreement is silent with respect to non-solicitation, confidentiality, and non-compete terms and provisions.

The employment agreement with Steven Delaney, our Chief Scientific Officer, effective October 1, 2021 entitles Mr. Delaney to an annual base salary of $9,542.76. The employment agreement has a term of one year. The employment agreement also contains non-solicitation, confidentiality, and non-compete terms and provisions.

The employment agreement with Paul Kearns, our Chief Operations Officer, commenced on December 6, 2021 and has a three-month probationary period. His salary is $3,976.00 per month during the three-month probationary period, and, after the three-month probationary period, his salary increases to $95,424.00 annually. His employment agreement also contains non-solicitation, confidentiality, and non-compete terms and provisions.

Pursuant to our by-laws, and subject to the Business Corporations Act (Ontario), we shall indemnify our directors and officers, our former directors and officers, and any person who acts or acted as a director or officer of our subsidiaries for any costs or expense relating to any civil, criminal, administrative, investigative, or other action or proceedings by any stockholders or third-parties to which he/she/they are made a party in connection with their duties as an officer or director if the conduct was in good faith in our best interests, and, in the event that it is a criminal or administrative action resulting in a monetary penalty, the individual had reasonable grounds for believing that his/her/their conduct was lawful.

Compensation of Directors and Executive Officers

The directors may receive such remuneration as our Board of Directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our Board of Directors or committees of our Board of Directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and executive officers. Our total salaries and other compensation paid to directors and executive officers were $91,837 and $7,893 for the years ended March 31, 2021 and 2020, respectively.

At the time of the filing of this registration statement, we have not developed, designed, and/or implemented any equity compensation plans or non-equity incentive plan compensation for our directors or officers. The compensation committee will assist in the directors in reviewing and approving such compensation structures for its directors and executive officers in the future.

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Executive Compensation

The following tables sets forth all direct and indirect compensation for, or in connection with, services provided to us for the fiscal years ending March 31, 2021, in respect of our Chief Executive Officer and our Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	Total ($)(5)
Fan Zhou – Chief Executive Officer(1)	2021	13,800	–	–	–	–	–	13,800
Yiu Bun (Ken) Chan – Chief Executive Officer(2)	2021	15,000	–	–	–	–	–	15,000
Katy Liu – Chief Financial Officer(3)	2021	11,637	–	–	–	–	–	11,637
Thomas Traves – Chief Executive Officer(4)	2021	25,000	–	–	–	–	–	25,000

_____________________

(1)	Fan Zhou served as our Chief Executive Officer (“CEO”) from April 1, 2020 to October 31, 2020. Ms. Zhou served as a director from August 20, 2013 until December 15, 2021 and as executive director from March 24, 2021 until December 15, 2021.
(2)	Yiu Bun (Ken) Chan served as our CEO from November 1, 2020 to June 6, 2021. Mr. Chan’s compensation as CEO includes his compensation for service as a director.
(3)	Katy Liu became Chief Financial Officer on April 1, 2021. For the fiscal year ending on March 31, 2021, Katy Liu’s salary was paid in connection to her role as principal internal accountant. Ms. Liu joined us as the principal internal accountant on September 1, 2020.
(4)	Thomas Traves became our CEO effective November 1, 2021. He received $13,253 in 2021 for his services as CEO He received $25,000 in compensation as a director in 2020 for services in the fiscal year ended March 31, 2021.
(5)	All other compensation may, but is not limited to, repayment or prepayment for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in connection with the discharge of his or her duties as an officer.

Director Compensation

The following table sets forth all amounts of compensation provided to the directors for our most recent fiscal year.

Director Compensation

Name	Fee Earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)(1)	Total ($)
Dr. Thomas Traves	$25,000	-----	-----	-----	-----	-----	$25,000
Simon Tang	----	-----	-----	-----	-----	-----	-----
Yiu Bun (Ken) Chan	$15,000	-----	-----	-----	-----	-----	$15,000
Dr. Zaiyi Liao	----	-----	-----	-----	-----	-----	------
Honorable Peter M. Milliken	$7,500	-----	-----	-----	-----	-----	$7,500
J. Colin Dodds	$10,000	-----	-----	-----	-----	-----	$10,000
Fan Zhou (2)	$13,800	-----	-----	-----	-----	-----	$13,800
Dr. Haipeng Xie	-----	-----	-----	-----	-----	-----	-----

(1) All other compensation may, but is not limited to, repayment or prepayment for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director.

(2) Ms. Zhou resigned as a director on December 15, 2021.

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A Letter from Our Chairman of the Board, Dr. Tom Traves, CM, PhD

Education institutions have experienced at least two great developments over the last 75 years. First, as universities and colleges in developed countries expanded, the newly emerging global nature of education markets and educational brands presented even greater possibilities for innovation in teaching and research. Second, in recent decades government support for public education declined significantly, which has forced public institutions to ever greater reliance on tuition fees and ancillary business profits to fill budget gaps. Increases in tuition coupled with shrinking budgets at public institutions has led to the growth of both for-profit and not-for-profit private educational institutions at all levels. I believe that the attraction of private education opens substantial opportunities for private institutions like the Visionary Education Technology Holding Group and that success will come to those with integrity who can customize education programs for quickly evolving needs and markets. To that end, our plan is to join in multiple partnerships with other educational institutions that share our goals and will participate in our financial results. As a step in this plan, we have assembled a team of skilled and experienced educators who can help us take advantage of this new environment.

The senior team behind Visionary Education represent many years of experience in education in both the public and private sectors. When they invited me to join as Chair and to share their vision to build a fully integrated, multi-institutional provider of educational programs in Canada for local and international students, I quickly appreciated its potential. I believe that the team’s financial and educational track record, the range of private education providers they have purchased, and the real estate facilities recently acquired and to be acquired to house these efforts are truly exceptional. In my opinion, our plan to offer a full range of academic and vocational programs at every level—from secondary schools through master’s programs—in partnership with well-established public and private institutions is both bold and fully realizable. We can also provide essential support services to make these initiatives attractive and viable. Moreover, every aspect of our operations—our schools, our services and our real estate--offer opportunities for profit. For the past two years, our leadership team has been working to assemble various parts of this integrated vision and many initiatives already are up and running, while others are ready to launch.

Having spent a large part of my own career in academic leadership positions at a number of universities, including nineteen years as President of two Canadian universities, as well as service on the board of directors of many academic, government agency and national and international business corporations, I fully recognize the challenges and opportunities in the private education sector both in Canada and abroad. Success will depend on constant attention to student needs and academic quality, the business case for offering a variety of customized programs, and the strength of the partnerships that Visionary Education is building to present to the international marketplace for education in Canada. Immigration policy in Canada also makes these programs especially attractive for capable students aspiring to live and work here. Headquartered in the Toronto Metropolitan Area, which expects to grow substantially over the next 20 years, I believe that Visionary Education has all the ingredients for long-term success.

Research has shown that high quality education leads both individuals and nations to wealthier and healthier futures. I believe that students and their families from around the world fully grasp this and are eager to get access to these prospects. The leadership team at Visionary Education gets this too and has plans to contribute to better futures for all.

In my opinion, Visionary Education provides academic quality, innovative leadership and a great opportunity to succeed financially by offering an exciting and innovative way forward in the realm of for-profit education. Please join us.

Tom Traves

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INDUSTRY OVERVIEW

Industry Background

Education in Canada

Education in Canada is primarily provided publicly, and is funded by the federal, provincial, territorial and local governments. Education is within provincial jurisdiction and the curriculum is overseen by each province. Within the provinces, district school boards administer the educational programs under the provincial ministry of education.

The education system in Canada consists of primary schooling, secondary schooling, and postsecondary schooling. School attendance is mandatory until the age of 16 in all provinces except for Manitoba, Ontario, and New Brunswick where the required age is 18. Postsecondary schooling is split between colleges, typically for vocational training, and universities, for those pursuing a Bachelor’s, Master’s, or Doctorate degree.

According to Statistics Canada, the Canadian national statistical agency, as of 2020, there were approximately 14,800 public elementary and secondary schools in Canada, comprising 10,100 elementary schools, 2,600 secondary schools, and 2,100 mixed elementary and secondary schools. In the 2018–19 school season, provinces and territories reported that there were almost 5.7 million students enrolled in public elementary and secondary schools with an average of 390 students per school.

The following diagram illustrates the composition of the education system in Canada:

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Elementary and Secondary Education

Secondary school covers the final four to six years of compulsory education. As the end of 2019, 5.67 million students were enrolled in elementary and secondary schools in Canada, accounting for roughly 15% of the total population.

The following table shows the number of students in Canadian elementary and secondary schools from 2014-2019:

Number of students in elementary and secondary schools, Canada

School type	2014 - 2015	2015 - 2016	2016 - 2017	2017 - 2018	2018 - 2019

Total	5,470,734	5,493,876	5,552,199	5,609,475	5,675,691

Public schools	5,052,069	5,068,569	5,117,307	5,159,928	5,212,908
Private/independent schools	389,145	394,065	401,868	414,633	425,043
Home-schooling	29,517	31,242	33,024	34,911	37,737

Source: Statistics Canada

Postsecondary Education

Post-secondary education in Canada is provided by universities (research universities, undergraduate universities, and university colleges) and vocational institutions (vocational colleges, career colleges, community colleges, institutes of technology or science, colleges of applied arts or applied technology, and in Quebec, collèges d’enseignement général et professional). Universities offer bachelor’s, master’s, professional, and doctoral degrees as well as post-graduate certificates and diplomas while vocational institutions issue diplomas, associate degrees, certificates, and apprenticeships. Vocational institutions offer career-focused training that is often practical where these institutions train their graduates to work as semi-professionals in various fields such as the skilled trades and technical careers and for workers in support roles in professions such as engineering, information technology, accountancy, business administration, health care, architecture, and law. University colleges and vocational institutions also offer degree programs where a student can take courses and receive credit that can be transferred to a university.

Postsecondary education is available in both government-supported and private institutions, which offer degrees, diplomas, certificates, and attestations depending on the nature of the institution and the length of the program. Canada has 223 public and private universities and 213 public colleges and institutes. Total number of students enrolled in postsecondary institutions in Canada had reached 2.15 million by 2019.

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The following diagram illustrates the number of students enrolled in postsecondary institutions in Canada from 2000 to 2019:

Number of students (in millions)
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2.15
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© Statista 2021

Additional Information

Show source

Number of students enrolled in postsecondary institutions in Canada from 2000 to 2019

(in millions)

Source: Education in Canada - Statistics & Facts | Statista

College Programs

Colleges and institutes offer a wide range of vocation-oriented programs in a variety of professional and technical fields, including business, health, applied arts, technology, and social services. Some of the institutions are specialized and provide training in a single field such as fisheries, arts, paramedical technology, and agriculture. Colleges also provide literacy and academic upgrading programs, pre-employment and pre-apprenticeship programs, and the in-class portions of registered apprenticeship programs. Many different workshops, short programs, and upgrades for skilled workers and professionals are made available as well.

1 000 000
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- *Source: www.statista.com/*

According to Statistics Canada, college and institute enrollment was at an all-time high in 2018–19, with 795,159 college students enrolled in Canada and 344,181 college students in Ontario.

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University Programs

The quality of universities in Canada is internationally recognized. There are 26 Canadian universities ranked in the 2020 QS World University Rankings, with the University of Toronto ranked 29th, McGill University ranked 35th, and the University of British Columbia ranked 51st.

More than 10,000 undergraduate and graduate degree programs as well as professional degree programs and certificates are offered in Canadian universities. Most institutions provide instruction in either English or French; others offer instruction in both official languages. In 2020, Canadian universities employed over 47,000 full-time faculty members.

Number of students enrolled in universities in Canada
from 2000 to 2019(in 1,000s)

1 500
1 250
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Number of students in thousands
2000
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Source: www.statista.com/

According to Statistics Canada, in 2018-2019, there were 1,36 million university students in Canada and 545,091 in Ontario.

Vocational Education and Training

A vocational school is an institution that provides occupation-specific training, which can lead to an associate degree, a diploma, a certificate, or another similar credential. Vocational training is commonly defined as any training that is specific to a particular occupation. While an academic degree program from a college or university might prepare people to pursue a wide range of entry-level positions within a certain field, such as business or IT, vocational training is intended to equip an individual with the defined competencies (and even certification or licensing) required to pursue a specific position—like hairstylist, construction electrician, or chef.

Post-secondary vocational institutions in Canada offer apprenticeships, certificates, diplomas, and associate degrees. These are programs that offer specialized vocational education in specific employment fields related to the skilled trades and technical careers which generally last two years. In studying at a vocational school, a student can take the necessary courses needed to earn a certification that will allow for entry into jobs (such as becoming a beautician, licensed practical nurse, drafter, web developer, computer network support specialist, paralegal, medical laboratory technician, cardiovascular technologist, optician, or diagnostic medical sonographer, healthcare assistant etc.) requiring some level of tertiary education but not a full four-year university degree.

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After graduating from a vocational institution, some students continue their education by transferring to a university to complete a bachelor’s degree, while others choose to enter the workforce. Apprenticeships are another form of post-secondary vocational education training in Canada, as students combine in-class instruction with practical workforce training for careers related to the skilled trades. In addition, a student must pass a series of exams to be certified as a journeyperson. Skilled trades programs in Canada typically take four years to complete, and by finishing the last level, the person is granted a trades certificate and can work anywhere in Canada if the student passes the Red Seal exams.

Vocational education in Canada is delivered through vocational colleges, career colleges, community colleges, institutes of technology or science, technical schools, colleges of applied arts or applied technology, and in Quebec through collèges d’enseignement général et professionnel. Though it is cheaper in terms of tuition, less competitive to get into, and not as prestigious as going to a four-year university, vocational schools are another post-secondary option for students seeking to enter the realm of Canadian higher education. Admissions to vocational schools in Canada have requirements that are less stringent than a university and vary more significantly, but unlike universities, vocational institutions do not have admission cut-offs and as long as students meet the minimum average requirements and have the required courses, they can gain admission to most vocational institutions across the country.

Private colleges may be licensed by provincial governments or may operate as unlicensed entities. Private colleges may receive some public funding but are largely funded through tuition fees and offer programs in such areas as business, health sciences, human services, applied arts, information technology, electronics, services, and trades. Programs usually require one or two years of study, although some private career colleges offer programs of shorter duration.

Whether students are still in high school, have recently graduated, want to advance in their current profession, or are considering a career change, vocational schools in Canada offer a variety of educational options that may be suited to individual interests, goals, and strengths.

Vocational and trade schools provide training in a range of fields that are vital to today’s society. From health care to business to beauty to skilled trades—and everything in between—these schools can help the students gain career-specific skills and knowledge related to a variety of occupations.

The following table shows Canada’s Vocational Training from 2016-2020.

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Government Support to Education Industry

In view of the structural changes in Canada’s job market and increasing demand for education from overseas, the Canadian government has made a firm commitment and provided strong support to develop its education industry. As a result, Canada has been one of the leading education destinations for international students. According to the Institute of International Education, in 2020, Canada hosted 503,270 international students, ranking the third in the world, with the United States having the most (1,075,496 international students) and followed by the United Kingdom with 551,495 international students.

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In terms of international students as a share of the total higher education population in 2020, Canada ranked second with 23.7% of higher education coming from international students while Australia took the lead with 31.3%.

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According to the study conducted by US News & World Report, Canada ranked as the third best country in the world for education, and was recognized for students scoring high on the Organization for Economic Co-operation, or OECD, Program for International Student Assessment.

International Students

According to the Canadian Bureau for International Education, 530,540 international students were enrolled at all levels of study in Canada in 2020, of which India accounted for 34% and China accounted for 22%. The number of international students in Canada has increased 135% from 2010 to 2020. Among all international students, 46% chose to study in Ontario, 22% chose to study in British Columbia, and 15% chose to study in Quebec. Of these international students, 96% recommended Canada as a study destination, and 60% of them planned to apply for permanent residence in Canada.

According to the Canadian Ministry of Colleges and Universities, the number of international students enrolled in PPP colleges in Canada increased from approximately 15,000 in the 2018/2019 academic year to approximately 24,000 in the 2020/2021 academic year despite the pandemic.

Principal reasons why international students choose to study in Canada are:

1. the quality of the Canadian education system (2019 Annual Report – London Times Education Magazine - Higher Education Award University Ranking.;

2. graduates from qualified colleges or universities are eligible for immigration to the country. (Immigration, Refugees and Citizenship Canada)

3. Relatively low tuition compared with tuition in the United States and the United Kingdom(statistics Canada).

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Tuition Fees

According to Statistics Canada, in 2020-21, tuition costs averaged $5,232 for Canadian undergraduate programs and $5,853 for Canadian graduate programs, with international student fees averaging approximately $25,478 annually for undergraduate and $15,450 for graduate programs. While in Ontario, international students’ fees average approximately $32,226 annually for undergraduate and $20,295 for graduate programs.

Education in Ontario Province, Canada

Ontario is Canada’s wealthiest province and includes Toronto, Canada’s largest city, and Ottawa, the national capital. These unique geographical advantages establish its prominent position in the Canadian education industry. The secondary education system is mature. Ontario has abundant educational resources, providing good-quality secondary and higher education for local students and foreign students. According to Statistics Canada, there were 889,269 postsecondary students enrolled in Ontario, approximately 41.3% of total Canadian postsecondary enrollments, far more than any other provinces in Canada. According to the US News and World Report survey in 2019, University of Toronto was ranked first in Best Universities in Canada and 17th in Best Global Universities.

Geographically, Ontario is close to U.S. cities such as New York, Philadelphia, Boston, Washington, Chicago, Detroit, and Pittsburgh. Students attending many universities in Ontario can apply for exchange student programs and paid internships in American universities to improve their employment competitiveness.

Ontario implements credit conversion for international students. International students studying in Ontario can be evaluated according to the Ontario credit conversion model and directly enter the corresponding grade if the student’s language proficiency level is met. For example, a student who has completed the equivalent tenth grade in his or her home country can directly enter the eleventh grade in Ontario. The student is expected to complete the remaining credits required for graduation, and then enter a college or university.

Education in Ontario comprises public and private primary and secondary schools and post-secondary institutions. Publicly funded elementary and secondary schools are administered by the Ontario Ministry of Education, while colleges and universities are administered by the Ontario Ministry of Colleges and Universities.

Ontario’s schools are administered by district school boards and school authorities. School boards are divided as follows: 31 English Public; 29 English Catholic; 4 French Public; 8 French Catholic. There are 10 School Authorities, consisting of 4 geographically isolated boards and 6 hospital-based school authorities.

According to Ontario Ministry of Education, approximately 1.4 million students attend Ontario’s 4,000 publicly funded elementary schools, approximately 700,000 students attend more than 850 publicly funded secondary schools in Ontario. Post-secondary education in Ontario consists of 23 public universities, 24 colleges and over 400 registered private career colleges.

The following table shows number of students at different levels from elementary schools to university in Ontario

Number of Students Ontario, Canada

School type	2014 - 2015	2015 - 2016	2016 - 2017	2017 - 2018	2018 - 2019

Elementary	2,140,152	2,135,448	2,152,479	2,174,391	2,199,711
Secondary	305,799	304,221	310,956	331,485	344,181
University	216,672	518,568	527,463	533,316	545,091

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Ontario Secondary School Diploma

The OSSD is a diploma granted to secondary school graduates in the Canadian province of Ontario. It is awarded to all students who complete the Ontario secondary school education curriculum. The OSSD is an internationally recognized secondary school credential from the Ontario Ministry of Education in Canada that can be used as a basis for admission to colleges and universities in other countries as well as Canada.

According to Ontario Schools Kindergarten to Grade 12 policy and program requirements issued by Ontario Public Service in [2016], The OSSD academic credit system applies to students from Grades 9 through 12. To obtain an OSSD, one must earn the following compulsory credits:

4 credits in one’s first language (English or French) (from Grade 9 through 12, one credit per a year),

3 credits in Mathematics, with at least one credit in Grade 11 or 12,

2 credits in science, one in Grade 9 and one in Grade 10,

1 credit in Grade 10 Canadian History,

1 credit in Grade 9 Canadian Geography,

1 credit in the arts,

1 credit in Health and physical education,

1 credit in one’s second language, either French or English,

0.5 credits in Grade 10 Career Studies, and

0.5 credits in Grade 10 Civics

The OSSD also has the following additional provincial requirements

One must also earn 1 credit from each of the following three areas:

Group 1: 1 additional credit in a second language (either French or English), an aboriginal language, a classical or international language, or social sciences and the humanities, or Canadian and World studies, or guidance and career education, or cooperative education.

Group 2: 1 additional credit in health and physical education, or the arts, or business studies, or cooperative education. As of March 2010, 1 additional credit in a second language (either French or English) can be used instead.

Group 3: 1 additional credit in science in Grade 11 or 12, or technological education, computer studies, or cooperative education. As of March 2010, 1 additional credit in a second language (either French or English) can be used instead.

Only 2 credits in cooperative education can be counted as compulsory credits, and that, only 2 additional second language (either French or English) credits can be counted as compulsory: one in group 1, or one in either group 2 or group 3.

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In addition, students must also have completed:

12 optional credits (4 of which may be obtained through approved dual-credit courses and coop),

40 hours of community service, meet the provincial secondary school literacy requirement.

Note that a student can receive their community service from the start of Grade 9 (including the summer between Grade 8 and 9) until the April of grade 12, with summer break and weekends included.

The provincial secondary school literacy requirement can be met through passing the Ontario Secondary School Literacy Test with a score of 75.0% or above. If one fails the Literacy Test, they must rewrite the test the following school year, or complete the Ontario Secondary School Literacy Course (OLC 3O or 4O) in grade 11 or 12.

In Grade 9 and 10 (years 1 and 2, respectively), a student must complete 16 credits in total, 8 each year. In Grade 11 and 12 (Year 3 and 4, respectively), one must complete the 14 remaining credits, with no less than 6 attempted credits each year in accordance with compulsory education law. In total, 30 credits must be achieved. One can stay in high school until all 30 credits are achieved, or to obtain any additional or required credits for post-secondary admission.

Colleges, Universities in Ontario

According to Ontario Provincial statistics, there are 24 colleges, 23 public universities, 13 private postsecondary school, nine Indigenous Institutes in Ontario as of September, 2021.

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BUSINESS

Background

Canada is the second-largest country in the world by total area with a relatively small population of 38 million people. Since the United Nations started to release the Human Development Index, or HDI, in 1990, Canada has been ranked in the top 15 countries, and as such is one of the most livable countries in the world. It has a comprehensive education system comprising universities, secondary schools, and primary schools, offering varied learning opportunities and environments. Secondary school degrees and university diplomas issued by Canadian education institutions are recognized world-wide. Scientific research organizations, research facilities, and world-class scientists make Canada a nation of innovation, attracting talent from around the world to study and settle there. Canada has established welcoming immigration policies, offering various immigration pathways. Canada has also established a comprehensive vocational education system, which is regulated by federal and provincial authorities and offers additional immigration pathways.

Canadian government policy promotes increasing the country’s human resources by enhancing opportunities for immigration. According to Immigration and Citizenship Canada, overseas students constitute more than 40% of all immigrants to Canada each year. Canada offers international students a competitive path to permanent residence and citizenship, allowing them to work while they study, then to obtain a post-graduation work permit to gain Canadian work experience, and then to offer them more than 80 economic class immigration pathways. The Canadian Bureau for International Education, or CBIE, research shows that international students also choose Canada due to the country’s strong quality of education and its reputation as a multicultural and tolerant society. Due to these factors, Canada is an attractive destination for international students, with students coming from 214 countries in 2019.

According to Statistics Canada, each year international students generate a substantial amount of revenue, making a significant contribution to the Canadian economy. In Canada fiscal year 2018-2019, public and private expenditure on education amounted to $85 billion, which was approximately 6.5% of Canada’s GDP, including $8.47 billion, or 6.15% of the total, contributed by international students. The revenue generated by international students has been increasing at a rate of 7% per year. According to Ministry of Immigration and Citizenship of Canada, Canada attracted a total of 433,135 new international students in 2019, and 341,180 new immigrants, which included 190,000 who immigrated through education-related immigration pathways.

Overall, Canada has a comprehensive, world-class education system that attracts international students. Canada is also a welcoming and multi-cultural country that accepts international students and immigrants. And Canada has a stable political system that leads to consistency of regulations and policies. These factors contribute to an increasing demand by international students for the high-quality education at all levels and related education services that Canadian education resources provide.

Our Corporate History

Visionary Education Technology Holdings Group Inc. was founded in 2013 by Ms. Zhou, a vocational educator in Canada. We were incorporated by Ms. Zhou on August 20, 2013, as 123 Natural Food Ontario Ltd., a company limited by shares, under the Ontario Business Corporations Act. Our original goal was to develop and operate an international education platform focused on vocational education based on agricultural technology. However, we did not pursue this goal due to marketing barriers caused by the over specialization of the concept and a limited market.

In 2015, Ms. Zhou redirected our business toward an international education program focused on the OSSD. She launched a new company, China Youth Langton (Canada) Education Technology Ltd., or Langton. Langton, as the majority investor, and unaffiliated third-party investors organized Toronto ESchool Inc., or Toronto ESchool, on March 7, 2016, to provide grades 9 through 12 online OSSD courses. On November 15, 2017, we entered into a share purchase agreement to acquire a 55% equity interest in Toronto ESchool from Langton for a nominal purchase price of $0.8. Ms. Zhou sold her interest in Langton in 2018 to an unaffiliated party. On June 19, 2020, we acquired an additional 15% equity interest in Toronto ESchool from one of its third-party investors for $31,808. As a result of this transaction, we own a 70% equity interest of Toronto ESchool. On June 19, 2020, we transferred our 70% equity interest in Toronto ESchool to our wholly owned subsidiary Farvision Education Group Inc.

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Concurrently with our organization, Ms. Zhou founded a separate company to acquire and develop educational real estate facilities as a complement to the education company. To better explore the international market and to enhance our competitiveness, Ms. Zhou increased her investment in teaching facilities through 123 Real Estate Development Ontario Ltd., or 123 Real Estate, which she organized on August 20, 2013. From 2013 through 2015 123 Real Estate purchased 22.4 acres of vacant land in Peterborough, Ontario, which was originally planned to be developed into an international student housing center. On November 14, 2015, 123 Real Estate purchased a building at 41 Metropolitan Road, Toronto, for use as a headquarters and teaching facility for international education On April 1, 2019, we acquired all the shares of 123 Real Estate from Ms. Zhou for $3,210,000 to enable us to own the office building and the vacant land and develop the land into a facility for international student services. In April 2021, we purchased office buildings at 200 and 260 Town Centre Blvd. to provide additional revenue from leasing and space for expansion of our educational facilities. On May 28, 2021, 123 Real Estate Development Ontario Ltd. changed its name to Visionary Education Real Estate Group Inc. On October 15, 2021, Visionary Education Real Estate Group Inc changed its name to Visionary Education Services and Management Inc.

On February 25, 2019, Visionary Education Services and Management Inc., then known as 123 Real Estate Development Ontario Ltd., entered into a share purchase agreement to acquire 100% of the equity interests in PrideMax Construction Group Inc., or PrideMax Construction, from its original shareholder for a nominal fee of $0.80. Incorporated on July 20, 2010 in Scarborough, Ontario, PrideMax Construction had no active business since its inception. The transaction was completed on April 1, 2019. On May 23, 2020, 123 Real Estate Development Ontario Ltd. transferred its 100% ownership in PrideMax Construction to NeoCanaan Investment Corporation, which was 100% owned by us, for a nominal fee of $0.80. On June 16, 2021, PrideMax Construction changed its name to Farvision Development Group Inc., or Farvision Development.

Between 2017 and 2019, we conducted a survey of the international market for OSSD. Based on the promising market opportunity for OSSD, we gradually built up a network of agents in Southeast Asia, India and South America to recruit students for our OSSD programs. In the meantime, we also developed online teaching dossiers for more than 60 OSSD courses (core courses and a broad range of elective courses). We established collaboration with educational organizations such as Mississauga District School Board and Trent University. The collaboration includes developing OSSD teaching methods and technologies, school management, and student promotion. We concluded that the initial results of this initiative and operation were promising.

However, we were adversely impacted by the COVID-19 pandemic beginning early in 2020. Our tuition and other revenue dropped precipitously. Without exception, the entire education industry in Canada has suffered from the difficulties caused by the pandemic. To survive while still creating opportunity to grow, we made significant changes to our strategic plan and commenced exploring new businesses. In response to the special economic environment in Canada, we optimized our educational assets so our operation could concentrate in the Toronto metropolitan area. We sold most of our land in Peterborough and channeled the income to the acquisition of quality educational organizations and institutional buildings. We have grown through the acquisition of seven educational organizations and two institutional buildings at what we believe are favorably low prices. These acquisitions and the reorganization of our corporate structure are described below.

On May 14, 2020, Farvision Education Group Inc., or Farvision Education, was incorporated under the Canada Business Corporation Act. Farvision Education is our wholly owned subsidiary of Visionary Education Technology Holdings Group Inc.

On July 27, 2020, Farvision Education entered into an investment agreement with 2549601 Ontario Inc., which owns a private high school license registered with Ontario Ministry of Education, to incorporate Maple Toronto Arts & Performance Academy Inc. with a total investment of $159,046 from Farvision Education and 2549601 Ontario Inc. Pursuant to the agreement, Farvision Education subscribed for 80% of the total 200,000 common shares at $0.80 per share, and 2549601 Ontario Inc. subscribed the remaining 20% of its total common shares at the same price. On August 3, 2020, Farvision Education filed articles of amendment to change the name of Maple Toronto Arts & Performance Academy Inc. from Alathena International Academy Richmond Hill to Maple Toronto Art Academy Inc. or Toronto Art Academy. On July 27, 2020, Toronto Art Academy entered into a license transfer agreement with 2549601 Ontario Inc. (operating as Alathena International Academy Richmond Hill), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Toronto Art Academy acquired the private high school license for a consideration of $159,040. The transaction was completed on September 1, 2020.

On May 26, 2020, NeoCanaan Investment Corporation, or NeoCanaan Investment, was incorporated under the Canada Business Corporation Act. NeoCanaan Investment is a wholly owned subsidiary of Visionary Education Technology Holdings Group Inc. NeoCanaan Investment provides and manages investment of real properties to be used for educational purposes and other education services through two wholly-owned subsidiaries, Farvision Development Group Inc. and Canada Animation Industry Group Inc.

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On October 8, 2020, Canada Animation Industry Group Inc., or Animation Group, was incorporated under the Canada Business Corporation Act. Animation Group provides investment on facilities for animation education and the animation industry, and an incubator for graduates to set up their own animation companies. Animation Industry Group Inc. is a wholly owned subsidiary of NeoCanaan Investment.

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 9651837 Canada Inc., operating as “Lowell Academy,” a private high school offering classes for students in grades 9 through 12 and registered with the Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed for 70% of the shares of Lowell Academy for a consideration of $164,829 (C$210,000). The transaction was completed on June 12, 2021.

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 7621531 Canada Inc., operating as Conbridge Institute of Technology, a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education acquired 80% of the equity interest of Conbridge Institute of Technology for a total consideration of $63,616. The transaction was completed on September 1, 2021.

On April 1, 2021, we entered into a share transfer agreement with Mr. Xiaofeng Wang, a related party, to transfer his 100% of the equity interests in Glorious Future Study Abroad Immigration Group Inc., or Glorious Immigration, and PrideMax International Human Resources Services Inc., or PrideMax HR, for a nominal fee of $0.80. Before this share transfer, both Glorious Immigration and PrideMax HR had no active business since their incorporation. The transaction was completed on June 12, 2021. On July 13, 2021, Glorious Future Study Abroad Immigration Group Inc. changed its name to Visionary Study Abroad and Immigration Services Inc. On June 27, 2021, PrideMax HR changed its name to Farvision Human Resource Service Company Inc. Farvision HR acts as a human resource agent and provides career and internship recommendations for international students.

On June 6, 2021, Farvision Education entered into a share transfer agreement with Mr. Xiaofeng Wang, a related party to transfer his 70% of the equity interests in Princeton Career Education Group Inc., or PCE, for a nominal fee of $0.80. The transaction was completed on June 12, 2021.

On June 22, 2021, Ms. Zhou exchanged her 100% of our common shares for 100% of the common shares of 3888 Investment Group Limited (“3888”). Subsequently, Ms. Zhou transferred her ownership of the shares of 3888 in exchange for 83.212% of Northern CC Group, (‘Northern”) which owns 70% of 3888.

On December 15, 2021, 3888 transferred a portion of its Common Shares to each of its shareholders, other than Northern, in exchange for their shares of 3888 and transferred a portion of its common shares to certain shareholders of Northern, thereby reducing its ownership of us to 65% of our issued and outstanding Common Shares. 3888 transferred the Common Shares to give the owners of 3888 and Northern their proportionate interest in the asset of 3888, which was our Common Shares, and make them direct owners of us.

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The details of Visionary Education Technology Holdings Inc. and our subsidiaries are set out below:

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	% of Ownership[1]	Principal Activities
Visionary Education Technology Holdings Group Inc.	August 20, 2013	Richmond Hill, Ontario	Parent	Holding company and rental business
Visionary Education Services and Management Inc.	August 20, 2013	Richmond Hill, Ontario	100% by the Company	Education services and management

Farvision Development Group Inc.	July 20, 2010	Scarborough, Ontario	100% by NeoCanaan Investment	Construction

Farvision Education Group Inc.	May 14, 2020	Toronto, Ontario	100% by the Company	Education services

Toronto ESchool Ltd.	November 15, 2017	Toronto, Ontario	70% by Farvision Education (the remaining 30% is owned by an individual who is not affiliated with the Company)	Online high school education

Maple Toronto Art Academy Inc.	July 27, 2020	Toronto, Ontario	80% by Farvision Education (the remaining 30% is owned by a company that is not affiliated with the Company)	Arts and high school education

NeoCanaan Investment Corporation	May 26, 2020	Richmond Hill, Ontario	100% by the Company	Education investment

Canada Animation Industry Group Inc.	October 8, 2020	Richmond Hill, Ontario	100% by NeoCanaan Investment	Animation education

Princeton Career Education Group Inc.	June 12, 2021	Toronto, Ontario	70% by Farvision Education (the remaining 30% is owned by an individual who is employed by the Company)	Vocational education

7621531 Canada Inc. (Conbridge College of Business and Technology)	September 1, 2021	Federal	80% by Farvision Education (the remaining 20% is owned by an individual who is not affiliated with the Company)	Private college education
Visionary Study Abroad and Immigration Services Inc.	June 12, 2021	Federal	100% by Visionary Education Services and Management Inc.	Education services

Farvision Human Resource Service Company Inc.	June 12, 2021	North York, Ontario	100% by Visionary Education Services and Management Inc.	Career services

9651837 Canada Inc. (Lowell Academy)	June 12, 2021	Federal	70% by Farvision Education (the remaining 30% is owned by an individual who is not affiliated with the Company)	Private high school education

____________________

1 Minority interests in subsidiaries owned by Farvision Education are held by unaffiliated third parties.

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Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

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Our Solution

We are an education provider located in Canada that offers our high-quality education resources to students around the globe. We aim to provide access to secondary, college undergraduate and graduate and vocational education to students in Canada through technological innovation so that more people can learn, grow and succeed to their full potential. We use the technology that we have developed to provide customized teaching methods and to cultivate talented students to meet the challenges that they may face in their careers. We believe that we have assembled a distinguished faculty and experienced management team in North America to provide those resources to enable our students to achieve their career goals. We offer educational programs for secondary school, college, university, and advanced degree students together with services to support them, such as housing and career guidance. As a fully integrated provider of educational programs and services in Canada, we have been serving and will continue to serve both Canadian and international students. Our current businesses are organized into three clusters: Degree-oriented education, vocational education and education services, as described below. The three lines of business are inter-beneficial. We operate Education Services to support our students enrolled in both the degree-oriented and the vocational education programs. Such support includes study visa and immigration visa services, student housing, job placement, and funding.

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Our degree-oriented educational programs include the OSSD (grades 9 through 12) program, career-oriented two-year college and four-year university programs, and master’s programs. Through three schools, we offer OSSD programs to both Canadian and international students using online, in-person, and hybrid learning methods that combine pre-recorded lectures, live-streamed lectures and tutorials, and live online and in-person consultation. Our three OSSD schools have signed agreements with public post-secondary institutions so that international students graduated from our OSSD schools can have an option to be directly admitted to the degree programs in these institutions without having to pass English proficiency tests such as the Test of English as a Foreign Language, or TOEFL, or the International English Language Testing System, or IELTS. We offer college programs through Conbridge College of Business and Technology, or Conbridge. Its curriculum is developed, regulated and updated to educate students to be career ready. At the bachelor’s degree level, Conbridge has established a partnership with a public university through “2+2” and “1+3” collaborative education modes, which are described below. At the master’s degree level, we have been collaborating with Niagara University Ontario, or NUO, as the exclusive student recruiting agent in Canada, China, India and certain other southeast Asian countries for four master’s programs in education offered by NUO. Additionally, on February 28, 2022, we acquired control of MTM, which has been operating a “4+1” collaborative education with Duncan of Jordanstone College of Art and Design, or Duncan College. Under that agreement, MTM students can be admitted to Duncan College for a one-year master’s program after they have successfully completed the four-year program at MTM.

Our subsidiary Princeton Career Education Group Inc. has been offering a spectrum of vocational education programs over the last ten years. These programs are largely designed, regularly updated and taught by working professionals. These programs are offered in state-of-the-art teaching facilities, including advanced teaching classrooms, teaching demonstrations, and operation equipment. We believe that our students can effectively acquire sufficient knowledge and skills to make them career ready. Our vocational education programs cover four major disciplines: skilled trade training; enterprise technological training; language training; and second-career training. All three levels of government in Canada value the importance of vocational education and have committed to regular and long-term funding for vocational education. Combined with the investment in staff training made by industry, we believe that vocational education is a steady and growing business in Canada, especially in the province of Ontario.

Foreign students who graduate from our post-secondary programs are eligible to apply for immigration to Canada, which makes our programs attractive to international students. To facilitate international students’ transition into Canada and their successful development, we provide ancillary education services with respect to study and immigration visas, student housing, job placement, and internship and entrepreneurship.

Like many other education organizations, our business has been greatly affected by the COVID-19 pandemic. In order to maintain the quality of our existing education programs and services and to create opportunity to healthily grow during and after the pandemic, we have adapted a strategy for “survive and grow” in response to the adverse impact of COVID-19. During the pandemic, we have followed the governmental guidance to protect our staff and students. We have installed clear signage in all indoor environments and building entrances to remind people to social distance, that masks are mandatory, and that hand sanitizer is available. We have a special task force to address any emergency that may arise if any COVID-19 case is identified within our Company or its facilities. Thus far, no COVID-19 cases have been found among our students or staff. We have reorganized our assets from our pre-pandemic focus on providing student housing to establishing a comprehensive education eco-system. This new strategy emphases the importance of academic partnerships with reputable education organizations and employing technology in education. We now own two campuses (the total building floor area of 65,000 square feet and 100,000 square feet, respectively) with one more in the final stage of acquisition (the total building floor area of 433,000 square feet). The education programs, which have been developed or are being developed, are or will be housed in these campuses, one focused on post-secondary programs, one on vocational education, and one on OSSD and animation education (one of our expected college/university programs). We believe that the facilities that we own make us unique and attractive to public colleges and universities seeking opportunities for collaborative education.

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Degree-Oriented Education

We offer four levels of degree-oriented education programs, namely OSSD, college, university bachelor’s degree, and master’s degree. Currently, these programs are either offered by our own schools or in partnership with public institutions. The following sections provide the details of these operations.

Ontario Secondary School Diploma

The OSSD is a diploma granted to secondary school graduates in the Canadian province of Ontario. It is part of the publicly funded, province-wide school system. It is awarded to all students who complete the Ontario education curriculum, including students in Special Education, the Talented Offerings for Programs in the Sciences, or TOPS, program, the Mathematics, Science, and Computer Science, or MaCS, program, the International Baccalaureate, or IB, program, and other focused secondary school programs. OSSD education emphasizes critical, independent thinking and problem-solving skills and is recognized as a valid high school diploma by colleges and universities in Canada as well as many other countries. We believe that an OSSD lays the foundation for future learning and growth in the workplace, vocational training, college or university.

Ontario secondary high school normally runs from grade 9 to grade 12. To earn a high school diploma in Ontario, students must earn 18 compulsory credits and 12 optional credits, pass the literacy requirement, and complete a minimum of 40 hours of community involvement activities.

High school students can earn an OSSD through publicly funded schools, private schools, or homeschooling. There are four publicly funded school systems in Ontario, consisting of English Public, English Catholic, French-language Public, and French-language Catholic. All publicly funded schools are managed by district school boards. Private schools do not receive government funding, and usually students must pay, fully or partially, to attend them. These schools may focus on religion, culture, language, or specific approaches to teaching. The Ministry of Education maintains an up-to-date list of private schools in Ontario. As an alternative, students can also receive education via homeschooling.

We operate three OSSD schools through our subsidiaries: Lowell Academy, Toronto Art School, and Toronto ESchool:

•	Lowell Academy (online and in-person teaching)

Lowell Academy—9651837 Inc., which does business as Lowell Academy, offers high school credit courses and university preparatory courses for grades 9 to 12 in person at its facility in Toronto and online. Lowell Academy has signed agreements with Trent University and Algoma University that allow Lowell Academy graduates who have achieved a grade of more than 80% in Grade 12 English to be directly admitted to the degree programs in these two universities. Lowell Academy was founded in March 2016. We acquired a 70% equity interest in Lowell Academy in June 2021.

Supported by 12 certified teachers, Lowell Academy operates six terms per academic year so that international students have more flexibility in scheduling their studies. In each of the six terms, students concentrate on two courses. We believe that this is helpful for international students to overcome language difficulties. In comparison, all public and most private OSSD schools operate two semesters per academic year.

Based on the need and competence of the individual student, Lowell Academy offers personalized programs to best serve students. To ensure the quality of education, all courses are taught in small classes by Ontario Certified Teachers, or OCT’s. Additionally, students have access to one-to-one consultation from bilingual consultants. The teaching facilities consist of modern teaching equipment, computers, and science labs.

To enrich students’ learning experience and to enhance their connection with Canadian society, Lowell Academy also organizes special learning camps, one in the summer and one in the winter. Through these learning camps, the participating students have a chance to explore the world and extend their study beyond their comfort zone.

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Tuition at Lowell Academy and the marketing costs that we pay our agents to recruit students are:

•	Full enrollment:	$14,400 for 8 credits
•	Individual course credit:	$680 per credit
•	Individual counseling:	$32 per hour
•	Winter and summer camps:	$2,400 for a 15-day program
•	Marketing costs:	30% to 50% for full enrollment 20% for individual course credit

Lowell Academy has established a comprehensive student management system through which the students, parents/guardians, and school can have effective communication. Whenever there is a problem with an individual student, all parties involved can work together for the best solutions. This ensures that all students can properly make progress with their learning plan. For students with learning difficulties, Lowell Academy offers extra time and opportunities so that they can catch up.

We believe that Lowell Academy has built a reputation for high quality education through its students’ success. All graduated students have been admitted to colleges and universities.

•	Toronto ESchool (online teaching only)

Toronto ESchool Ltd., or Toronto ESchool, is an internet-based high school that provides grade 9 to 12 OSSD online courses to domestic students and to international students. It also provides special English and on-site tutorials for OSSD courses. Toronto ESchool has signed an agreement with Trent University in Peterborough, Ontario, Canada, which allows Toronto ESchool graduates to be directly admitted to the degree programs at that university. Toronto ESchool was founded in 2016. We acquired a 55% interest in Toronto ESchool from an affiliate in November 2017 and an additional 15% interest in June 2020.

We believe that Toronto ESchool, situated in Toronto, is a premier online high school that represents a leading education model in Canada. The school is fully inspected and approved to grant the OSSD diploma by the Ministry of Education (BSID# 886520). Toronto ESchool was founded by Demosthenes Aliferis, a renowned educator in Ontario. It is a pioneer and leader in the early stage of online education in Canada. The Toronto ESchool facilities are located in a Company-owned building at the intersection of 401 Expressway and Wharton Avenue in Toronto, one of the ten largest cities in North America and the largest city in Canada. The facilities comprise approximately 1,000 square feet of office space, which is used for administration, student recruiting, partner meetings, and on-site tutorials. Parking spaces for 300 vehicles adjoin the building.

According to the syllabus formulated by the Ontario Department of Education, Toronto ESchool has mapped out a unified curriculum based on its own research and development and has taken a customized education approach to meet students’ needs with the help of a team of OCT teachers. Through international education cooperation, Toronto ESchool has signed more than 20 OSSD authorized partners around the world to promote its global online education model in North America. Going beyond the traditional brick-and-mortar model, Toronto ESchool enables students to register and start learning anywhere at any time with flexible course schedules and self-paced learning processes. Students from around the world can directly register as Canadian high school students without going abroad, enjoy a high school education in North America, and apply to universities globally with an OSSD diploma.

Toronto ESchool has developed its global reach and presence over the years. Since it commenced operation in 2013, Toronto ESchool has granted more than 7,000 course credits and graduated more than 2,500 registered students, including local high school students in Canada, as well as students from more than 30 countries, including the United States, South Korea, Japan, India, Pakistan, Bangladesh, Singapore, the Philippines, Malaysia, Mexico, Ukraine, Russia, Morocco, Panama, Iran, and Bahrain. Through working closely with more than 100 global agents who recruit students, we have successfully helped thousands of students enter universities worldwide, including Canada, the United States, the United Kingdom, Australia, New Zealand, Japan, Singapore, and Hong Kong.

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Tuition at Toronto ESchool and the marketing costs that we pay our agents to recruit students are:

•	Individual course credit:	Canadian students: $480 per credit. International students with a Canadian study visa: $680 per credit. International students without a study visa: $960 per credit
•	Marketing costs:	17% for Canadian students 30% for international students with a Canadian study visa 40% for international students without a study visa

Toronto ESchool has also entered into agreements with the eight public universities and colleges in the Province of Ontario listed below under which qualified Toronto ESchool graduates can be directly admitted without taking the TOEFL or IELTS examinations.

• Wilfrid Laurier University, Waterloo, Ontario	• Georgia College, Barrie, Ontario
• Trent University, Oshawa, Ontario	• Fleming College, Peterborough, Ontario
• Algoma University, Sault Ste. Marie, Ontario	• Centennial College, Scarborough, Ontario
• Laurentian University, Sudbury, Ontario	• Fanshawe College, London, Ontario

Toronto ESchool students who earn an OSSD can apply to colleges or universities in Canada and globally as an Ontario high school graduate. Toronto ESchool has a dedicated professional team to provide hands-on assistance to our students with a view to ensure a high enrollment rate into colleges and universities. A majority of the graduates are admitted by universities in Canada, such as the following:

• University of Toronto, Toronto, Ontario	• McMaster University, Hamilton, Ontario
• University of Waterloo, Waterloo, Ontario	• York University, Toronto, Ontario
• University of Western Ontario, London, Ontario	• Ryerson University, Toronto Ontario
• Queen’s University, Kingston Ontario	• Windsor University, Windsor, Ontario
• University of Ottawa, Ottawa, Ontario

•	Toronto Art Academy (online and in-person teaching)

Maple Toronto Art Academy Inc., or Art Academy, is a private school approved by the Ontario government (BSID#668739). It was founded in 2012 as Alathena International Academy Richmond Hill. We acquired an 80% equity interest in Toronto Art Academy in 2020.

We believe that with experienced OCT’s and advanced teaching facilities, Toronto Art Academy has become known as one of the top new educational institutions in Toronto. It provides grades 9 to 12 OSSD art programs, short-term art training programs, and summer and winter art camps to domestic and international students. As a specialized high school, Toronto Art Academy has established a four-year, art-focused high school curriculum. In addition to Ontario credit courses, it emphasizes a core art education. It offers the following four courses of instruction:

•	art university preparatory courses,
•	OSSD high school diploma,
•	specialized art sub-curriculum and university portfolio courses, and
•	customized learning internship programs.

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These programs enable its graduates to obtain admission into a variety of art programs in universities in Canada. Toronto Art Academy has signed an agreement with the Canadian Film and Television Institute, under which Toronto Art Academy graduates can be directly admitted to the institute.

By offering the following specialized courses, the Toronto Art Academy features the following advantages that are attractive to students with art talent:

•	Art-focused online OSSD with flexible enrollment, which permits a student to enter its program at grade 9, 10 or 11.
•	Specialized art courses, including:

o	Media Arts: The media art class focuses on cultivating students’ creativity, artistry, technical skills, and theoretical knowledge. Students produce media art to convey ideas, feelings and beliefs to specific audiences.
o	Visual Arts: The visual arts classes in grades 9 and 10 focus on the appreciation of studio art works, aiming to cultivate students’ visual literacy, transform “sight” into “visual” perception, and explore the expressive power of art and personal opinions of the work and the elements and principles of the design.
o	Music: This course provides students with the opportunity to improve their musical literacy through creation, appreciation, analysis and performance of music (including traditional, commercial and artistic music).
o	Drama: Drama learning provides students with opportunities for role-playing and creating and entering the world of imagination. They learn in a unique way to re-recognize themselves, the art of drama, and the world around them.

•	University portfolio courses: our 38 part-time instructors, who are located at our facilities, are experienced professionals who can help students plan their careers at early stages through:

o	Consultation: preliminary consultation and professional evaluation.
o	Training Plan: develop a personal portfolio training plan.
o	Portfolio Creation: guidance for students in the creation of their portfolios.
o	Improvement: portfolio improvement and post-optimization.
o	Interview Coach: students practice with mock interviews.
o	Offer Reference Letter: instructors will offer a reference letter to all students.

Tuition for Toronto Art School and the marketing costs that we pay our agents to recruit student are:

•	Full enrollment:	$12,000 per year (8 credits)
•	Individual course credit:	$624 per credit for Canadian students
$980 per credit for international students
•	Marketing costs:	20% to 40%

Toronto High School

On November 1, 2020, Farvision Education entered into an acquisition agreement with one individual who was the original shareholder of Toronto High School Inc. (“Toronto High School”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education shall acquire 80% of the equity interest of Toronto High School for a total consideration of $188,376 (C$240,000). Farvision Education paid an acquisition deposit of $125,584 (C$160,000) upon signing the agreement. The acquisition is expected to be completed by June 30, 2022. In the event that this acquisition is not closed, the $125,584 (C$160,000) deposit is fully refundable.

The market and competition

OSSD is a high school diploma recognized by colleges and universities in most countries and territories. The total number of students enrolled in postsecondary institutions in Canada increases each year, especially in the case of international students. According to Statistics Canada and Immigration and Citizenship Canada, Ontario has had the largest number of international students in Canada over the last ten years, which is largely the result of the increase in OSSD international students.

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There are 76 public school boards in Ontario, including 38 public secular boards (34 English boards and 4 French boards (ACÉPO)), 38 public separate boards (29 English Catholic boards, eight French Catholic boards and one English Protestant board), and seven public school authorities that operate in children’s treatment centers. There are 1,503 private schools in Ontario in the 2021-2022 school year. The public high schools in the Markham area, where we are located, include Markville High School, Unionville High School, Bur Oak Secondary School, Pierre Elliott Trudeau High School, and Bill Crothers Secondary School. Private high schools in the Markham area include Peoples Christian Academy, J Addison School, Holy Trinity School, TMS School, and La Citadelle International Academy of Arts and Science. These competitors have long history, relatively large campus and excellent teaching facilities.

Our Plan to grow

Based on our existing programs that are with flexible scheduling and supported by advanced teaching facilities and methods, we expect to enhance our OSSD programs as follows:

•	Engage in partnerships with more public colleges and universities. Under the leadership of our Board of Directors, we have been working with universities on agreements that will allow our qualified graduates to be directly admitted to their degree programs without English proficiency tests.
•	Establish a comprehensive student management system based on Artificial Intelligence, or AI. This system will be able to trace the learning journey of individual students and produce personalized tutorials to optimize their learning productivity.
•	Build a virtual teaching lab based on Virtual Reality, or VR, which we believe can greatly enhance our students’ learning experience. The VR lab will visualize complicated methods and processes in subjects such as math, physics, chemistry, and biology, making it easier for students to comprehend.
•	Develop OSSD Massive Open Online Courses, or MOOC, which will be aimed to provide enriched learning components for our students. We have already built a MOOC platform that is currently used for animation education.
•	Further develop a marketing network in targeted countries, including China, India, Brazil, and southeast Asia.

Regulatory Matters

In Ontario, private schools operate as for-profit businesses or non-profit organizations, and as a result, the scheduling of the academic year, tuition, student recruiting, and school administration are not subject to control by the Ministry of Education. However, the curriculum must comply with the OSSD curriculum prescribed by the Ministry of Education. Private schools do not receive any funding or other financial support from the Ontario Provincial government. The Ministry does not regulate, license, accredit or oversee the day-to-day operation of private schools.

Despite this flexibility, any person, business, or non-profit entity wishing to operate a private school in Ontario must do so in accordance with the legal requirements of the Education Act, as amended by the Education Amendment Act, or more commonly known as Bill 82, and with the policies and procedures detailed in “Private Schools Policy and Procedures Manual” issued by Ministry of Education.

Over the past two school years, the COVID-19 pandemic has had a significant impact on the delivery of education in Ontario. Under a new Ministry of Education policy, starting with the grade 9 cohort for the 2020-21 school year, students will be required to earn two credits online as part of the graduation requirements of the OSSD. Online courses will be a mandatory graduation requirement.

College and University

We operate two colleges, Conbridge College of Business and Technology and Dorset College-Toronto Campus, that offer college diploma programs, short-term training courses, vocational training programs, and collaborative education in partnership with public colleges and universities (1+3 and 2+2 programs) for bachelor’s degrees. We also have an agreement to acquire MTM, which offers the same types of programs.

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Conbridge College of Business and Technology

Conbridge College of Business and Technology, or Conbridge College, is a private vocational institute registered in Ontario under the Private Career College Act of 2005. It offers a wide variety of short-term, specialized programs, professional examination preparation, and professional development training courses and is qualified to confer college degrees. Conbridge College focuses on providing educational resources with a goal of ensuring the success of its graduates by equipping them with the knowledge and skills needed by potential employers. Its faculty members are experienced working professionals who have academic credentials that correlate with their areas of expertise.

The predecessor to Conbridge College was founded in 2005 as Toronto Engineering Training Centre, whose mission was to offer short-term courses and pre-examination sessions to facilitate the integration of new immigrants into the Canadian workforce. Its current training programs cover such areas as civil engineering, mechanical engineering, environmental engineering, and electrical engineering. The courses are designed to meet the immediate needs of newcomers to Canada. Since 2016, Conbridge College has prepared more than 300 students for entry into Canada’s labor force as trained engineers and professional technicians. Its strategic plan is to develop and register more college diploma programs and to seek partnerships with public colleges and universities.

Currently Conbridge College offers two vocational programs that are registered with the Ontario Ministry of Colleges and Universities:

•	Quality Control and Assurance
•	Computerized Accounting

Another three vocational programs have been registered and are pending approval:

•	Business Administration
•	Game Design
•	Global Business Management

Our subsidiary Farvision acquired an 80% equity interest in Conbridge College on September 1, 2021. Under the new ownership, Conbridge College has made the following advancements:

•	Establishing an Academic Advisory Board and Quality Assurance Program. Farvision recognizes the importance of creating, developing, and implementing quality assurance processes to ensure academic and service excellence. The approach extends beyond compliance with external and government regulations, standards, and practices. In addition to the quality assurances in place at its various educational units, Farvision has established an Academic Advisory Board chaired by Dr. Harley d’Entremont, our Chief Academic Officer.
•	Developing a public college-private college partnership, or PPP, program with College Boreal, or Boreal. A PPP program is a contractual arrangement between a public college of applied arts and technology in Ontario and a third party for the delivery, by the third party, of college programs leading to an Ontario College Credential. Third party means an independent legal entity other than a college of applied arts and technology, publicly assisted university or Indigenous Institute prescribed under the Indigenous Institutes Act, 2017. In short, this is a partnership between a public college and a private college. We are in negotiations with Boreal to enter into an agreement for a PPP program in which Conbridge College will provide educational courses and facilities to Boreal’s students.
•	Developing 2+2 programs in partnership with the University of Canada West, or UCW, Trent University, and Lakehead University. Under this program, students who successfully complete their two-year course of study at Conbridge College can be admitted to a partner university to complete a bachelor’s degree.

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Student Services

In terms of student services, the Binding Policy Directive from the Minister of Education requires that “students enrolled in programs offered through PPP’s are entitled to all the rights and privileges afforded to other students of the college” and that “colleges will be held accountable for ensuring access to an appropriate range of student supports, either on the partnership campus, in the community, or through the college’s main campus.” Conbridge College has submitted a proposal to Holland College on Prince Edward Island for a PPP that would provide that students enrolled in the PPP program would have an appropriate range of services provided to them by Holland College. These services would include, student housing, and career development. As is the case with smaller campuses of public colleges, this range of services may not be as broad as the range of student services offered on the main campus, but will cover the essential services required, and may expand over time as enrollment grows.

Advantages of Conbridge College

Conbridge College had a history of successful operations prior to the COVID-19 pandemic, and we believe that it is now positioned for healthy growth supported by the following advantages:

•	Financial Stability. We believe that we have the financial viability to offer potential students a stable educational environment. We have cash flow from our short-term training courses, ownership of a dedicated educational facility with up to 100,000 square feet usable space for educational purposes in the heart of Markham, a high-tech center, a network to recruit international and domestic students to meet the demand of enrollment trends, and plans for future commercial real estate development with the potential to triple our capacity for student enrollment.

•	Quality Assurance. We are committed to ensuring quality assurance. As an example of the application of quality assurance procedures for its operations, Conbridge College has developed and implemented several procedures and methods to implement quality assurance for all programs delivered, including data collection, analysis, and improvement measures. The following practices are conducted currently on a regular basis. Faculty meetings are held at the end of each semester to review the courses offered and textbooks selected for the program. The information and insights gathered at these meetings is then used to enhance teaching effectiveness and improve the quality of the programs. A program assessment meeting is held at the end of each academic year. The program advisory committee conducts assessments of the operations of the program and recommends possible revisions to maintain the relevance of the program. Research is conducted constantly to ensure that Conbridge College is aware of key trends in terms of academic training requirements in each field of study as well as any change of demand in the field. Moreover, we monitor similar programs in other institutions annually to ensure that our programs are comparable and competitive. In addition, a survey of employers’ needs is conducted annually to ensure the program is providing students with useful knowledge and the practical skills required by the employers. Surveys of the graduates of the program are also conducted annually to get their feedback, their perception on the usefulness of the program, how it has prepared them for their current employment, and what they found to be most pertinent for their employment. Moreover, graduates are asked to provide suggestions on ways that the program could be improved.

Conbridge College’s tuition and the marketing costs that we pay our agents to recruit students are set forth below:

Two-year college diploma programs open only to international students:	$20,000 per year
Marketing cost:	20% to 50% of tuition paid

One-year college certificate programs open principally to Canadian students:	$6,750 per year
Marketing cost:	20% to 30% of tuition paid

Short-term training courses:	$675 per course
Marketing cost:	10%

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Dorset College – Toronto Campus

Dorset College, or Dorset, was established in Vancouver, British Columbia, as a private college in 1981 under the authority of Advanced Education and Skill Training, Province of British Columbia. On October 8, 2021, we signed a strategic partnership agreement with Dorset to establish a subsidiary college in Toronto. We will have a 90% ownership interest in the Dorset-Toronto Campus. Under the strategic partnership agreement, we will be responsible for investment in teaching facilities and operating the programs, and Dorset will be responsible for academic administration. Dorset-Toronto Campus will offer the same academic programs as Dorset College in Vancouver.

Dorset-Toronto Campus will offer all the academic programs of Dorset, as follows

Programs

Dorset currently operates the following academic programs:

•	Two-year college diploma programs: Tourist and Hospitality Management; Business Administration; Science.
•	One and one-half-year college diploma program: Management.
•	One-year certificate: Business Culture Studies; Business Studies.
•	Preparation programs: Preparation for Graduate School Applicants (eight months); Academic Preparation (one year).

University Partnership

Dorset has signed agreements with the following Canadian public universities to facilitate Dorset students’ completion of bachelor’s degree programs:

•	1+3 collaborative education agreement with Dalhousie University in Halifax, Nova Scotia, in which students study for one year at Dorset and three years at Dalhousie University, a public university.
•	2+2 collaborative education agreements with University of Saskatchewan, in Saskatoon, Saskatchewan, University of Northern British Columbia, in Prince George, British Columbia, British Columbia Institute of Technology, in Vancouver, British Columbia, and Cape Breton University, in Sydney, Nova Scotia, in which students study for two years at Dorset and two years at the public university.

Planned Programs and Acquisitions

PPP Program with College Boreal

PPP is a contractual arrangement between a public college of applied arts and technology in Ontario and a third party for the delivery by the third party of college programs leading to an Ontario College Credential. The third party must be an independent legal entity other than a college of applied arts and technology, publicly assisted university or Indigenous Institute prescribed under the Indigenous Institutes Act, 2017. In short, this is a partnership between a public college and a private college. The students enrolled in such programs are students of the public college, and public colleges are responsible for ensuring that partnership locations operate with the same student protections and standards of services, accountability, and quality assurance as the colleges’ home campuses.

International students with a credential from an Ontario public college may apply for a work permit for up to three years under the federal Post-Graduation Work Permit, or PGWP, Program, issued by Immigration, Refugees, and Citizenship Canada. International students enrolled in programs offered through PPP’s are entitled to the same rights and privileges as domestic students; they are also entitled to access to the appropriate range of student supports, either on the partnership campus, in the community, or through the college’s main campus. This includes housing.

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There are approximately 470 registered private career colleges in Ontario, with 650 campuses, and fewer than ten private colleges are qualified for PPP programs. Because it is easier for qualified private colleges to recruit students as compared with the other 470 registered private career colleges in Ontario that are not qualified, each qualified private college has a large number of students enrolled in its PPP program. To take advantage of this opportunity, Farvision has signed a memorandum of understanding, or MOU, with College Boreal to collaborate on a PPP program. If Farvision enters into a binding PPP with Boreal, Conbridge College is expected to provide educational programs and facilities for up to 1,500 Boreal students per year. There can be no assurance that Farvision will be able to successfully complete a PPP agreement with Boreal.

Industry competitors

The following private colleges have entered into PPP agreements with public colleges in the Greater Toronto Area:

•	Lambton College-Toronto Campus
•	Sault College - Toronto Campus
•	Niagara College Toronto Campus
•	Northern College at Pures Toronto
•	St Clair College Toronto Campus
•	Mohawk College Mississauga Campus
•	Canadore College in Toronto
•	Loyalist College in Toronto
•	Cambrian College at Hanson in Toronto

These are all public colleges that have PPP programs with other private colleges. In comparison with these colleges and their partnerships, we have the following advantages:

•	Facilities: we currently own three buildings at two campuses, providing a total of 180,000 square feet of teaching space. We are in the process of acquiring two additional buildings comprising 433,000 square feet that will constitute our third campus.
•	Academic program: under the leadership of our Board of Directors, the academic programs are frequently updated and expanded for the best quality and to reflect the demand of the market.
•	Marketing: we have a global network of agents to recruit international students. This enhances the promotion of our programs and student recruiting.

Marketing

To promote multi-level, innovative partnerships and develop education on a global scale, Farvision is actively extending its outreach to recruit students from China, India, Vietnam, Southeast Asia, South Korea, Japan, Latin America, and other regions. Our mandate is to create a first-class learning environment and to develop opportunities for international students to allow them to study in Canada and pursue their educational, personal and career goals.

Farvision, through its colleges and schools, has developed partnerships with Canadian universities, public colleges and school boards in Ontario, Nova Scotia, Saskatchewan, and British Columbia. Farvision’s staff visits the key overseas markets and participates in education fairs in China and Hong Kong regularly.

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Max the Mutt College of Animation, Art & Design

Max the Mutt College of Animation, Art & Design, or MTM, formerly known as Max the Mutt Animation School, and Studio M, was founded in 1997 as a Private Career College under the Private Career Colleges Act, 1990 with the Ontario Ministry of Advanced Education and Skills Development (Registration number 101408). MTM is located in Toronto, Canada. On February 28, 2022, we acquired control of MTM.

Programs

MTM offers three four-year college diploma programs, Animation, Concept Art, and Illustration & Storytelling for Sequential Arts. The curriculum is largely designed, regularly reviewed, and updated by working professionals. Most faculty are working professionals who teach part-time. MTM also regularly offers short-term workshops and training courses.

Over the last 25 years, MTM has produced approximately 4,000 graduates who have entered the animation industry. Many of these graduates have joined animation studios such as Pixar, Walt Disney Animation Studios, and DreamWorks, or created their own studios. MTM currently has about 150 students. We believe that the market demand for graduates of animation programs has been rapidly expanding in recent years.

MTM’s tuition structure

-	Animation Diploma,	$9,480/year for year 1, 2 and 3 (local students)
$10,280 /year for year 4 (local students)
$11,200 /year for year 1, 2, 3 and 4 (international students)

-	Concept Art Diploma, Illustration & Storytelling for Sequential Arts Diploma
$9,480 /year for year 1, 2, 3 and 4 (local students)
$11,200 /year for year 1, 2, 3 and 4 (international students)

-	Short-term training
o	Portfolio development:	Learn to draw $700 /7 hours
Single Session Life $36 /hour

o	Workshop	Introduction to traditional animation $320 /7 hours
Illustration Basics of Clip Studio Paint $260 /3 hours
Creating a Webcomic Series $320 /7 hours

o	Professional Development
Introduction to Autodesk Maya $680 /7 hours
Digital Painting for Professional Development $60 /hour

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Development

MTM entered into an agreement in 2018 with Duncan of Jordanstone College of Art and Design, or Duncan College, located in Dundee, Scotland, for collaborative education. MTM students can be admitted to Duncan College for a one-year master’s program after they have successfully completed the four-year program at MTM. This is known as a “4+1 program.” MTM is also developing a “2+2 program” with two Canadian public universities (Trent University and Brock University) in disciplines related to animation and art education. Under a 2+2 program, MTM students will be able to directly transfer to a public university for the remaining two years of study for bachelor’s degree after they have completed the first two years of study at MTM.

MTM is also preparing to file an application to convert all of its three college diploma programs to university bachelor’s degree programs with Ontario Ministry of Colleges and Universities. We expect MTM to obtain this approval by the end of 2022. These bachelor’s degree programs are expected to be housed in one of our three campuses, located at 200 and 260 Town Center Blvd., Markham, Ontario. We are the sole owner of these two buildings that have a total floor area of 100,000 square feet.

We believe that MTM programs have developed an exceptional reputation both nationally and internationally, which we believe will enhance MTM’s opportunity to attract highly talented students from all over the globe.

Marketing

We believe that the acquisition of MTM will generate a great opportunity to further develop MTM’s degree programs and relationships with other universities. Farvision has a global network of marketing agents that will connect MTM with potential talented art students. While maintaining MTM’s Canadian market share, Farvision plans to progressively promote MTM’s existing programs to attract international students. Targeted markets include China, India, South American countries, and southeast Asian countries. With expanded academic programs and enhanced teaching facilities, we plan to increase the enrollment to 2,000 students.

Post-Secondary Education Services in Canada

Canada ranks as the fourth most popular destination for international students after the United States, United Kingdom, and China. According to Statistics Canada, in the school year 2018-2019, revenue of universities and degree-granting colleges reached more than $31.8 billion by 2020. (see table below for details). We believe significant potential for growth exists in the post-secondary education service industry in Canada.

Revenues of universities and degree-granting colleges ($ Millions)

	2018	2019	2020
Canada	31,425	33,035	31,939
Ontario	19,944	21,137	21,082

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Master’s Degree Programs

We presently offer educational opportunities at the master’s degree level through a collaboration agreement that Farvision signed with Niagara University Ontario, or NUO, on July 14, 2021. Under that agreement, Farvision is the exclusive student recruiting agent for NUO in Canada, India, and certain countries in southeast Asia. MTM also offers opportunities for a master’s degree through an agreement with Duncan of Jordanstone College of Art and Design, Dundee University. These programs are described in further detail below.

Niagara University Ontario

Niagara University Ontario was established on January 18, 2019 as the Toronto campus of Niagara University in Lewiston, New York, which was founded in 1856. NUO’s campus is located in the Expo City commercial and residential complex of the Vaughan Metropolitan Centre, Ontario. The campus covers 12,000 square feet, with classrooms, faculty offices, and student lounge and other facilities.

Currently, NUO offers four master’s degree programs that are registered with Ontario Ministry of Colleges and Universities:

•	Master of Science in Education.
•	Master of Business Administration.
•	Master of Science in Finance
•	Master of Science in Information Security and Digital Forensics.

Advantages of Niagara University Ontario Programs

We believe that the master programs offered by NUO have the following advantages:

•	Admission criteria: the English language proficiency requirement for admission is relatively low in comparison with other similar programs. In order to assist students to be better prepared for the challenges that they need to succeed at the master’s degree level, Farvision provides pre-masters courses and language training.
•	Relatively low tuition for the Greater Toronto Area: The total tuition fee for the NUO MBA program is approximately $38,000, and the other master’s programs are approximately $96,000.
•	Qualified for immigration and working permit: after graduating with a master’s degree from NUO, students can apply for a three-year working permit, and after one year of work, one can apply for immigration to Canada.

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Competition

Major competitors for NUO’s MBA program is set forth below:

MBA colleges in Canada	Tuition (domestic)	Tuition (international)	GMAT Score	Location
The University of Toronto – Rotman School of Management	81,915	101,734	670	Toronto
York University – Schulich School of Business	57,613	85,010	660	Toronto
Western University – Ivey Business School	66,203	68,191	660	London
Queen’s Smith School of Business	62,823	79,125	650	Kingston
Sobey School of Business	22,664	34,195	590+	Halifax
Brock University – Goodman School of Business	20,650	24,650	550+	St. Catharine’s
Carleton University – Sprott School of Business	26,592	43,738	550+	Ottawa
McMaster University – DeGroote School of Business	60,437	65,209	590	Burlington
Ryerson University – Ted Rogers School of Management	17,778	30,807	NA	Toronto
Simon Fraser University – Beedie School of Business	33,797	44,394	620	Vancouver
University Canada West (UCW)	27,913	27,913	NA	Vancouver
The University of Windsor – Odette School of Business	15,341	38,121	600	Windsor
University of Ottawa – Telfer School of Management	41,590	50,895	550+	Ottawa
Wilfrid Laurier University	25,162	36,751	550+	Toronto/Waterloo

Major competitors for the other master’s degree programs is summarized below.

University	Program	Tuition (Domestic) ($)	Tuition (International) ($)
McMaster University	MBA with concentration in finance	34,990	34,990
Ryerson University	MA in International Economics and Finance	53,280	53,280
University of Alberta	MBA with specialization in finance	58,608	58,608
University of Saskatchewan	Masters of Finance	7,952	11,928
Saint Mary’s University	Masters of Finance	30,616	37,375
UBC	Masters of Finance	29,047	44,755
University of Toronto	Masters of Finance	49,392	71,865
Ontario Tech University	Master of Information Technology Security	6,027	30,483
University of Ottawa	Master of Computer Science - Bioinformatics	12,792	43,769
Concordia University	Master of Engineering in Information Systems Security	9,973	32,138
Trent University	Master of Science in Forensic Science	6,369	20,068
University of New Brunswick	Master of Cybersecurity	5,693	10,578
University of Calgary	Master of Information Security and Privacy	4,448	12,491
New York Institute of Technology (Vancouver)	Master of Science in Cybersecurity	18,127	22,795

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Duncan of Jordanstone College of Art and Design, Dundee University

Duncan of Jordanstone College of Art & Design, or Duncan, is the creative heart of the University of Dundee, internationally known for its high-quality teaching and research. It offers a broad range of bachelor’s degree programs in art and design, including animation, art and design, art and philosophy, and graphic design. Its graduate programs include Animation & Visual Effects (VFX) Master of Science (MSc), Art & Humanities Master of Fine Arts (MFA), Art, Science & Visual Thinking MFA, Comics and Graphic Novels Master of Letters/Master of Design (MLitt)/Mdes), Design for Business MSc, Design for Healthcare MSc, Fine Art MFA, Forensic Art & Facial Imaging MSc, Medical Art MSc, and Product Design MSc.

Under the 4+1 agreement signed on September 10, 2018, between MTM and Duncan, MTM graduates will be treated as though they have earned a bachelor’s degree and will be able to apply for admission to the following master’s degree programs:

•	MSc in Animation and Visual Effects
•	MDes or MLitt in Comics and Graphic Novels
•	MSc Design for Business
•	MSc in Forensic Art
•	MSc in Product Design
•	MFA in Art and Humanities
•	Masters courses in Humanities, such as Film Studies or the MLitt in Science Fiction

Vocational Education

Vocational education is a different learning option from the path of college or universities. It offers a career path that imparts the skills and knowledge needed to work in a given occupation. It is coordinated with the requirements of the labor market and is an integral part of the education system.

We believe that good vocational education expands a student’s ability to keep a job and teaches students how to educate themselves as they follow a career path. Vocational education usually provides for a quick education that will provide a marketable skill in a short time span. Often vocational programs are implemented on aspects of skilled trades license training, skilled trades career training, and high demand job training. Even though at the outset vocational education programs are relatively short in duration, lifelong learning is what students should continuously engage over their diverse career paths. Teachers focus on teaching students how to grow with technological trends, because few careers are stable technologically. However, the basics are generally constant in most fields.

The Canadian government has adopted a “block-purchased” training approach to fund large-scale training in response to the needs of certain recovery industries such as construction, manufacturing and hospitality. Examples of such programs include the Canada Ontario Job Grant Program, or COJG, the Second Career Program, and the Canadian Apprenticeship Program.

We offer the following vocational education programs through:

•	Princeton Career Education Group Inc. – Skilled trade training, enterprise technological training, and second career training.
•	Halifax Language Institute of Canada – Toronto Campus: language training.
•	Personal Service Worker, or PSW (in partnership with Cambrian College).

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Skilled Trades in Canada

The skilled trades play an important role in the Canadian economy and society. Approximately one in five employed Canadians works in the skilled trades in many sectors of the Canadian economy, including construction, manufacturing, service and automotive.

In Canada, training and certification relating to skilled trades are the responsibility of the provinces and territories. The federal government also plays an important role, including providing a variety of supports to apprentices and employers.

Provincial and Territorial Designated Trades

Each provincial and territorial jurisdiction has its own laws respecting which trades are designated for apprenticeship training and certification. There are more than 400 trades designated by provinces and territories across Canada. Not all of these designated trades are Red Seal Trades.

The full list of trades in Ontario is available from the following websites:

•	Ontario Provincial Government (https://www.ontario.ca/page/explore-trades-ontario).
•	Ontario College of Trades (https://www.collegeoftrades.ca/wp-content/uploads/Sector_Brochure_One_Pager_web.pdf)

Red Seal Trades

Today, the Red Seal Program develops national standards and examinations, in conjunction with industry, for certain trades that are common to most jurisdictions. Trades approved for Red Seal status are called “Red Seal Trades.” The Red Seal Program and the designation of Red Seal Trades is the responsibility of the Canadian Council of Directors of Apprenticeship, or CCDA.

While Red Seal Trades cover approximately 80% of apprentices in Canada, a trade may not have Red Seal status in each jurisdiction.

The full list of Red Seal Trades in Ontario is set forth at the following websites:

•	Red Seal Trades Canada (https://www.red-seal.ca/trades/tr.1d.2s_l.3st-eng.html)
•	Ontario College of Trades (https://www.collegeoftrades.ca/wp-content/uploads/Sector_Brochure_One_Pager_web.pdf)

Princeton Career Education Group Inc.

PCE was established in July 2017. The predecessor of PCE was Canada New-Times Education Group, or CNTE, launched in July 2004 with a focus on skilled trades career training. In 2006, CNTE obtained qualification as a welding testing center authorized by the Canadian Technical Standard Safety and Authority, or TSSA, and in 2007, it obtained the qualification to operate a Canadian Welding Bureau, or CWB, examination center under the authorization of the Canadian Welding Bureau.

Over the last 20 years, PCE and CNTE have trained approximately 6,600 skilled workers and technicians for employment in Canada, many of whom have been employed by Fortune 500 companies, such as Furlani’s Food Corporation and Rudolph’s Bakery Ltd.

Farvision acquired PCE in June 2021. In accordance with Canada’s vocational education policy and Canada’s federal immigration policy for skilled workers and technicians, we have converted our building at 41 Metropolitan Road, Scarborough, Ontario, into the North American Skilled Trades Training Industry Base. In this state-of-the-art vocational education facility, PCE operates 24 Red Seal Trades pre-exam programs, which are described below.

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Red Seal Trades Pre-exam Programs

The Canadian industrial system is divided into 400 trades, 56 of which are subject to federal government regulation and certification. These 56 trades are known as “Red Seal Trades.” PCE currently offers pre-exam training programs for licenses in 24 Red Seal Trades in the eight categories listed below.

•	Electrical Engineer: Construction Electrician-309 A; Industrial Electrican-442A; Master Electrician-ESA; Instrument and Control Technician-447A; Electric Motor Systems Technician-446; Elevating Devices Mechanic-636E.
•	HVAC Engineering: Refrigeration and Air Conditioning Systems Mechanic; Operating Engineer (Stationary Engineer); Refrigeration Operator B; ODP Certificate- Ozone Depletion.
•	Plumbing Engineering: Plumber-360A; Steam Fitter/Pipe Fitter-307A.
•	Welding Engineering: Welder Red Seal License; Iron Worker-420A.
•	Mechanical Engineering: Millwright License-443A; General Machinist-429A.
•	Construction: Roofer-449A; Sprinkler and Fire Protection-427A; General Machinist-429A; Drywall Installation Technician-453A.
•	Industrial and Manufacture: Heavy Equipment Operator-636A; Hoisting Engineer-Mobile Crane Operator-339A; Draftsperson-Mechanical-614A.
•	Automobile Engineering: Automotive Service Technician-310S; Truck and Coach Technician-310T; Fuel and Electrical Systems Technician-310C.

Enterprise technological training and second career training

Enterprise technological training and second career training are largely developed to satisfy the specific needs of enterprises and individual students. The course contents are frequently updated to reflect the changing challenges of the industry. Supported by our state-of-the-art facility, experienced working professionals, and know-how in vocational education, PCE can provide training on a wide spectrum of trades with a focus on the following, which are presently in high demand.

•	Administrative Program: Essential Skills – Office Professional Program; Administrative Assistant with Desktop Publishing Training; Computer & Customer Service Training Program; Digital Media and E-Commerce on-the-job Training; Administrative Office on-the-job job training.
•	Accounting Program: Quickbooks Accounting Training with CO-OP program; Simply Accounting Training with CO-OP program; Accpac Accounting Training with CO-OP program; Canadian Payroll Certificate Training; Certified Public Accounting, or CPA, License pre-exam training; Bank teller on-the-job training; Customer Service Representative, or CSR, license pre-exam training; Exempt Market Dealing, or EMD, Representative; Mortgage and Loan Agent License pre-exam training.
•	Makeup Application Training: Hairstylist License pre-exam training; Beauty and makeup artist certificate training; Nail technician certificate training.
•	Quality Control Program: Certified Quality Engineer, or CQE, License pre-exam training; Six Sigma License pre-exam training; Project Management Professional, or PMP, License pre-exam training.
•	Traveling short-term training program: Travel Industry Council of Ontario, or TICO, Certificate; Tour guide license pre-exam.
•	IT training: Big Data on-the-job training; Mobile APP development training; Quality Assurance, or QA, software training program; Network security on-the-job training; Web developer on-the-job training.

Tuition for PCE’s programs is set forth below:

•	Skilled Trade Pre-exam Training:	$755 per Course
•	Red Seal Pre-exam Training:	$779 per Course
•	Enterprise Technological Training:	$676 per Person
•	Skilled Trades Hands-on Training:	$755 per Person
•	High Demand Job Training:	$767 per Person
•	Interview Training:	$716 per 20 hours

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The Market

Driven by the economic growth and the development of high technology, the market for vocational education is growing both in Canada and internationally. We believe that the following factors contribute to this growth.

Shortage of skilled workers

The shortage of skilled workers has become a major issue for countries around the world. In Canada, the shortage of skilled workers is even more prominent as evidenced by the factors described below:

•	According to the Ottawa Business Growth Survey Insights report, industry in Canada will have to replace nearly 259,100 workers due to retirement, or about 22 per cent of the current labor force.
•	Ontario’s construction industry will have 86,500 technicians retiring in the next 10 years, and Ontario’s construction industry will need 109,900 new skilled trades technicians to enter Ontario’s construction market according to a survey conducted by BuildForce Canada.
•	Ontario will face a shortage of 190,000 skilled workers by 2020, according to the Conference Board of Canada. The shortage is projected to nearly triple to 560,000 vacancies in 2030.
•	The Province of Alberta is expected to require approximately 63,380 new certified journeypersons over the next decade, according to a survey conducted by Global News.
•	The Province of British Columbia is expected to require nearly 47,800 new certified journeypersons over the next decade, according to a survey conducted by Global News.
•	The Province of Saskatchewan is expected to need 11,470 new certified journeypersons over the next decade according to a survey conducted by Global News.
•	The Province of Manitoba is expected to require 9,240 new certified journeypersons over the next decade according to a survey conducted by Global News.

The shortage of skilled workers is also expected to grow world-wide, as evidenced by the factors described below:

•	The Economic Times reported that the shortage of skilled workers in the world’s 20 major economies is expected to reach approximately 85.2 million in 12 years.
•	As the biggest developing economy, China is also affected by the shortage of skilled workers and senior skilled workers in its labor market. Of the 140 million workers in China’s urban enterprises, 70 million are skilled workers. Among the skilled workers, only 3.5% are senior skilled workers, which is far from the level of 40% of senior skilled workers in developed countries. In the next 15 years, the proportion of senior skilled workers required in China is expected to reach 15%, and the shortage of senior skilled workers is expected to be as high as several million.

We believe that the shortages of skilled workers described above affords significant business opportunities for for-profit vocational education.

Immigration

According to the 2020 Annual Report to Parliament on Immigration” produced by Immigration, Refugees and Citizenship Canada, or the IRCC (available on https://www.canada.ca/en/immigration-refugees-citizenship/corporate/publications-manuals/annual-report-parliament-immigration-2020.html), 1.23 million people are expected to immigrate to Canada in the next three years. Canadian Immigration Minister Marco Mendicino declared three-year immigration plan for the next three years that will bring more skilled technicians, family members, and refugees.

2021 —— 401,000 New Immigrants

2022 —— 411,000 New Immigrants

2023 —— 421,000 New Immigrants

We believe that 1.23 million new immigrants will result in substantial opportunities for the Canadian vocational training market.

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Second Career Program

The Second Career strategy launched by the Ontario Ministry of Training, Colleges and Universities pays for the training or education that Ontarians require to get a better job. It provides financial assistance of up to $22,400, or more in some cases, to pay for tuition, living expenses, help caring for dependents, travel, transportation, disability supports, other living and training costs, and books.

The market size of the Canada Second Career Training Project is estimated to be $26.4 billion for 1.19 million people between 2022 and 2027. This estimate is based on the following official numbers issued by the Canadian government:

•	The actual working population in Canada is 18.3 million.
•	The annual average unemployment rate in 2020-2021 is 8.5%
•	The unemployment rate in Canada should be 6.5% if without the effect of COVID-19, which means the number of unemployed workers would normally be approximately 1.2 million.
•	An individual’s Employment Insurance, or EI, living expense is $22,400.

Canada-Ontario Job Grant and Apprenticeship Programs

The Canada-Ontario Job Grant, or COJB, provides direct financial support to individual employers or employer consortia that wish to purchase training for their employees. It is available to small, medium, and large businesses with a plan to deliver short-term training to existing and new employees.

Between 2016 and 2022, Canadian governmental jurisdictions have made the following expenditures for training:

•	$42.2 million in apprenticeship programs.
•	$33.6 million in the Specialist High Skills program.
•	$16.6 million in a pre-apprenticeship program, which is mainly open to secondary school students.

Vocational Education Revenue in Canada

Vocational education’s revenue in Canada from 2016 through 2020 is shown below in millions of US$.

	2016	2017	2018	2019	2020	Total
Skilled Trades Certificate
Canada	212.42	186.62	196.34	203.06	212.42	1,010.8
Ontario	45.5	52.17	56.4	66.8	79.1	299.95

Apprenticeship Training Programs
Canada	72	72	72	72	7	72
Ontario	28	28	28	28	28	28

Canada-Province Job Grant
Canada	1,014	1,044	1,042	1,067	1,093	5,261
Ontario (COJG)	459.81	496.4	492.0	514.52	520.38	2,483

EI funded second career
Canada	3,904	4,064	4,032	3,424	2,552	18,976

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Personal Service Worker

To meet the growing need for personal service workers, or PSW, as a result of the growth of the aging population in North America, we have begun to build up our capacity to provide the education for PSWs. We are taking the following steps to enhance our educational resources to address this opportunity:

•	Collaborating with public colleges in which PSW training is offered: we have signed a Recruitment Agent Agreement with Cambrian College. Through offering student recruiting services to Cambrian College, we believe that we can take advantage of the growing market in China, India and other southeast Asian countries for PSW education.
•	We are also taking the initiative to establish our own PSW program in our facility located at 41 Metropolitan Road, Toronto. This program will be a part of our vocational education program that is to be operated in this specialized teaching facility. The development of our own PSW program will be based on the success of our collaboration with Cambrian College and our marketing network.

The duties of a PSW include managing daily tasks for people who are suffering from illness or injury or dealing with the effects of aging. PSWs generally provide services in home management, personal care, family responsibility, social and recurrent activities, and spiritual comfort. In Canada, where the population of people above 65 years has increased significantly and most family members work outside the home, it has become a significant challenge for family members to provide the full-time care that their elderly or ill family member needs. More and more families are now looking for PSWs to provide home-based health care.

The PSW Job Market

According to the Ontario Ministry of Health and Long-term Care, as many as 100,000 professionals work in the PSW field in Ontario. Approximately 34,400 PSW positions are expected to open nationwide before 2026. In addition, Employment Canada notes that many full-time and part-time positions are available for PSWs. Sixty percent of PSWs work full-time, while 40 percent work part-time.

The median wage per hour in Ontario for this profession is $13.20. PSWs who work in city-owned nursing homes, however, can make as much as $17.60 per hour, and those in hospitals can earn approximately $18.40 per hour.

We believe that the outlook for employment in Ontario after completing PSW training is positive, based on several factors, including employment growth and positions opening up as current employees retire. More specifically, opportunities in the PSW field are expected to be driven by the needs of Ontario’s senior population, as well as how much funding is provided for these types of health care services. In fact, approximately 2.68 million people, or 18.1% of Ontario’s population, are seniors aged 65 and over. That percentage is expected to increase to 25 percent by 2041.

PSWs are generally employed by the following organizations:

•	Home Care
•	Retirement Homes
•	Assisted Living Rooms
•	Palatine Care Centers
•	Hospitals
•	Long-term Care Facilities
•	Community Adult Day Programs
•	Supportive Housing Settings
•	Group Homes
•	Educational Facilities

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We believe that training as a PSW affords several advantages to immigrants. From June 18, 2019, the IRCC, officially launched two new five-year caregivers pilot projects for nursing immigrants, the family support care project, and the family early childhood care project. Through these projects, qualified PSW and their family members are eligible to applying for immigration to Canada. Minor children who accompany immigrants under these programs can enroll in free public education in Canada. After obtaining a work visa and working in Canada for two years, participants in the programs can apply for permanent resident status directly.

Advantages of Ontario PSW immigration project

We believe that the Ontario PSW immigrant project provides several advantages to prospective immigrants to Canada:

•	Low risk: the 3-year open work permit period is sufficient, and a participant can freely choose employers and industries.
•	Low language requirements: immigrants have low language requirements. They do not need to provide IELTS scores in the early stage and only need to provide 5 IELTS scores in the later stage.
•	Flexible courses without pressure: the opening time is flexible and there is no need to wait for the opening season. The training courses are divided into skill training, professional terminology training, and pre-job training. Low learning pressure, with pre-exam training courses to enhance the chances of passing required examinations.
•	Formal certificate: after passing the examination at the end of the course, a participant can obtain the National Association of Career Colleges, or NACC, certificate and obtain employment with the certificate. The certificate is issued by the unified management function training institution in Canada. The NACC certificate is common in North America.
•	Short immigration time: the part-time work experience during study can be used to deduct the requirements of up to nine months of immigration work experience, so as to reduce the time required to obtain permanent resident status.
•	High employment: our program provides paid internship opportunities during the study period, and a participant can continuously earn income during the immigration process; the employment contract can be signed at the same time of obtaining the academic visa, and permanent employment? can be assigned after graduation; and employment can be obtained upon graduation; all employers meet the employer guarantee requirements of Ontario and realize the one-stop process of “Study Abroad, Work and Immigration”.
•	Good development prospects: PSW private nurses are in short supply in all provinces and regions of Canada, with stable work, high income and large room for rise. Applicants who want to work in medicine in the future can use this as a springboard. After obtaining immigration status, they can continue to study RPN (registered intern nurse) and RN (registered nurse).

Employment Prospects for PSW Nursing Students

We believe that the employment prospects for PSW nursing students and other PSWs are very promising.

With the surge in demand for nursing professionals in the international medical market, the phenomenon of “nursing shortage” has become increasingly prominent in various countries. In the next 10 years, the United States, Britain, Canada, New Zealand, Singapore, Japan and other countries in the world will be in urgent need of two million nurses.

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The worldwide shortage of nurses has created more opportunities for nurses in various countries to enter the international market. Nursing is listed as a specialty talent by many governments. The shortage in supply coupled with growth in demand has driven up the compensation for nursing professionals. For example, the average annual salary of nurses in North American countries is US$50,000, while North American countries lack more than 300,000 nurses. In Australia, nurses are most likely to find jobs or get promotions. At the same time, if they have the qualification of Australian registered nurses, they are equal to getting a “green card” to work in commonwealth countries. Many European countries, such as Britain, France and Germany, have many preferential policies for nurses. Therefore, we believe that well trained nursing professionals with extensive professional knowledge and fluent international communication skills have broad prospects for employment.

With the transformation of countries to an aging society, we believe that PSWs engaged in geriatrics will be especially popular in the future, and doctors and family nursing practitioners will also become popular careers. With the improvement of people’s living standards, the disease spectrum of people has changed, and the demand for chronic disease care has increased. While people pay attention to physical and mental health, their awareness of disease prevention and self-care has also been strengthened. Accordingly, we believe that community medical care is facing a rare opportunity.

Partnership College Introduction

Since 1967, Cambrian College has been a leading post-secondary institution in northern Ontario. In 2021, Cambrian College had more than 11,000 students, with over 4,100 in 80 full-time programs, and over 7,000 students in almost 900 part-time courses and programs across three campus locations.

Cambrian College offers a one-year postgraduate certificate program, a two-year or three-year diploma program, and one-year certificate program. Students are eligible to apply for a work visa, or a PGWP, after graduation. There are more than 60,000 graduates of the college.

Halifax Language Institute of Canada - Toronto Campus: Language Training

Halifax Language Institute of Canada, or the Halifax Institute, is a private language school approved by the government of Nova Scotia and registered with the Ministry of Immigration, Refugees and Citizenship (File No.: O19091611322) on November 6, 2012. The Halifax Institute is certified by Languages Canada and by the Chinese Embassy in Canada. The Halifax Institute was founded by its president Dr. Wang Hong, who is also an IELTS examiner and longtime professor of English at Mount Saint Vincent University in Halifax, Nova Scotia, Canada.

Farvision signed a cooperation agreement with Halifax Institute on October 10, 2021, under which the two parties will establish a Toronto Branch of Halifax Institute, or the Halifax Institute Toronto. Halifax Institute Toronto is to be housed at our facility in Toronto. The Halifax Toronto Branch is expected to begin offering courses in July 2022. Under the cooperation agreement, Farvision is responsible for operation of the Halifax Institute Toronto and the enrollment of students in all courses offered by the Halifax Institute. Halifax Institute is responsible for school qualification and investment in brand and course development. As a part of its obligations under the cooperation agreement, the Halifax Institute is responsible for the express entry project between the Halifax Institute and Canadian public universities, which provides that as long as students obtain the English for Academic Purposes, or EAP, language qualification of the Halifax Institute, they are eligible to attend cooperative public universities without taking TOEFL / IELTS tests. Students at Halifax Institute Toronto will participate in language learning programs for four to eight months in the school, after which qualified students will be eligible to apply for university admission without taking the IELTS and TOEFL examination.

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Halifax Institute Toronto will offer a variety of academic and general English courses and customized English courses for the training of employees in various enterprises. The mission of the Halifax Institute Toronto is to provide students with customized learning courses to improve their self-confidence, fluency and accuracy in English learning, so that students can master personal, academic and professional English skills. It attaches importance to each student’s unique advantages, learning habits and learning methods. Students learn through task-based learning, which aims to enable them to practice language skills in real life. Halifax Institute Toronto will provide the following courses:

•	English for Academic Purpose, or EAP.
•	English as a Second Language, or ESL, and English as an Additional Language, or EAL.
•	University and College Bridging Program, or UBP.
•	Test Preparation (IELTS, TOEFL).
•	Additional Language Training in Spanish, French, Mandarin, Arabic, and Korean.

Halifax Institute Toronto will also offer the following services to its students:

•	Test of English for International Communication, or TOEIC, and Test de Français International, or TFI, Test Center.
•	Homestay Program & Residence Housing.
•	Student Centered Learning Methodology.
•	Engaging Student Activities.
•	Multilingual Support Staff.
•	Engaging and Impactful Community Volunteer Program.
•	In-House Travel Planning Services.

The Halifax Institute has signed cooperation agreements with the following 19 public universities and community colleges in Canada. Under these agreements, our students can use their EAP credit in lieu of TOEFL or IELTS in the application for admission to these universities and colleges:

•         University of Regina, Regina, Saskatchewan

•         Wilfrid Laurier University, Waterloo, Ontario

•         Saint Mary’s University, Halifax, Nova Scotia

•         Mount Saint Vincent University, Halifax, Nova Scotia

•         University of Prince Edward Island, Charlottetown, PEA

•         Acadia University, Wolfville, Nova Scotia

•         Bishop’s University, Sherbrook, Quebec

•         NSCAD University, Halifax, Nova Scotia

•         Yorkville University, Vaughn, Ontario

•         St. Francis Xavier University, Antigonish, Nova Scotia

•         Lakehead University, Thunder Bay, Ontario

•         Trent University, Peterborough, Ontario

•         Toronto Film School, Toronto, Ontario

•         Nova Scotia Community College, Halifax, Nova Scotia

•         Algonquin College, Perth, Pembroke, Ontario

•         New Brunswick Community College, Fredericton, New

•         Brunswick

•         St. Lawrence College, Kingston, Ontario

•         Nova Scotia College of Early Childhood Education, Halifax, Nova Scotia

•         Georgian College, Barrie, Ontario

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Education Services

Study and Immigration Visa Services

Visionary Study and Immigration Service Co., Ltd., a direct, wholly owned subsidiary of our Company, was established on February 18, 2020, to specialize in Canada study visa and immigration visa services. The application for a Canadian study visa is a complicated process, which includes both a study permit and a study visa. The study permit is issued the Canadian Government and allows foreign nationals to study at designated learning institutions, or DLI’s, in Canada. A study permit can be obtained through a face-to-face interview by immigration officers or through a visa issued by a Canadian embassy. After receiving a study permit, all students who wish to study in Canada must apply for a visa, and students can apply for it through the visa center of the Canadian Embassy. Visionary Study and Immigration Service Co., Ltd. assists international students with each step of the study permit and visa application process.

Immigration Related Services

Canada has long been a country of net immigration and has designed its current immigration policy around attracting highly educated and skilled migrants for entry into its labor force.

Canadian Immigration Categories principally include the following:

•	Federal Skilled Worker.
•	Provincial Nominee Program.
•	Canadian Experience Class.
•	Federal Skilled Trades Class.
•	Family Class.
•	Business Investor.
•	Business Entrepreneur.
•	Business Self-Employed.

The path to Canadian citizenship begins by acquiring Canadian permanent resident status. Similar to a “Green Card” in the United States, a Canada Permanent Resident Card will enable an immigrant to work and live in Canada.

Visionary Study Abroad and Immigrant Service Inc. mainly serves our international students and immigrants. We work with more than 20 licensed immigration consultants of the Immigration Consultants Canada of Regulatory Council, or ICCRC, to provide customized service programs for international students to help make their study and work in Canada a smooth process.

In order to expand our business, we plan to increase our sales by additional marketing, working with more partners of ICCRC, and developing more promotional materials.

Visionary Study Abroad and Immigration Service Inc. was registered in 2020 with the Canada government as a “for profit” company. We hire professionals to provide Canada’s visa and immigration related services to clients. The professionals may include Regulated Canadian Immigration Consultant, or RCIC’s, as well as Canadian law society members, for example lawyers and Ontario’s licensed paralegals.

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Human Resource Services

Farvision HR was established on June 8, 2014. Its main business is to provide one-stop services such as internship consulting, job placement, social welfare, and finance and entrepreneurship consulting for international students. Farvision HR offers the following services: career planning guidance, interview counseling and mock interviews, internship and summer part-time placements, job placement consulting, entrepreneurship counseling, social welfare and financial service consulting and expedited immigration for graduate students, who can apply for permanent residence status without working experience.

To increase revenue, Farvision HR plans to strengthen market promotion and team building, expand foreign cooperation, and provide comprehensive services based on serving our international students and vocational education students, supplemented by the employment of other international students and the reemployment of on-the-job personnel.

Other Services

In order to better serve international students, we also provide a full range of other services for international students’ dormitory living, including dormitory decoration, water and electricity maintenance, facilities and equipment maintenance, daily necessities, and school supplies through Visionary Education Services and Management Inc.

Our Education Facilities

In 2019, we acquired 123 Real Estate Development Ontario Ltd., an affiliated company under common ownership with Ms. Zhou for $3,210,000. At the time of the acquisition, 123 Real Estate, which changed its name to Visionary Education Real Estate Group Inc. in 2021, owned the Metropolitan Road and Peterborough properties described below. Through the end of our 2021 fiscal year, rental income from and sales of these properties have been our principal source of revenue. In April 2021, we acquired the Town Centre Boulevard properties described below. While all or a portion of each of the buildings that we own are currently leased to unaffiliated third parties, we expect that rental income from such leases will decline as the leases expire and we plan to use the available space for our principal education business. See “Business-Properties”, “Risk Factors.”

We own two buildings in Markham, Ontario, which house our current operations, and one building in Toronto, and are expanding to develop Visionary University Town, which will be established in two additional office buildings on a seven-acre campus that we have agreed to purchase, with a closing scheduled for March 2022. We believe that these facilities are sufficient for our current operations and planned expansion.

Town Centre Boulevard

Our operations are currently conducted at 200 Town Centre Boulevard in Markham, Ontario. The building, which we own, is approximately 52,217 square feet of office space. Toronto Art Academy, Lowell Academy and Conbridge College each lease space at the building. We also lease office space in the building to unaffiliated third parties, whose leases expire between February 2022 and August 2027.

We also own a 39,252 square foot office building at 260 Town Centre Boulevard. All of the space in the building is currently leased to unaffiliated third parties, whose leases expire between June 2022 and October 2024.

Metropolitan Road

We own a 62,140 square foot warehouse at 41 Metropolitan Road in Toronto. Substantially all of the building’s space is currently leased to unaffiliated third parties, whose leases expire between [●], 202[2] and April 2026. While currently used as a warehouse, 41 Metropolitan Road was originally built as a commercial/industrial building and may be used for adult education.

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VUT

In order to strengthen the competitiveness of our college and university businesses, to provide a state-of-art learning environment to match with the growing demands for our students, and to develop our partnerships with universities, we are establishing an innovative university town in North York, a suburb of Toronto. VUT will be the campus for our PPP program, with a capacity of approximately 12,000 to 15,000 students.

We executed a purchase agreement on May 19, 2021 to acquire the campus comprising nine acres of land and two buildings, with a total of approximately 433,000 square feet of space for a total price of $73.2 million (C$93.3 million). Pursuant to the Third Amendment of the Purchase Agreement, dated on October 5, 2021, we paid $1 million on October 9, 2021 and $2.4 million on November 9, 2021. The Third Amendment requires us to pay an additional $2.4 million no later than the first business day which is at least 15 business days prior to the closing date. The closing is expected to occur in March 2022. We plan to have the facility available for the initial PPP students in September 2022, provided that we can obtain sufficient financing to close the acquisition and make necessary renovations. The current leases, for an aggregate of approximately 388,000 square feet, will expire in September 2025 and May 2026. With the current tenants occupying their respective spaces, there will be 26,000 square feet of available space for our use. Should our PPP program require additional space before the expiration of these leases, we intend to use space at the properties at Town Centre Boulevard.

While we are in discussions to obtain the balance of the financing necessary to close the acquisition, we do not yet have any agreement for the financing for the acquisition or build-out of VUT, and there is no assurance that such financing will be available on terms acceptable to us. We have provided a deposit of $4.8 million (C$6 million), which we obtained as a loan from Ms. Zhou, our founder and majority shareholder. See “Business-Properties;” “Risk Factors - Potential Loss of Revenue from Property Leases; Related Party Transactions.”

Land Purchases

From 2013 through 2015, 123 Real Estate purchased 28 parcels for residential construction on 22.4 acres of land in Peterborough, Ontario, which we acquired as a result of our acquisition of 123 Real Estate. The initial intent of the purchase was to build an international student housing center. Partly because of the economic adversity caused by the COVID pandemic, we revised our strategy and are not seeking vacant land for development of educational facilities, preferring to acquire existing structures. We sold one parcel of land in the fiscal year ended March 31, 2019, sold 19 parcels in the fiscal year ended March 31, 2021 and utilized a portion of the approximately $6.6 million in sales revenue to purchase additional education companies. We have sold an additional seven parcels since April 1, 2021 for revenue of approximately $1.7 million, which we intend to use for our education business’ operating expenses. As of the date of this prospectus, we still own one parcel located in Peterborough, Ontario, and expect to use the proceeds from the sale of that parcels in the financing of our principal education business.

Government Regulation

Canadian Federal and Provincial Laws Governing the Administration of Education

Disclaimer:

This summary is based on the provisions of the applicable laws and regulations in force as of October 1, 2021. This summary considers all specific proposals to amend the Income Tax Act publicly announced by or on behalf of or by the Government of Canada or any applicable Canadian provincial or territorial jurisdiction prior to October 1, 2021 (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise consider or anticipate any changes in law or administrative policy whether by legislative, regulatory, administrative, or judicial action nor does it consider legislation or considerations of any foreign jurisdiction, which may differ from those discussed herein.

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Law and Regulatory Matters

As a service provider to students and working with education institutions in various levels, both in Canada and internationally, either directly or indirectly through our arrangements with domestic and global partners, we are required to comply with education laws and regulations in Canada.

General

Canada has no federal education department or similar governmental authority. All delivery, organization, and evaluation of educational services fall under the jurisdiction of its 10 provinces and 3 territories, subject to the federal laws which indirectly impacts education as further explained below. The only exception to this at the postsecondary level is the Royal Military College, which is part of the Canadian Ministry of National Defense. The provincial/territorial jurisdiction over education was determined in 1867 and is explicitly set out in Canada’s Constitution Act 1867. One reason for this decentralization was to protect the interests of the different populations who inhabited the particular parts of the country, as strong ethnic and religious differences existed by region.

The actual delivery and structure of educational services is, however, very similar across the country, even though there are differences between jurisdictions which were due to the unique historical, cultural, geographical, and political circumstances upon which such jurisdictions evolved. Each jurisdiction has its own Education Act, which is a detailed legal document that outlines how education will be organized and delivered, along with student eligibility criteria, duties of employees (teachers, principals, superintendents, and support staff), accountability measures, and different types of programs permitted and/or available. Most jurisdictions, including Ontario, also have other Acts dealing with community colleges, universities as well as private career colleges.

Federal Laws Relating to Education in Canada

For greater clarity, in addition to the provincial/territorial Education Acts noted above, the requirements set out in the following federal laws and regulations has impact on the delivery of education in Canada:

•	The Constitution Act, 1867 (previously known as the British North America Act) establishes exclusive provincial/territorial mandates with respect to education matters.

•	The Government of Canada Constitution Act, 1982 (also known as the Canadian Charter of Rights and Freedoms) ensures the rights of all peoples in Canada to: freedom, democracy, mobility, security, well-being, minority language education rights.

•	Canadian Human Rights Act

The Canadian Human Rights Act 1985 requires that individuals cannot be discriminated against on the basis of: race, national or ethnic origin, color, religion, age, sex, sexual orientation, marital status, family status, disability, and covers the field of education.

•	Indian Act

The Indian Act 1985 defines the rights and responsibilities of First Nations people and communities, and the role of the federal government in First Nations matters. This includes federal responsibility for the education of First Nations children and youth living on reserve. The Indian Act also enables First Nations to enter into agreements with provincial school boards so that their students may attend schools that are located off reserve.

•	Copyright Act

The Copyright Act 1985 establishes the rights of ownership, reproduction and use of original works (for example, textbooks and other educational resources, literature, music, academic writing) and the penalties for unauthorized use of such works. All provincial school authorities must comply with international and federal copyright legislation and related agreements.

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Provincial Authorities Administrating Education in Canada

Under the Canadian Constitution, provincial governments have exclusive responsibility for all levels of education. There is no ministry or department of education at the federal level.

In the province of Ontario, The Ministry of Colleges and Universities is the ministry of the government of Ontario responsible for the administration of policies, laws, and funding relating to Ontario’s 24 public colleges and 22 public universities as well as private colleges and universities. This ministry is one of two education ministries, the other being the Ministry of Education, which is responsible for the administration of the system of publicly funded elementary and secondary school education in Ontario.

The key legislation governing private career colleges in Ontario is the Private Colleges Act (2005) and associated Regulations. For those private career colleges interested in developing a public-private-partnership with a public college (referred to as a PPP), they are also subject to the Minister’s Binding Policy Directive of December 2019, but only for those activities falling within the purview of the PPP. From a legal perspective, the Minister’s Binding Policy Directive of December 2019 regulates the public colleges who enter into partnerships with private career colleges. Notwithstanding, the Directive can have an impact on private career colleges.

Within the Ministry, the administrative unit responsible for private career colleges is headed by a Superintendent of Private Career Colleges. The Superintendent is responsible for ensuring that all private career colleges operate in accordance with the Private Career Colleges Act. Among the key requirements of the Act are the need to have an approved license to operate and that programs of study leading to a credential have been approved by the Ministry. In addition, the Act and Regulations specify the reporting requirement, including Annual Reports and data on key performance indicators.

The Ministry of Colleges and Universities of Ontario also works with the following organizations:

Higher Education Quality Council of Ontario

Ontario Research Fund Advisory Board

Postsecondary Education Quality Assessment Board, and

Training Completion Assurance Fund Advisory Board.

Elementary and secondary education in Ontario is governed by the Education Act. Section 16 of the Act deals with private schools. Although all private schools must be approved to operate through an annual Notice of Intent process, those wishing to grant the Ontario Secondary School Diploma (OSSD) are designated as “Inspected Private Schools” and subject to additional requirements to ensure that the Provincial curriculum is being respected. The Policy Procures Manual (p. 6) defines “Inspected Private Schools” as follows: “Inspected private schools are seeking or have been given authority by the Ministry to provide courses offering credits toward the OSSD. This includes private schools offering a combined elementary-secondary curriculum (in which case only the secondary school will be inspected) and private schools offering credits in an online environment.”

Although referred to an inspection of the private school, the scope of the inspection is limited to the curriculum. The Policy Procedures Manual (p. 23) states the following: “The Ministry inspects all private schools seeking authority to grant credits in courses leading to the OSSD. The purpose of the inspection is to determine whether the instruction in OSSD credit courses is being delivered in compliance with Ministry requirements, including curriculum, assessment and evaluation policies.” Given that the OSSD diploma granted by the inspected private school is recognized as the equivalent to the diplomas granted by the public school boards, this is not an unexpected requirement.

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The Ministry of Education of Ontario is affiliated with the following independent agencies, boards and commissions:

Advisory Council on Special Education

Education Quality and Accountability Office

Languages of Instruction Commission of Ontario

Provincial Schools Authority

TFO (Ontario French-Language Educational Communications Authority)

TVO (Ontario Educational Communications Authority)

Education and Immigration Regulations in Canada

As a service provider to international students of various levels in Canada, we are required to comply with immigration laws and regulations in Canada.

IRCC is the federal department of the Government of Canada responsible for immigration matters in Canada, and includes the processing of refugees, and the granting of Canadian citizenship. We employ professionals to provide visa and immigration-related services to student clients in Canada. These professionals may include RCICs, Canadian Law Society members including licensed lawyers and paralegals. When RCIC consultant provides immigration related services with IRCC on behalf of client, his or her work will be under the supervision of ICCRC. ICCRC is the national regulatory body that promotes and protects the public interest by overseeing regulated immigration and citizenship consultants and international student advisors. On November 23, 2021, ICCRC will officially become the College of Immigration and Citizenship Consultants (CICC).

ICCRC’s current federal mandate stems from the Immigration and Refugee Protection Act (IRPA) 2001 and the Citizenship Act 1985 which require anyone providing Canadian immigration or citizenship advice or representation for a fee or other consideration to be a member in good standing of ICCRC, a Canadian Law Society or the Chambre des notaires du Québec.

When the student client’s representative is a member from Canadian Law Society, such as the Law Society of Ontario, the representative could be a licensed lawyer or a licensed paralegal, then the work of this representative should be under the supervision of its governing body, the Law Society of Ontario. Created by an act of the Legislative Assembly in 1797, the Law Society of Ontario governs Ontario’s lawyers and paralegals in the public interest by ensuring that the people of Ontario are served by lawyers and paralegals who meet high standards of learning, competence and professional conduct. The Law Society regulates, licenses and disciplines Ontario’s more than 55,000 lawyers and over 9,000 licensed paralegals pursuant to the Law Society Act and the Law Society’s rules, regulations and guidelines.

RCICs or lawyers and paralegals all have mandatory professional insurance to cover its liabilities. Only lawyers and paralegals can provide legal services directly to the public. The Law Society’s by-laws, Rules of Professional Conduct for lawyers and Paralegal Rules of Conduct, all based on the Law Society Act, set out the professional and ethical obligations of our lawyers and paralegals.

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Our Employees

As of the date of this prospectus, we had approximately 32 full time employees. We believe we maintain good relationships with our employees. The table below sets forth the breakdown of our employees by function:

Function	Number of Employees
Management	5
Finance	4
Information Technology	3
Marketing and Publicity	8
Human Resources	1
Academy	9
Education Services	2
Total	32

Our management considers our employees as key assets which play a pivotal role in our growth. It is our policy to maximize the potential of our employees through training and development. We provide on-the-job training to our employees covering various aspects of the marketing solution industry to keep abreast of the latest industry development. Our employee training and development aim at equipping our employees with the knowledge and skills necessary to perform their job functions and enhance their capability.

We do not engage any recruitment agent to hire our employees. We have a recruitment policy in place to maintain a fair and effective recruitment procedure. Under such policy, we normally recruit employees with (a) appropriate skills, both technical and personal; (b) relevant academic background; and (c) work experience in order to meet our current and future needs and to ensure that the employees appointed are qualified and competent to carry out the duties.

We have always maintained a good working relationship with our employees. As of the date of this prospectus, none of our employees were members of any labor union, nor were there any labor dispute involving or against us.

We generally remunerate our employees with a fixed salary and a discretionary bonus based on our performance. We have designed an annual review system to assess the performance of our employees, which forms the basis of our decision with respect to salary increment, bonus and promotion.

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Properties

As of the date of this prospectus, we own the following properties: 200 Town Centre Boulevard, 260 Town Centre Boulevard and 41 Metropolitan Road. We executed an agreement in May 2021 to purchase the property at 95 and 105 Moatfield Road The closing is expected to occur in March 2022. We have commercial tenants at each of the locations All leases are with independent third parties, except as indicated below for three subsidiaries that lease space at 200 Town Centre Boulevard. We intend to use any vacant space that becomes available in any building for use by us and our subsidiaries.

200 Town Centre Boulevard

The property is a 2.09-acre property site with an office/commercial building located at 200 Town Centre Boulevard, Markham, Ontario, Canada. The building is 52,157 square feet and has a total of 18 units. The nine leases with unaffiliated third parties range in size from approximately 1,800 to 6,200 square feet, with rents from approximately $5,000 to $18,000 per month and expiration dates between February 2022 and July 2027. Three of our subsidiaries, Toronto Art Academy, Lowell Academy and 7621531 Canada Inc. lease between approximately 1,000 and 1,700 square feet each with rents from approximately $3,000 to $4,700 per month that expire between August 2023 and August 2026.

260 Town Centre Boulevard

The property is a 1.73-acre property site with an office/commercial building located at 260 Town Centre Boulevard, Markham, Ontario, Canada. The building is 39,252 square feet and has a total of five units. At this location, the five units are leased to unaffiliated third parties, who rent between approximately 4,400 and 13,700 square feet for rents ranging from approximately $15,000 to $35,000 per month and terms that expire between June 2022 and October 2024.

41 Metropolitan Road

The property is a 4.25-acre site with an industrial/office warehouse located at 41 Metropolitan Road, Toronto, Ontario, Canada. The building on the property is 62,410 square feet and is fully rented. Also located on the property is a North and South Warehouse. We have 12 unaffiliated tenants who each lease between approximately 200 and 13,000 square feet of space for monthly rents of between approximately $500 and $17,000 with terms that expire between December 2021 and April 2026.

95 and 105 Moatfield Drive

The property is a campus located at 95-105 Moatfield Drive, North York, Canada with two buildings located on the property: 95 Moatfield and 105 Moatfield. 95 Moatfield comprises 5 units that total 156,426 square feet. 105 Moatfield comprises 19 units that total 248,981 square feet. The total space that is not occupied is 27,786 square feet. We are scheduled to close the transaction on March 31, 2022.

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95 Moatfield

Unit	Tenant	Gross Monthly Rent Payable (Including Tax)	Term	Lease Area (Sq. Ft)
100/200/300/400/500	Kraft Heinz Canada ULC	$205,309.11	June 2013 – May 2026	156,426

105 Moatfield

Unit	Tenant	Gross Monthly Rent Payable (Including Tax)	Term	Lease Area (Sq. Ft)
100/200/300/400/500, 600, 700, 800, 900, 1001, 1002, G001, G002, M001	Thales Canada Inc.	$302,435.40	June 2010 – September 2025	221,195

Eastern Ontario

Our Company purchased a total of 28 lots of vacant land located in Peterborough, Ontario between 2013 and 2015. In the fiscal year ending in 2019, we sold one lot of vacant land to a third party. In the fiscal year ending March 31, 2021, we sold 19 lots of the vacant land to third parties and since April 1, 2021, we sold an additional seven lots to unaffiliated third parties. We realized a total of approximately $6.6 million revenue from the sales in the fiscal year ended March 31, 2021 and approximately $1.7 million from the sales through September 30, 2021. We currently have one vacant lot available for sale.

Environmental Regulations

Our operations are subject to local, state, and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. Canadian Counsel has performed a docket search on us, our subsidiaries, directors, and officers and there are no legal proceedings pending.

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RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions which we have been a participant, in which the amount involved in the transactions is material to us or the related party.

The relationship of related parties is summarized as follows:

Name of Related Party	Relationship to the Company
Ms. Fan Zhou	Controlling shareholder of the Company and Executive Director from March 24, 2021 through December 15, 2021
China Youth Langton (Canada) Education Technology Co. Ltd. (“Langton”)	Related due to Ms. Fan Zhou and Wanrong Wu, Ms. Zhou’s daughter, being directors of Langton before June 2021
PrideMax Express (“Express”)	Controlled by spouse of the general manager of Farvision Development
PrideMax Medical Supplies Inc.(“Medical”)	The general manager of Farvision Development was formally the sole director of Medical until June 1, 2020.
Xiaofeng (Jason) Wang	General manager of Farvision Development
Rusheng Wu	Principal of Toronto ESchool and spouse of the minority shareholder of Toronto ESchool

Review, Approval or Ratification of Transactions with Related Parties

We have implemented formal policies and procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the disclosure rules applicable to us. As of the date of this prospectus, such transactions, if and when they are proposed or have occurred, are reviewed by one or more of the board of directors, audit committee or the compensation committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the audit committee, the compensation committee or the Board of Directors. The transaction must be approved by a majority of the independent directors and be on terms no less favorable than the terms that could be obtained from an unaffiliated third party.

Lease Agreement

Until June, 2021, we were under common control with Langton because Ms. Zhou was Chief Executive Officer and Chairman of the Board of Directors of Langton. Langton has entered a three-year term lease agreement with us, which commenced on January 1, 2018. The lease was renewed for another three years from January 1, 2020 to December 31, 2023. The monthly rent including basic and additional rent and applicable sales tax is $23,856. During the fiscal year ending on March 31, 2021 and 2020, we recognized a total annual rental income of $241,327 and $287,481 from Langton, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Party Transactions and Visionary Education Technology Holdings Group Inc.” and the Notes to Consolidated Financial Statements: Note 12.

Working Capital Loans

We periodically provide working capital loans and jointly invests in the education industry with Langton to support Langton’s operation on an as needed basis. The working capital loans are non-interest bearing, unsecured and due on demand. Subsequent to the fiscal year ending on March 31, 2021, Langton has fully repaid it’s $3,104,042 outstanding balance to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Party Transactions and Visionary Education Technology Holdings Group Inc.” and the Notes to Consolidated Financial Statements: Note 12.

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Loan Agreements

We entered into loan agreements with Xiaofeng Wang, Express, and Medical to provide working capital to support their daily operations. The interest rates applied to these loans are in the range of 2%-3% per annum, and the loans have maturity dates between October 2021 and July 2022. The loan amounts for a total aggregate amount of $424,275 as of March 31, 2021. All these loans have been fully repaid, including the one originally due in July 2022.

Per Section 402 of Sarbanes-Oxley Act of 2002, loans to certain related parties were deemed as prohibited transactions for U.S. public companies. The loans were made and repaid prior to the date of this offering.

Due to Shareholder

There are unsecured, due on demand and interest free borrowings between us and our controlling shareholder, Ms. Zhou. Ms. Zhou periodically provides working capital to support our operations when needed. As of March 31, 2021 and 2020, the balances due to Ms. Zhou amounted to, $1,471,191 and $5,022,052, respectively. In addition, on November 9, 2021, Ms. Zhou agreed to loan us $5,250,000, interest free and due on demand, to be used as a deposit on the property to be used as the campus for VUT. On February 28, 2022, Ms. Zhou loaned us $643,618 (C$820,000) as the closing payment for the acquisition of MTM. The promissory note evidencing the loan has a term of one year, is non-interest bearing, and grants the Company has an option to renew. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Party Transactions and Visionary Education Technology Holdings Group Inc.” and the Notes to Consolidated Financial Statements: Note 12.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Shares as of the date of this prospectus by our officers, directors, director nominees and five percent or greater beneficial owners of Common Shares. There is no other person or group of affiliated persons known by us to beneficially own more than five percent of our Common Shares.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all Common Shares shown that they beneficially own, subject to community property where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 1,000,000 Common Shares outstanding as of the date of this prospectus. Our calculation of the number of shares and percentage of beneficial ownership after this offering is based on [●] Common Shares outstanding after the closing of this offering, assuming no exercise of the Underwriters’ option to purchase additional Common Shares.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is 200 Town Centre Boulevard, Markham Ontario.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Closing
Name of Beneficial Owner	Number	Percent	Number	Percent
Officers and Directors:
Dr. Thomas Traves	50,000	5%
Dr. Simon Tang	0	0
Yin Bun (Ken) Chan	45,000	4.5%
Dr. Zaiyi Liao	0	0
Honorable Peter M. Milliken	0	0
J. Colin Dodds	0	0
Dr. Haipeng Xie	0	0
Katy Liu	0	0

All directors and executive officers as a group (eight persons)	95,000	9.5%

5% Stockholders:
Fan Zhou (1)	650,000	65%
Ying Wang (2)	111,000	11.1%
Yamin Han (2)	111,000	11.1%
Qiaosha He (3)	55,000	5.5%
5% Stockholders as a group (four persons):	831,000	81.6%

__________________

(1) Fan Zhou is the owner of 90% of the stock of 3888 Investment Group Limited, the record owner of 650,000 Common Shares

(2) Ying Wang and Yamin Han each own 50% of Monolith IT Solutions, Inc., the record owner of 111,000 Common Shares

(3) Qiaosha He is the owner of 100% of the stock of Alvic Biolab Inc., the record owner of 55,000 Common Shares.

As of the date of this prospectus, none of our outstanding Common Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

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DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our share capital and certain provisions of our Articles. Because it is a summary, this discussion should be read together with our Articles and Bylaws.

General

Our Articles of Incorporation provide that our authorized capital consists of an unlimited number of Common Shares, par value $0.000075 per share, which do not have any special rights or restrictions and an unlimited number of Preference Shares, with the rights specified in the Articles of Incorporation.

As of the date of this prospectus, we have 1,000,000 Common Shares issued and outstanding, and no Preference Shares and no options or warrants exercisable for Common Shares and no securities convertible into Common Shares are issued and outstanding. We will effect a forward stock split prior to the closing of this offering at a ratio to be determined.

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Business Corporations Act (Ontario) provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

•	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
•	subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of our Company,
•	to share equally in the remaining property of our Company on liquidation, dissolution or winding-up of our Company; and
•	the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

Our Articles of Incorporation provides the following rights, privileges, restrictions and conditions attaching to our Common Shares:

Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Company, except meeting at which only holders of a specified class of shares (other than Common Shares) or a specified series of shares are entitled to vote. At such meetings attended by holders of Common Shares, each holder of Common Shares is entitled to one vote in respect of each Common Share held by the holder. Holders are entitled to elect all nominees to the board of directors of the Company.

Subject to the rights, privileges, restrictions, conditions, and limitations of any other class of shares of the Company, Common Share Holders are entitled to receive any dividends of the Company and, upon a liquidation, dissolution of winding-up of the Company, whether voluntary or involuntary, to receive the remaining property of the Company.

Rights, Preferences and Restrictions Attaching to Our Preference Shares

Our Articles of Incorporation provides the following rights, privileges, restrictions and conditions attaching to our Preference Shares:

Dividends

All holders of Preference Shares are entitled to receive, and we shall pay, dividends only if and when declared by the board of directors. Dividends are non-cumulative and are to be paid only out of money of the Company properly applicable to the payment of the dividends.

The Board of Directors has discretion and may determine the priority that Preference Shares dividends are paid to Common Shares and if and when Common Shares dividends are paid and not the Preference Shares dividends, and vice-versa. Holders of the Preference Shares are not entitled to any dividend other than or more than the dividends as stated above.

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Participation in Assets on Dissolution

If we are liquidated, dissolved or wound up, either voluntarily or involuntarily, or if there is a reduction of capital, or any distribution of assets among shareholders by way of repayment of capital, holders of the Preference Share are entitled to be paid the redemption amount for each preference share plus all unpaid dividends that have been declared. Such payment holds priority to any payment or distribution to Common Shareholders. If the amount payable is insufficient to pay in full the redemption amount owing on all Preference shares, the amount will be paid on a pro rata basis. All assets remaining after payment to the holders of Preference Shares are to be paid or distributed ratably among the Common Shareholders, and the Preference shareholders will have no further right of participation in such assets.

Redemption

We, on notice and as the discretion of the Board of Directors, have the right at any time to redeem all or any portion of the Preference shares for the redemption amount for each Preference share together with any declared and unpaid dividends without the consent of the holders of such shares. We, at the discretion of the Board of Directors, may redeem all or any part of the Preference Shares of any Preference shareholder in priority to any other Preference shareholder, and is not required to redeem the Preference shares of any other Preference shareholder. The redemption amount is the amount set at the time of issuance of the shares, or if not specified, the amount at the time of redemption.

Voting Rights

Except in the instances where there is an Amendment of the Articles of Incorporation with respect to the Preference Shares or to create special shares ranking in priority to or on par with the Preference Shares, Preference shareholders do not possess any voting rights at any meeting of our shareholders, but are entitled to notice of the meetings when called for the purpose of authorizing our dissolution.

Amendment of the Articles of Incorporation

Confirmation of any special resolution to amend our articles to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the preference shares or to create special shares ranking in priority to or on a parity with the Preference shares may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Preference share duly called for that purpose.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at our registered office is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 50 days or by less than 21 days, if we are a public company, otherwise 10 days, the date on which the meeting is to be held; (iv) the holders of not less than five percent of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our Bylaws provide that a quorum is met when holders of not less than a majority of the shares entitled to vote at the meeting of shareholders are present in person or represented by proxy.

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders.

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Warrants

Pursuant to an engagement letter between us and the Representatives of the Underwriters, dated as of August 24, 2021, the Underwriters are entitled to receive warrants in connection with the closing of this offering. Such warrants shall be for the purchase of a number of Common Shares equal to six percent of the number of Common Shares sold in this offering (exclusive of any Common Shares subject to the Underwriters’ over-allotment option) at a price per share of 130% of the offering price and shall have a term of five years from the date of the sale of the Common Shares in this offering. See “Underwriting.”

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this offering will be duly authorized, validly issued, fully paid and non-assessable.

Our Objects and Purposes

Article 5 of our Articles of Incorporation registered with the Ontario Ministry of Government Services (1901673) provides that there are no restrictions on the business that we may carry on or on the powers the Company may exercise.

Authority of Directors

A director may not vote on a proposal, arrangement or contract in which the director is materially interested, but such transaction must be approved by a majority of the independent directors and be on terms no less favorable than the terms that could be obtained from an unaffiliated third party. Under the charter of the Compensation Committee to be adopted by the Board of Directors, the Committee has the authority to determine the compensation of directors, including the directors who are members of the committee. Article 2 of the Bylaws grants the Board of Directors the power to delegate to a director or a committee of directors to authorize us to borrow money, issue debt obligations, guarantee the performance of obligations of other parties and grant a security interest in our assets to secure our obligations. Neither our Articles of Incorporation or Bylaws provide for any age limit requirement regarding the retirement of Directors or require Directors to be shareholders.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Shares immediately following this offering may be subject to such penny stock rules, purchasers in this offering will likely find it more difficult to sell their Common Shares in the secondary market.

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Limitations on Liability and Indemnification of Officers and Directors

In accordance with the Business Corporations Act (Ontario) and pursuant to the By-laws of the Company, subject to certain conditions, we shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity. We shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding. Indemnification is prohibited unless the individual:

•	acted honestly and in good faith with a view to our best interests;
•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable
•	grounds to believe the conduct was lawful; and
•	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Registration of Common Shares

All transfers of our securities shall be made in accordance with the Business Corporations Act (Ontario) and the Securities Transfer Act. Subject to the provisions of the Business Corporations Act (Ontario) and the Securities Transfer Act, no transfer of shares represented by a security certificate (as defined in the Business Corporations Act (Ontario)) shall be registered in a securities register except upon presentation of the certificate representing such shares with an endorsement which complies with the Business Corporations Act (Ontario) and the Securities Transfer Act made thereon or delivered therewith duly executed by an appropriate person as provided by the Business Corporations Act (Ontario) and the Securities Transfer Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the Board, upon compliance with such restrictions on transfer as are authorized by the articles and upon satisfaction of certain liens enumerated in the Bylaws. While the Common Shares currently issued and outstanding are physically certificated, we anticipate that the Common Shares sold in this offering will be DTC eligible and can be held and transferred through book entry.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Issuer Direct Corporation, 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

Listing

We have a pending listing application with NASDAQ and intend to list our Common Shares on the NASDAQ Capital Market under the symbol “VEDU,” which symbol has been reserved We cannot guarantee that we will be successful in listing our Common Shares on NASDAQ. We will not complete this offering unless we are so listed.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Shares. Future sales of substantial amounts of our Common Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Common Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Common Shares and our ability to raise equity capital in the future.

After completion of this offering, we will have [●] shares of Common Shares outstanding, post-split (or [●] shares if the Underwriters’ option to purchase additional shares is exercised in full, post-split).

All the Common Shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

All the shares held by our directors, officers and holders of at least five percent of our outstanding securities totaling [●] Common Shares, are anticipated to be subject to six-month lock-up restriction described under “Underwriting.” Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all the shares sold in this offering will be immediately available for sale in the public market (except as described above);

•	beginning six months following the date on which the trading of the securities on the NASDAQ Stock Exchange commences, at the expiration of the lock-up period for our officers, directors and holders of at least five percent of our outstanding Common Shares will become eligible for sale in the public market, all of which [●] shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up Agreements

We and all of our directors, executive officers and existing beneficial owners of five percent or greater of our outstanding Common Shares have agreed that, subject to certain exceptions, (i) not to, for a period of at least 12 months from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without JSC’s prior written consent and (ii) each of us and any of our successors will agree, for a period of twelve (12) months from the Closing, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Common Shares then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

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TAXATION

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares that are generally applicable to a U.S. Holder, as defined below, with respect to shares that a U.S. Holder acquires pursuant to this offering. This summary assumes that the shares are held as capital assets (generally, property held for investment), within the meaning of the U.S. Internal Revenue Code of 1986, as amended, or the Code, in the hands of a U.S. Holder at all relevant times. This discussion is based on the Code, final, temporary and proposed Treasury regulations thereunder, or the Treasury Regulations, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

This discussion does not address the U.S. federal income tax consequences to U.S. Holders subject to special rules, including U.S. Holders that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) are governments or agencies or instrumentalities thereof, (vi) are U.S. expatriates, (vii) elect to mark their securities to market, (viii) hold the shares as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (ix) acquire the shares as compensation for services or through the exercise or cancellation of employee stock options or warrants, (x) have a functional currency other than the U.S. dollar, or (xi) own or have owned directly, indirectly, or constructively, shares of the Company representing 10% or more of the voting power or value of the Company.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, U.S. federal estate, gift tax, other non-income tax, or the alternative minimum tax. Each U.S. Holder is urged to consult his or its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in the shares.

As used herein, “U.S. Holder” means a beneficial owner of common shares that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds common shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity holding common shares is urged to consult its own tax advisor.

Distributions on the Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of any distribution paid by us will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by a U.S. Holder as ordinary income on the date that such U.S. Holder actually or constructively receives the distribution in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. The amount of any distribution made by us in property other than cash will be the fair market value (determined in U.S. dollars) of such property on the date of the distribution. Because we do not intend to calculate our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations.

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To the extent that a distribution exceeds the amount of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of capital, causing a reduction in a U.S. Holder’s adjusted basis in the shares held by such U.S. Holder (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by such U.S. Holder upon a subsequent disposition of the shares), with any amount that exceeds such U.S. Holder’s adjusted basis being taxed as a capital gain recognized on a sale or exchange (as discussed below).

So long as the shares are listed on the NASDAQ or we are eligible for benefits under the Income Tax Convention between the U.S. and Canada, dividends a U.S. Holder receives from us will be “qualified dividend income” if certain holding period and other requirements (including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year) are met. Qualified dividend income of an individual or other non-corporate U.S. Holder is subject to a reduced maximum U.S. federal income tax rate.

Subject to certain limitations, Canadian tax withheld with respect to distributions made on the shares may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Sale, Exchange or Other Taxable Disposition of the Shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss upon the taxable sale, exchange or other disposition of the shares in an amount equal to the difference between (i) the U.S. dollar value of the amount realized upon the sale, exchange or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the shares. A U.S. Holder’s adjusted tax basis in such shares will generally be its U.S. dollar cost. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, such U.S. Holder has held the shares for more than one year. If such U.S. Holder is an individual or other non-corporate U.S. Holder, long-term capital gains generally will be subject to a reduced maximum U.S. federal income tax rate. The deductibility of capital losses is subject to limitations under the Code. Gain or loss, if any, that a U.S. Holder realizes upon a sale, exchange or other taxable disposition of the shares generally will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes.

PFIC Rules

A non-U.S. corporation, such as we will be classified as a passive foreign investment company, or a PFIC, with respect to a U.S. Holder for U.S. federal income tax purposes for a taxable year of a tested foreign corporation, if either (a) 75% or more of our gross income consist of certain types of passive income (which we refer to as the “income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income. The value of our assets for this purpose is expected to be based, in part, on the quarterly average of the fair market value of such assets (which we refer to as the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions, but does not include active business gains arising from the sale of certain commodities.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

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Based on the projected composition of our assets and income, we believe that it might have constituted a PFIC for the taxable year ending March 31, 2021, were there to have been a U.S. Holder on such date, as a result of the significant gain reported from the sale of land (presumptively a passive asset). However, going forward, we do not anticipate it will constitute a PFIC with respect to any U.S. Holder acquiring shares after March 31, 2021. Although we do not anticipate being characterized as a PFIC with respect to U.S. Holders acquiring interests after March 31, 2021, because of (i) the nature of the anticipated income, and (ii) the value of our assets for purposes of the PFIC asset test generally should be determined by reference to the market price of the shares and on that basis will skew distinctly in favor of active income generating assets, it is possible that fluctuations in gain or income, or the market price of assets held may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will depend, in part, on the composition of its income and assets, which will be affected by how, and how quickly, we us our liquid assets and cash raised in any offerings. Whether we are a PFIC is a factual determination, and we must make a separate determination each taxable year as to whether it is a PFIC (after the close of each taxable year). Accordingly, we cannot assure holders that we will not be a PFIC during the current or any future taxable year. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds shares, we will continue to be treated as a PFIC, unless the U.S. Holder makes certain elections, for all succeeding years, even if we cease to qualify as a PFIC under the rules set forth above.

If we are considered a PFIC at any time that a U.S. Holder holds shares, any gain recognized by the U.S. Holder on a sale or other disposition of the shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on shares exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or a “qualified electing fund” election) of the shares if we are considered a PFIC. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder holds shares during any taxable year that we are a PFIC, such holder generally must annually file Form 8621, “Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund”, with the IRS.

Holders are urged to consult their tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing shares if we are or become a PFIC, including the possibility of making any election that may be available under the PFIC rules (including a mark-to-market election), which may mitigate the adverse U.S. federal income tax consequences of holding shares of a PFIC.

Receipt of Foreign Currency

The U.S. dollar value of any cash distribution made in Canadian dollars to a U.S. Holder will be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. For U.S. Holders following the accrual method of accounting, the amount realized on a disposition of the shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of disposition. On the settlement date, such U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of shares traded on an established securities market that are sold by a cash method U.S. Holder (or an accrual method U.S. Holder that so elects), the amount realized will be based on the spot rate in effect on the settlement date for the disposition, and no exchange gain or loss will be recognized at that time. A U.S. Holder will generally have a basis in Canadian dollars equal to their U.S. dollar value on the date of receipt of such distribution, on the date of disposition, or, in the case of cash method U.S. Holders (and accrual method U.S. Holders that so elects), on the date of settlement. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

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Information with Respect to Foreign Financial Assets

Individuals and certain entities that own “specified foreign financial assets”, with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) are generally required to file an information report on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns for each year in which they hold shares. “Specified foreign financial assets” include any financial accounts maintained by certain foreign financial institutions, as well as securities issued by non-U.S. persons if they are not held in accounts maintained by financial institutions. U.S. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends paid to a U.S. Holder in respect of the shares and the proceeds received by such U.S. Holder from the sale, exchange or other disposition of the shares within the United States unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report dividend and interest income in full. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN CANADIAN TAX CONSEQUENCES FOR CANADIAN AND NON-CANADIAN INVESTORS

Disclaimer:

This summary is based on the provisions of the Canadian Tax Act in force as of the date hereof and our understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary considers all the Proposed Amendments and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise consider or anticipate any changes in law or administrative policy whether by legislative, regulatory, administrative, or judicial action nor does it consider tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

In the U.S. the choice is largely between the NYSE and the NASDAQ, with larger industrial companies generally choosing the NYSE and smaller technology-oriented companies usually going public on the NASDAQ. To gain access to a larger, deeper capital market and, often, more specialized capital market analysts, particularly in the case of technology companies, we decided to use NASDAQ for its public offering.

The Initial Public Offering does not trigger any taxation. Taxes only apply when the taxpayers sell the shares. as Canadian residents, they must pay Canadian income taxes on their worldwide investment income. (Income tax Act- ITA, Section 2(1))

Because we may qualify as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. For the income tax concerns, an FPI a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes is not necessarily defined. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a non-U.S. company is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is considered. Interests in less than 25% owned corporations are treated as passive assets.

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A. For “Canadian Holder” – The resident in Canada for tax purpose

1.	Residency consideration

For tax law purposes, a public corporation is generally defined in section 89(1) of the Income Tax Act as a corporation resident in Canada the shares of which are listed on a designated stock exchange in Canada (including the Toronto Stock Exchange (TSX), Tiers 1 or 2 of The TSX Venture Exchange, the Montreal Exchange, the Canadian National Stock Exchange, and the NEO Exchange (formerly, the Aequitas NEO Exchange). Therefore, a corporation that only has its securities listed on a foreign exchange does not fall with this definition of “public corporation”. We are in this category.

2.	Dividends

Dividends from shares of Canadian public corporations that trade on a U.S. stock exchange will generally not be subject to U.S. non-resident withholding tax. Dividends from Canadian public corporations are considered Canadian dividends regardless of what stock exchange they trade on.

Under the Income Tax Act s. 90(1), regarding the Shares in Foreign Corporations - Canadian residents who invest in shares which are traded on U.S. stock exchanges are not required to file a U.S. income tax return because of these investments, unless there is some other reason (e.g., U.S. citizen) for filing a U.S. income tax return. All income and capital gains from the foreign shares will be reported on taxpayer’s Canadian income tax return. There will be withholding tax deducted from the foreign dividends at the time they are paid, which the taxpayer can at least partially recover by claiming a foreign non-business tax credit. If the shares are in a registered account such as an RRSP or RRIF, there is often no withholding tax. When the foreign shares are in a TFSA, withholding tax will be deducted, and cannot be recovered. US estate tax may be payable by Canadian residents on US assets owned at the time of death, including shares in US corporations.

The dividend income received from foreign corporations does not qualify for a dividend tax credit, so tax is paid on 100% of the dividend (before deduction of withholding tax), when file the Canadian tax return, and the adjusted cost base (“ACB”) of purchased foreign shares must be calculated in Canadian dollars. If Canadian funds were transferred to pay for the purchase, use the exchange rate charged in the transfer. If foreign funds were used to purchase or sell shares, Canada Revenue Agency (“CRA”) now indicates that the exchange rate on the settlement date should be used to convert to Canadian dollars.

Distributions made by foreign non-resident corporations to Canadian shareholders are normally considered foreign dividends, 100% taxable. When distributions from US shares are categorized as capital gains or return of capital for US taxpayers, they will still be considered fully taxable to Canadian taxpayers. For a distribution from a non-resident corporation to be considered a return of capital for Canadian tax purposes, and thus reduce ACB under s. 53(2)(b)(ii) of the ITA, the distribution would have to be considered a return of capital under corporate tax law and not US tax law. This would also apply to foreign (non-resident) mutual funds or exchange traded funds. There is an exception in some cases when the non-resident corporation is a “foreign affiliate” of the Canadian taxpayer. One of the criteria for a foreign affiliate is that the Canadian taxpayer owns at least 1% of the equity of the non-resident corporation.

The dividend income must be converted to Canadian dollars to determine the amount to include in the inclusion of the income. The taxpayer can convert using the exchange rates on the dates of the foreign dividend income is received, or he/she can use the average annual exchange rate, as published by the Bank of Canada, for all the dividends received in the year.

For investors who are the corporate entity, the taxation of Investment Income may consist of income from property, which would include things like rentals, interest, dividends, and royalties. The corporate income tax rate on capital gains is 50% of the tax rate on investment income, because only 50% of a capital gain is taxable. When the principal business of a corporation is to earn investment income (income from property), the corporation is usually considered a specified investment business, and is not eligible for the small business deduction.

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There is no gross-up or dividend tax credit for dividends received by a corporation. Dividends received from Canadian corporations may be deductible under s. 112 of the Income Tax Act (ITA), but Part IV tax (ITA s. 186-187) may be payable on these dividends at a tax rate of 38 1/3% (33 1/3% for taxation years ending before 2016) of the dividends received. Part IV tax becomes part of the corporation’s refundable dividend tax on hand (RDTOH). RDTOH is available as a dividend refund to the corporation when dividends are paid to shareholders of private corporations.

Under trust law in Canada, a capital gain realized by a trust is generally considered to be part of the capital of the trust. For income tax purposes, however, a taxable capital gain realized by a trust is included in computing its income. All or part of the amount of a taxable capital gain realized by a trust may, under certain circumstances, be included in the income of one or more of its beneficiaries under one of the provisions since such an amount included in the income of a beneficiary will also have been included in the trust’s income, a corresponding deduction could then be claimed. Any amount of a taxable capital gain realized by a trust that is paid or payable to a beneficiary is included in the beneficiary’s income under subsection 104(13) of ITA.

Also, although a taxable capital gain may not form part of trust income under trust law, it does enter into the calculation of “accumulating income” (as defined in subsection 108(1) of the Income Tax Act) and thus an amount of a taxable capital gain can be included in the income of a preferred beneficiary by means of a subsection 104(14) preferred beneficiary election. The actions taken by the trustees of the trust that cause an amount of a taxable capital gain to be included in the income of a beneficiary under subsection 104(13) or (14) should not contravene the terms of the trust indenture.

3.	Tax Treaty

Tax treaties act to eliminate double taxation by:

•	specifying each country’s right to tax or not tax particular types of income, and/or
•	requiring one of the countries to grant tax credits for tax already paid on the income.

Tax treaties override the provisions of the Income Tax Act (ITA) of Canada and are relevant to both residents and non-residents of Canada with respect to international a particular transaction or series of transactions, taxpayers need to first consult the ITA and then consider the provisions of the applicable tax treaty. Tax treaty to taxation of foreign-source income, while non-residents of Canada need to consider tax treaties as they apply to Canadian-source income earned and/or Because of proximity to the United States, the tax treaty between Canada and the U.S. (Canada-U.S. Tax Convention) is most relevant for Canadian reside taxpayers earning Canadian-source income.

There are some examples of issues addressed in the Canada-U.S. Tax Convention:

•	Tie-breaker rules for establishing residency of an individual or a corporation where that individual or corporation is considered resident of both Canada and US
•	A definition of a permanent establishment for the purpose of determining whether a Canadian resident is carrying on business in the U.S. or Canada
•	Withholding tax rates for U.S. dividends or interest earned by a resident of Canada.

A Canadian resident is entitled to a lower withholding rate of 15% under a treaty between the two countries if they have filed a form W-8 BEN (IRS: Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting) with the brokerage where they hold the investments.

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4.	Capital Gains and Losses

Under Income Tax Act s. 3(b), 38(a), 248(1), A capital gain or loss is the gain or loss resulting from the sale of property, such as stocks, bonds, art, stamp collections, real estate, and promissory notes. Gains or losses from bad debts, foreign exchange and call and put options are also normally considered capital gains or losses.

Capital gains on sale of U.S. securities Withholding tax is generally not withheld on capital gains realized on the sale or redemption of shares of a U.S. corporation. The capital gain or loss is taxable in Canada and will receive the same beneficial tax treatment that the sale of Canadian shares would receive (i.e., 50% capital gains/losses inclusion rate).

Corporate actions Certain types of corporate actions (i.e., takeovers, mergers, spin-offs, etc.) involving shares in the U.S. and other foreign corporations may be non-taxable for Canadian tax purposes. Every corporate action is unique, and taxpayer will need to review the transaction prior to taking any action in respect to the security.

A loss on shares or debt may be considered a business investment loss instead of a capital loss, in certain circumstances. See our link below to the article on business investment losses.

A taxable capital gain is 50% of a capital gain. The capital gain or loss is calculated by deducting the original cost of the asset from the proceeds received on the sale of the asset. Because only 50% of the gain is taxable, less tax is paid on capital gains than on income such as interest.

An allowable capital loss is 50% of a capital loss. It can only be used to reduce or eliminate taxable capital gains, except in the year of a taxpayer’s death or the immediately preceding year, when it can be used to reduce other income.

5.	Foreign Tax Credit (FTC)

Generally, subsection 126(1) of the Act permits a Canadian resident taxpayer to deduct from the tax otherwise payable for a taxation year, a foreign tax credit in respect of “non-business income tax” (as defined in subsection 126(7) of the Act) paid by the taxpayer for the taxation year, and FTC separate foreign tax credit calculations under subsection 126(1) must be made for each country, and the tax paid to USA may only be credited against Canadian taxes otherwise payable in respect of non-business income from sources in USA.

Generally, when determining the source of a capital gain from the disposition of shares for foreign tax credit purposes under section 126 of the Act, certain factors as outlined in paragraph 1.65 of the Folio would be taken into consideration. However, where Canada has entered into a tax treaty with the country to whom taxes are paid, consideration must be given as to whether the provisions of the treaty may affect and modify the general sourcing rule. In general terms, pursuant to subparagraph 2(a) of Article 23 of the Treaty, Canada shall provide a foreign tax credit for taxes payable in US on profits, income or gains from sources in US, subject to the existing provisions of the law of Canada.

6.	Foreign Currency Purchase and Sale of Securities

Individuals will most commonly encounter foreign exchange gains or losses when they are involved in purchasing or selling securities with settlement amounts denominated in a foreign currency. For purposes of distinguishing between ordinary capital gains and those that can be classified under ITA 39(2) as being in respect of foreign currencies, IT-95R provides the following examples of the time when the Department considers a transaction resulting in the application of ITA 39(2) to have taken place:

(a) At the time of conversion of funds in a foreign currency into another foreign currency or into Canadian dollars.

(b) At the time funds in a foreign currency are used to make a purchase or a payment in such a case the gain or loss would be the difference between the value of the foreign currency expressed in Canadian dollars when it arose, and its value expressed in Canadian dollars when the purchase or payment was made.

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B. “Non-Canadian Holder” The Non- resident in Canada for tax purpose

While the basic approach to the assessment of income tax in Canada is to assess tax on Canadian residents, under certain circumstances non-residents can be required to pay Canadian income taxes. Depending on the type of income, the tax may be assessed under Part I, Part XIII, or other Parts of the Income Tax Act. Detailed consideration will be given to Part I and Part XIII tax as they are the most applied provisions. ITA 2(3) specifies that non-residents are responsible for Canadian Part I tax (tax assessed on Taxable Income) on certain types of income. As listed in that subsection, non-residents are responsible for:

•	income earned while carrying on a business in Canada.
•	employment income earned in Canada; and
•	gains and losses resulting from dispositions of Taxable Canadian Property

(1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention.

(2) deals at arm’s length with us, and

(3) does not use or hold, and is not deemed to use or hold, common shares in connection with carrying on a business in Canada; (such holder, a “Non-Canadian Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on a business in Canada and elsewhere.

For Canada/U.S. Tax Treaty on Dividend Payments purpose, and under ITA Part XIII Rules, most types of dividends are subject to the 25 percent Part XIII tax. This includes capital dividends, even though they are not subject to tax when received by Canadian residents. While there is nothing in the Canada/U.S. tax treaty to prevent the application of this tax to U.S. residents, the treaty serves to reduce the applicable rate. In this case, there are two different reduced rates, depending on the percentage of the dividend paying corporation that is owned by the non-resident recipient.

5 Percent Rate If the U.S. resident recipient is a corporation and owns 10 percent or more of the voting shares of the resident Canadian company that is paying the dividend, the applicable rate is only 5 percent. This 5 percent rate for inter-corporate dividends reflects a view that dividend payments between parent companies and their subsidiaries should be less heavily taxed to encourage international trade and investment.

15 Percent Rate Other dividends paid by resident Canadian companies to shareholders who are U.S. residents are subject to the Part XIII withholding tax at a reduced rate of 15 percent.

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UNDERWRITING

We have entered into an underwriting agreement with Joseph Stone Capital, LLC (“JSC”) who is serving as the representative of the Underwriters and the sole book running manager for this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the Underwriters have, severally and not jointly, agreed to purchase from us on a firm commitment basis, at the public offering price of $[●] per share, less the underwriting discounts and commissions, the respective number of Common Shares shown opposite its name in the table below:

Name	Number of Shares
Joseph Stone Capital, LLC	[●]
[●]
Total	[●]

Offers and sales for this offering may be conducted both inside and outside the United States through the Underwriters and their respective selling agents. All offers or sales in the United States will be conducted by broker-dealers registered with the SEC and as members of FINRA. JSC, as the representative of the Underwriters, may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with this offering.

The underwriting agreement provides that the obligation of the Underwriters to purchase all of the Common Shares being offered to the public is subject to specific conditions, including, but not limited to obtaining listing approval on the NASDAQ Capital Market, the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the Underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have granted to the Underwriters an option, exercisable not later than 45 days after the date of the final prospectus, to purchase up to [●] additional Common Shares at the public offering price, less the underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the Underwriters exercise this option, the Underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the Underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Discounts, Commissions and Expenses

Under the underwriting agreement, we will pay our Underwriters fees and commissions equal to 7.75% of the gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.5% of the gross proceeds. In addition to the cash commission, we will also reimburse the Underwriters for the full amount of its reasonable out-of-pocket expenses, including its legal and travel expenses in an amount not to exceed $120,000. As the date of this prospectus, we have paid $25,000 as an engagement advance fee. The expense advance payment will be returned to us to the extent such accountable out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

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The Underwriters’ accountable expenses relating to the offering may include, but not be limited to: (a) all filing fees and communication expenses relating to the registration of the Common Shares to be sold in the offering (including the Common Shares covered by the over-allotment option); (b) all corporate finance department filing fees associated with the review of the offering by FINRA; all fees and expenses relating to the listing of such Shares on the NASDAQ Capital Market; (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $3,000 per individual; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Common Shares under the securities laws of such foreign jurisdictions as JSC may reasonably designate; (e) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any Blue Sky surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as JSC may reasonably deem necessary; (f) the costs and expenses of a public relations firm; (g) the costs of preparing, printing and delivering certificates representing the Common Shares; (h) fees and expenses of the transfer agent for the Common Shares; (i) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to JSC;(j) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (k) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones; (l) the fees and expenses of our accountants; (m) the fees and expenses of our legal counsel and other agents and representatives; (n) translation cost for due diligence purposes, the reasonable cost for roadshow meetings and the preparation of a power point presentation; and (o) reasonable, out-of-pocket expenses (including, but not limited to, travel, communication, third party and legal counsel expenses etc.) in connection with the performance of JSC’s services.

The table below shows the per share and total commissions that we will pay to the Underwriters.

	Per Share		Total
Initial public offering price	$	[●]	$	[●]
Underwriting discounts and commissions (7.75%)	$	[●]	$	[●]
Proceeds to us, before expenses	$	[●]	$	[●]

Warrants

In addition, we have agreed to grant the Underwriters non-redeemable warrants to purchase an amount equal to six percent (6%) of the Common Shares sold in the offering. The Underwriters’ warrants will be exercisable, in whole or in part, during a period commencing 180 days after the commencement of sales of the Common Shares in this offering and will expire on the fifth anniversary of the closing of this offering in accordance with FINRA Rule 5110(e)(1)(A). Such warrants are exercisable at a price of 130% of the public offering price of the Common Shares offered pursuant to this offering. We have registered the Common Shares underlying the Underwriters’ warrants and will file all necessary undertakings in connection therewith. The Underwriters’ warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the Common Shares in this public offering (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any member participating in the offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The Underwriters’ warrants may be exercised as to all or a lesser number of shares and will provide for cashless exercise and will contain one-time demand (solely if the Common Shares subject to the warrants are not then registered and “piggyback” registration rights and customary anti-dilution provisions consistent with FINRA Rule 5110.

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Determination of Offering Price

Prior to this offering, there has been no public market for our Common Shares. The initial public offering price will be determined by negotiations between us and the Underwriters. In determining the initial public offering price, we and the Underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the Underwriters;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the Underwriters and us.

Neither we nor the Underwriters can assure investors that an active trading market will develop for our Common Shares, or that the shares will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

We and all of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding Common Shares have agreed that, subject to certain exceptions, (i) not to, for a period of at least twelve (12) months from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without JSC’s prior written consent and (ii) each of the Company and any successors of the Company will agree, for a period of twelve (12) months from the Closing, that each will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of ours or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

Indemnification; Escrow

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Underwriters may be required to make for these liabilities. At closing of the offering, we will deposit $500,000 from the offering proceeds into an escrow account at a bank in the United States selected by the Representative to cover possible indemnification claims against the Underwriters for a period of 18 month from the closing of the offering.

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Stamp Taxes

If you purchase Common Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Stabilization

The Underwriters have advised us that it, pursuant to Regulation M under Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Common Shares at a level above that which might otherwise prevail in the open market. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The Underwriters may close out any covered short position by purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market.

“Naked” short sales are sales in excess of maximum number of units sold in this offering. The Underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for the purchase of Common Shares on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Shares. A syndicate covering transaction is the bid for or the purchase of Common Shares on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. Similar to other purchase transactions, the Underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the Underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The Underwriters may agree with us to allocate a specific number of Common Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the Underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the Underwriters’ websites and any information contained in any other website maintained by the Underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the Underwriters and should not be relied upon by investors.

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Relationships

The Underwriters and certain of their affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the Underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Shares offered hereby. Any such short positions could adversely affect future trading prices of the Common Shares offered hereby. The Underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Application for NASDAQ Capital Market

We have applied to list our Common Shares on the NASDAQ Capital Market under the reserved symbol “VEDU”. We will not consummate and close this offering without a listing approval letter from NASDAQ. If we are unable to obtain a listing on the NASDAQ Capital Market, we will not close this offering. If our Common Shares are listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

Other than in the United States, no action has been taken by us or the Underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$ 2,285.62
FINRA Fee	4,198.40
Stock Exchange Application and Listing fee	5,000.00
Printing and Engraving Expenses	10,000.00
Legal Fees and Expenses	500,000.00
Accounting Fees and Expenses	260,118.00
Miscellaneous	20,000.00
Total	US$801,602.02

EXPERTS

Our financial statements as of March 31, 2021 and 2020, and for the years then ended included in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

We are being represented by McLaughlin & Stern LLP with respect to legal matters of United States federal securities law. The validity of the Common Shares offered by this prospectus and legal matters as to Ontario and Canadian laws will be passed upon for us by Lex Transact Law. McLaughlin & Stern LLP may rely upon Lex Transact Law with respect to all matters governed by Ontario and Canadian laws. The Representative is being represented by Carmel, Milazzo & Fell LLP with respect to certain legal matters as to United States federal securities law.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of Ontario. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

We have appointed Simon Tang, Esq., WinWin Law PLLC, 9999 Bellaire Blvd., Suite 350, Houston, TX 77036 as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering Common Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, summarizes material provisions of contracts and other documents included in the Registration Statement. Since this prospectus does not contain all of the information contained in the registration statement on Form F-1, you should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our securities.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.visiongroupca.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or the registration statement of which it forms a part. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

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Visionary Education Technology Holdings Group, Inc.

Audited Financial Statements for Fiscal Years ended March 31, 2021 and March 31, 2020

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Visionary Education Technology Holdings Group Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Visionary Education Technology Holdings Group Inc. and its subsidiaries (collectively, the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2021.

Vancouver, BC

November 20, 2021 (except for Note 8(d) and Note 17 with regard to the acquisition of Max The Mutt Animation as to which the date is March 2, 2022)

F-2

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	March 31,	March 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$1,190,616	$109,860
Accounts receivable, net	183,690	–
Accounts receivable - related party	286,272	–
Prepaid and other receivable	81,522	–
Inventories	839,390	3,244,115
Due from related party	3,104,042	245,980
Related parties loan receivable - current	105,898	24,545
Total current assets	5,791,430	3,624,500

Property, plant and equipment, net	4,469,767	4,012,296
Right of use assets	35,445	31,145
Intangible assets, net	428,061	238,472
Acquisition deposits	2,496,790	–
Loan receivable	127,232	–
Related parties loan receivable – non-current	318,377	–
TOTAL ASSETS	$13,667,102	$7,906,413

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$50,198	$9,725
Accrued liabilities	120,149	–
Other tax payable	1,020,329	88,162
Due to shareholder	1,471,191	5,022,052
Deferred revenue	201,169	169,209
Lease liability - current	16,150	10,101
Bank loans - current	172,629	52,000
Taxes payable	1,116,024	49,227
Total current liabilities	4,167,839	5,400,476

Deferred tax liabilities	33,627	29,809
Lease liability	19,295	21,044
Bank loans, non-current	6,214,428	2,301,501
TOTAL LIABILITIES	10,435,189	7,752,830

Commitments

EQUITY
Common shares, $0.000075 par value, unlimited shares authorized, 1,000,000 issued and outstanding*	75	75
Additional paid-in capital	665,910	665,910
Retained earnings (deficit)	2,577,998	(288,859)
Accumulated other comprehensive income (loss)	163,295	(24,552)
Total shareholders’ equity attributable to the Company	3,407,278	352,574

Noncontrolling interest	(175,365)	(198,991)
Total shareholders’ equity	3,231,913	153,583

TOTAL LIABILITIES AND EQUITY	$13,667,102	$7,906,413

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-3

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

	For the Years Ended March 31,
	2021	2020

Revenue – rent	$674,898	$555,360
Revenue – tuition	358,241	296,166
Revenue – construction	78,219	81,181
Revenue – sales of land	6,613,863	–
Total Revenues	7,725,221	932,707

Cost of revenue – rent	256,981	248,442
Cost of revenue – tuition	124,762	90,832
Cost of revenue – construction	19,529	17,049
Cost of revenue – sales of land	3,058,175	–
Total cost of revenues	3,459,447	356,323

Gross Profit	4,265,774	576,384

Operating expenses:
General and administrative expenses	132,224	76,539
Professional fees	211,517	5,106
Salaries	193,247	113,532
Total operating expenses	536,988	195,177

Income from operations	3,728,786	381,207

Other income (expense)
Interest expense	(141,690)	(87,065)
Interest income	–	91
Government subsidies	84,657	–
Other income	245,019	–
Total other income (expense), net	187,986	(86,974)

Income before income taxes	3,916,772	294,233
Provision for income taxes	(1,003,126)	(52,495)
Net income	2,913,646	241,738
Less: net income attributable to noncontrolling interest	(46,789)	(25,993)
Net income attributable to Visionary Education Technology Holdings Group	2,866,857	215,745

Other comprehensive income:
Foreign currency translation gain (loss)	164,684	(10,550)
Comprehensive income	3,078,330	231,188
Less: comprehensive income attributable to noncontrolling interest	(23,626)	(38,127)
Comprehensive income attributable to Visionary Education Technology Holdings Group	$3,054,704	$193,061

Earnings Per share
Basic and diluted	$2.87	$0.22

Weighted Average Shares Outstanding*
Basic and diluted	1,000,000	1,000,000

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-4

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2021 AND 2020

(IN U.S. DOLLARS, EXCEPT SHARE NUMBERS)

	Common Share		Additional Paid in	Retained Earnings	Accumulated Other Comprehensive	Non- controlling
	Shares*	Amount	Capital	(Deficit)	Income (Loss)	interest	Total

Balance at March 31, 2019	1,000,000	$75	$665,910	$(504,604)	$(1,868)	$(237,118)	$(77,605)
Net income for the year	–	–	–	215,745	–	25,993	241,738
Foreign currency translation loss	–	–	–	–	(22,684)	12,134	(10,550)
Balance at March 31, 2020	1,000,000	$75	$665,910	$(288,859)	$(24,552)	$(198,991)	$153,583

Net income for the year	–	–	–	2,866,857	–	46,789	2,913,646
Investment in subsidiary – Toronto ESchool	–	–	–	–	–	31,808	31,808
Capital contribution made by noncontrolling shareholders – Art Academy	–	–	–		–	(31,808)	(31,808)
Foreign currency translation gain (loss)	–	–	–	–	187,847	(23,163)	164,684
Balance at March 31, 2021	1,000,000	$75	$665,910	$2,577,998	$163,295	$(175,365)	$3,231,913

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-5

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Years Ended March 31,
	2021	2020

Cash flows from operating activities:
Net income	$2,913,646	$241,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,763	55,896
Gain recognized on government subsidy	(45,450)	–
Changes in operating assets and liabilities:
Accounts receivable	(174,982)	–
Accounts receivable from related party	(272,700)	–
Inventories	2,686,597	(48,176)
Prepayments and other current assets	(77,657)	15,209
Due from related party	(2,692,545)	(125,502)
Accounts payables	37,367	(32,373)
Accrued liabilities	114,453	–
Other tax payable	877,215	44,599
Deferred revenue	9,796	69,745
Taxes payable	1,010,214	52,495
Net cash provided by operating activities	4,439,717	273,631

Cash flows from investing activities:
Purchase of intangible assets	(151,500)	–
Acquisition deposit	(2,378,418)	–
Purchase additional shares from NCI	(31,808)	–
Loan advance to related parties	(377,785)	(26,174)
Loan advance to unrelated parties	(121,200)	–
Net cash used in investing activities	(3,060,711)	(26,174)

Cash flows from financing activities:
Proceeds from CEBA loan	136,350	–
Proceeds from mortgage	6,060,000	–
Deferred finance costs	(30,300)	–
Repayment of mortgage	(2,565,470)	(71,869)
Repayment of shareholder advance	(3,995,358)	(194,009)
Net cash used in financing activities	(394,778)	(265,878)

Effect of exchange rate changes on cash	96,528	(6,683)
Net increase (decrease) in cash	1,080,756	(25,104)
Cash, beginning of the year	109,860	134,964
Cash, end of the year	$1,190,616	$109,860

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income tax	$–	$–
Cash paid for interest	$117,708	$85,820

The accompanying notes are an integral part of these consolidated financial statements.

F-6

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Visionary Education Technology Holdings Group Inc. (“Visionary Group” or the “Company”), formerly known as 123 Natural Food Ontario Ltd., is a company limited by shares incorporated under the Business Corporation Act of Ontario, Canada on August 20, 2013. The Company, through its subsidiaries, is primarily engaged in education related businesses, which including high school education programs, real estate development, vocational education, online education and other education related consulting services. Ms. Fan Zhou is the controlling shareholder (the “Controlling Shareholder”) of the Company by holding 58.25% equity interests of the Company through 3888 Investment Group Limited, which owns 100% equity interest of Visionary Group.

Reorganization

On April 1, 2019, the Controlling Shareholder transferred her 100% equity interests in Visionary Education Service & Management Inc., formerly known as 123 Real Estate Development Ontario Ltd. or Visionary Education Real Estate Group Inc. to Visionary Group. After this reorganization, Visionary Group ultimately owns 100% equity interests of Visionary Education Service & Management Inc.

Since the Company and its wholly-owned subsidiary, Visionary Education Service & Management Inc., are effectively controlled by the same Controlling Shareholder before and after the reorganization, they are considered under common control. The above-mentioned transaction was accounted for as a reorganization. The consolidation of the Company and this subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The Company has subsidiaries in Canada. Details of the Company and its subsidiaries are set out below:

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	% of Ownership	Principal Activities
Visionary Education Technology Holdings Group Inc. (“Visionary Group” or the “Company”)	August 20, 2013	Richmond Hill, Ontario	Parent	Holding company and rental business

Visionary Education Service and Management Inc. (“VESM”)	August 20, 2013	Richmond Hill, Ontario	100%	Real estate development

Farvision Development Group Inc. (“Farvision Development”)	July 20, 2010	Scarborough, Ontario	100% by NeoCanaan Investment	Construction

Farvision Education Group Inc. (“Farvision Education”)	May 14, 2020	Toronto, Ontario	100%	Education services

Toronto ESchool Ltd. (“Toronto ESchool”)	November 15, 2017	Toronto, Ontario	70% (2020 - 55%) by Farvision Education	Online high school education

Maple Toronto Art Academy Inc. (“Art Academy”)	July 27, 2020	Toronto, Ontario	80% by Farvision Education	Arts and high school education

NeoCanaan Investment Corporation (“NeoCanaan Investment”)	May 26, 2020	Richmond Hill, Ontario	100%	Education investment

Canada Animation Industry Group Inc. (“Animation Group”)	October 8, 2020	Richmond Hill, Ontario	100% by NeoCanaan Investment	Animation education

F-7

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

On August 20, 2013, Ms. Fan Zhou incorporated 123 Natural Food Ontario Ltd. as a sole shareholder in Richmond Hill, Ontario. On March 25, 2021, the Company filed article of amendment to change its name to Visionary Education Technology Holdings Group Inc. (“Visionary Group”). Ms. Fan Zhou transferred her 100% equity interest of Visionary Group to 3888 Investment Group Limited at cost on August 21, 2013.

On August 20, 2013, Ms. Fan Zhou incorporated 123 Real Estate Development Ontario Ltd. as a sole shareholder in Richmond Hill, Ontario. On April 1, 2019, Ms. Fan Zhou transferred all the shares to Visionary Group. On May 28, 2021, 123 Real Estate Development Ontario Ltd. filed article of amendment to change its name to Visionary Education Real Estate Group Inc. (“Visionary Real Estate”). On October 12, 2021 the Visionary Real Estate filed amendment to change its name to Visionary Education Services & Management Inc. (“VESM”)

On February 25, 2019, VESM entered into a share purchase agreement to acquire 100% of the equity interests in PrideMax Construction Group Inc. (“PrideMax Construction”), a company incorporated on July 20, 2010 in Scarborough, Ontario and had no active business since inception, from its original shareholder for $0.8(C$1). The transaction was completed on April 1, 2019. On May 23, 2020, VESM transfer 100% of the equity interest in PrideMax Construction to NeoCannaan Investment Corporation. On June 16, 2021, PrideMax Construction filed article of amendment to change the name to Farvision Development Group Inc (“Farvision Development”).

On May 14, 2020, Farvision Education Group Inc. (“Farvision Education”) was incorporated under the Canada Business Corporation Act. Visionary Group owns all the issued shares of Farvision Education.

On November 15, 2017, the Company entered into a share purchase agreement to acquire 55% of the equity interest in Toronto ESchool Inc. (“Toronto ESchool”), a company incorporated on March 7, 2016 in Toronto, Canada, from its original shareholder, China Youth (Canada) Langton Education Technology Co. Ltd. (“Langton Canada”) for $0.8 (C$1). Langton Canada is a related party of the Company due to common control, as Ms. Fan Zhou is the sole director of Langton Canada. It was considered as an asset acquisition in accordance with ASU 2017-01 since substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets – private high school license. On June 19, 2020, the Company further acquired 15% of the equity interest in Toronto ESchool from its original shareholder (a 3rd party) for consideration of $31,808 (C$40,000). After this transaction, the Company owns total of 70% of the equity interest of Toronto ESchool. On June 19, 2020, the Company transferred this 70% of equity interest in Toronto ESchool to its wholly owned subsidiary, Farvision Education.

On July 15, 2020, Farvision Education entered into an investment agreement with 2549601 Ontario Inc., who owns a private high school license registered with Ontario Ministry of Education, to incorporate Maple Toronto Arts & Performance Academy Inc. with total investment of $159,040 (C$200,000) from both parties. Pursuant to the agreement, Farvision Education subscribed 80% of its total 200,000 common shares at C$ 1.00 per share, and 2549601 Ontario Inc. subscribed the remaining 20% of its total common shares, which was completed on July 27, 2020. On August 3, 2020, the Company filed article of amendment to change the name to Maple Toronto Art Academy Inc. (“Art Academy”). On July 27, 2020, Art Academy entered into a license transfer agreement with 2549601 Ontario Inc. (operating as Alathena International Academy Richmond Hill”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Art Academy acquired the private high school license for a consideration of $159,040 (C$200,000). The transaction was completed on September 1, 2020.

On May 26, 2020, NeoCanaan Investment Corporation (“NeoCanaan Investment”) was incorporated under the Canada Business Corporation Act. Visionary Group owns all the issued shares of NeoCanaan Investment. As of March 31, 2021, no business activities have occurred.

On October 8, 2020, Canada Animation Industry Group Inc. (“Animation Group”) was incorporated under the Canada Business Corporation Act. NeoCanaan Investment owns all the issued shares of Animation Group. As of March 31, 2021, no business activities have occurred.

F-8

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of Visionary Group and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Noncontrolling Interests

As of March 31, 2020, noncontrolling interests represent 45% noncontrolling shareholders’ interests in Toronto ESchool. As of March 31, 2021, noncontrolling interests represent 30%, and 20% noncontrolling non-related shareholders’ interests in Toronto ESchool and Arts Academy respectively. The noncontrolling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the operating results of the Company are presented on the face of the consolidated statements of income and comprehensive income as an allocation of the total income or loss between noncontrolling interest holders and the shareholders of the Company.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventories, other receivables, useful lives of property, plant and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, the balances with banks and the liquid investments with maturities of three months or less at the date of acquisition. The Company maintains all its bank accounts in Canada, which are insured by Canadian Deposit Insurance Corporation up to C$100,000 for eligible deposits. Bank balances in Visionary Group and Toronto ESchool exceeded the insured limit of $888,842 (C$1,117,759) and $98,194 (C$ 123,483) as of March 31, 2021, respectively. No liquid investment with maturities of three months or less is held by the Company as at March 31, 2021 and 2020.

Accounts Receivable

Accounts receivable are presented net of allowance for doubtful accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income (loss). Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance for uncollectible balances were recorded for the years ended March 31, 2021 and 2020, respectively.

F-9

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Land held for future sales is measured at the lower of cost and estimated net realizable value. Net realizable value is the estimated selling price in the ordinary course of the business at the balance sheet date, less costs to complete and estimated selling costs. Cost includes land acquisition costs, other direct costs such as borrowing costs, property taxes and legal costs, etc. As of March 31, 2021 and 2020, no inventory reserve was recorded.

Prepayments and Other Receivables

Prepayments and other receivables primarily consist of advances to non-related suppliers for short term operation support, employee advances, and prepayments on property taxes and other expenses. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. No impairment was recorded as of March 31, 2021 and 2020, as the Company considered all of the prepayments to be fully realizable and the advances to be repaid.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Useful life
Buildings	30 years
Furniture and equipment	Decline method at 20%
Land	Not depreciated

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments that substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income as other income or expenses.

Indefinite-Lived Intangible Assets

An intangible asset determined to have an indefinite useful life is not amortized. Indefinite-lived intangible assets are tested for impairment on an annual basis at year end, or more frequently if an event occurs or circumstances change that indicate the fair value of an indefinite-lived intangible asset could be below its carrying amount.

The Company’s indefinite-lived intangible assets consist primarily of the registrations and qualifications arising from acquisitions which allow the Company to grant credits to students under Ontario Secondary School Diploma (the “OSSD”). Under the Ontario Education Act, to earn an OSSD, a student must complete a minimum of 18 compulsory credit and 12 optional credits. The credits and courses have to be provided by qualified secondary schools registered at Ontario Ministry of Education.

In testing the indefinite-lived intangibles assets for potential impairment, the Company applies either a qualitative test, or a quantitative test, in accordance with ASC 350, Intangibles — Goodwill and Other. A qualitative approach may be applied when the Company concludes that it is not “more likely than not” that the fair value of the indefinite-lived intangible assets is less than their carrying value. A quantitative impairment test consists of comparing the fair value of the indefinite-lived intangible asset with its carrying amount. An impairment loss would be recognized for the carrying amount in excess of its fair value. Significant judgment and estimates are applied when evaluating whether an intangible asset has an indefinite useful life and in testing for impairment. The Company had no indefinite-lived intangible asset impairments for the years ended March 31, 2021 and 2020.

F-10

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets for the years ended March 31, 2021 and 2020.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.
•	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, accounts receivable – related party, due from related party, related parties loan receivable, loan receivable, other receivable (excluding tax receivable), accounts payable, accrued liabilities, due to shareholder, current portion of lease liabilities, and short-term bank loans approximate their fair values because of the short-term nature of these instruments.

The Company believes that the carrying amount of the short-term and long-term borrowings approximates fair value at March 31, 2021 and 2020 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current lease liabilities, and long-term lease liabilities in the consolidated balance sheets. Finance leases are included in plant, property and equipment, other current liabilities and other long-term liabilities in the consolidated balance sheets. As of March 31, 2021, the Company does not have finance leases.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As one of the Company’s leases does not provide an implicit rate, the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date is used. The operating lease ROU asset also includes any lease payment made and excludes lease incentives. The Company may also include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Business Combination

Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

F-11

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Government Subsidies

Government subsidies represent cash subsidies received from the government of Canada to subsidize the wage expense under Canada Emergency Wage Subsidy (CEWS) program for the business affected by COVID-19, as well as the forgivable portion of the loans provided under Canada Emergency Business Account (CEBA) program. The Company recognizes the government grant as other income when cash is received and the Company will comply with the relevant conditions with reasonable assurance. For the year ended March 31, 2021, the Company received subsidy of $39,207 (C$51,758) under CEWS program, and loans of $136,350 (C$180,000) under CEBA program, in which $45,450 (C$60,000) is forgivable if the Company pays off the balance before December 31, 2022.

Revenue Recognition

The Company follows ASC 606 Revenue from Contracts with Customers, which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company generates its revenues through educational programs and services with individual students. In addition, the Company generates revenues from other services such as sale of vacant lands, rental, and renovation projects. The primary sources of the Group’s revenues are as follows:

Revenue from educational programs and services

Each contract of educational programs and services is accounted for as a single performance obligation which is satisfied proportionately over the service period.

For the Company’s online education courses, tuition fee is generally collected in advance and is initially recorded as deferred revenue. When tuition is paid at registration, the student is given access to online courses. The student normally has six months to complete the online courses by watching online learning materials and passing the required online exams. The tuition income is recognized at the date of successfully completing the online courses by the individual student and a OSSD credit report card is issued by the school.

The student has an option to extend the course learning period from six months to maximum of twelve months for an additional cost. After twelve months from the registration, the student will lose the access of registered course. If the student is unable to complete the online courses within twelve months, the tuition income is recognized at expiration date of the online course. No refund is available for tuitions.

Revenue from sales of vacant lands

The Company recognizes revenue from the sales of vacant lands when the legal title is transferred to the buyers.

F-12

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Revenue from rental

The Company rents an office building to several tenants and earns rental revenue. Rental revenues are recognized as earned in accordance with the terms of the respective lease agreement on a straight-line basis. Promotional discounts are recognized as a reduction to rental income over the promotional period. Late charges, administrative fees and other fees are recognized as income when earned. Management reviews the tenant’s payment history and financial condition periodically in determining, in its judgment, whether any accrued rental income and unbilled rent receivable balances applicable to each specific property is collectable.

Revenue from renovation project

The Company provides decoration and construction services mainly for the education institutions. These projects are normally completed within several weeks. The Company recognizes revenue associated with these projects when the project is completed and accepted by the customer.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contract assets are recognized in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing of when payment is received and when shipment or delivery occurs.

As of March 31, 2021 and 2020, other than accounts receivable, deposit from tenants and deferred revenue, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheet.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by service or products, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for year ended March 31, 2021 and 2020 are disclosed in Note 16 of this consolidation financial statements.

Income Taxes

The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.

Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.

F-13

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Sale Tax (“GST/HST”)

The Company is registered under Canada’s Goods and Services Tax (GST) and Harmonized Sales Tax (HST) account. Sales revenue represents the invoiced value of goods and services, net of GST/HST. The Company is operating mainly in the Province of Ontario which is subject to HST rate of 13% for its products and services supplied in Ontario.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2021 and 2020, there were no dilutive shares.

Foreign Currency Translation

The Company operates primarily in Canada. The functional currency of the Company and its subsidiaries is the Canadian Dollar (“C$”). The Company’s consolidated financial statements have been translated into the reporting currency U.S. Dollars (“$” or “US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	March 31, 2021	March 31, 2020
Year end spot rate	C$1=US$ 0.7952	C$1=US$ 0.7049
Average rate for the year	C$1=US$ 0.7575	C$1=US$ 0.7517

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under US GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currency.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the functional currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The coronavirus disease 2019 (“COVID-19”) outbreak has, and continues to have, a severe and negative impact on Canada’s economy and the global economy. The Company’s certain business has been negatively impacted by the COVID-19 outbreak.

The Company’s operations affected by the ongoing outbreak of COVID-19 which in March 2020, had been declared as a pandemic by the World Health Organization. To reduce the spread of the COVID-19, the government has employed measures including lockdowns, quarantines, travel restrictions, suspension of non-essential business activities and school closures. As a result, the Company experienced difficulties and delays to complete the renovation and construction projects, reductions in education program enrollment, delay collections of rental income from tenants. Although the Canadian federal government delivers financial supports to the Company on salaries, interest free loans, and other subsidies, the continued uncertainties associated with COVID 19 may cause the Company’s revenue and cash flows to underperform. The extent of the future impact of COVID-19 is still unknown and cannot be reasonably estimated at this point of time.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recent Adopted Accounting Pronouncements

In August 2018, the FASB Accounting Standards Board issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosures. The removed and modified disclosures were adopted on a retrospective basis and the new disclosures were adopted on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 was subsequently amended by Accounting Standards Update 2018-19, Accounting Standards Update 2019-04, Accounting Standards Update 2019-05. In January 2020, the FASB issued ASU 2020-2, “Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), February 2020” (“ASU 2020-02”). ASU 2020-02 added and amended SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119, related to the new credit losses standard, and comments by the SEC staff related to the revised effective date of the new standard. For public entities, ASU 2016-13 and its amendments is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, this guidance and its amendments will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance from April 1, 2020 and the adoption has no significant impact on the Company’s consolidated financial statements.

F-15

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements not yet adopted (continued)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company does not expect adoption of the new guidance to have a significant impact on the Company’s consolidated financial statements.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	March 31,	March 31,
	2021	2020

Accounts receivable from third-party customers	$183,690	$–
Less: allowance for doubtful accounts	–	–
Total accounts receivable from third-party customers, net	183,690	–
Add: accounts receivable - related party	286,272	–
Total accounts receivable, net	$469,962	$–

For the years ended March 31, 2021 and 2020, no allowance for doubtful accounts were recorded. Approximately 98% of the accounts receivable balance as of March 31, 2021 from third-party customers has been collected subsequent to the year end.

The Company rented one unit of its rental property to China Youth Langton (Canada) Education Technology Co. Ltd. (the “Langton”), a related party under common control. The lease agreement has a term of three years from January 2018 to December 2020, and further renewed for another three years from January 2021 to December 2023. The outstanding accounts receivable from this related party amounted to $286,272 and $nil as of March 31, 2021 and 2020, respectively. The outstanding balance was fully collected subsequent to the year end. (See Note 12).

F-16

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – INVENTORIES

Inventories consisted of the following:

	March 31,	March 31,
	2021	2020

Purchase cost of lands	$758,704	$2,989,675
Accumulated carrying costs	80,686	254,440
	839,390	3,244,115
Less: inventory reserves	–	–
Inventory, net	$839,390	$3,244,115

The Company purchased total of 28 lots of vacant land in Eastern Ontario between 2013 and 2015. During the year ended March 31, 2019, the Company sold 1 lot of these vacant land to a third party. During the year ended March 31, 2021, the Company sold 19 lots of the vacant land to third parties, realized approximately $6.6 million revenue from the sales. No sales were made for the year ended March 31, 2020.

As at March 31, 2021 and 2020, inventories include 8 lots and 27 lots of vacant land in Eastern Ontario respectively. The costs of land include direct purchase costs, accumulated property taxes and accumulated management fee charged on these lots of vacant land. For the years ended March 31, 2021 and 2020, no inventory reserves were recorded as the real estate market continues to rise in Canada.

NOTE 5 – LOAN RECEIVABLES

As of March 31, 2021 and 2020, loan receivables consists of the following:

	For the year ended March 31,
Name	2021	2020

Superinet Inc.	$127,232	$–

On June 2, 2020, the Company signed a loan agreement to provide a loan of $63,616 (C$80,000) to Superinet Inc., a third party. The loan has a term of 2 years with a fixed interest rate of 2% per annum. The repayments are scheduled as: repayment of the first-year interest at end of the first year, and repayment of the second-year interest plus the principal upon maturity. If any repayment is default, the repayment date could be extended upon mutual agreement and the interest rate will be increased to 4% per annum. On July 15, 2020, the Company entered a second loan agreement with Superinet Inc. for an additional amount of $63,616 (C$80,000). All other terms remained the same as the first loan above. As at March 31, 2021 and 2020, $2,014 and $nil interest income was accrued on the loan above and included as prepaid and other receivable. The interest income for the first year of the two loans to Superinet Inc. has been received subsequently to March 31, 2021.

F-17

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment stated at cost less accumulated depreciation consisted of the following:

	March 31,	March 31,
	2021	2020

Land	$3,305,967	$2,930,553
Building	1,370,083	1,214,501
Equipment and furniture	84,132	74,578
Total	4,760,182	4,219,632
Less: Accumulated depreciation	(290,415)	(207,336)
Property, plant and equipment, net	$4,469,767	$4,012,296

Depreciation expense was $53,763 and $55,896 for the years ended March 31, 2021 and 2020, respectively. In connection with the $6.4 million long-term bank loan borrowed from the National Bank of Canada, the Company pledged its land and building with net book value of approximately $4.4 million as the collateral to secure the loan. There was no addition on property, plant and equipment during the years ended March 31, 2021 and 2020, approximately $540,550 and $29,316 appreciation on total original cost and accumulated depreciation respectively are due to appreciation of Canadian dollar vs. US dollars during the year ended March 31, 2021.

No impairment was recorded for the years ended March 31, 2021 and 2020.

NOTE 7 – INTANGIBLE ASSETS, NET

Net intangible assets consisted of the following:

	March 31,	March 31,
	2021	2020

Private high school registration and license at Toronto ESchool
Acquisition cost, net	$235,394	$208,663
Deferred tax liability	33,627	29,809
	$269,021	$238,472
Private high school registration and license at Art Academy	159,040	–
Intangible assets, net	$428,061	$238,472

On June 24, 2016, Langton, a related party of the Company purchased 55% of Toronto ESchool’s common shares for a total consideration of $437,756 (C$585,000). In accordance with ASU 2017-01, this transaction was not considered as a business acquisition since substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset or a group of similar identifiable assets – private high school license. On November 15, 2017, Langton signed an agreement to transfer its 55% of the equity interest in Toronto ESchool to the Company for $0.8 (C$1). On June 19, 2020, the Company further acquired 15% of the equity interest in Toronto ESchool from its original shareholder for a consideration of $31,808 (C$40,000). An impairment loss of $589,468 of such intangible asset was recognized for the year ended March 31, 2019.

In accordance with ASC740-10-25-51, for the asset acquired outside of a business combination and the tax basis of the asset differs from the amount paid, the Company recognized deferred tax liability of $33,627 (C$42,288) and $29,809 (C$42,288) arising from this transaction as at March 31, 2021 and 2020 respectively.

On July 27, 2020, Arts Academy entered into a license transfer agreement with 2549601 Ontario Inc. (o/a Alathena International Academy Richmond Hill”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Arts Academy acquired the private high school license for a consideration of $159,040 (C$200,000). The transaction was completed on September 1, 2020. No impairment loss was recognized for the year ended March 31, 2021.

F-18

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – ACQUISITION DEPOSITS

March 31, 2021
Deposit on Toronto High School (a)	$127,232
Deposit on Conbridge (b)	31,808
Deposit on Lowell (c)	87,167
Deposit on Max the Mutt Animation (d)	795,200
Deposit on property (e)	52,483
Deposit on building purchase (f)	1,402,900
Total acquisition deposits	$2,496,790

(a) Toronto High School

On November 1, 2020, Farvision Education entered into an acquisition agreement with one individual who was the original shareholder of Toronto High School Inc. (“Toronto High School”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education shall acquire 80% of the equity interest of Toronto High School for a total consideration of $190,848 (C$240,000). Farvision Education paid acquisition deposit of $127,232 (C$160,000) upon signing the agreement. The acquisition is expected to be completed by June 30, 2022. In the event that this acquisition is not closed, the $127,232 (C$160,000) deposit is fully refundable.

(b) Conbridge College of Business and Technology

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 7621531 Canada Inc. (o/a “Conbridge College of Business and Technology”), a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education will acquire 80% of the equity interest of Conbridge College of Business and Technology for a total consideration of $63,616 (C$80,000). As at March 31, 2021, the Company has made a deposit of $31,808 (C$40,000) on the acquisition. The acquisition has been closed on September 1, 2021. Refer to Note 17.

(c) Lowell Academy

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 9651837 Canada Inc. (o/a “Lowell Academy”), a private high school offering classes for Grades 9-12 students and registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed 70% of the shares of Lowell Academy for a consideration of $166,992 (C$210,000). As at March 31, 2021, the Company has outstanding accounts receivable balance of $65,454 due to office rental and other receivable balance of $87,167 due to renovation costs from Lowell Academy, and both parties agreed to convert the outstanding balance to the deposit on the acquisition subsequent to year end. The acquisition has been completed on June 12, 2021. Refer to Note 17.

F-19

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – ACQUISITION DEPOSITS (continued)

(d) Max The Mutt Animation

On December 19, 2020, Farvision Education entered into a purchase agreement with the original shareholders of Max the Mutt Animation Inc. (“MTM Animation”), to purchase all of the issued and outstanding shares of MTM Animation for total consideration of $2.1 million (C$2.6 million). The consideration included two components: i) a fixed or guaranteed purchase price of $1.7 million (C$2.1 million), and ii) post-closing performance-based payments aggregating up to $397,600 (C$500,000). The payment shall be made by initial deposit and additional deposit of total $795,200 (C$1.0 million), closing amount of $652,064 (C$820,000) at the closing date, deferred purchase payments of total $222,656 (C$280,000) over the three years after the closing, and performance-based payments of $397,600 (C$500,000) based on the net income over three years after the closing. On the closing date, MTM Animation stockholders shall transfer 70% of the purchased shares to the Company. The remaining 30% shall be transferred over three years by transferring 10% of the purchased shares to the Company on the anniversary of the first three years after the closing when the deferred purchase payments are paid. As of March 31, 2021, the Company paid acquisition deposit of total $795,200 (C$1,000,000). On February 28. 2022, the Company paid the closing amount of $652,064 (C$820,000) and the transaction was successfully closed. (See Note 17)

(e) Residential Property

On June 1, 2020, the Company entered a purchase agreement with an unrelated party to purchase a residential property at price of approximately $1.2 million (C$1.5 million). The original closing date of the purchase is June 4, 2021 and the Company has the option to extend the deadline. As of March 31, 2021, the Company made a deposit of $52,483 (C$66,000). In September 2021, the purchase agreement was terminated and the seller sold this property to a third party. Ms. Fan Zhou personally assumed the loss of the deposit.

(f) Office Buildings

On November 23 and November 25, 2020, the Company signed two purchase agreements to purchase two office buildings in downtown of Markham, Ontario through its two subsidiaries, Animation Group and NeoCanaan Investment. The total considerations on these two properties are $9.9 (C$12.5) million and $7.9 (C$9.9) million, respectively. The final closing date is April 15, 2021. As at March 31, 2021, the Company made the deposit of $755,440 (C$950,000) and $647,460 (C$814,209) on these two properties respectively. The ownerships of properties were transferred to the Company on April 15, 2021.

F-20

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – LEASES

The Company has two operating leases on vehicles for management. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Effective April 1, 2019, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements. In addition, the Company elected the package of practical expedients, which allowed the Company to not reassess whether any existing contracts contain a lease, to not reassess historical lease classification as operating or finance leases, and to not reassess initial direct costs. The Company has not elected the practical expedient to use hindsight to determine the lease term for its leases at transition. The Company combines the lease and non-lease components in determining the “right of use” “(ROU”) assets and related lease obligation. Adoption of this standard has nil impact on the Company’s consolidated financial statements as at April 1, 2019 because all the lease agreements were entered subsequently to this date. ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term.

Supplemental balance sheet information related to operating leases was as follows:

	March 31, 2021	March 31, 2020
Right-of-use assets, net	$35,445	$31,145
Operating lease liabilities - current	$16,150	$10,101
Operating lease liabilities - non-current	19,295	21,044
Total operating lease liabilities	$35,445	$31,145

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of March 31, 2021:

Remaining lease term and discount rate:	March 31, 2021	March 31, 2020
Weighted average remaining lease term (years)	2.26	3.16
Weighted average discount rate	2.00%	3.00%

The following is a schedule of maturities of lease liabilities as of March 31, 2021:

Year ending March 31,
2022	$16,729
2023	16,729
2024	3,192
Total future minimum lease payments	36,650
Less: imputed interest	(1,205)
Total	$35,445

F-21

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – BANK LOANS

Bank loans consisted of the following:

	March 31,	March 31,
	2021	2020

Canada Emergency Business Account Program (“CEBA Loan”)	$95,424	$–
National Bank of Canada (“National Bank”)	6,323,441	–
Royal Bank of Canada (“RBC”)	–	2,353,501
Less: unamortized financing cost	(31,808)	–
	6,387,057	2,353,501
Less: current portion of bank loans	(172,629)	(52,000)
Total	$6,214,428	$2,301,501

(1)	During the year ended March 31, 2021, the Company received a loan of $143,136 (C$180,000) through the Canadian Emergency Business Account Program (“CEBA Loan”), which provides financial relief for Canadian small businesses during the COVID-19 pandemic. The CEBA Loan has an initial term date on December 31, 2022 (the “Initial Term Date”) and may be extended to December 31, 2025. The CEBA Loan is non-revolving, with an interest rate being 0% per annum prior to the Initial Term Date and 5% per annum thereafter during any extended term, which is calculated daily and paid monthly. The CEBA Loan can be repaid at any time without penalty and, up to $45,450 (C$60,000) of the loans will be forgiven if the balance is repaid by Initial Term Date. The Company anticipates repaying the CEBA Loan prior to the Initial Term Date due to sufficient liquidity. As a result, the amount of $45,450 (C$60,000) which is expected to be forgiven was recognized as government subsidies for the year ended March 31, 2021.

(2)

On November 26, 2020, the Company entered into a loan agreement with National Bank to borrow $6.4 million (C$8.0 million) as the refinance on its property. The loan bears a fixed rate of 3.09% per annum for 4-year term, and the loan is amortized over 25 years. The monthly payment of $30,466 (C$38,312) including principal and interest was made since January 2021. National Bank also offers a maximum $19,880 (C$25,000) limit on the master credit card under the Company’s name.

The above financing facilities are guaranteed by the real estate property located at 41 Metropolitan Road, Toronto, and limited personal guarantee from Ms. Fan Zhou in the amount of $4.8 million (C$6.0 million) plus accrued interest and enforcement costs.

The complied financial ratio required by National Bank includes but not limited to the following:

•	A debt service coverage ratio not less than 1.25 at fiscal year end
•	The borrower shall not take on additional debt or further encumber on the property without written consent of the Bank
•	The nature of the Borrower’s business shall not be substantially changed without written consent of the Bank
•	The loan is limited personal guarantee from Ms. Fan Zhou in the amount of $4.8 million (C$6,000,000) plus accrued interest and enforcement costs.

The Company paid $31,808 negotiation fee upon acceptance of the loan agreement. The amount was recorded as deferred financing costs and amortized over the term 4 years.

(3)

As of March 31, 2020, the Company has an outstanding mortgage loan balance of $2,353,501 with Royal Bank of Canada. The loan bears a fixed rate of 3.37% per annum until December 1, 2020, with a monthly payment of $13,136 (C$17,481) including interest and principal. In December 2020, the outstanding loan balance was fully paid off.

F-22

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – BANK LOANS (continued)

As of March 31, 2021, the Company’s short-term and long-term loans totaled approximately $6.4 million. The repayment schedule for the Company’s bank loans are as follows:

Twelve months ending March 31,	Repayment
2022	$172,629
2023	273,464
2024	183,620
2025	5,789,152
Total	$6,418,865

NOTE 11 – TAXES

(a) Corporate Income Taxes

The difference between the amount of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the year ended March 31,
	2021	2020

Income before tax	$3,916,772	$294,233
Statutory Canadian tax rate	26.5%	26.5%
Income tax based on statutory tax rate	1,037,945	77,972
Reduction due to small business deduction	(54,161)	–
Difference on tax rates	16,366	49,348
Change in valuation allowance	(3,549)	(74,825)
Non-deductible expenses	6,525	–
Income tax expense	$1,003,126	$52,495

The provision for income tax consists of the following:

	For the year ended March 31,
	2021	2020

Current income tax - Canada	$1,003,126	$52,495
Deferred income tax - Canada	–	–
Total income tax expense	$1,003,126	$52,495

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. As of March 31, 2021 and 2020, the Company had deferred tax assets of $nil and $nil, and deferred tax liabilities of $33,627 and $29,809, respectively, which were mainly derived from the temporary difference from the intangible asset and other temporary differences.

The components of deferred tax assets as of March 31, 2021 and 2020 consist of the following:

F-23

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – TAXES (continued)

	March 31, 2021	March, 2020

Deferred tax assets:
Loss carried forward to future years*	$36,155	$36,288
Property, plant and equipment	36,388	38,118
Lease liability	9,393	8,254
Valuation allowance	(72,543)	(74,406)
Total deferred tax assets	$9,393	$8,254
Deferred tax liabilities:
Intangible asset	$(33,627)	$(29,809)
Right of use assets	(9,393)	(8,254)
Total deferred tax liabilities	$(43,020)	$(38,063)
Deferred tax liabilities, net	$(33,627)	$(29,809)

*As of March 31, 2021, the Company has non-capital loss of $136,433, resulting of deferred tax asset of $36,155. The above non-capital loss will expire on March 31, 2041, and the Company has provided a valuation allowance of $36,155 on the deferred tax assets.

The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all the deferred tax assets will be realized.

The Company’s taxes payable consists of the following:

	March 31, 2021	March, 2020

Corporate income tax payable	$1,116,024	$49,227

As of March 31, 2021 and 2020, the Company had accrued income tax liabilities of approximately $1.1 million and $0.05 million respectively. According to Income Tax Act of Canada, penalties and arrears interest shall be applied to the unpaid taxes balances after due date. As a result, the Company accrued $7,441 and $nil for the year ended March 31, 2021 and 2020, respectively, for the estimated penalties and arrears interest.

(b) Other Taxes Payable

The Company’s taxes payable consists of the following:

	March 31, 2021	March, 2020

Other tax payable	$1,020,329	$88,162

As of March 31, 2021 and 2020, the Company had accrued other tax liabilities of approximately $1.0 million and $0.09 million, respectively, mostly related to the unpaid GST/HST. According to Excise Tax Act of Canada, penalties and arrears interest shall be applied to the unpaid taxes balances after due date. As a result, the Company accrued $4,129 and $nil for the years ended March 31, 2021 and 2020, respectively, for the estimated penalties and arrears interest.

As of March 31, 2021 and 2020, total of $11,570 and $nil interest and penalty recognized in the consolidated statements of income and comprehensive income.

(c) Tax years that remain subject to Examination

The Company is subject to ongoing examination by tax authorities in the Canadian jurisdictions in which it operates. The Company has open tax years for Canada from 2016 to 2021, including both federal and provincial jurisdiction, as applicable. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest.

F-24

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – RELATED PARTY TRANSACTIONS

The relationship of related parties is summarized as follow:

Name of Related Party	Relationship to the Company
Ms. Fan Zhou	Controlling shareholder of the Company
China Youth Langton (Canada) Education Technology Co. Ltd. (“Langton”)	Related due to Ms. Fan Zhou and her immediate family member were directors of Langton before June 2021
PrideMax Express (“Express”)	Controlled by spouse of the general manager of Farvision Development
PrideMax Medical Supplies Inc.(“Medical”)	The general manager of Farvision Development was formally the sole director of Medical until June 1, 2020.
Jason Wang	General manager of Farvision Development
Rusheng Wu	Principal of Toronto ESchool and spouse of the minority shareholder of Toronto ESchool

(1)	Account receivable – related party

As of March 31, 2021 and 2020, account receivable – related party consists of the following:

	March 31,	March 31,
	2021	2020

Accounts receivable from Langton	$286,272	$–
Total	$286,272	$–

Langton has entered a three-year term lease agreement with the Company commenced on January 1, 2018. The lease was renewed for another 3 years from January 1, 2021 to December 31, 2023. The monthly rent including basic and additional rent and applicable sale tax is $23,856. During the year ended March 31, 2021 and 2020, the Company has recognized rental income of $241,327 and $287,481 from Langton, respectively.

(2)	Due from related party

As of March 31, 2021 and 2020, due from related party consists of the following:

	March 31,	March 31,
	2021	2020

Due from Langton	$3,104,042	$245,980
Total	$3,104,042	$245,980

The Company periodically provides working capital loans and jointly investments in educational industry to support Langton’s operations when needed. Such advance was non-interest bearing and due on demand. Subsequent to the year ended March 31, 2021, Langton has fully repaid outstanding balance back to the Company, and majority of the repayment amount was used for two office buildings closing settlement on April 15, 2021 (Note 8 (f)). Also refer to Note 17.

F-25

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – RELATED PARTY TRANSACTIONS (continued)

(3)	Related parties loan receivable

As of March 31, 2021 and 2020, related parties loan receivable consists of the following:

	As of March 31,
Name	2021	2020

Jason Wang	$91,186	$24,545
Express	99,955	–
Medical	233,134	–
	424,275	24,545
Less: current portion of loan receivable	(105,898)	(24,545)
Total	$318,377	$–

The Company has entered into loan agreements with above two related companies to provide working capital to support their daily operation and a related individual as the management of one subsidiary. Interest rate applied to these loans are in the range of 2%-3% per annum, and the loans have maturity dates between October 2021 and July 2022. Subsequently to March 31, 2021, the outstanding balances have been fully received.

(4)	Due to shareholder

	As of March 31,
Name	2021	2020

Ms. Fan Zhou	$1,471,191	$5,022,052
Total	$1,471,191	$5,022,052

The balance represented unsecured, due on demand and interest free borrowings between the Company and the controlling shareholder, Ms. Fan Zhou. Ms. Fan Zhou periodically provides funds to support the Company’s investment and acquisition when needed. As of March 31, 2021 and 2020, the balance due to Ms. Zhou amounted to $1,471,191 and $5,022,052, respectively.

NOTE 13 – EQUITY

Common Shares

The Company was incorporated under the Business Corporation Act of Ontario, Canada on August 20, 2013. The Company is authorized to issue an unlimited number of shares designated as common shares with a par value of $0.75 (C$1.00) each, and unlimited number of special shares designated as preference shares. On August 20, 2013, the Company issued 100 common shares to Ms. Fan Zhou at cost of $75 (C$100), and Ms. Fan Zhou transferred her 100 common shares to 3888 Investment Group Limited at cost on August 21, 2013.

On October 15, 2021, the shareholders of the Company approved: (a) a 10,000 for 1 stock split whereby every authorized, issued and outstanding common share was exchange for 10,000 new common shares (the “Stock Split”); (b) decrease of par value of the common shares from $0.75 (C$1) to $0.000075 (C$0.0001) (the “Par Value Change”). The Stock Split and the Par Value Change is referred as the “Recapitalization”. All share information included in these consolidated financial statements have been retroactively adjusted for the Recapitalization as if such Par Value change, Stock Split and share increase occurred on the first day of the first period presented. (Refer to Note 17)

1,000,000 common shares of the Company are outstanding as at March 31, 2021, 2020 and 2019, at par value of $0.000075 (C$0.0001).

F-26

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – EARNINGS PER SHARE

For the years ended March 31, 2021 and 2020, the Company has no stock options and warrants issued and no impact on diluted earnings per share.

	For the years ended March 31,
	2021	2020

Net income attributable to the Company	$2,866,857	$215,745
Weighted average number of common shares outstanding – Basic and Diluted	1,000,000	1,000,000

Earnings per share – Basic and Diluted	$2.87	$0.22

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on the Company’s consolidated financial position or results of operations or liquidity as at March 31, 2021 and 2020.

Contractual Commitments

As of March 31, 2021, the Company’s contractual obligations consisted of the following:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
lease commitment	$35,445	16,151	19,294	–	$–
Repayment of bank loans	6,418,865	172,629	457,084	5,789,152	–
Total	$6,454,310	188,780	476,378	5,789,152	$–

F-27

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – SEGMENT

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Company concludes that it has four reporting segments listed as below. The Company and all its subsidies are located in Ontario Canada. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The summary of key information by segments for the years ended March 31, 2021 and 2020 was as follows:

	Rental	Education	Construction	Real Estate	Total for the year ended March 31, 2021
Revenue from external customers	$674,898	$358,241	$78,219	$6,613,863	$7,725,221
Revenue from inter segment	$80,596	$–	$–	$–	$80,596
Cost of revenue	$256,981	$124,762	$19,529	$3,058,175	$3,459,447
Gross profit	$417,917	$233,479	$58,690	$3,555,688	$4,265,774
Interest Expenses	$128,120	$410	$12,540	$620	$141,690
Depreciation & amortization	$53,763	$–	$–	$–	$53,763
Income tax expense	$56,422	$29,631	$64,476	$852,597	$1,003,126
Capital expenditure	$–	$2,511,731	$–	$49,995	$2,561,726
Segment assets	$6,601,394	$3,103,630	$557,264	$3,404,814	$13,667,102
Segment profit	$77,758	$8,843	$167,806	$2,659,239	$2,913,646

	Rental	Education	Construction	Real Estate	Total for the year ended March 31, 2020
Revenue from external customers	$555,360	$296,166	$81,181	$–	$932,707
Revenue from inter segment	$29,378	$–	$–	$–	$29,378
Cost of revenue	$248,442	$90,832	$17,049	$–	$356,323
Gross profit	$306,918	$205,334	$64,132	$–	$576,384
Interest Expenses	$86,272	$197	$534	$62	$87,065
Depreciation & amortization	$55,896	$–	$–	$–	$55,896
Income tax expense	$45,200	$–	$7,295	$–	$52,495
Capital expenditure	$–	$–	$–	$–	$–
Segment assets	$4,186,617	$281,883	$25,335	$3,412,578	$7,906,413
Segment profit	$163,283	$57,762	$20,232	$461	$241,738

F-28

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SUBSEQUENT EVENTS

Acquisitions

Glorious Immigration and PrideMax HR

On April 1, 2021, the Company entered into a share transfer agreement with Mr. Jason Wang, a related party (see Note 12), to transfer his 100% of the equity interests in Glorious Future Study Abroad Immigration Group Inc. (“Glorious Immigration”) and PrideMax International Human Resources Services Inc. (“PrideMax HR”) for $0.8 (C$1). The transaction was completed on June 12, 2021. On June 16, 2021, Glorious Immigration changed its business name Visionary Study Aboard & Immigration Services Inc. (“Visionary Immigration”). On June 17, 2021, PrideMax HR changed its business name to Farvision Human Resources Service Company Inc. (“Farvision HR”).

Princeton Career

On June 6, 2021, Farvision Education entered into a share transfer agreement with Mr. Jason Wang, a related party (see Note 12), to transfer his 70% of the equity interests in Princeton Career Education Group Inc. (“Princeton Career”) for $0.8 (C$1). The transaction was completed on June 12, 2021.

Lowell Academy

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 9651837 Canada Inc. (o/a “Lowell Academy”), a private high school offering classes for Grades 9-12 students and registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed 70% of the shares of Lowell Academy for a consideration of $166,992 (C$210,000). The transaction was completed on June 12, 2021. Also refer to Note 8(c).

Conbridge College of Business and Technology

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 7621531 Canada Inc. (o/a “Conbridge College of Business and Technology”), a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education acquired 80% of the equity interest of Conbridge College of Business and Technology for a total consideration of $63,616 (C$80,000). The transaction was closed on September 1, 2021. Also refer to Note 8(b).

Purchase of buildings

In connection with the purchase of the two office buildings (See Note 8), the Company made additional payment of approximately $4.0 million (C$5.0 million) as a down payment subsequent to the year end. The purchase was closed on April 15, 2021, with the mortgage loans of $7.2 million (C$9 million) and $5.6 million (C$7 million) respectively from HSBC bank.

Bank loan

In connection with the purchase of the two office buildings (See Note 8), on April 15, 2021, the Company’s two subsidiaries, Animation Group and NeoCanaan Investment, obtained bank loans of $7.2 million (C$9.0 million) and $5.6 million (C$7.0 million) respectively from HSBC bank. The loans have 5 years term with a fix interest rate of 3.3% per annum, with equal monthly instalments of blended principal and interest over an amortization period of 25 years. Both bank loans are cross guaranteed by the two subsidiaries, and also guaranteed by the shareholder Ms. Fan Zhou personally and the Company, with a collateral of the two office buildings purchased. To meet the Bank’s covenants, the Company’s two subsidiaries holding the ownership of these two office buildings have to keep the debt service coverage ratio higher than 1.20.

F-29

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SUBSEQUENT EVENTS (continued)

Payment from Langton

Langton has subsequently transferred the ownership of three commercial properties to the Company as partial repayment on the outstanding balance due from Langton as at March 31, 2021 (Note 12). The three units of commercial properties were transferred at their fair market value of $755,440 (C$950,000) in total.

Acquisition of Moatfield Property

On May 19, 2021, the Company entered into a purchase agreement to purchase two office buildings at Toronto for a total price of $74.2 million (C$93.3 million). The Company agreed to pay a 1st deposit of $1.6 million (C$2 million) at agreement signing, a 2nd deposit of $0.8 million (C$1 million) on October 8, 2021, and a 3rd deposit of $2.4 million (C$3 million) on November 9, 2021, and a 4th deposit of $2.4 million (C$3 million) within 15 business days prior to the closing date, which was agreed as March 31, 2022. The Company has made first 3 deposits (totaling of $4.8 million (C$6 million)) on time. If the purchase is not completed as a result of the default of the Company, the total deposits of $4.8 million (C$6 million) is not refundable, with interest.

In November 2021, Ms. Fan Zhou loaned the Company $5,250,000 in total for use as several down payments for the purchase of these two buildings. Such loan is interest free and payable on demand.

Acquisition of Max The Mutt Animation

Pursuant to the agreement signed on December 19, 2020, Farvision Education paid the closing payment of $652,064 (C$820,000) and successfully closed this transaction on February 28, 2022. Also refer to Note 8(d). Ms. Fan Zhou loaned the closing payment to the Company for one year term with non-interest bearing and option of renewal.

Recapitalization

On October 15, 2021, the shareholders of the Company approved: (a) a 10,000 for 1 stock split whereby every authorized, issued and outstanding common share was exchange for 10,000 new common shares (the “Stock Split”); (b) decrease of par value of the common shares from $0.75 (C$1) to $0.000075 (C$0.0001) (the “Par Value Change”). The Stock Split and the Par Value Change is referred as the “Recapitalization”. All share information included in these consolidated financial statements have been retroactively adjusted for the Recapitalization as if such Par Value change, Stock Split and share increase occurred on the first day of the first period presented.

Name changes

On May 28, 2021, 123 Real Estate Development Ontario Ltd. filed article of amendment to change its name to Visionary Education Real Estate Group Inc. (“Visionary Real Estate”).

On October 12, 2021 the Visionary Real Estate filed amendment to change its name to Visionary Education Services & Management Inc. (“VESM”)

On June 16, 2021, PrideMax Construction filed article of amendment to change the name to Farvision Development Group Inc (“Farvision Development”).

On June 17, 2021, PrideMax International Human Resources Service Inc. filed article of amendment to change its name to Farvision Human Resources Service Company Inc.

F-30

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP, INC.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED SEPTEMBER 30, 2021

F-31

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

(UNAUDITED)

	September 30,	March 31,
	2021	2021
ASSETS
CURRENT ASSETS
Cash	$255,083	$1,190,616
Short-term investments	102,942	–
Accounts receivable, net	806,692	183,690
Accounts receivable - related party	–	286,272
Prepaid and other receivable	273,803	81,522
Inventories	208,301	839,390
Due from related parties	174,996	3,104,042
Loan receivable – current	127,258	–
Related parties loan receivable - current	303,110	105,898
Total current assets	2,252,185	5,791,430

Restricted Cash – non-current	11,773	–
Property, plant and equipment, net	22,985,461	4,469,767
Right of use assets	27,015	35,445
Intangible assets, net	540,251	428,061
Goodwill	171,301	–
Acquisition deposits	2,480,284	2,496,790
Loan receivable	–	127,232
Related parties loan receivable – non-current	–	318,377
TOTAL ASSETS	$28,468,270	$13,667,102

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$56,554	$50,198
Accrued liabilities	243,122	120,149
Other tax payable	1,357,621	1,020,329
Due to shareholder	2,388,738	1,471,191
Deferred revenue	351,617	201,169
Lease liability - current	15,941	16,150
Bank loans - current	489,771	172,629
Taxes payable	1,434,632	1,116,024
Total current liabilities	6,337,996	4,167,839

Deferred tax liabilities	33,192	33,627
Lease liability	11,074	19,295
Bank loans, non-current	18,187,286	6,214,428
TOTAL LIABILITIES	24,569,548	10,435,189

Commitments

EQUITY
Common shares, $0.000075 par value, unlimited shares authorized, 1,000,000 issued and outstanding*	75	75
Additional paid-in capital	665,910	665,910
Retained earnings	3,169,889	2,577,998
Accumulated other comprehensive income	105,026	163,295
Total shareholders’ equity attributable to the Company	3,940,900	3,407,278

Noncontrolling interest	(42,178)	(175,365)
Total shareholders’ equity	3,898,722	3,231,913

TOTAL LIABILITIES AND EQUITY	$28,468,270	$13,667,102

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-32

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

INTERIM CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

(UNAUDITED)

	For the Six Months Ended September 30,
	2021	2020

Revenue – rent	$1,169,842	$271,774
Revenue – tuition	360,124	126,484
Revenue – construction	6,378	40,635
Revenue – sales of land	1,702,280	1,584,064
Total Revenues	3,238,624	2,022,957

Cost of revenue – rent	564,596	116,962
Cost of revenue – tuition	181,592	69,677
Cost of revenue – construction	–	8,033
Cost of revenue – sales of land	739,376	736,566
Total cost of revenues	1,485,564	931,238

Gross Profit	1,753,060	1,091,719

Operating expenses:
General and administrative expenses	141,698	27,766
Professional fees	265,749	23,972
Salaries	470,589	39,308
Total operating expenses	878,036	91,046

Income from operations	875,024	1,000,673

Other income (expense)
Interest expense	(416,003)	(45,260)
Interest income	–	3,204
Government subsidies	440,984	22,095
Other income	–	227,620
Total other income (expense), net	24,981	207,659

Income before income taxes	900,005	1,208,332
Provision for income taxes	(261,657)	(273,258)
Net income	638,348	935,074
Less: net income attributable to noncontrolling interest	(46,457)	(14,322)
Net income attributable to Visionary Education Technology Holdings Group	591,891	920,752

Other comprehensive income:
Foreign currency translation gain (loss)	(61,280)	26,519
Comprehensive income	577,068	961,593
Less: comprehensive income attributable to noncontrolling interest	(43,446)	(1,932)
Comprehensive income attributable to Visionary Education Technology Holdings Group	$533,622	$959,661

Earnings Per share
Basic and diluted	$0.59	$0.92

Weighted Average Shares Outstanding*
Basic and diluted	1,000,000	1,000,000

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-33

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(IN U.S. DOLLARS, EXCEPT SHARE NUMBERS)

(UNAUDITED)

	Common Share		Additional Paid in	Retained Earnings	Accumulated Other Comprehensive	Non- controlling
	Shares*	Amount	Capital	(Deficit)	Income (Loss)	interest	Total

Balance at March 31, 2020	1,000,000	$75	$665,910	$(288,859)	$(24,552)	$(198,991)	$153,583
Net income for the period	–	–	–	920,752	–	14,322	935,074
Investment in subsidiary - Toronto ESchool	–	–	–	–	–	31,808	31,808
Capital contribution made by noncontrolling shareholders - Art Academy	–	–	–	–	–	(31,808)	(31,808)
Foreign currency translation gain (loss)	–	–	–	–	38,909	(12,390)	26,519
Balance at September 30, 2020	1,000,000	$75	$665,910	$631,893	$14,357	$(197,059)	$1,115,176

Balance at March 31, 2021	1,000,000	$75	$665,910	$2,577,998	$163,295	$(175,365)	$3,231,913

Net income for the period	–	–	–	591,891	–	46,457	638,348
Capital contribution made by noncontrolling shareholders - Conbridge	–	–	–	–	–	15,738	15,738
Capital contribution made by noncontrolling shareholders - Lowell	–	–	–	–	–	74,004	74,004
Capital contribution made by noncontrolling shareholders - Princeton	–	–	–	–	–	(1)	(1)
Foreign currency translation loss	–	–	–	–	(58,269)	(3,011)	(61,280)
Balance at September 30, 2021	1,000,000	$75	$665,910	$3,169,889	$105,026	$(42,178)	$3,898,722

*	Retroactively restated for effect of recapitalization

The accompanying notes are an integral part of these consolidated financial statements.

F-34

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

(UNAUDITED)

	For the Six Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net income	$638,348	$935,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227,071	26,136
Changes in operating assets and liabilities:
Accounts receivable	(620,474)	(133,274)
Accounts receivable from related party	289,476	–
Inventories	635,388	637,060
Prepayments and other current assets	(198,068)	(35,430)
Due from related parties	(179,277)	(75,382)
Accounts payables	7,180	56,167
Accrued liabilities	127,575	–
Other tax payable	359,082	453,269
Deferred revenue	156,798	37,785
Taxes payable	341,210	273,258
Net cash provided by operating activities	1,784,309	2,174,663

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,072,427)	–
Business acquisition	(30,548)	(147,300)
Acquisition deposit	(1,555,129)	(219,769)
Purchase short-term investments	(105,460)	–
Loan advance to related parties	2,493,307	(382,830)
Loan advance to unrelated parties	(1,715)	(117,840)
Net cash used in investing activities	(16,271,972)	(867,739)

Cash flows from financing activities:
Proceeds from bank loan	–	66,285
Proceeds from mortgage	12,865,600	–
Deferred finance costs	(50,309)	–
Repayment of mortgage	(215,618)	(33,845)
Net proceeds from (repayment of) shareholder advance	959,514	(1,191,654)
Net cash used in financing activities	13,559,187	(1,159,214)

Effect of exchange rate changes on cash	4,716	(9,628)
Net increase (decrease) in cash	(923,760)	157,338
Cash and restricted cash, beginning of the period	1,190,616	109,860
Cash and restricted cash, end of the period	$266,856	$267,198

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income tax	$–	$–
Cash paid for interest	$416,003	$45,260

The accompanying notes are an integral part of these consolidated financial statements.

F-35

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Visionary Education Technology Holdings Group Inc. (“Visionary Group” or the “Company”), formerly known as 123 Natural Food Ontario Ltd., is a company limited by shares incorporated under the Business Corporation Act of Ontario, Canada on August 20, 2013. The Company, through its subsidiaries, is primarily engaged in education related businesses, which includes high school education programs, real estate development, vocational education, online education and other education-related consulting services. Ms. Fan Zhou is the controlling shareholder (the “Controlling Shareholder”) of the Company by holding 58.5% of the equity interests of the Company through 3888 Investment Group Limited, which owns a 65% equity interest of Visionary Group.

Reorganization

On April 1, 2019, the Controlling Shareholder transferred her 100% equity interest in Visionary Education Real Estate Group Inc., formerly known as 123 Real Estate Development Ontario Ltd., to Visionary Group. After this reorganization, Visionary Group ultimately owns 100% equity interests of Visionary Education Real Estate Group Inc. On October 12, 2021, Visionary Education Real Estate Group Inc. changed its name to Visionary Education Service and Management Inc.

Since the Company and its wholly-owned subsidiary Visionary Education Service and Management Inc. were effectively controlled by the same Controlling Shareholder before and after the reorganization, they are considered under common control. The above-mentioned transaction was accounted for as a reorganization. The consolidation of the Company and this subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

The Company has subsidiaries in Canada. Details of the Company and its subsidiaries are set out below:

Name of Entity	Date of Incorporation/Acquisition	Place of Incorporation	% of Ownership	Principal Activities
Visionary Education Technology Holdings Group Inc. (“Visionary Group” or the “Company”)	August 20, 2013	Richmond Hill, Ontario	Parent	Holding company and rental business

Visionary Education Service and Management Inc. (“VESM”)	August 20, 2013	Richmond Hill, Ontario	100%	Real estate development

Farvision Education Group Inc. (“Farvision Education”)	May 14, 2020	Toronto, Ontario	100%	Education services

NeoCanaan Investment Corporation (“NeoCanaan Investment”)	May 26, 2020	Richmond Hill, Ontario	100%	Education investment

Farvision Development Group Inc. (“Farvision Development”)	July 20, 2010	Scarborough, Ontario	100% by NeoCanaan Investment	Construction

Canada Animation Industry Group Inc. (“Animation Group”)	October 8, 2020	Richmond Hill, Ontario	100% by NeoCanaan Investment	Animation education

Toronto ESchool Ltd. (“Toronto ESchool”)	November 15, 2017	Toronto, Ontario	70% (2020 - 55%) by Farvision Education	Online high school education

Maple Toronto Art Academy Inc. (“Art Academy”)	July 27, 2020	Toronto, Ontario	80% by Farvision Education	Arts and high school education

Princeton Career Education Group Inc. (“Princeton Education”)	June 12, 2021	Toronto, Ontario	70% by Farvision Education	Vocational education

9651837 Canada Inc. (“Lowell Academy”)	June 12, 2021	Toronto, Ontario	70% by Farvision Education	High school education

7621531 Canada Inc. (“Conbridge College”)	September 1, 2021	Toronto, Ontario	80% by Farvision Education	Career college education

Visionary Study Aboard & Immigration Services Inc. (“Visionary Immigration”)	June 12, 2021	Toronto, Ontario	100% by VESM	Immigration service

Farvision Human Resources Service Company Inc. (“Farvision HR”)	June 12, 2021,	Toronto, Ontario	100% by VESM	Recruitment service

F-36

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

On August 20, 2013, Ms. Fan Zhou incorporated 123 Natural Food Ontario Ltd. as a sole shareholder in Richmond Hill, Ontario. On March 25, 2021, the Company filed an article of amendment to change its name to Visionary Education Technology Holdings Group Inc. (“Visionary Group”). Ms. Fan Zhou transferred her 100% equity interest of Visionary Group to 3888 Investment Group Limited at cost on August 21, 2013.

On August 20, 2013, Ms. Fan Zhou incorporated 123 Real Estate Development Ontario Ltd. as a sole shareholder in Richmond Hill, Ontario. On April 1, 2019, Ms. Fan Zhou transferred all the shares to Visionary Group. On May 28, 2021, 123 Real Estate Development Ontario Ltd. filed an article of amendment to change its name to Visionary Education Real Estate Group Inc. (“Visionary Real Estate”). On October 12, 2021 Visionary Real Estate filed amendment to change its name to Visionary Education Services & Management Inc. (“VESM”)

On February 25, 2019, VESM entered into a share purchase agreement to acquire 100% of the equity interests in PrideMax Construction Group Inc. (“PrideMax Construction”), a company incorporated on July 20, 2010 in Scarborough, Ontario and had no active business since inception, from its original shareholder for $0.8 (C$1). The transaction was completed on April 1, 2019. On May 23, 2020, VESM transferred 100% of the equity interests in PrideMax Construction to NeoCannaan Investment Corporation. On June 16, 2021, PrideMax Construction filed an article of amendment to change its name to Farvision Development Group Inc (“Farvision Development”).

On May 14, 2020, Farvision Education Group Inc. (“Farvision Education”) was incorporated under the Canada Business Corporation Act. Visionary Group owns all the issued shares of Farvision Education.

On November 15, 2017, the Company entered into a share purchase agreement to acquire 55% of the equity interest in Toronto ESchool Inc. (“Toronto ESchool”), a company incorporated on March 7, 2016 in Toronto, Canada, from its original shareholder, China Youth (Canada) Langton Education Technology Co. Ltd. (“Langton Canada”) for $0.8 (C$1). Langton Canada is a related party of the Company due to common control, as Ms. Fan Zhou was the sole director of Langton Canada. It was considered an asset acquisition in accordance with ASU 2017-01 since substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets – a private high school license. On June 19, 2020, the Company further acquired 15% of the equity interests in Toronto ESchool from its original shareholder (a third party) for consideration of $31,808 (C$40,000). After this transaction, the Company owns total of 70% of the equity interests of Toronto ESchool. On June 19, 2020, the Company transferred its 70% of equity interests in Toronto ESchool to its wholly owned subsidiary Farvision Education.

On July 15, 2020, Farvision Education entered into an investment agreement with 2549601 Ontario Inc., which owns a private high school license registered with the Ontario Ministry of Education, to incorporate Maple Toronto Arts & Performance Academy Inc. with a total investment of $159,040 (C$200,000) from both parties. Pursuant to the agreement, Farvision Education subscribed for 80% of its total 200,000 common shares at C$ 1.00 per share, and 2549601 Ontario Inc. subscribed the remaining 20% of its total common shares, which was completed on July 27, 2020. On August 3, 2020, the Company filed an article of amendment to change the name of Maple Toronto Arts & Performance Academy Inc. to Maple Toronto Art Academy Inc. (“Art Academy”). On July 27, 2020, Art Academy entered into a license transfer agreement with 2549601 Ontario Inc. (operating as Alathena International Academy Richmond Hill), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Art Academy acquired the private high school license for a consideration of $159,040 (C$200,000). The transaction was completed on September 1, 2020.

On May 26, 2020, NeoCanaan Investment Corporation (“NeoCanaan Investment”) was incorporated under the Canada Business Corporation Act. Visionary Group owns all the issued shares of NeoCanaan Investment.

On October 8, 2020, Canada Animation Industry Group Inc. (“Animation Group”) was incorporated under the Canada Business Corporation Act. NeoCanaan Investment owns all the issued shares of Animation Group.

On April 1, 2021, Visionary Education Services and Management Inc. (“VESM”) entered into a share transfer agreement with Mr. Jason Wang, a related party, to transfer his 100% of the equity interests in Glorious Future Study Abroad Immigration Group Inc. (“Glorious Immigration”) and PrideMax International Human Resources Services Inc. (“PrideMax HR”) for $0.8 (C$1). The transaction was completed on June 12, 2021. On June 16, 2021, Glorious Immigration changed its name Visionary Study Aboard & Immigration Services Inc. (“Visionary Immigration”). On June 17, 2021, PrideMax HR changed its name to Farvision Human Resources Service Company Inc. (“Farvision HR”). As of September 30, 2021, both Visionary Immigration and Farvision HR have been inactive since the acquisition by VESM.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

On June 6, 2021, Farvision Education entered into a share transfer agreement with Mr. Jason Wang, a related party, to transfer his 70% of the equity interests in Princeton Career Education Group Inc. (“Princeton Career”) for $0.8 (C$1). The transaction was completed on June 12, 2021.

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 9651837 Canada Inc. (o/a “Lowell Academy”), a private high school offering classes for Grades 9-12 students and registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed for 70% of the shares of Lowell Academy for a consideration of $164,829 (C$210,000). The transaction was completed on June 12, 2021.

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of 7621531 Canada Inc., operating as Conbridge College of Business and Technology (“Conbridge College”), a private career college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education acquired 80% of the equity interests of Conbridge College of Business and Technology for a total consideration of $63,616 (C$80,000). The transaction was closed on September 1, 2021.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of Visionary Group and its subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Noncontrolling Interests

As of March 31, 2021, noncontrolling interests represent 30% and 20% noncontrolling, non-related shareholders’ interests in Toronto ESchool and Arts Academy, respectively. As of September 30, 2021, noncontrolling interests represent 30%, 20%, 30%, 30% and 20% noncontrolling, non-related shareholders’ interests in Toronto ESchool, Arts Academy, Princeton Education, Lowell Academy, and Conbridge College of Business and Technology, respectively.

The noncontrolling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the operating results of the Company are presented on the face of the consolidated statements of income and comprehensive income as an allocation of the total income or loss between noncontrolling interest holders and the shareholders of the Company.

Use of Estimates

In preparing the consolidated financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventories, other receivables, useful lives of property, plant and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, the balances with banks and the liquid investments with maturities of three months or less at the date of acquisition. The Company maintains all its bank accounts in Canada, which are insured by Canadian Deposit Insurance Corporation up to C$100,000 for eligible deposits. No bank balances exceeded the insured limit as of September 30, 2021. No liquid investment with maturities of three months or less is held by the Company as at September 30, 2021 and March 31, 2021.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted cash

The Company’s subsidiary Conbridge College is required to maintain a term deposit with a financial institution as collateral for an irrevocable standby letter of credit issued in favor of the Ministry of Training, Colleges and Universities under the Ontario Private Career Colleges Act 2005. As at September 30, 2021, the Company had term deposit of $11,773 as the required collateral which was classified as restricted cash – non-current in the consolidated balance sheet.

Short-term Investments

The Company’s short-term investments consist of mutual fund investments purchased from Canadian banks. These investments are carried at fair value at the date of the consolidated balance sheets and are redeemable at any time as working capital when needed.

Accounts Receivable

Accounts receivable are presented net of allowance for doubtful accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income (loss). Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance for uncollectible balances were recorded as of September 30, 2021 and March 31, 2021, respectively.

Inventories

Land held for future sales is measured at the lower of cost and estimated net realizable value. Net realizable value is the estimated selling price in the ordinary course of the business at the balance sheet date, less costs to complete and estimated selling costs. Cost includes land acquisition costs, other direct costs such as borrowing costs, property taxes and legal costs, etc. As of September 30, 2021 and March 31, 2021, no inventory reserve was recorded.

Prepayments and Other Receivables

Prepayments and other receivables primarily consist of advances to non-related suppliers for short term operation support, employee advances, and prepayments on property taxes and other expenses. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. No impairment was recorded as of September 30, 2021 and March 31, 2021, as the Company considered all of the prepayments to be fully realizable and the advances to be repaid.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. The straight-line depreciation method is used to compute depreciation over the estimated useful lives of the assets, as follows:

Useful life
Buildings	30 years
Furniture and equipment	Decline method at 20%
Land	Not depreciated

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments that substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income as other income or expenses.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Indefinite-Lived Intangible Assets

An intangible asset determined to have an indefinite useful life is not amortized. Indefinite-lived intangible assets are tested for impairment on an annual basis at year end, or more frequently if an event occurs or circumstances change that indicate the fair value of an indefinite-lived intangible asset could be below its carrying amount.

The Company’s indefinite-lived intangible assets consist primarily of the registrations and qualifications arising from acquisitions which allow the Company to grant credits to students under Ontario Secondary School Diploma (the “OSSD”) by qualified secondary schools registered at Ontario Ministry of Education, as well as to operate as a private career college registered with Ontario Ministry of Training, Colleges and Universities.

In testing the indefinite-lived intangibles assets for potential impairment, the Company applies either a qualitative test, or a quantitative test, in accordance with ASC 350, Intangibles — Goodwill and Other. A qualitative approach may be applied when the Company concludes that it is not “more likely than not” that the fair value of the indefinite-lived intangible assets is less than their carrying value. A quantitative impairment test consists of comparing the fair value of the indefinite-lived intangible asset with its carrying amount. An impairment loss would be recognized for the carrying amount in excess of its fair value. Significant judgment and estimates are applied when evaluating whether an intangible asset has an indefinite useful life and in testing for impairment. There were no impairments of these assets for the six months ended September 30, 2021 and 2020.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets, liabilities and contingent liabilities acquired in business combinations. Identifiable intangible assets are recognized separately from goodwill when they are separable or arise from contractual or other legal rights, and have fair values that can be reliably measured.

Goodwill is not amortized and is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis, or more frequently if an event occurs or circumstances change that indicate the fair value of goodwill could be below its carrying amount. There were no impairments of goodwill as of September 30, 2021.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets for the six months ended September 30, 2021 and 2020.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.
•	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, accounts receivable – related party, due from related party, related parties loan receivable, loan receivable, other receivable (excluding tax receivable), accounts payable, accrued liabilities, due to shareholder, current portion of lease liabilities, and short-term bank loans, approximate their fair values because of the short-term nature of these instruments.

The Company believes that the carrying amount of the short-term and long-term borrowings approximates fair value at September 30, 2021 and March 31, 2021 based on the terms of the borrowings and current market rates as the rates of the borrowings are reflective of the current market rates.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current lease liabilities, and long-term lease liabilities in the consolidated balance sheets. Finance leases are included in plant, property and equipment, other current liabilities and other long-term liabilities in the consolidated balance sheets. As of September 30, 2021 and March 31, 2021, the Company does not have finance leases.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As one of the Company’s leases does not provide an implicit rate, the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date is used. The operating lease ROU asset also includes any lease payment made and excludes lease incentives. The Company may also include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Business Combination

Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

Government Subsidies

Government subsidies represent cash subsidies received from the government of Canada to subsidize the wage expense under Canada Emergency Wage Subsidy (CEWS) program and rent expense under Canada Emergency Rent Subsidy (CERS) for the business affected by COVID-19, as well as the forgivable portion of the loans provided under Canada Emergency Business Account (CEBA) program. The Company recognizes the government grant as other income when cash is received and the Company will comply with the relevant conditions with reasonable assurance. For the six-month period ended September 30, 2021 and 2020, the Company received subsidies of $440,984 and $22,095, respectively, from the CEWS and CERS programs.

F-41

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company follows ASC 606- Revenue from Contracts with Customers, which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company generates its revenues through educational programs and services with individual students. In addition, the Company generates revenues from other services such as sale of vacant lands, rentals, and renovation projects. The primary sources of the Group’s revenues are as follows:

Revenue from educational programs and services

Each contract of educational programs and services is accounted for as a single performance obligation that is satisfied proportionately over the service period.

For the Company’s online education courses, tuition fees are generally collected in advance and are initially recorded as deferred revenue. When tuition is paid at registration, the student is given access to online courses. The student normally has six months to complete the online courses by watching online learning materials and passing the required online exams. The tuition income is recognized at the date of successfully completing the online courses by the individual student and a OSSD credit report card is issued by the school.

The student has an option to extend the course learning period from six months to maximum of twelve months for an additional cost. After twelve months from the registration, the student will lose the access of registered course. If the student is unable to complete the online courses within twelve months, the tuition income is recognized at expiration date of the online course. No refund is available for tuitions.

Revenue from sales of vacant lands

The Company recognizes revenue from the sales of vacant lands when the legal title is transferred to the buyers.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Revenue from rentals

The Company rents its office buildings to several tenants and earns rental revenue. Rental revenues are recognized as earned in accordance with the terms of the respective lease agreement on a straight-line basis. Promotional discounts are recognized as a reduction to rental income over the promotional period. Late charges, administrative fees and other fees are recognized as income when earned. Management reviews the tenant’s payment history and financial condition periodically in determining, in its judgment, whether any accrued rental income and unbilled rent receivable balances applicable to each specific property is collectable.

Revenue from renovation project

The Company provides decoration and construction services mainly for the education institutions. These projects are normally completed within several weeks. The Company recognizes revenue associated with these projects when the project is completed and accepted by the customer.

Contract Assets and Liabilities

Payment terms are established on the Company’s pre-established credit requirements based upon an evaluation of customers’ credit quality. Contract assets are recognized in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing of when payment is received and when shipment or delivery occurs.

As of September 30, 2021 and March 31, 2021, other than accounts receivable, deposit from tenants and deferred revenue, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheet.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by service or products, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended September 30, 2021 and 2020 are disclosed in Note 17 of these consolidated financial statements.

Income Taxes

The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.

Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.

F-43

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Sales Taxes (“GST/HST”)

The Company is registered under Canada’s Goods and Services Tax (GST) and Harmonized Sales Tax (HST) account. Sales revenue represents the invoiced value of goods and services, net of GST/HST. The Company is operating mainly in the Province of Ontario, which is subject to HST rate of 13% for its products and services supplied in Ontario.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260--Earnings per Share (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Company operates primarily in Canada. The functional currency of the Company and its subsidiaries is the Canadian Dollar (“C$”). The Company’s consolidated financial statements have been translated into the reporting currency U.S. Dollars (“$” or “US$”). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

	September 30, 2021	September 30, 2020	March 31, 2021
Balance sheet items, except for equity accounts	C$1=US$ 0.7849	-	C$1=US$ 0.7952
Items in the statements of income and cash flows	C$1=US$ 0.8041	C$1=US$ 0.7365	-

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under US GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currency.

Statement of Cash Flows

In accordance with ASC 230__Statement of Cash Flows cash flows from the Company’s operations are formulated based upon the functional currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

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VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risks and Uncertainties

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The coronavirus disease 2019 (“COVID-19”) outbreak has, and continues to have, a severe and negative impact on Canada’s economy and the global economy. The Company’s business has been negatively impacted by the COVID-19 outbreak.

The Company’s operations have been affected by the ongoing outbreak of COVID-19, which was declared as a pandemic by the World Health Organization in March 2020. To reduce the spread of the COVID-19, the government of Canada has employed measures including lockdowns, quarantines, travel restrictions, suspension of non-essential business activities and school closures. As a result, the Company experienced difficulties and delays to complete the renovation and construction projects, reductions in education program enrollment, and delay in collections of rental income from tenants. Although the Canadian federal government delivers financial supports to the Company on salaries, interest free loans, and other subsidies, the continued uncertainties associated with COVID 19 may cause the Company’s revenue and cash flows to underperform. The extent of the future impact of COVID-19 is still unknown and cannot be reasonably estimated at this point of time.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

Recent Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. For public business entities, ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance from April 1, 2021 and the adoption has no significant impact on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public business entities, ASU 2020-01 is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this guidance from April 1, 2021 and the adoption has no significant impact on the Company’s consolidated financial statements.

F-45

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	September 30,	March 31,
	2021	2021

Accounts receivable from third-party customers	$806,692	$183,690
Less: allowance for doubtful accounts	–	–
Total accounts receivable from third-party customers, net	806,692	183,690
Add: accounts receivable - related party	–	286,272
Total accounts receivable, net	$806,692	$469,962

For the six months ended September 30, 2021 and 2020, no allowance for bad debt expenses were recorded.

F-46

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4 – INVENTORIES

Inventories consisted of the following:

	September 30,	March 31,
	2021	2021

Purchase cost of lands	$185,931	$758,704
Accumulated carrying costs	22,370	80,686
Inventory, net	$208,301	$839,390

The Company purchased total of 28 lots of vacant land in Eastern Ontario between 2013 and 2015. During the year ended March 31, 2019, the Company sold one lot to a third party. No sales were made for the year ended March 31, 2020. During the year ended March 31, 2021, the Company sold 19 lots of the vacant land to third parties and realized approximately $6.6 million from the sales. For the six months ended September 30, 2021 and 2020, the Company sold six lots and six lots of vacant land to third party buyers, respectively.

As at September 30, 2021 and March 31, 2021, inventories include two lots and eight lots of vacant land in Eastern Ontario, respectively. The costs of land include direct purchase costs, accumulated property taxes and accumulated management fee charged on these lots of vacant land. For the six months ended September 30, 2021 and 2020, no inventory reserves were recorded as the real estate market continues to rise in Canada.

NOTE 5 – LOAN RECEIVABLES

As of September 30, 2021 and March 31, 2021, loan receivables consist of the following:

	September 30,	March 31,
Name	2021	2021

Superinet Inc.	$127,258	$127,232
	127,258	127,232

On June 2, 2020, the Company signed a loan agreement to provide a loan of $62,792 (C$80,000) to Superinet Inc., a third party. The loan has a term of 2 years with a fixed interest rate of 2% per annum. On July 15, 2020, the Company entered a second loan agreement with Superinet Inc. for an additional amount of $62,792 (C$80,000). As at September 30, 2021 and March 31, 2021, $1,674 and $2,014 of interest income was accrued.

F-47

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment stated at cost less accumulated depreciation consisted of the following:

	September 30,	March 31,
	2021	2021

Land	$8,339,200	$3,305,967
Building	15,039,147	1,370,083
Equipment and furniture	117,915	84,132
Total	23,496,262	4,760,182
Less: Accumulated depreciation	(510,801)	(290,415)
Property, plant and equipment, net	$22,985,461	$4,469,767

In connection with the long-term bank loan borrowed from the National Bank of Canada, the Company pledged its land and building with net book value of approximately $4.4 million as the collateral to secure the loan.

In connection with the purchase of the two office buildings on April 15, 2021 for total consideration of $9.8 million (C$12.5 million) and $7.8 million (C$9.9 million), respectively, two of the Company’s subsidiaries, Animation Group and NeoCanaan Investment, obtained two bank loans of $7.1 million (C$9.0 million) and $5.5 million (C$7.0 million) from HSBC bank. The two office buildings are pledged as collateral to secure these two loans, are cross guaranteed by the two subsidiaries, and also guaranteed by the shareholder Ms. Fan Zhou personally and the Company.

Depreciation expense was $227,071 and $26,136 for the six months ended September 30, 2021 and 2020, respectively. Approximately $5,422 and $468 depreciation on total original cost and accumulated depreciation respectively are due to appreciation of Canadian dollars vs. US dollars for the six months ended September 30, 2021 and 2020, respectively. There was no addition on property, plant and equipment during the years ended March 31, 2021 and 2020, approximately $540,550 and $29,316 appreciation on total original cost and accumulated depreciation respectively are due to appreciation of Canadian dollar vs. US dollars during the year ended March 31, 2021.

No impairment was recorded for the six months ended September 30, 2021 and 2020.

F-48

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7 – INTANGIBLE ASSETS, NET

Net intangible assets consisted of the following:

	September 30,	March 31,
	2021	2021

Private high school registration and license at Toronto ESchool
Acquisition cost, net	$232,345	$235,394
Deferred tax liability	33,192	33,627
	$265,537	$269,021
Private high school registration and license at Art Academy	156,980	159,040
Private high school registration and license at Lowell Academy	96,542	–
Private vocational college registration and license at Conbridge College	21,192	–
Intangible assets, net	$540,251	$428,061

On June 24, 2016, Langton Canada, a related party of the Company, purchased 55% of Toronto ESchool’s common shares for a total consideration of $437,756 (C$585,000). In accordance with ASU 2017-01, this transaction was not considered as a business acquisition since substantially all of the fair value of the gross assets acquired was concentrated in a single identifiable asset or a group of similar identifiable assets – a private high school license. On November 15, 2017, Langton Canada signed an agreement to transfer its 55% of the equity interests in Toronto ESchool to the Company for $0.8 (C$1). On June 19, 2020, the Company further acquired 15% of the equity interests in Toronto ESchool from its original shareholder for a consideration of $31,808 (C$40,000). An impairment expense? of $589,468 of such intangible asset was recognized for the year ended March 31, 2019.

In accordance with ASC740-10-25-51, for the asset acquired outside of a business combination and the tax basis of the asset differs from the amount paid, the Company recognized a deferred tax liability of $33,192 and $33,627 arising from this transaction as at September 30, 2021 and March 31, 2021, respectively.

On July 27, 2020, Arts Academy entered into a license transfer agreement with 2549601 Ontario Inc. (o/a Alathena International Academy Richmond Hill), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Arts Academy acquired the private high school license for a consideration of $156,980 (C$200,000). The transaction was completed on September 1, 2020. No impairment loss was recognized for the period ended September 30, 2021.

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Lowell Academy, a private high school offering classes for Grades 9-12 students and registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed for 70% of the shares of Lowell Academy for a consideration of $164,829 (C$210,000). The transaction was completed on June 12, 2021, and the Company recognized the private high school license as an intangible asset of $96,542 (C$123,000) based on the assessment of fair value at the purchase date. (See Note 9)

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Conbridge College, a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education acquired 80% of the equity interests of Conbridge College for a total consideration of $62,792 (C$80,000) on September 1, 2021. The Company recognized the private vocational college license as an intangible asset of $21,192 (C$27,000) based on the assessment of fair value at the purchase date. (See Note 9)

F-49

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8 – ACQUISITION DEPOSITS

	September 30,	March 31,
	2021	2021
Deposit on Toronto High School (a)	$125,584	$127,232
Deposit on Conbridge College (b)	–	31,808
Deposit on Lowell Academy (c)	–	87,167
Deposit on Max the Mutt Animation (d)	784,900	795,200
Deposit on property (e)	–	52,483
Deposit on building purchase - downtown Markham (f)	–	1,402,900
Deposit on building purchase - Moatfiled Toronto (g)	1,569,800	–
Total acquisition deposits	$2,480,284	$2,496,790

(a) Toronto High School

On November 1, 2020, Farvision Education entered into an acquisition agreement with one individual who was the original shareholder of Toronto High School Inc. (“Toronto High School”), a private high school registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education shall acquire 80% of the equity interest of Toronto High School for a total consideration of $188,376 (C$240,000). Farvision Education paid an acquisition deposit of $125,584 (C$160,000) upon signing the agreement. The acquisition is expected to be completed by June 30, 2022. In the event that this acquisition is not closed, the $125,584 (C$160,000) deposit is fully refundable.

(b) Conbridge College

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Conbridge College, a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education acquired 80% of the equity interests of Conbridge College of Business and Technology for a total consideration of $63,616 (C$80,000). As at March 31, 2021, the Company made a deposit of $31,808 (C$40,000) on the acquisition. The acquisition closed on September 1, 2021 (Note 7).

(c) Lowell Academy

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Lowell Academy, a private high school offering classes for Grades 9-12 students and registered with the Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed for 70% of the shares of Lowell Academy for a consideration of $166,992 (C$210,000). As at March 31, 2021, the Company had an outstanding accounts receivable balance of $65,454 due to office rental and other receivable balance of $87,167 due to renovation costs from Lowell Academy. Both parties agreed to convert the outstanding balance to the deposit on the acquisition subsequent to year end. The acquisition was completed on June 12, 2021 (Note 7).

F-50

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8 – ACQUISITION DEPOSITS (continued)

(d) Max The Mutt Animation

On December 19, 2020, Farvision Education entered into a purchase agreement with the original shareholders of Max the Mutt Animation Inc. (“MTM Animation”), to purchase all of the issued and outstanding shares of MTM Animation for a total consideration of $2.1 million (C$2.6 million). The consideration included two components: i) a fixed or guaranteed purchase price of $1.7 million (C$2.1 million), and ii) post-closing performance-based payments aggregating up to $392,450 (C$500,000). Payment of the purchase price is to be made by the initial deposit and additional deposit totaling $784,900 (C$1.0 million), a closing payment of $643,618 (C$820,000) at the closing date, deferred purchase payments totaling $219,772 (C$280,000) over the three years after the closing, and performance-based payments of $392,450 (C$500,000) based on the net income over three years after the closing. On the closing date, MTM Animation stockholders will transfer 70% of the purchased shares to the Company. The remaining 30% of the purchased shares will be transferred over three years by transferring 10% of the purchased shares to the Company on the anniversary of the first three years after the closing when the deferred purchase payments are paid. As of March 31, 2021, the Company paid an acquisition deposit totaling $784,900 (C$1,000,000). On February 28. 2022, the Company paid the closing amount of $643,618 (C$820,000) and the transaction was successfully closed. (See Note 18)

(e) Residential Property

On June 1, 2020, the Company entered into a purchase agreement with an unrelated party to purchase a residential property for approximately $1.2 million (C$1.5 million). The original closing date of the purchase was June 4, 2021 and the Company had the option to extend the closing date. As of March 31, 2021, the Company made a deposit of $52,483 (C$66,000). In September 2021, the purchase agreement was terminated, and the seller sold this property to a third party. Ms. Fan Zhou personally assumed the loss of the deposit.

(f) Office Buildings - downtown Markham

On November 23 and November 25, 2020, the Company signed two purchase agreements to purchase two office buildings in downtown Markham, Ontario through two of its subsidiaries, Animation Group and NeoCanaan Investment. As at March 31, 2021, the Company had made deposits of $755,440 (C$950,000) and $647,460 (C$814,209) on these two properties, respectively. The two properties were transferred to the Company on April 15, 2021.

(g) Office Buildings – Moatfiled Toronto

On May 19, 2021, the Company entered into a purchase agreement to purchase two office buildings in Toronto for a total price of $73.2 million (C$93.3 million). The Company agreed to pay a firstt deposit of $1.6 million (C$2 million) at agreement signing, a second deposit of $0.8 million (C$1 million) on October 8, 2021, a third deposit of $2.4 million (C$3 million) on November 9, 2021, and a fourth deposit of $2.4 million (C$3 million) within 15 business days prior to the closing date, which was agreed as March 31, 2022. The deposits are non-refundable in the event that the transaction does not close. As of September 30, 2021, the controlling shareholder, Ms. Zhou, paid the initial required deposit of $1,569,800 (C$2.0 million) on behalf of the Company. Also see Note 18.

NOTE 9 – BUSINESS ACQUISITIONS AND GOODWILL

	September 30,	March 31,
	2021	2021
Goodwill at Lowell Academy (a)	$119,204	$–
Goodwill at Conbridge College (b)	52,097	–
Total	$171,301	$–

F-51

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 – BUSINESS ACQUISITIONS (continued)

a)	Lowell Academy

On June 12, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Lowell Academy, a private high school offering classes for Grades 9-12 students and registered with Ontario Ministry of Education. Pursuant to the agreement, Farvision Education subscribed 70% of the shares of Lowell Academy for a consideration of $164,829 (C$210,000). The Transaction was completed on June 12, 2021.

The transaction was accounted for a business combination using the purchase method of accounting. The purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date. The original shareholders agreed to be responsible for all liabilities occurred before and on the acquisition date. The purchase price allocation to assets acquired as of the date of acquisition was as follows:

Amounts

Intangible assets	96,542
Working capital acquired	23,087
Noncontrolling interest	(74,004)
Goodwill	119,204

Total consideration	$164,829

The Company recognized private high school license as an intangible asset of $96,542 (C$123,000) with an indefinite life based on the assessment of fair value at the purchase date. The goodwill of $119,204 (C$151,872) is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP.

b)	Conbridge College

On March 1, 2021, Farvision Education entered into an investment agreement with two individuals who were the original shareholders of Conbridge College, a private vocational college registered with Ontario Ministry of Colleges and Universities. Pursuant to the agreement, Farvision Education will acquire 80% of the equity interest of Conbridge College for a total consideration of $72,211 (C$92,000) including the original purchase price of C$80,000 and additional consideration on the restricted cash of C$12,000 required by Ministry of College and Universities on August 1, 2021.

The transaction was accounted for a business combination using the purchase method of accounting. The purchase price allocation of the transaction was determined by the Company with the assistance of an independent appraisal firm based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date. The seller agreed to be responsible for all liabilities occurred before and on the acquisition date. The purchase price allocation to assets acquired as of the date of acquisition was as follows:

Amounts

Working capital acquired	12,505
Furniture and equipment	2,155
Intangible assets	21,192
Noncontrolling interest	(15,738)
Goodwill	52,097

Total consideration	$72,211

The Company recognized private vocational college license as an intangible asset of $21,192 (C$27,000) with an indefinite life based on the assessment of fair value at the purchase date. The goodwill of $52,097(C$66,374) is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP.

F-52

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10 – LEASES

The Company has two operating leases on vehicles for management. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Effective April 1, 2019, the Company adopted the new lease accounting standard using a modified retrospective transition method, which allowed the Company not to recast comparative periods presented in its consolidated financial statements. In addition, the Company elected the package of practical expedients, which allowed the Company to not reassess whether any existing contracts contain a lease, to not reassess historical lease classification as operating or finance leases, and to not reassess initial direct costs. The Company has not elected the practical expedient to use hindsight to determine the lease term for its leases at transition. The Company combines the lease and non-lease components in determining the “right of use” (“ROU”) assets and related lease obligation. Adoption of this standard has nil impact on the Company’s consolidated financial statements as at April 1, 2019 because all the lease agreements were entered subsequent to this date. ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term.

Supplemental balance sheet information related to operating leases is as follows:

	September 30, 2021	March 31, 2021
Right-of-use assets, net	$27,015	$35,445
Operating lease liabilities - current	$15,941	$16,150
Operating lease liabilities - non-current	11,074	19,295
Total operating lease liabilities	$27,015	$35,445

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of September 30, 2021 and March 31, 2021:

Remaining lease term and discount rate:	September 30, 2021	March 31, 2021
Weighted average remaining lease term (years)	1.76	2.26
Weighted average discount rate	2.00%	2.00%

The following is a schedule of maturities of lease liabilities as of September 30, 2021:

Twelve months ending September 30,
2022	$16,513
2023	11,407
Total future minimum lease payments	27,920
Less: imputed interest	(905)
Total	$27,015

F-53

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 11 – BANK LOANS

Bank loans consisted of the following:

	September 30,	March 31,
	2021	2021

Canada Emergency Business Account Program (“CEBA Loan”)	$156,980	$95,424
National Bank of Canada (“National Bank”)	6,157,787	6,323,441
HSBC Bank	12,431,678	–
TD Trust	11,116	–
Less: unamortized financing cost	(80,504)	(31,808)
	18,677,057	6,387,057
Less: current portion of bank loans	(489,771)	(172,629)
Total	$18,187,286	$6,214,428

(1)	During the year ended March 31, 2021, the Company received a loan of $143,136 (C$180,000) through the Canadian Emergency Business Account Program (“CEBA Loan”), which provides financial relief for Canadian small businesses during the COVID-19 pandemic. The CEBA Loan has an initial term date on December 31, 2022 (the “Initial Term Date”) and has been extended to December 31, 2023. The CEBA Loan is non-revolving, with an interest rate being 0% per annum prior to the Initial Term Date and 5% per annum thereafter during any extended term, which is calculated daily and paid monthly. The CEBA Loan can be repaid at any time without penalty, and up to $45,450 (C$60,000) of the loan will be forgiven if the balance is repaid by Initial Term Date. The Company anticipates repaying the CEBA Loan prior to the Initial Term Date due to sufficient liquidity. During the six months period ended September 30, 2021, the Company assumed $62,792 (C$80,000) CEBA loan balance from two acquired business. As of September 30, 2021, the Company has unforgiven portion of CEBA loan balance of 156,980 (C$200,000).

(2)

On November 26, 2020, the Company entered into a loan agreement with National Bank to borrow $6.3 million (C$8.0 million) to refinance the existing indebtedness on its property. The loan bears a fixed rate of 3.09% per annum for a four-year term, and the loan is amortized over 25 years. The monthly payment of $30,071 (C$38,312) including principal and interest has been made since January 2021. National Bank also offers a maximum $19,623 (C$25,000) limit on the master credit card under the Company’s name.

The above financing facilities are guaranteed by the real estate property located at 41 Metropolitan Road, Toronto, and a limited personal guarantee from Ms. Fan Zhou in the amount of $4.7 million (C$6.0 million) plus accrued interest and enforcement costs.

The complied financial ratio required by National Bank includes, but is not limited to, the following:

•	A debt service coverage ratio not less than 1.25 at fiscal year end
•	The borrower shall not take on additional debt or further encumber on the property without written consent of the Bank
•	The nature of the Borrower’s business shall not be substantially changed without written consent of the Bank
•	The loan is guaranteed by a limited personal guarantee from Ms. Fan Zhou in the amount of $4.7 million (C$6 million) plus accrued interest and enforcement costs.

The Company paid a $31,396 (C$40,000) negotiation fee upon acceptance of the loan agreement. The amount was recorded as deferred financing costs and amortized over the term four years.

(3)

In connection with the purchase of two office buildings at a cost of $9.8 million (C$12.5 million) and $7.8 million (C$9.9 million), respectively, on April 15, 2021, two of the Company’s subsidiaries, Animation Group and NeoCanaan Investment, obtained bank loans of $7.1 million (C$9.0 million) and $5.5 million (C$7.0 million), respectively, from HSBC Bank. The loans have five-years terms with a fixed interest rate of 3.3% per annum, with equal monthly instalments of blended principal and interest over an amortization period of 25 years. Both bank loans are cross guaranteed by the two subsidiaries, and also guaranteed by the shareholder Ms. Fan Zhou personally and the Company, with a collateral of the two office buildings purchased. To meet the Bank’s covenants, the Company’s two subsidiaries holding the ownership of these two office buildings have to keep the debt service coverage ratio higher than 1.20.

The Company paid a $49,108 (C$62,566) negotiation fee and legal fee on both buildings upon acceptance of the loan agreement. The amount was recorded as deferred financing costs and amortized over the term five years.

(4)	The Company’s subsidiary Lowell Academy obtained a five-year term loan of $22,370 (C$28,500) from TD Trust in February 2019, with the floating interest rate of prime rate + 3.5% per annum. The monthly payment is $447 (C$569). As of September 30, 2021, the loan balance was $11,116 (C$14,162). The maturity date is February 1, 2024.

F-54

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 11 – BANK LOANS (continued)

As of September 30, 2021, the Company’s short-term and long-term loans totaled approximately $18.7 million. The repayment schedule for the Company’s bank loans is as follows:

Twelve months ending September 30,	Repayment- Principal
2022	$489,772
2023	663,467
2024	519,511
2025	17,084,812
Total	$18,757,561

NOTE 12 – TAXES

(a) Corporate Income Taxes

The difference between the amount of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the six months ended September 30,
	2021	2020

Income before tax	$900,005	$1,208,332
Statutory Canadian tax rate	26.5%	26.5%
Income tax based on statutory tax rate	238,501	320,208
Reduction due to small business deduction	–	(52,660)
Difference on tax rates	(3,927)	30,962
Change in valuation allowance	(3,498)	(25,252)
Non-deductible expenses	30,581	–
Income tax expense	$261,657	$273,258

The provision for income tax consists of the following:

	For the six months ended September 30,
	2021	2020

Current income tax - Canada	$261,657	$273,258
Deferred income tax - Canada	–	–
Total income tax expense	$261,657	$273,258

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. As of September 30, 2021 and March 31, 2021, the Company had deferred tax assets of $7,159 and $9,393, and deferred tax liabilities of $40,351 and $43,020, respectively, which were mainly derived from the temporary difference from the intangible asset and other temporary differences.

F-55

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 12 – TAXES (continued)

The components of deferred tax assets as of September 30, 2021, and March 31, 2021 consist of the following:

	September 30, 2021	March 31, 2021

Deferred tax assets:
Loss carried forward to future years*	$42,024	$36,155
Property, plant and equipment	50,070	36,388
Lease liability	7,159	9,393
Valuation allowance	(92,094)	(72,543)
Total deferred tax assets	$7,159	$9,393
Deferred tax liabilities:
Intangible asset	$(33,192)	$(33,627)
Right of use assets	(7,159)	(9,393)
Total deferred tax liabilities	$(40,351)	$(43,020)
Deferred tax liabilities, net	$(33,192)	$(33,627)

*As of March 31, 2021, the Company had a non-capital loss of $136,433, resulting in a deferred tax asset of $36,155. The above non-capital loss will expire on March 31, 2041, and the Company has provided a valuation allowance of $36,155 on the deferred tax assets.

*As of September 30, 2021, the Company had a non-capital loss of $158,581, resulting in a deferred tax asset of $42,024. The above non-capital loss will expire on March 31, 2042, and the Company has provided a valuation allowance of $42,024 on the deferred tax assets.

The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all the deferred tax assets will be realized.

The Company’s taxes payable consists of the following:

	September 30, 2021	March, 2021

Corporate income tax payable	$1,434,632	$1,116,024

As of September 30, 2021 and March 31, 2021, the Company had accrued income tax liabilities of approximately $1.4 million and $1.1 million respectively. According to the Income Tax Act of Canada, penalties and arrears interest shall be applied to the unpaid taxes balances after the due date. As a result, the Company accrued $77,653 and $7,441 for the six-month period ended September 30, 2021 and for the year ended March 31, 2021, respectively, for the estimated penalties and arrears interest.

(b) Other Taxes Payable

The Company’s taxes payable consists of the following:

	September 30, 2021	March, 2021

Other tax payable	$1,357,621	$1,020,329

As of September 30, 2021 and March 31, 2021, the Company had accrued other tax liabilities of approximately $1.4 million and $1.0 million, respectively, mostly related to the unpaid GST/HST. According to Excise Tax Act of Canada, penalties and arrears interest shall be applied to the unpaid taxes balances after the due date. As a result, the Company accrued $34,992 and $4,129 for the six-month period ended September 30, 2021 and for the year ended March 31, 2021, respectively, for the estimated penalties and arrears interest.

For the six months ended September 30, 2021 and 2020, a total of $35,848 and $nil of interest and penalties were recognized in the consolidated statements of income and comprehensive income.

(c) Tax years that remain subject to Examination

The Company is subject to ongoing examination by tax authorities in the Canadian jurisdictions in which it operates. The Company has open tax years for Canada from 2016 to 2021, including both federal and provincial jurisdiction, as applicable. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest.

F-56

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 13 – RELATED PARTY TRANSACTIONS

The relationship of main related parties is summarized as follow:

Name of Related Party	Relationship to the Company
Ms. Fan Zhou	Controlling shareholder of the Company
China Youth Langton (Canada) Education Technology Co. Ltd. (“Langton”)	Related due to Ms. Fan Zhou and her immediately family member were directors of Langton before June 2021
PrideMax Express (“Express”)	Controlled by spouse of the general manager of Farvision Development
PrideMax Medical Supplies Inc.(“Medical”)	The general manager of Farvision Development was formerly the sole director of Medical until June 1, 2020.
Jason Wang	General manager of Farvision Development
Rusheng Wu	Principal of Toronto ESchool and spouse of the minority shareholder of Toronto ESchool

(1)	Account receivable – related party

As of September 30, 2021 and March 31, 2020, account receivable – related party consists of the following:

	September 30,	March 31,
	2021	2021

Accounts receivable from Langton	$–	$286,272
Total	$–	$286,272

Langton entered a three-year term lease agreement with the Company commenced on January 1, 2018. The lease was renewed for another three years from January 1, 2021 to December 31, 2023. The monthly rent, including basic and additional rent and applicable sales tax, is $24,123. During the six-month periods ended September 30, 2021 and 2020, the Company recognized rental income of $128,087 and $117,319, respectively, from Langton.

(2)	Due from related parties

As of September 30, 2021 and March 31, 2020, due from related parties consists of the following:

	September 30,	March 31,
	2021	2021

Due from Langton	$–	$3,104,042
Due from minority interest shareholder (Lowell Academy)	147,330	–
Due from minority interest shareholder (Princeton Education)	27,666	–
Total	$174,996	$3,104,042

The Company periodically provides working capital loans and jointly invests? in the educational industry to support Langton’s operations when needed. Such advance was non-interest bearing and due on demand. During the six months period ended September 30, 2021, Langton fully repaid the outstanding balance as at March 31, 2021.

The Company has a receivable balance from two minority interest shareholders due to the acquisition of Lowell Academy and Princeton Education, as the minority interest shareholders are personally responsible for liabilities incurred before the purchase date.

F-57

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 13 – RELATED PARTY TRANSACTIONS (continued)

(3)	Related parties loan receivable

As of September 30, 2021 and March 31, 2021, related parties loan receivable consists of the following:

	September 30,	March 31,
Name	2021	2021

Jason Wang	$–	$91,186
Express	75,255	99,955
Medical	227,855	233,134
	303,110	424,275
Less: current portion of loan receivable	(303,110)	(105,898)
	$–	$318,377

The Company has entered into loan agreements with the above two related companies to provide working capital to support their daily operation and a related individual as the management of one subsidiary. Interest rates applied to these loans are in the range of 2%-3% per annum, and the loans originally had maturity dates between October 2021 and July 2022. Subsequently to September 30, 2021, the outstanding balances have been fully received.

(4)	Due to shareholder

	September 30,	March 31,
Name	2021	2021

Ms. Fan Zhou	$2,388,738	$1,471,191
Total	$2,388,738	$1,471,191

The balance represented unsecured, due on demand and interest free borrowings between the Company and the controlling shareholder, Ms. Fan Zhou. Ms. Fan Zhou periodically provides funds to support the Company’s investment and acquisition when needed. As of September 30, 2021 and March 31, 2021, the balance due to Ms. Zhou amounted to $2,388,738 and $1,471,191, respectively.

NOTE 14 – EQUITY

Common Shares

The Company was incorporated under the Business Corporation Act of Ontario, Canada on August 20, 2013. The Company is authorized to issue an unlimited number of shares designated as common shares with a par value of $0.75 (C$1.00) each, and unlimited number of special shares designated as preference shares. On August 20, 2013, the Company issued 100 common shares to Ms. Fan Zhou at cost of $75 (C$100), and Ms. Fan Zhou transferred her 100 common shares to 3888 Investment Group Limited at cost on August 21, 2013.

On October 15, 2021, the shareholders of the Company approved: (a) a 10,000 for 1 stock split whereby every authorized, issued and outstanding common share was exchanged for 10,000 new common shares (the “Stock Split”); and (b) a decrease of the par value of the common shares from $0.75 (C$1) to $0.000075 (C$0.0001) (the “Par Value Change”). The Stock Split and the Par Value Change is referred as the “Recapitalization”. All share information included in these consolidated financial statements have been retroactively adjusted for the Recapitalization as if such Par Value Change, Stock Split and share increase occurred on the first day of the first period presented. (Refer to Note 18)

1,000,000 common shares of the Company are outstanding as at September 30, 2021 and March 31, 2021, at a par value of $0.000075 (C$0.0001)

F-58

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 15 – EARNINGS PER SHARE

For the six months ended September 30, 2021 and 2020, the Company has no stock options or warrants issued and no impact on diluted earnings per share.

	For the six months ended September 30,
	2021	2020

Net income attributable to the Company	$591,891	$920,752
Weighted average number of common shares outstanding – Basic and Diluted	1,000,000	1,000,000

Earnings per share – Basic and Diluted	$0.59	$0.92

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be involved in various legal proceedings, claims and other disputes arising from the commercial operations, projects, employees and other matters that, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on the Company’s consolidated financial position or results of operations or liquidity as at September 30, 2021 and March 31, 2021.

Contractual Commitments

As of September 30, 2021, the Company’s contractual obligations consisted of the following:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
lease commitment	$28,905	$16,513	$12,392	$–	$–
Repayment of bank loans	21,037,288	1,104,592	2,362,592	17,974,742	–
Total	$21,066,193	$1,121,105	$2,374,984	$17,974,742	$–

F-59

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 17 – SEGMENT

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The management of the Company has concluded that it has the four reporting segments listed as below. The Company and all its subsidies are located in the province of Ontario, Canada. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The summary of key information by segments for the six months ended September 30, 2021 and 2020 was follows:

	Rental	Education	Construction	Real Estate	Six months ended September 30, 2021
Revenue from external customers	$1,169,842	$360,124	$6,378	$1,702,280	$3,238,624
Revenue from inter segment	$75,139	$–	$–	$–	$75,139
Cost of revenue	$564,596	$181,592	$–	$739,376	$1,485,564
Gross profit	$605,246	$178,532	$6,378	$962,904	$1,753,060
Interest Expenses	$128,090	$189,906	$16,085	$81,922	$416,003
Depreciation & amortization	$227,071	$–	$–	$–	$227,071
Income tax expense	$(49,761)	$61,736	$2,134	$247,548	$261,657
Capital expenditure	$18,597,008	$–	$–	$–	$18,597,008
Segment assets	$23,244,770	$3,619,370	$589,644	$1,014,486	$28,468,270
Segment profit	$(67,520)	$110,656	$(9,634)	$604,846	$638,348

	Rental	Education	Construction	Real Estate	Six months ended September 30, 2020
Revenue from external customers	$271,773	$126,484	$40,635	$1,584,065	$2,022,957
Revenue from inter segment	$32,307	$–	$–	$–	$32,307
Cost of revenue	$116,962	$69,677	$8,033	$736,566	$931,238
Gross profit	$154,811	$56,807	$32,602	$847,499	$1,091,719
Interest Expenses	$43,576	$199	$1,028	$457	$45,260
Depreciation & amortization	$26,136	$–	$–	$–	$26,136
Income tax expense	$65,626	$–	$62,993	$144,639	$273,258
Capital expenditure	$367,069	$–	$–	$–	$367,069
Segment profit	$65,182	$7,682	$174,716	$687,494	$935,074

F-60

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 18 – SUBSEQUENT EVENTS

Acquisition of Moatfield Property

On May 19, 2021, the Company entered into a purchase agreement to purchase two office buildings in Toronto for a total price of $73.2 million (C$93.3 million). The Company agreed to pay a first deposit of $1.6 million (C$2 million) at agreement signing, a second deposit of $0.8 million (C$1 million) on October 8, 2021, a third deposit of $2.4 million (C$3 million) on November 9, 2021, and a fourth deposit of $2.4 million (C$3 million) within 15 business days prior to the closing date, which was agreed as March 31, 2022. The Company has made first 3 deposits (totaling of $4.8 million (C$6 million)) on time. If the purchase is not completed as a result of the default of the Company, the total deposits of $4.7 million (C$6 million) are not refundable. Also see Note 8 (g).

In November 2021, Ms. Fan Zhou loaned the Company $5,250,000 in total for use as several down payments for the purchase of these two buildings. Such loan is interest free and payable on demand.

Acquisition of Max The Mutt Animation

Pursuant to the agreement signed on December 19, 2020, Farvision Education paid the closing payment of $643,618 (C$820,000) and successfully closed this transaction on February 28, 2022. Also refer to Note 8(d). Ms. Fan Zhou loaned the closing payment to the Company for one year term with non-interest bearing and option of renewal.

Recapitalization

On October 15, 2021, the shareholders of the Company approved: (a) a 10,000 for one stock split whereby every authorized, issued and outstanding common share was exchanged for 10,000 new common shares (the “Stock Split”); and (b) a decrease of the par value of the common shares from $0.75 (C$1) to $0.000075 (C$0.0001) (the “Par Value Change”). The Stock Split and the Par Value Change is referred as the “Recapitalization”. All share information included in these consolidated financial statements has been retroactively adjusted for the Recapitalization as if such Par Value Change, Stock Split and share increase occurred on the first day of the first period presented.

On December 15, 2021, 3888 Investment Group Ltd. was recapitalized and as a result, Ms. Fan Zhou, the Controlling Shareholder of the Company owns 58.5% of the equity interests of the Company through her ownership of 3888 Investment Group Ltd., which owns a 65% equity interest of the Company.

F-61

_______________Shares

Visionary Education Technology Holdings Group Inc.

COMMON SHARES

PROSPECTUS

_________________, 2022

JOSEPH STONE CAPITAL LLC

Sole Book – Running Manager

Until and including           , 2022 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Ontario law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Ontario courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s by-laws provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ontario or elsewhere.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the Underwriters and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

None

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as a part of this registration statement.

(b)    Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

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Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)              For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)              For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(6)              That, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-2

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1**	Articles of Incorporation dated August 20, 2013
3.2**	Articles of Amendment dated March 25, 2021
3.3	Articles of Amendment dated January 19, 2022
3.4**	By-Law No. 1 dated August 20, 2013
3.5**	By-Law No. 2 dated August 20, 2013
3.6	Audit Committee Charter adopted February 15, 2022
3.7	Compensation Committee Charter adopted February 15, 2022
3.8	Corporate Governance and Nominating Committee Charter adopted February 15, 2022
4.1**	Specimen Certificate evidencing Common Shares (100 Shares, No. Com-1) dated August 21, 2013
4.2**	Specimen Certificate evidencing Common Shares (100 Shares, No. Com-2) dated August 21, 2013
4.3**	Specimen Certificate evidencing Common Shares (999,900 Shares, No. Com-3) dated October 15, 2021
4.4**	Form of Underwriters’ Warrant (included in Exhibit 1.1)
5.1**	Opinion of McLaughlin & Stern LLP
5.2**	Opinion of LexTransact Law with respect to certain matters of Canadian Law
10.1**	Investment Agreement by and between Conbridge College of Business and Technology dated March 1, 2021
10.2**	Agreement by and among Farvision Education Group Inc., Bai Ning, Xu Yan, and Canada Inc./Lowell Academy dated June 12, 2021
10.3**	Share Purchase Agreement by and between Max the Mutt Animation Inc. and Farvision Education Group Inc. dated December 19, 2021
10.4**	Asset Acquisition Agreement by and between Maple Toronto Art & Performance Academy and Ontario Inc. o/a Alathena International Academy Richmond Hill dated July 27, 2020
10.5**	Maple Toronto Art & Performance Academy Inc. Joint Venture Agreement by and between Farvision Education Group Inc. and Ontario Inc. dated July 15, 2020
10.6**	Agreement by and among Visionary Education Technology Holdings Group Inc., Xiao Feng Wang, Glorious Future Study Abroad Immigration Group Inc., and PrideMax International Human Resources Services Inc. dated March 25, 2021
10.7**	Merger and Acquisition Agreement by and among 123 Real Estate Development Ontario Ltd., Wang Xiao Feng, and PrideMax Construction Group Inc. dated February 25, 2019
10.8**	Agreement by and among Farvision Education Group, Wang Xiao Feng, and Princeton Career Education Group Inc. dated June 6, 2021
10.9**	Merger and Acquisition Agreement by and among 123 Natural Food Ontario Ltd., China Youth (Canada) Langton Education Technology Co., and Toronto ESchool Inc., dated November 15, 2017
10.10**	Acquisition Agreement by and among Farvision Education Group Inc., Hassan Mirazi, and Toronto High School Inc., dated November 1, 2020
10.11**	Memorandum of Understanding by and between Halifax Language Institute of Canada and Farvision Education Group Inc. dated June 28, 2021
10.12**	Memorandum of Understanding by and between Farvision Education Group Inc. and University Canada West dated February 17, 2021
10.13**	Education Recruitment Agent Agreement by and between Canadian Business Skills College of Technology and Farvision Education Group dated May 20, 2021
10.14**	Recruitment Agreement by and between Niagara University and Farvision Education Group Inc. dated July 14, 2021
10.15**	Agreement by and between Trent International, Trent University and Farvision Global Development Inc. dated July 19, 2021
10.16**	Agreement for the Recruitment and Management of Education Agents by and between GEGM Enterprises Pty Ltd. trading as AgentBee and Farvision Education Group dated June 7, 2021
10.17**	Partnership Agreement by and between Farvision Education Group Ltd. and A&M Starlight, Education and Immigration Agency dated June 7, 2021
10.18**	Agreement of Purchase and Sale of 41 Metropolitan Road by and between 123 Real Estate Development Ontario Ltd. and DIR Properties GP Inc. dated May 20, 2015
10.19**	Amendment to Agreement of Purchase and Sale of 41 Metropolitan Road by and between 123 Real Estate Development Ontario Ltd. and DIR Properties GP Inc. dated November 17, 2015

II-3

10.20**	Agreement of Purchase and Sale of 200 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 2 dated November 23, 2020
10.21**	Amendment by Letter Agreement to the Agreement of Purchase and Sale of 200 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 2 dated January 25, 2021
10.22**	Agreement of Purchase and Sale of 260 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 1 dated November 25, 2020
10.23**	Amendment by Letter Agreement to the Agreement of Purchase and Sale of 260 Town Centre Boulevard by and between 123 Natural Food Ontario Ltd. and Markham Executive Centre Building No. 1 dated January 25, 2021
10.24**	Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated May 19, 2021
10.25**	First Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated July 23, 2021
10.26**	Second Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated August 6, 2021
10.27**	Third Amendment to Agreement of Purchase and Sale of 95-105 Moatfield Drive, Toronto, Ontario by and between GTA Office DMM Inc. and 123 Real Estate Development Ontario Ltd. dated October 5, 2021
10.28**	Credit Facility Letter by and among HSBC Bank Canada, as lender, Canada Animation Industry Group Inc., as borrower, Fan Zhou, as guarantor, Visionary Education Technology Holdings Group Inc., as guarantor, and NeoCanaan Investment Corporation, as guarantor, for the acquisition of 200 Town Centre Boulevard dated April 5, 2021
10.29**	Offer of Financing Letter by and among National Bank of Canada, as lender, 123 Natural Food Ontario Ltd., as borrower, and Fan Zhou, as guarantor, dated November 25, 2020
10.30**	Credit Facility Letter by and among HSBC Bank Canada, as lender, NeoCanaan Investment Corporation, as borrower, Fan Zhou, as guarantor, Visionary Education Technology Holdings Group Inc., as guarantor, and Canada Animation Industry Group Inc. for the acquisition of 260 Town Centre Boulevard dated April 5, 2021
10.31**	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Dr. Thomas Traves dated November 1, 2021
10.32**	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Katy Liu dated April 3, 2021
10.33**	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Dr. Harley d’Entremont dated July 1, 2021
10.34**	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Steven Delaney dated September 27, 2021
10.35**	Memorandum of Understanding by and between Farvision Education Group Inc. and Canadian Film and Television Institute dated May 12, 2021
10.36**	Discharge of Royal Bank of Canada Mortgage Letter dated January 15, 2021 for mortgage of the property located a 41 Metropolitan Boulevard by and between Royal Bank of Canada, as lender, and 123 Natural Food Ontario Ltd., as borrower
10.37**	Loan Agreement by and between Visionary Education Technology Holdings Group Inc. and China Youth Langton (Canada) Education Technology Co. Ltd. dated March 31, 2021
10.38**	Loan Agreement by and between Fan Zhou and 123 Real Estate Development Ontario Ltd. dated May 18, 2021
10.39**	Loan Agreement by and between Fan Zhou and 123 Real Estate Development Ontario Ltd. dated March 31, 2021
10.40**	Loan Agreement by and between Fan Zhou and Farvision Education Group Inc. dated March 31, 2021
10.41**	Loan Agreement by and between Fan Zhou and Visionary Education Services and Management Inc. dated November 5, 2021
10.42**	Loan Agreement by and between Fan Zhou and Vision Education Technology Holdings Group Inc. dated March 31, 2021
10.43	Employment Agreement by and between Visionary Education Technology Holdings Group Inc. and Paul Kearns, dated December 1, 2021
10.44	Loan Agreement by and between Fan Zhou and Farvision Education Group Inc. dated February 28, 2022
14.1	Code of Ethics
17.1	Letter of Fan Zhou resigning as director ad executive director dated December 15, 2021
21.1**	List of Subsidiaries of the Registrant
23.1	Consent of MNP, LLP
23.2*	Consent of McLaughlin & Stern LLP (included in 5.1 above)
23.3*	Consent of LexTransact Law (included in 5.2 above)
24.1**	Power of Attorney (included in signature pages hereto)
107	Filing Fee Table

_________________

*	To be filed by amendment.
**	Filed with original filings of the DRS and DRS/A’s submitted on November 23, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on March 4, 2022.

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

By: /s/ Thomas Traves
Name: Thomas Traves
Title: Chief Executive Officer (principal executive officer),
Chairman, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Traves his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments thereto) effective upon filing pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that each said attorney-in-fact and agent or any of them or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Traves	Chairman, Chief Executive Officer, and Director	March 4, 2022
Thomas Traves	(principal executive officer)

/s/ Katy Liu	Chief Financial Officer	March 4, 2022
Katy Liu	(principal financial and accounting officer)

/s/ J. Colin Dodds	Director	March 4, 2022
J. Colin Dodds

/s/ Zaiyi Liao	Director	March 4, 2022
Zaiyi Liao

/s/ Yu Bun Chan	Vice Chairman of the Board and Director	March 4, 2022
Yu Bun Chan

/s/ Haiping Xie	Director	March 4, 2022
Haiping Xie

/s/ Simon Tang	Vice Chairman of the Board and Director	March 4, 2022
Simon Tang

/s/ Peter Milliken	Honorable Chairman and Director	March 4, 2022
Peter Milliken

II-5